Exhibit 15.1

Excerpt containing the pages and sections of the 2019 Universal Registration Document that are incorporated by reference into the 2019 Annual Report on Form 20-F (1)

(1) The following document contains certain pages and sections of the Orange 2019 Universal Registration Document which are being incorporated by reference into the 2019 Annual Report on Form 20-F of Orange. Where information within a subsection has been deleted, such deletion is indicated with a notation that such information has been redacted.

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1.1     Overview

Orange is one of the world’s leading telecommunications operators with revenue of €42 billion and 147,000 employees worldwide, including 87,000 in France, on December 31, 2019. The Group served 266 million customers at December 31, 2019, of which 207 million mobile customers and 21 million fixed broadband customers. The Group operates in 26 countries. Orange is also a leading provider of global IT and telecommunication services to multinational companies, under the brand Orange Business Services. In December 2019, the Group presented its new strategic plan, Engage 2025, which looks to reinvent its operator model, guided by exemplary social and environmental conduct. Whilst accelerating in growth areas and placing data and AI at the heart of its innovation model, the Group aims to be an attractive and responsible employer, adapted to emerging professions.

Orange SA has been listed since 1997 on Euronext Paris (symbol: ORA) and on the New York Stock Exchange (symbol: ORAN).

1.1.1       Company identification

Company name: Orange

Place and registration number:

Paris Trade and Companies Register (Registre du commerce et des sociétés) 380 129 866

APE (principal activity) code: 6110Z

Legal Entity Identifier (LEI): 969500MCOONR8990S77

Date of incorporation and term:

Orange SA was incorporated as a French société anonyme (a public limited company under French law) on December 31, 1996 for a 99-year term. Barring early liquidation or extension, the Company will expire on December 31, 2095.

Registered office:

78, rue Olivier de Serres, 75015 Paris, France

Telephone: + 33 (0) 1 44 44 22 22

Website: www.orange.com

Legal form and legislation applicable:

Orange is governed by French corporate law subject to specific laws governing the Company, notably Act 90-568 of July 2, 1990 on the organization of public postal services and France Télécom, as amended.

The regulations applicable to Orange as a result of its operations are described in Section 1.7 Regulation of activities.

Purpose:

"As a trusted partner, Orange gives everyone the keys to a responsible digital world."

The purpose of Orange unveiled on December 10, 2019 is part of the new Strategic Plan, Engage 2025, which is guided by exemplary social and environmental conduct. See chapter 4 Non-financial performance, Section The Purpose of Orange.

The addition of the purpose in Orange’s Articles of Association will be submitted to the Shareholders’ Meeting of May 19, 2020.

Corporate scope:

The Company’s corporate scope, in France and abroad, specifically pursuant to the French Postal & Electronic Communications Code, shall be:

−    to provide all electronic communication services in internal and international relations;

−    to carry out activities related to public service and, in particular, to provide, where applicable, a universal telecommunications service and other mandatory services;

−    to establish, develop and operate all electronic communications networks open to the public necessary for providing said services and to interconnect the same with other French and foreign networks open to the public;

−    to provide all other services, facilities, handset equipment, electronic communications networks, and to establish and operate all networks distributing audiovisual services, and especially radio, television and multimedia broadcasting services;

−    to set up, acquire, rent or manage all real-estate or other assets and businesses, to lease, install and operate all structures, businesses, factories and workshops related to any of the purposes defined above;

−    to obtain, acquire, operate or transfer all processes and patents related to any of the purposes defined above;

−    to participate directly or indirectly in all transactions that may be related to any of the purposes defined above, through the creation of new companies or enterprises, the contribution, subscription or purchase of securities or corporate rights, acquisitions of interests, mergers, partnerships, or by any other means;

−    and more generally, all industrial, commercial and financial transactions, or transactions involving movable or fixed assets, that may be related directly or indirectly, in whole or in part, to any of the aforementioned corporate purposes, or to any similar or related purposes, or to any and all purposes that may enhance or develop the Company’s business.

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1.1.4       History

Orange, formerly France Télécom, is France’s incumbent telecommunications operator. The Group has its origins in the Ministry for Mail, Telegraphs and Telephone, later to become the General Directorate of Telecommunications, which in 1990 was accorded the status of independent public entity and, on January 1, 1991, renamed France Télécom. On December 31, 1996, France Télécom became a société anonyme (limited company). In October 1997, France Télécom shares were listed on the Paris and New York stock exchanges, allowing the French government the disposal of 25% of its shares to the public and Group employees. Subsequently, the public sector gradually reduced its holding to 53%. The law of December 31, 2003 authorized the transfer of the Company to the private sector and between 2004 and 2008 the public sector sold a further 26% of the capital, and then again 4% in 2014 and 2015. On December 31, 2019, the French State retained 22.95% of the share capital, held either directly or jointly with Bpifrance Participations.

France Télécom’s area of activity and its regulatory and competitive environment have undergone significant changes since the 1990s. In a context of increased deregulation and competition, the Group has, over that period, undertaken several strategic investments, in particular the acquisition of the mobile operator Orange Plc and its brand created in 1994, and the acquisition of a controlling stake in Poland’s incumbent operator, Telekomunikacja Polska.

Since 2005, the Group has expanded strategically in Spain by acquiring the mobile operator Amena, then in 2015 the fixed-line operator Jazztel.

Over the last twelve years, the Group has pursued a policy of selective, value-creating acquisitions by concentrating on the markets in which it is already present. Mainly targeting the emerging markets of Africa and the Middle East where the Group is historically present (in particular Cameroon, Côte d’Ivoire, Guinea, Jordan, Mali and Senegal), this strategy was implemented through the acquisition of Mobinil in Egypt (2010) and of Méditel in Morocco (2015) and more recently by the acquisition of a number of African operators (in Liberia, Burkina Faso, Sierra Leone and the Democratic Republic of the Congo) (2016).

It also resulted in the joint venture with Deutsche Telekom that combined UK activities under the EE brand (2010) followed by the disposal of EE in 2016, as well as the disposal of Orange Suisse (2012), Orange Dominicana (2014), Orange Armenia (2015) and Telkom Kenya (2016).

As part of its corporate services and since the acquisition of Equant in 2000, Orange has been pursuing its strategy of becoming a global player in digital transformation and has accelerated its shift to services through a number of targeted acquisitions, notably in the fields of cyber security and Cloud services, such as those of Business & Decision and Basefarm in 2018 and SecureLink and SecureData in 2019.

Business diversification is one of the major pillars of Orange’s strategy. The acquisition of Groupama Banque, now Orange Bank, in 2016, which launched its new banking offer in November 2017, illustrates the goal of diversifying into the mobile financial services sector.

In 2006, Orange became the Group’s main brand for Internet, television and mobile telephony services in the majority of countries where it operated, most importantly France and Spain. In 2013, the Company adopted the Orange name, offering the full range of its telephony services in France under the Orange brand. This policy continued with the adoption of the Orange brand by Telekomunikacja Polska in 2013, by Mobinil in Egypt, Mobistar in Belgium and Méditel in Morocco in 2016, and by several of the Group’s subsidiaries in Africa in 2017. Corporate services in the world are offered primarily under the brand Orange Business Services.

In December 2019, the Group presented its new strategic plan, Engage 2025, which looks to reinvent its operator model, guided by exemplary social and environmental conduct. For more information on Orange’s strategic plan and its business model, see Section 1.2 Market, strategy and business model.

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1.2     Market, strategy and business model

1.2.1       The global digital services market

The digital services market is a subsector of the broader Information and Communication Technologies (ICT) sector. It combines IT services and software, telecoms services, digital content TV and video services, and Internet services. On the other hand, it does not include network equipment1 and devices which are intermediate goods that automatically form part of the added value. The digital services market is an essential component of economic growth and accounts for significant value creation via the distribution of new services and new uses.

With growth of 5.1% in 2019, the global digital services market amounts to €3,527 billion and is continuing to grow steadily. The growth of this market is driven by the dynamic Internet services sector (up 13.7% in 2019) and IT (up 7.3%) and digital content (up 4.2%). Revenue from telecoms services stagnated at €1,171 billion (+0.1%) (2). For a presentation of the B2B global digital services market, see Section 1.4.5 Enterprise.

Source: IDATE Digiworld Yearbook 2020

Market growth by region2

North America remains the top region in the world in the digital services market with 35.3% of worldwide revenue, ahead of the Asia-Pacific region which is catching up at 30.6%, driven by its economic and industrial development. Europe comes next with 24.8% of the market while Latin America (5.0%) and Africa & Middle East (4.3%) together account for close to 10% of the worldwide market.

In Africa, the digital services market is estimated to have grown by slightly more than 8% in 2019. With Africa accounting for 25% of the world’s population in 2050, compared with 17% in 2020, the potential of the Africa & Middle East region, where the Orange Group has a strong presence, is huge: network deployment by operators is still ongoing, the digital ecosystem is being constructed and is emerging by adapting to local conditions to integrate information technologies in all sectors of the economy (health, sales, agriculture, government, mobile payment, etc.). Two-thirds of the population own a smartphone, which will represent almost 700 million smartphones in circulation in Sub-Saharan Africa in 2025, establishing Africa as a high-growth region for connectivity and digital services (source: StatsSSA-GSMA2019)3.

Key social and environmental trends up to 2025

At the demographic level, a dramatic increase in the African population is expected in the coming years as large numbers of young people will reach adult age.

With the increase in the number of extreme weather and climatic events, the immediate impacts of climate change have become more tangible. The Tech industry, which uses a huge amount of data, is directly concerned: the explosion in data use could consume close to 20% of the world’s electricity by 2025 (source: ICT Footprint EU, European Framework Initiative for Energy & Environmental Efficiency in the ICT Sector)4.

Moreover, by 2025, the major technological developments (AI, Data, Cloud, 5G, etc.) that are transforming all industries will affect all business lines: 65% of current students will have a job in 2025 that does not yet exist (source: Les Echos, Dec. 10, 2018, based on a study by Microsoft and The Future Laboratory)5. Hence companies will face new challenges in terms of skills and expertise.

Key changes in telecoms services

Network development and growth in telecommunication uses worldwide

While in Africa & the Middle East, Internet access networks are developing mainly via the deployment of 4G mobile networks, in Europe network investments concern very high-speed access, with the development of fiber for landlines, the improvement of the performance of 4G mobile networks and the first commercial 5G launches. At the same time, operators are upgrading their networks to make them more agile and simpler to manage (thanks to the virtualization of network functions and automation).

Usage is continuing to grow under the combined effect of the deployment of new networks, the increase in capacity of existing networks and the penetration of smartphones. The dramatic rise in Internet uses is mainly due to the development of video and Internet services, accessible via multiple screens (computers, smartphones, tablets, connected TVs). Moreover, the development of 5G technology will enable the development of new uses, both for the general public (immersive videos, Cloud gaming) and for businesses, for which 5G will be a real disruption (optimization of production times, remote control of machines, predictive maintenance, etc.).

Consumer and company expectations

Connectivity has become an imperative. Internet has become vital to people for a wide range of services in daily life, and essential to businesses for their development. Customers are becoming increasingly more demanding as regards coverage and continuous quality across the country.

In this context, consumers have strong expectations on the quality and reliability of the communication networks, but also on the protection of their personal data and on having a trusted relationship with their operator. While customers are increasingly concerned about the use of their data, cyber security is becoming a key issue for all: individuals, businesses and governments. According to Gartner, the cyber-security

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market is estimated to reach USD 175 billion in 2022 (source: Gartner - Forecast: Information Security and Risk Management, Feb. 2019)6.

In addition to these expectations, society if placing increasingly strong demands on businesses: more transparency, more commitments to major environmental issues, more regional and territorial rooting.

Transformation of the telecoms industry

In this context, the telecoms industry is changing. OTT operators continue to get a great return from the digital services that they offer on the consumer and enterprise markets, becoming increasingly more prominent in the field of communication services. Furthermore, the large digital operators are developing their own infrastructures by building Data centers and international networks. These infrastructures, which were initially built for their own needs, are now also promoted on the enterprise and wholesale markets.

At the same time, European operators must invest massively in networks of the future to meet the increasing demand for connectivity, against the backdrop of intense competition and stringent regulatory requirements. This imposes a significant financial constraint on the entire industry, leading operators to make structuring decisions in their choice of telecoms infrastructure. In order to better capitalize on them, operators have to further share their networks, and even sell part or all of their infrastructure to financial funds and/or to infrastructure companies.

1.2.2       The Orange group strategy

On December 4, 2019, Orange launched Engage 2025, its new strategic plan looking forward to 2025. This new growth plan follows on from the Essentials2020 plan launched in 2015, which has enabled Orange to generate revenue and EBITDA growth again.

Engage 2025, which reconciles growth with responsibility, is guided by exemplary social and environmental conduct and is based on four ambitions:

1.  Reinventing Orange’s operator model;

2.  Accelerating in growth areas;

3.  Placing data and AI at the heart of its innovation model;

4.  Co-creating a future-facing company.

As announced at the Shareholders’ Meeting of May 21, 2019, the Group has also adopted a Purpose, unveiled on the occasion of the launch of the Engage 2025 Plan:

"As a trusted partner, Orange gives everyone the keys to a responsible digital world".

The Group’s Purpose was co-developed with the support of all its internal and external stakeholders: employees, employee representatives, Board members, NGOs, customers, authorities, investors and opinion leaders. It will be submitted for shareholders’ approval at the Shareholders’ Meeting of May 19, 2020, then enshrined in Orange’s Articles of Association. For more information, see chapter 4 Non-financial performance, Section The Purpose of Orange.

A strong commitment guided by social and environmental responsibility

The Group wants to foster a business model that is committed and accountable to its employees, its customers and society as a whole.

Commitment to inclusion

Of the 4 billion people worldwide who do not have Internet access, 3.2 billion are covered by networks but do not use Internet, either because they do not have the means to do so or because they have not received any training. The digital divide is therefore not just a question of network coverage. In addition to its ambitions for the digital coverage of territories, Orange undertakes to train and support the digitally excluded so that everybody can reap the benefits of the digital revolution. By 2025, it is Orange’s aim to open an Orange Digital Center in all the regions where the Group is present and in its operational divisions in France, to offer packages for low income households in Europe - like the coup de pouce in France and gigas solidarios in Spain, and to pursue its efforts to offer increasingly affordable smartphones in Africa & the Middle East.

Environmental commitment

In response to the challenge of climate change, the Group has set the goal of meeting the GSMA targets 10 years earlier by being carbon neutral by 2040, in spite of the huge surge in data on networks. To achieve this, it will increasingly use renewable energies, which should represent over 50% of its electricity mix by 2025, and unprecedented efforts in terms of energy efficiency. To reduce its network energy consumption, Orange also plans to reinforce its Green ITN program, ensure a 10-fold increase in the number of electrified vehicles in France and rely more on the circular economy with, for example, eco-designed products, second-hand network equipment and more second-hand terminals available in its stores.

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Engage 2025, four bold ambitions to tackle a changing ecosystem

Reinventing its operator model by capitalising on its leading position in networks

The telecoms industry is changing. The Group will thus rethink its operator model in Europe, by looking for new sources of differentiation to offer wholesale and retail customers enhanced fixed and mobile connectivity, and by consolidating its leadership in more open and higher-valued infrastructures.

Orange firstly seeks to offer its wholesale and retail customers an enhanced connectivity based on two pillars: speeds up to 10 times faster and new related services.

On the fixed network, whether through its own infrastructure or the use of third-party networks, Orange aims to sell its FTTH packages to more than 65 million households in Europe by 2023, to assert its leadership position in Europe in fiber. At the same time, Orange will seek to:

−    continuously improve home connectivity quality (Homelan): boxes and WiFi will continue to improve and Orange will support its customers in optimizing their home network;

−    offer new services around the home of the future by leveraging the gradual increase in household speeds: Orange plans to upgrade its TV experience to OTT, to meet the changing uses of contents and to continue its development of security packages, or even remote assistance.

On the mobile network, 5G looks set to create disruption in the history of telecoms. After an initial commercial launch in Romania in

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November 2019, the Group aims to start 5G deployment in 2020 in most of the European countries where the Group has a presence. Once it has been launched, 5G will allow for up to 10 times faster connection speeds. From 2023, when the core networks will move to 5G, Orange aims to offer lower latency and to implement network slicing, i.e. prioritizing certain network slices to cover critical usage or specific needs. The technical performance of the 5G technology will enable the emergence of many new uses, both for the general public (immersive videos, Cloud gaming) and for businesses for which 5G will be a catalyst of digital transformation (optimization of production times, remote control of machines, predictive maintenance, etc.). Orange has already started to co-design these future uses with its B2B customers and aims to inaugurate an open co-innovation center in Châtillon in 2020 dedicated to new 5G uses.

To reinvent its business model, Orange also aims to optimize, develop and derive greater value from its infrastructure, while always keeping control over its strategic assets.

For FTTH, Orange will continue to invest in its own infrastructures, in order to fulfill its commitments outside of very densely populated areas, in France for example (see Section 1.3 Significant events). However, to continue its industrial effort in certain areas, while controlling its investments, Orange could link up with partners. Thanks to the pooling, under Orange Concessions, of the 4 million connections of the Public Initiative Networks (PIN) that belong to local authorities and for which Orange is the concession holder, Orange may seize potential opportunities for growth or consolidation of its position on this market. In Spain and Poland, Orange also plans to share future FTTH deployments with other operators via FiberCos, potentially involving third-parties.

At the same time, Orange will continue to optimize its copper network in France, very gradually, so as to support all network users in their transition to fiber. After an initial experimental phase, the decommissioning of copper will begin in 2023 and is expected to end in 2030.

To optimize the deployment of its mobile infrastructure, particularly in 5G, in terms of pace, coverage and financial capacity, Orange plans to rely on RAN-sharing agreements, while maintaining areas of differentiation, in keeping with the agreements already existing in Poland and Romania, and those signed in 2019 in Spain and Belgium (see Section 1.3 Significant events).

At the same time, to optimize the directly owned 40,000 towers of its mobile network in Europe, Orange will create in most European countries TowerCos, i.e. entities dedicated to the management of towers, with three key objectives: improving operational efficiency and optimizing mobile investments, increasing the co-location rate, while maintaining Orange’s competitive advantage, and finally ensuring better understanding of and highlighting the quality and value of these assets. Orange plans to retain control of these entities in all European countries where they are created. The first works are scheduled in 2020 in France and in Spain. Eventually, the merger of all or part of these local TowerCos, under a European TowerCo, in which Orange will retain majority control, will be considered in order to seize opportunities for consolidation of the tower market at the European level.

Accelerating its development in three areas of growth: Africa & Middle East, B2B services and financial services.

Making Orange the benchmark digital operator in Africa & Middle East

With a presence of more than 20 years in Africa & Middle East, Orange has significantly developed its activities there: in 10 years, the Africa & Middle East region more than doubled its share of the Group’s revenue. Orange aims to become the benchmark digital operator in Africa & Middle East.

To achieve this, the Group will firstly leverage the growth of mobile data driven by the rise in the smartphone penetration rate and 4G deployment. In 2020, Orange will thus have deployed 4G in almost all countries and will use RAN-sharing agreements and innovative technologies (lighter masts for example) to extend its coverage in the rural areas. Moreover, Orange aims to reinforce its multi-service strategy. The target is that multi-services will account for 20% of the region’s revenue by 2025. In financial services, Orange Money aims to generate about 900 million euros of revenue in 2023 and, at the same time, continue to develop its offers of contents, e-health and energy. The Group’s target for the period 2020-2023 is an annual growth rate of its revenue of about 5% across the region.

Accelerating the development of IT services for B2B customers and scale up cyber security

With Essentials2020, the Group is well on track in its shift to IT services, which now accounts for 1/3 of its B2B revenue. To address the surge in the demand from businesses for on-demand and virtualized connectivity services (such as SD-WAN), Orange intends to accelerate the transformation of its B2B business. The Group aims to continue to take advantage of the convergence of telco/IT businesses, and to maintain its connectivity leadership by focusing on network virtualization, fiber and 5G. At the same time, Orange aims to continue its development in integration services to offer a comprehensive IT ecosystem to its customers: data analytics to support companies in their digital transformation; Cloud services and in the near future, edge computing, a key foundation for the digital revolution underway, and smart mobility and IoT to deliver on all the promises of 5G and edge computing.

Lastly, cyber security is a growth sector where Orange’s presence is expected and has a legitimate place, with the Group’s control over networks representing a decisive advantage due to its capacity to detect weak signals of attacks. The Group aims to exceed €1 billion in revenue and to be the European leader in this area in 2023.

The Group’s target is that more than half of its revenue in the Enterprise segment come from new connectivity services (SD-WAN, 5G) and IT services in 2023.

Continuing its expansion in financial services across its footprint

The Group aims to capitalize on the success of Orange Bank in European countries, and of Orange Money in Africa where demand in countries with limited banking access is very strong.

With over 500,000 customers at the end of 2019, Orange Bank aims to launch its offer by 2025 in all European countries where the Group is present. The launch of banking services such as micro-credit is also planned in Africa & Middle East in 2020 in order to extend the range of services already offered by Orange Money. Capitalizing on the success of offers combining banking and telecoms (device financing, cash back on in-store purchases, etc.), Orange Bank will seek to develop new products around payment, credit and insurance and is working on a specific digital banking offer for professionals and small businesses. Orange Bank aims to break even in Europe towards the end of 2023, with nearly 5 million customers and around €400 million in net banking income. Orange Bank Africa aims for nearly 10 million customers by 2023 with an NBI of about €100 million.

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The Group’s growth will also be based on its historic business lines:

−    in France, services revenue is expected to experience moderate grow in the 2020-2023 period, mainly due to increased penetration of fiber and mobile services (5G), which secures market shares and encourages the acquisition of new customers;

−    Spain aims to return to growth in 2021, with an increasingly optimized use of its brands in order to capture their full potential value and an increase in B2B and wholesale, excluding activities with international operators;

−    Europe targets growth that is better than the market average in each of its six countries, driven in particular by strong commercial momentum on convergence thanks to the deployment of very high-speed fixed broadband.

Crossing a new milestone in its digital transformation by placing AI and data at the heart of its innovation model.

Orange seeks to use these new technologies to reinvent customer experience, by combining digital and human interactions, to offer a customer experience that is simple, expert and responsible. The Group will deploy 100% digital pathways and streamline its distribution network, which will remain essential for customer proximity and for marketing new services. AI and data will be used to to provide more personalized offers, leading to greater satisfaction and improved commercial efficiency. Beyond commercial interactions, Orange aims to increase the share of the digital channel in its day-to-day relationship with its customers, and to reduce the number of calls to call-centers in Europe by 55% by 2023. At the same time, Orange plans to rely on Djingo, which is intended to become a direct vocal interface with customers, and on the My Orange app, with the aim of doubling the number of users of the application by 2023 to reach nearly 50 million. Thanks to smoother customer pathways and better customer insight, the Group aims to have 9 out of 10 customers recommend Orange in all its countries by 2025.

Orange seeks to use AI and data to serve smarter networks, capable of optimizing the deployment of new mobile and fiber sites, facilitating daily network maintenance, and thus reducing costs and improving quality of service. Lastly, AI will also enable Orange to improve the operational efficiency of its internal processes and its back-office operations, such as fraud detection.

Creating a future-facing company

Addressing the skills challenge, guiding everybody towards a sustainable digital transformation and being one of the most attractive employers

Thanks to its size and the diversity of its business lines, the Group is able to give its employees the possibility of improving their skills to keep up with and anticipate market developments, in line with its "digital and caring" employer promise. Orange’s aim is that in 2025, the face of the Group will be more international, more B2B oriented and at the cutting-edge of new technologies.

To support this structuring development, Orange will put in place an ambitious upskilling and professional retraining plan, and will invest more than €1.5 billion in a skills reinforcement program open to all employees. It aims to train 20,000 employees in network virtualization, artificial intelligence, data, Cloud Computing, coding and cyber security. For the successful conduct of this project, the Group will rely on Orange Campus, which will become a network school open to all employees and new external trainees and, at the same time, endeavor to enhance the company’s appeal to attract new talents.

Lastly, Orange aims to create the right conditions for a sustainable and responsible transformation to ensure the social and human cohesion of projects undertaken by the Group in the world.

A growth ambition accompanied by an operational effectiveness program

In order to secure its objectives, Orange will pursue operational efficiency programs and committed to achieve by 2023 net savings of €1 billion within a defined perimeter of indirect costs from telecoms activities of €14 billion at the end of 2019. This committment is based on a combination of targeted initiatives relating to:

−    the Group’s transformation plan launched in 2019, which aims to improve agility and efficiency and achieve better internal cooperation;

−    digitization which should reduce the cost of customer care, and enable the automation of network management and maintenance processes to absorb the expected surge in the number of connections and data traffic;

−    the development of shared services initiatives as is already the case in the Group with IT services;

−    optimization of certain expenses ("smart spend") such as the reduction of 5% per year up to 2023 of the cost of central functions, other than personnel costs, or the control of energy costs which is a major challenge for the future.

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1.3     Significant events

Engage 2025, a new Orange strategic plan for 2025

In December 2019, Orange presented its new strategic plan Engage 2025. The new growth plan, which continues the work of the Essentials2020 plan launched in 2015, looks to achieve exemplary social and environmental conduct based on four ambitions:

−    reinventing its operator model, by capitalizing on its leading position in networks thanks to increased connectivity (FTTH and 5G), and consolidating its leadership in more open and higher-valued infrastructures;

−    accelerating Orange’s development in three areas of growth, i.e. Africa and the Middle East, B2B services (focusing on cyber security) and financial services;

−    placing artificial intelligence (AI) at the heart of Orange’s innovation model, to enter a new stage in the digital transformation process. AI will be used to reinvent the customer experience, create smarter networks and improve our operational effectiveness;

−    and co-creating a future-facing company, addressing the skills challenge in line with Orange’s "digital and caring" employer promise, which includes a mass employee training program, network virtualization, AI, data, Cloud Computing, code and cyber security.

For further information on the Engage 2025 strategic plan, see Section 1.2.2 The Orange Group strategy.

Investment in networks

The rollout of networks providing broadband and very high-speed broadband Internet access was one of the five levers of the Essentials2020 strategic plan, and will remain a priority focus for Engage 2025. In 2019, investments in networks (excluding telecommunications licenses) represented over two-thirds of the Group’s economic CAPEX.

Fixed access networks

The Group is continuing accelerated deployment of its very high-speed fixed broadband networks with 7.0 million new households connectable year-on-year. On December 31, 2019, Orange had 39.5 million very high-speed broadband connectable households throughout the world (up 21.5% year-on-year), including 16.3 million in France, 14.9 million in Spain and 7.4 million in the rest of Europe (operational areas).

In France, Orange signed in December 2019 a 700 million euros loan agreement with the European Investment Bank to part-finance the deployment of a very high-speed broadband network in the "AMII" areas (less densely populated areas where private operators have expressed an interest in deploying a very high-speed broadband network). In 2019, Orange also continued with its accelerated fiber optic deployment in other less densely populated areas by signing a number of different agreements, to enable it to market its FTTH services on Public Initiative Networks (PIN). They include:

−    an agreement with Axione in 15 regions (départements), covering 2,234,000 homes and business premises spread over 4,000 municipalities, in which Axione is the agent responsible for operating the very high-speed network;

−    an agreement with Covage in the regions of Calvados, Essonne, Haute-Savoie, Hérault, Seine-et-Marne, The Somme, the Lille urban area and the Dunkirk urban community;

−    an agreement with TDF in the Val d’Oise, Yvelines, de Indre-et-Loire, Loir-et-Cher and Maine-et-Loire regions. The agreement covers more than 1,000 municipalities outside of very densely populated areas;

−    and an agreement with Altitude Infrastructure, as part of a national framework agreement for 3.5 million FTTH connections in 22 regions.

Also see Note 15.1 to the consolidated annual financial statements.

In Spain, in April 2019, Orange and Vodafone announced the enhancement of their fixed network sharing agreement. This agreement will allow more rapid and efficient deployment of new generation networks over a larger geographical area, offering significant advantages to the respective business and residential customers of both groups (also see Mobile networks below). Based on the same network sharing and joint investment premise, in October 2019, Orange signed an agreement with Masmovil, enabling it to strengthen its position on the Spanish wholesale market (also see Mobile networks below).

Mobile access networks

In 2019, Orange continued installing its 4G/4G+ networks. On December 31, 2019, 4G coverage rates exceeded 95% of the population in all European countries in which the Group operates (including 99% in France, 97.2% in Spain and 99.9% in Poland). As of December 31, 2019, the Group had 67.5 million customers with 4G packages throughout the world (up 20.1% year-on-year), including 15.9 million in France, 11.0 million in Spain, 16.8 million in Europe (operational area) and 23.8 million in Africa and the Middle East. In addition, the Group is continuing to actively prepare for the arrival of 5G technology, deploying it progressively over existing 4G sites. After an initial commercial launch in Romania in November 2019, 5G will start to be rolled out in 2020 in most of the European countries in which the Group operates.

For the ninth year running, Orange confirmed its ranking as the number one mobile network in France, according to the results of the annual survey of mobile operator service quality in mainland France, published by Arcep (Autorité de Régulation des Communications Electroniques et des Postes) in October 2019. Overall, Orange was first or tied for first for Voice, SMS and Mobile Internet on 227 of the 238 criteria measured. Orange is also continuing to roll out its mobile network beside very densely populated areas. Therefore in December 2019, Orange announced that it had entered into an agreement with ATC France (subsidiary of American Tower Corporation and a leader in telecom hosting, specializing in network infrastructure management and marketing) for the deployment of 900-2,000 new sites over the 2020-2024 period, primarily located in rural areas and on major transport routes (see Note 15.1 to the consolidated annual financial statements). In France, 5G spectrum blocks will be allocated in the 3.4-3.8 GHz band during the first half of 2020, covering a total of 310 MHz. Spectrums are allocated for a 15-year period, with the option of a 5-year extension under conditions which are not yet known. Initially, each operator may purchase a 50 MHz block at a fixed price, in return for certain commitments. Subsequently, a traditional multiple round auction procedure will be implemented for each 10 MHz block, for residual spectrums (for further information see Section 1.7.1.2.3. Regulation of mobile telephony). In January 2020, Orange announced that it had selected Nokia and Ericsson as equipment suppliers for its 5G rollout in mainland France.

In Spain, the network sharing agreement announced by Orange and Vodafone in April 2019 (see Fixed networks above) also covered mobile

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networks. This will allow overall improvement of 2G, 3G, 4G and 5G technology management for the two companies and will allow faster and more efficient deployment of 5G technology. The active national sharing of the mobile network will cover more than 14,800 mobile sites. In total, this project will generate gross savings of approximately €800 million over 10 years, but will involve an initial €300 million investment over four years (including nearly €56 million in 2019). Moreover, the sharing and joint investment agreement signed with Masmovil in October 2019 (see Fixed networks above) will also develop and optimize costs for the 5G rollout. In addition, in December 2019, Orange announced the sale of 1,500 non-strategic Spanish mobile sites to Cellnex for €260 million (of which €185 million was paid in 2019). This deal forms part of an approach which involves retaining control of the Group’s strategic assets.

In Belgium, Orange Belgium and Proximus signed a memorandum of understanding to enter into a mobile access network sharing agreement in July 2019 for 2G, 3G, 4G and 5G technologies. This agreement aims to allow the two companies to meet growing customer demand in terms of mobile network quality and domestic coverage. Subject to approval of the agreement by the Regulatory Authority, the shared mobile access network will be planned, built and operated by a new equally-owned joint venture starting in the second quarter of 2020. In financial terms, Orange Belgium expects the agreement to deliver cumulative savings in operating and investment costs of approximately €300 million over 10 years and shall spend €130 million over the next three years to implement the agreement.

In Africa and the Middle East, 4G deployments continued in 2019, particularly in Egypt, Morocco and Mali. With the addition of Burkina Faso, Sierra Leone and Guinea in 2019, at the end of the year the 4G network had been rolled out to 15 Africa and the Middle East countries (excluding associates and joint ventures).

Transmission networks

In 2019, Orange strengthened its position on the submarine cables market. The Group’s goal is to raise the quality of the services it offers on its global network, while optimizing costs, so as to handle the ever-increasing volume of data exchanges. A number of major milestones over the year have consolidated this position:

−    in January, Orange inaugurated the Kanawa cable with a length of 1,750 kilometers, connecting French Guiana, Martinique and Guadeloupe;

−    in February, Orange and the members of the FLY-LION3 (Lower Indian Ocean Network) consortium completed deployment of a new submarine cable connecting Grande Comore Island and Mayotte. Brought into service at the end of 2019, this cable enhances connectivity in the Indian Ocean;

−    in September, Orange, PCCW and PEACE (Pakistan and East Africa Connecting Europe) officially sealed their agreement to deploy the new PEACE Med submarine cable, initially covering a length of 12,000 kilometers. By 2021 the cable will connect Europe to Asia, via East Africa. The agreement marks the arrival of the first Chinese submarine cable on French soil;

In March 2019, moreover, Orange and Nokia announced the successful complete migration of the Orange long-distance network in France, Europe, and Asia, to a smart, distributed software system enabling optimized management of network resources. This represents a major step in the evolution of the Orange transmission network toward more rapid and flexible production of transmission links, automation and creation of new services with added value for its customers.

Finally, in November 2019, Orange announced the construction of a new international backbone network to link eight countries in West Africa. In addition to recent investments in the cutting edge MainOne submarine cable linking Senegal and Côte d’Ivoire to Europe, this infrastructure constitutes a new phase in Orange’s international connectivity development strategy in Africa. The West African backbone will be centrally operated, relying on a network of land-based fiber optics and submarine cables. The network will be interconnected with the rest of the world using various submarine capacities, as well as linking the main West African capitals. The commercial launch of the West African backbone is planned for the second half of 2020.

The multi-services and enhanced services strategy

Mobile financial services, content, connected objects and energy are key pillars of the Group’s diversification, and fall within an enriched services development strategy.

Mobile financial services (Orange Bank - Orange Money)

In France, Orange Bank, which celebrated its second anniversary in November 2019, reaffirmed its strategy to diversify its financial services in 2019 by improving its new mobile service offer, including a Visa Premium card, cashback offers for a proportion of selected purchases, credit assigned to cover the costs of mobile handsets and other Orange store purchases, and mobile payment through Google Pay. In August, Orange Bank was rated the "best digital offer" for the second year running by the D-Rating agency. As of December 31, 2019, Orange Bank had over 500,000 customers won via Orange stores, Groupama branches and digital channels, of which 390,000 were account holders.

Orange Bank launched its international development plan in 2019. Following its successful launch in France, Orange expanded its presence by launching Orange Bank in Spain in November 2019. Orange Bank’s digital offer in Spain includes various services such as bank accounts, Mastercard debit cards, savings accounts, mobile payment through Apple Pay and a group expense management feature. In Romania, Orange launched a debit card and an assigned credit offer in 2019. The Group obtained a banking license in Africa from the Central Bank of West African States, which should allow it to roll out its credit and savings offer in 2020.

Finally, the Group has continued to expand Orange Money services in the Africa and the Middle East. As of December 31, 2019, Orange Money had a total of 45 million customers, 18 million of whom are active customers who use the service every month, across 14 countries (excluding associates and joint ventures, and excluding Niger following its sale in November 2019).

Content

Orange’s content strategy will give priority to the broadest possible distribution of the best content offerings on the market, and to invest in movies and series via Orange Studio and OCS. This has resulted in a series of agreements signed in 2019:

In France, in September 2019, OCS and Canal+ renewed their multi-year distribution agreement to provide Groupe Canal+ subscribers with access to OCS programs. OCS, which as of December 31, 2019 had 3.1 million subscribers, therefore now has access to the first pool of French paid TV subscribers.

In other European countries, the Group pursued the rollout of content services, notably related to TV, a key element of fixed/mobile convergence offers. As such, Orange is marketing TV channel packages in Spain in different themed areas, including movies, TV series and soccer (La Liga and Champions League), for which the distribution rights were renewed for the 2019-2020 season.

In Africa and the Middle East, in September 2019, Orange signed a structured partnership with Canal+ Afrique to offer Canal+ TV packages to all Orange households. This will be rolled out gradually in countries in Sub-Saharan Africa in 2020.

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Internet of Things (IoT)

As announced in January 2019, thanks to the creation of Protectline, a joint venture with Groupama, Orange has entered a new stage in its multi-service operator strategy by becoming a fully-fledged player in the remote property surveillance market.

In April 2019, Orange launched its remote property surveillance offer Maison Protégée, for its fixed and mobile customers in France, enabling it to meet expectations in terms of security. Orange also launched its Maison Connectée solution for fixed and mobile customers in France. Via a simple and unique application, this offer makes it possible to manage connected objects in the home, providing Orange customers comfort and peace of mind in their day-to-day lives.

In November 2019, Orange launched the Djingo voice assistant in France, to make day-to-day activities easier for its customers. Djingo includes a smart speaker and a voice-activated TV remote control. The Djingo voice assistant provides smooth, intuitive and secure access to Orange and partner services. The Djingo smart speaker, which was developed with Deutsche Telekom, is voice-activated and includes the Djingo virtual assistant. It also incorporates Amazon’s Alexa voice assistant so that additional services available on Alexa can be accessed. Orange is continuing to implement its multi-service strategy to offer its customers a complete range of services for their homes.

In June 2019, AT&T, KPN, Orange and Swisscom enabled data roaming between their LTE-M IoT networks, enabling low-power IoT equipment to benefit from service continuity on multiple networks in North America and Europe. LTE-M technology will offer the possibility of developing a number of applications in the Internet of Things sector, in order to reduce costs, offer more compact equipment, with greater autonomy, and reach geographical regions that are difficult to access.

Orange Energy

As part of its multi-service strategy, Orange is now offering a range of innovative Orange Energy services to facilitate energy access in the African countries covered by the Group. In 2017, Orange began to provide its customers in the Congo (DRC) with solar kits, which are now available in eight African countries.

In November 2019, Orange joined forces with Greenlight Planet, the largest supplier of prepaid energy services in Africa. The aim of the partnership is to provide Orange customers with their own energy solutions in a number of African countries, including Burkina Faso, the Central African Republic, the Congo (DRC), Liberia, Mali and Sierra Leone. As part of this partnership, Greenlight Planet will provide bespoke equipment and support to enhance Orange’s range of energy services. Orange Energy customers are able to use the service to buy solar equipment, which they can use to power essential household devices. Affordable and flexible subscription fees for the service can be paid remotely by mobile phone and through Orange Money, providing wider access to solar power due to the versatility of mobile payments.

Digital transformation of business customers

Orange positions itself as a partner of companies in their digital transformation. Following its acquisitions of Basefarm, Business & Decision and Enovacom in 2018, Orange shored up its business offering with two major acquisitions in 2019:

In January 2019, Orange acquired 100% of SecureData, the United Kingdom’s top cyber security services provider, in the largest market in Europe, for a total amount of €95 million net of cash acquired (see Note 3.2 to the consolidated annual financial statements).

In July 2019, Orange agreed the 100% acquisition of SecureLink for the total amount of €371 million net of cash acquired (see Note 3.2 to the consolidated annual financial statements). This new acquisition positions Orange as a major player in the European cyber security sector, with operations in eight European countries representing 75% of the market.

In addition, in July 2019 Sony selected Orange Business Services to strengthen and overhaul the communications infrastructure of the Japanese manufacturer’s Film and Electronics entities within its global network. Orange will use its versatile SD-WAN (Software-Defined Wide Area Network) solution to improve the agility, transparency and security of Sony’s entire global business activities.

Orange, a people-oriented and digital employer

Creating a future-facing company, addressing the skills challenge while supporting everyone as part of a responsible transformation and being one of the most attractive employers are the priorities defined by the Group during the presentation of its new strategic plan Engage 2025, and follow on from Orange’s "digital and caring" employer promise.

In May 2019, Orange announced that it was signing an agreement with four trade unions regarding the implementation of a Central Committee of the Orange Works Council (Orange CCUES), which covers 80,000 employees. Following the 2017 arrangements and given the specific nature of its business, Orange has used this agreement with social partners to define a new structure for its Employee Representative Bodies (IRP), with a Central Labor and Economic Committee (CSEC), 14 Labor and Economic Committees specific to each Establishment (CSEE) and 86 Commissions for Health, Safety and Working Conditions (CSSCT).

In July 2019, the Group signed a global agreement on gender equality in the workplace with the UNI global union. This is the first agreement of its kind for CAC 40 and telecom companies. The agreement is scalable and can be adapted to all countries in which the Orange Group operates, in order to cover all 147,000 employees worldwide.

Orange has opted to place skills at the heart of its new Engage 2025 plan, both to support major technological changes and their effects, i.e. the need to continually adapt the workplace, and to support the changing face of the Group between now and 2025, to become more international, more B2B-oriented, younger while remaining multi-generational, and at the cutting-edge of new technologies. With this in mind, Orange plans to invest more than €1.5 billion in an ambitious skills development and professional retraining program. The aim of this commitment is to strengthen, adapt and renew all employees’ skills, while also addressing a new external audience in order to build the employment resources of the future. To address this challenge, Orange has set itself three major priorities: (i) strengthening its technological expertise, (ii) developing data practices and applications, artificial intelligence (AI) and cyber security in all business lines, and (iii) offering each employee the chance to develop their soft skills, regardless of their business area or country. In order to meet these priorities, the Group is structuring its training around three main areas, including (i) the launch and development of Orange Campus for all company employees based on four priority areas: data and AI, cyber security, management and soft skills, (ii) the wide-scale deployment by 2025 of a work-based training scheme (Formation En Situation de Travail - FEST), and (iii) Orange’s 2020 launch of its own Apprentice Training Center (Centre de Formation d’Apprentis - CFA) to drive growth and share knowledge on digital professional roles.

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Changes to the asset portfolio

In June 2019, Orange sold its remaining 2.49% equity interest in BT Group for a net amount of £486 million, i.e. €543 million, at the indicative ECB rate of July 2, 2019 (settlement day). The effects of the BT Group shareholding on the net finance cost are presented in Note 12.7 to the consolidated annual financial statements.

In November 2019, Orange sold all of its 95.5% equity interest in Orange Niger to Zamani Com S.A.S, which is fully owned by Orange Niger’s minority shareholders. There will be a transition period during which the company’s services will continue to be marketed under the Orange brand. This sale did not have any significant effect on the Group’s financial statements (see Note 3.2 to the consolidated annual financial statements).

In February 2020, Orange announced a planned public repurchase offer and squeeze-out for its Business & Decision SA subsidiary. As of December 31, 2019, Orange held 93.6% of the capital of Business & Decision SA through its subsidiary Orange Business Services SA. The planned offer requires a notice of compliance from the French Financial Markets Authority (Autorité des marchés financiers - AMF) (see Note 18 to the consolidated annual financial statements).

1.4     Operating activities

Orange provides consumers, businesses and other telecommunications operators with a wide range of services including fixed telephony and mobile telecommunications, data transmission and other value-added services, including mobile financial services. The Group is present as an operator in 26 countries (including two in which it holds a minority interest). In addition to its role as a supplier of connectivity, the Group also provides enterprise services, primarily in digital working solutions, security and improving business processes.

In accordance with segment information from the consolidated annual financial statements, the Group’s business is presented in this Section under the following business segments: France, Spain, Europe, Africa and the Middle East, Enterprise, International Carriers & Shared Services and Orange Bank (see Section 3.3 Note 1 Segment information).

The results of Orange’s activities in 2019 and its principal operating indicators in its various business segments are detailed in Section 3.1 Analysis of the Group’s financial position and earnings.

Unless otherwise indicated, the market shares indicated in this chapter relate to market shares in terms of volume, and the data related to customers does not include SIM cards dedicated to connected objects (Machine to Machine).

1.4.1       France

Orange is France’s incumbent telecommunications operator (see Section 1.1 Overview). The bulk of its business is carried by Orange SA, which is also the parent company of the Orange group.

The France business segment includes all fixed and mobile communication services to consumers and companies with less than 50 employees7 in France8 as well as services for carriers. Activities developed for companies with more than 50 employees, as well as content activities and those of Orange Bank are covered respectively in Sections 1.4.5, 1.4.6.2 and 1.4.7 of this document.

In 2019, the France business segment generated 41.4% of the Group’s consolidated revenue.

The market

At September 30, 2019, the revenue of French telecommunications operators declined by 1.3% on a sliding 12-month basis (source: Arcep, 3rd quarter 2019). While fixed narrowband telephony revenue continued its downward trend as a result of the steady decline in the number of lines, fixed broadband revenue continued its growth due to the increasing number of accesses. Despite intense competition, mobile services revenue rose driven by a sustained growth in access numbers.

The French broadband and very high-speed broadband Internet market is dominated by four main operators that account for over 99% of broadband customers. With a 40.1% market share, down 0.1 points compared with end-2018, Orange is the market leader on this market ahead of Free, Altice-SFR and Bouygues Telecom (ranked as 2, 3 and 4, respectively, in number of customers).9

The French mobile market is dominated by the same four operators as the fixed market, which account for 89% of mobile customers (excluding M2M). With a market share of 31.9% in 2019 compared with 32.5% in 2018, Orange also remains the leader in this market ahead of its competitors Altice-SFR, Free Mobile and Bouygues Telecom (respectively ranked 2, 3 and 4 in number of mobile customers excluding M2M) and all of the MVNOs.10

Orange’s business activities

Orange France’s core business involves the provision of fixed-line, broadband and very high-speed broadband Internet and mobile telephony services for the Retail and Pro-SME markets. Its strategy is based on improving speeds on fixed networks (fiber) and mobile networks (4G and in the future 5G), promoting the take-up of new services and conquering new growth areas, while continuing to propel its customer relations to a new level of excellence (see Section 1.2.2 The Orange Group strategy).

In the Retail mobile market, Orange has segmented its offers into four main categories: 2-hour 100 MB or 2-hour 5 GB for customers looking for basic communication and Internet connectivity; 10 GB which offers a combination of enhanced Internet connectivity and increased communication options; 50 GB adapted to meet the needs of heavier Internet users; and 100 GB and 150 GB for customers wanting the best smartphones and who have very intense connectivity needs both in France and abroad.

Orange is present in all market segments, including the entry-level market, with four types of mobile contract marketed under the Sosh brand at affordable prices that are available only on the Internet, with no commitment and no handset. At the end of December 2019, Sosh had 3.9 million mobile customers.

Since 2015, Orange has only marketed 4G offers, including entry-level packages.

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Orange pursued its family-based strategy with the development of multi-line contracts through its flagship Open offer. Open mobile offers are available in the same ranges as traditional mobile offers and include the same levels of service.

Segmenting offers on the Retail and Pro-SME markets allows Orange to continue to grow its subscriber base while the decline in prepaid offers continues.

At the same time, the MVNO customer base hosted on Orange’s network has remained stable on a sliding 12-month basis.

In the Retail broadband Internet market, Orange has segmented its offers into two main categories: Livebox designed for customers looking for basic Internet and TV services, and Livebox Up which meets the needs of customers who want the highest speeds and a premium TV experience. In terms of equipment, in October 2019 Orange launched a new Livebox 5, designed to have a lower carbon footprint and vastly improved speeds to meet customers’ growing needs, and to incorporate the fact that many households share bandwidth.

Sosh has also been present on the broadband Internet market since 2018, with affordable offers, available exclusively online and without commitment.

Orange’s and Sosh’s broadband Internet access offers are marketed with FTTH technology in eligible areas, or alternatively, with ADSL. Orange is the leader in terms of FTTH access sold, with a portfolio of nearly 3.3 million subscribers at the end of 2019.

Since the telecommunications market was opened to competition, Orange has been the operator responsible for part of the provision of universal services. These include a minimal set of basic services available to all citizens who request them, including connection to a fixed network open to the public, and the provision of quality telephone service at an affordable rate. See Section 1.7.1.2.4 Regulation of fixed-line telephony, broadband and very high-speed broadband Internet.

Furthermore, Orange offers services to carriers, an activity which includes the interconnection of competing operators, as well as unbundling and wholesale services (ADSL and fiber optic), regulated by Arcep, and construction and marketing services for very high-speed fiber optic networks. Unbundling services saw another decrease in their price regulated by Arcep on January 1, 2019. In addition, since 2011, Orange has been providing to Free Mobile national roaming services on its 2G and 3G networks. See Section 3.2.1 Recent events.

With the steady growth in full unbundling, as well as the wholesale of contracts and naked ADSL access to third-party Internet service providers, the decline in revenue generated by the traditional telephony service business continues. When it unveiled its new strategic plan, Orange announced that an initial experimental phase of copper decommissioning is due to start, with implementation planned between 2023 and 2030.

Orange is also pursuing advertising activities via its websites, which are available in multi-screen web, mobile and tablet format with more than 28.2 million unique visitors per month. The most frequently visited French website on a daily basis, Orange.fr ranks seventh behind Google, Facebook, YouTube, Amazon, Wikipedia and Instagram, with an average of 9.5 million unique visitors per day. On mobile screens, Orange attracts 19.1 million mobile users as well as 3.8 million tablet users each month (source: Médiamétrie and Médiamétrie// NetRatings - Total Internet Audience - October 2019).

Against a backdrop of fierce competition, Orange has also continued to innovate, notably with the launch of its services around the home (Maison Connectée, home automation service, Maison Protégée service and Djingo smart speaker) and the ongoing development of mobile financial services (see Section 1.4.7 Orange Bank).

Distribution

Orange is pressing ahead with its digital development strategy with a 100% digital customer experience in Orange online stores (available on Orange.fr) and Sosh (via Sosh.fr), with Sosh offers available only on the digital channel. In 2019, the digital channel accounted for 24.8% of sales actions. Orange’s contract management app My Orange continued to attract visitors, with 5.2 million unique visitors at end-December 2019.

The dedicated customer centers, based on the type of services marketed, accounted for 19.1% of sales actions.

The network of retail stores spread across France continues to roll out the Smart Store concept launched in 2015. At end-2019, this network, which consisted of 370 stores owned by Orange (including 17 Megastores and 274 Smart Stores), and 196 Générale de Téléphone Stores (including 124 Smart Stores), accounted for 51.8% of sales actions.

Lastly, the other channels, which include direct marketing, door-to-door and the multi-operator network, accounted for 4.3% of sales actions.

The Network

Orange’s commercial leadership is partly based on its leadership in fixed and mobile networks.

On the fixed network, in 2019 Orange ramped up its rollout of very high-speed broadband on its own and third-party networks. In one year, Orange ensured that 4.5 million households were connectable to FTTH (compared with 2.7 million in 2018), a new record in France. 69% of fiber optic installations were deployed by Orange in 2019 (source: Arcep, 3rd quarter 2019). At end-2019, Orange had 16.3 million households connectable to FTTH.

Actions to improve the fixed network speed with a view to significantly improving the Internet experience of households and professional customers in rural areas continued, with fiber deployment in town centers (subscriber connection node opticalization, fiber to sub-distribution frames), and participation in FTTH Public Initiative Networks (PIN) of local and regional authorities. Orange has enjoyed considerable success regarding its expertise in PIN deployment. Three new agreements were signed in 2019 relating to the operation of fiber optic networks for local authorities (Réunion, Kourou and Auvergne phase 3). Moreover, in December 2019, Orange announced its plan to combine its industrial weight with that of one or more major financial partners by creating the Orange Concessions subsidiary, which will eventually pool 4 million connections of the public initiative networks (PIN) assigned to Orange.

As regards the mobile network, 2019 saw the continued deployment of 4G reaching a coverage rate of 99% of the French population (up 0.4 points compared with end-2018), which is still the best 4G coverage rate in France11. At the end of 2019, Orange had deployed 20,938 4G sites in France12 (source: ANFr, January 1, 2020).

For the ninth consecutive year, the Orange mobile network was ranked first by Arcep in 2019 (source: Arcep, October 2019).

This deployment involves the continued extension of coverage in tourist areas, stadiums, trains (LGV and TER), subways and on the motorway network. In December 2019, Orange entered into an agreement with American Tower Corporation, a leader in telecoms hosting, specializing in network infrastructure management and marketing, for the deployment of 900-2,000 new sites over the 2020-2024 period, primarily located in rural areas and on major transport routes.

Orange also announced that it planned to create a towerco in France, responsible for managing the directly owned towers of its mobile network. This project meets three key objectives: improving operational efficiency and optimizing investments in the mobile network, increasing

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the towers co-location rate while maintaining Orange’s competitive advantage, and finally ensuring better understanding of and highlighting the quality and value of these assets. Orange plans to retain control of this subsidiary, and the project forms part of a wider move towards creating a European Towerco.

5G spectrum blocks will be allocated in the 3.4-3.8 GHz band during the first half of 2020, covering a total of 310 MHz. The 5G rollout will begin in 2020 (see Section 1.7.1.2.3 Regulation of mobile telephony).

As regards the cluster, transmission, and transport network, Orange carried on with (i) the simplification of fixed-line broadband access engineering (vDSL and FTTH) to accommodate the high growth in traffic, and (ii) works aimed at the transition from traditional telephony services to IP telephony.

1.4.2       Spain

The Group has been present in Spain since the liberalization of the Telecom market in 1998. Initially present in the fixed-line telephony market, it acquired the mobile telephony operator Amena in 2005, and then adopted the Orange brand in 2006. The acquisition of the Jazztel fixed-line operator in 2015 enabled Orange to consolidate its position in terms of convergence thanks to Jazztel’s fiber coverage. The Group has also strengthened its presence in the low-cost market with the acquisitions of MVNO Simyo in 2012 and República Móvil in 2018, thereby consolidating its multi-brand strategy designed to cover all segments of the market.

In 2019, the Group generated 12.4% of its consolidated revenue in Spain.

The market

Since the consolidation was launched in 2014, the telecoms market has been dominated by four operators: the incumbent Telefónica, operating under the Movistar brand which acquired D+ in 2014; Orange; Vodafone, which bought ONO in 2014; and MásMóvil Ibercom, initially an MVNO, which acquired Yoigo in 2016, then signed a commercial agreement to access Orange’s fixed and mobile networks.

In addition to competing on the B2B and B2C segments through their main brands, these four operators also compete via other brands in the low-cost market: Orange with Jazztel, Amena, Simyo and República Móvil; Telefónica with Tuenti and O2; Vodafone with Lowi; and MásMóvil with Pepephone.

Together, the four convergent operators control more than 90% of the market, with Telefónica ranked first, followed by Orange (whose market share in 2019 reached 26.1% for broadband Internet and 25.1% for mobile), then Vodafone13.

Spanish market growth slowed in 2019, and was marked by increasingly aggressive sales tactics with a move towards low-cost services driving growth in this market segment, and a proliferation of new brands.

Orange’s activities in Spain

On the Retail market, Orange is pursuing in Spain a multi-brand and multi-service strategy aiming to offer high-quality services at the best price, including entry-level packages, in order to meet the needs of all customer segments. In 2019, Orange adapted its offer to meet growing demand for data and services, and developed a multi-service approach, going beyond connectivity to set itself apart from its competitors. As part of this strategy, in 2019 it:

−    continued to offer high-quality high-definition TV content available on different devices, and also enhanced its TV offer by renewing broadcasting rights for soccer matches and other premium content, which allowed it to reach a TV penetration rate of more than 18%; (1)

−    launched new services for the residential market, which form an integral part of consumers’ daily lives in the digital era, such as security services;

−    integrated Big Data into its day-to-day activities, enabling it to analyze 300,000 events per second and generate decision-making tools, both for business and network deployment;

−    launched Orange Bank in November 2019, providing customers with financial services through its mobile banking offer (see Section 1.4.7 Orange Bank).

Orange also improved its SD-WAN offer and strengthened its services on the B2B market. In 2019 it was able to sign a number of agreements with public authorities, based on new technical solutions which both improve communications and guarantee their security.

Moreover, Orange offers (primarily interconnection) services to competing operators as part of its wholesale activities. See the Network Section below.

In keeping with its Group strategy, in 2019 Orange in Spain also committed to promoting entrepreneurship and digital transformation through initiatives like Lanzate-Sé Digital. Orange’s actions include Gigas Solidarios, to ensure that as many people as possible can reap the benefits of the new digital society, and the #porunusolovedelatecnologia initiative, to raise awareness amongst adults and children on responsible use of new technologies.

The Network

Orange continued to deploy its FTTH network, with 1.1 million new connectable households in 2019. At end-2019, Orange was able to offer very high-speed broadband connections to 15 million households through its own fiber optic network and thanks to the network sharing agreement signed with other operators.

In April 2019, Orange and Vodafone announced the enhancement of their RAN-sharing agreement. This agreement will allow more rapid and efficient deployment of new generation networks over a larger geographical area, offering significant advantages to Business and Retail customers.

In October, Orange signed an agreement with Masmovil, renewing and extending their wholesale links both for fiber optic and mobile networks. This deal will enable Orange to improve the ROI of its networks, and reinforce its position as number one wholesale alternative player on the Spanish market. The national 5G roaming agreement together with the RAN sharing agreement signed with Vodaphone will enable 5G to be rolled out efficiently and profitably.

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1.4.3       Europe14

Outside France and Spain, the Group is present in six countries in Europe, where it is implementing its convergence strategy through the deployment of very high-speed fixed and mobile broadband, and the launch of new offers. After launching its Love convergence offers in all European countries in 2018, Orange is now developing its convergence strategy in each country, based on the local context and the strengths of each of its subsidiaries:

−    in Poland, where the Group is the incumbent operator, leader in fixed and number two in mobile;

−    in Belgium and Luxembourg, where the Group launched its convergence offers via partnerships;

−    and in other countries in Central Europe (Romania, Slovakia and Moldova) where the Group, leader in mobile, is a convergent player via the deployment of fiber optic, the use of 4G for the development of fixed via LTE, and its partnerships.

1.4.3.1     Poland

The Group has been present in Poland since 2000, the year it acquired an interest in the incumbent operator, Telekomunikacja Polska (renamed Orange Polska). In 2006, Orange became the single brand for mobile activities in accordance with the Group’s brand policy. In 2012, it also became the single brand for all fixed-line telephony services offered by the Group in Poland. Orange owns 50.67% of the shares of Orange Polska, which is listed on the Warsaw Stock Exchange. In 2019, the Group generated 6.2% of its consolidated revenue in Poland.

Poland has four main mobile telephony operators: Orange, T-Mobile (owned by Deutsche Telekom), Polkomtel (operating under the Plus brand, owned by the Cyfrowy Polsat Pay-TV by satellite group) and P4 (operating under the Play brand, controlled by Tollerton Investments Ltd and Novator Telecom Poland SARL). At the end of 2019, these four mobile telephony operators accounted for 98% of the total number of SIM cards in Poland, with Orange being the leading operator with a market share of 28.1% at end-December 201915.

In the broadband Internet market, Orange ranks second with a market share of 28.3% in the third quarter of 201916. Its principal competitors are cable TV operators (mainly UPC Polska, Vectra and Multimedia Polska), as well as Netia, a traditional telecommunications operator.

The Polish telecoms market is fragmented and consolidation is slow. The Cyfrowy Polsat Group acquired Netia in 2018. However, several takeover bids for Multimedia Polska, Poland’s third largest cable company, have failed.

Nevertheless, increasing numbers of operators are opting to adopt a fixed and mobile convergent offer strategy on the B2C market, based on infrastructure partners; primarily T-Mobile, (so far mobile-only) started offering convergent offers that use Orange Polska’s fiber network. Other players include major cable operators such as UPC and Vectra, which as MVNOs have started to offer mobile as well as fixed services. Finally, Play has signed a cooperation agreement with Vectra to offer its customers high-speed fixed broadband. While these developments underscore the validity of Orange’s convergent strategy in Poland, they are likely to boost competition.

In 2019, operators increased the prices of their mobile plans based on the "more for more" principle, whereby subscriptions cost more in return for additional benefits for subscribers. Orange Polska initiated this price increase, which marked a major change of strategy in the extremely competitive Polish market. Play and T-Mobile were not far behind. These measures follow many years of strong competition, which has driven down prices in Poland’s telecoms sector to amongst the lowest in the EU.

Orange’s activities in Poland

In 2019, Orange Polska continued to implement its Orange.one strategic plan. The plan is designed to generate long-term value and sets forth the strategic vision of the company by 2020. Orange Polska is aiming to become a benchmark Polish operator in the B2C and B2B markets, while creating a business model that can deliver sustainable revenues and profit growth. Orange plans to meet these objectives by developing high-quality unrivaled products and services, boosted by the development of its fiber optic network and digital capacity, and by significantly improving its operational efficiency. In financial terms, the strategic plan should provide ongoing improvements in revenues [REDACTED SECTION: CERTAIN TEXT HAS BEEN REDACTED.], together with the sustainable growth of these indicators.

Orange’s main strategic objective in Poland is to be the leader in convergence, by marketing packaged offers of fixed and mobile broadband access with financial incentives. Convergence enables Orange to differentiate itself from its competitors and gain a larger share of the household media and telecommunications budget and is an effective retention tool. Orange pursued this strategy in 2019 by focusing on its Love convergent offer. Love is a package which includes both fixed and mobile services in its basic formula at an affordable price, and can be extended for higher fixed broadband speed, additional SIM cards, additional TV content and other value-added services. At end-2019, the number of convergent customers totaled 1.37 million, representing 62% of the fixed broadband customer base.

Orange focuses on a differentiated approach in large cities and medium and small towns, as well as rural areas, by taking into account the local competitive environment, the potential in relation to population density, and customer needs. In large cities, Orange focuses on developing the FTTH coverage and improving its fixed broadband market share, by leveraging its excellent positioning in the mobile market via the cross-selling of fixed and mobile telephony services. Mobile technologies in rural areas remain the first solution for broadband access.

The number of fixed voice lines continued to decline in 2019, with a net loss of voice customers (traditional PSTN or VoIP) due to structural demographic factors, as well as the growing appeal of mobile telephony services offering unlimited calls across all networks.

The Network

In 2019, Orange continued to roll out its FTTH network in Poland, and extended it to 4.2 million connectable households.

Orange provides LTE (4G) services via 11,222 mobile mast sites. To meet the strong growth in 4G traffic, Orange focused on spectrum refarming in 2019 to increase the allocation made to 4G, by lowering allocations to 2G and 3G technologies. Orange also focused on increasing the number of sites allowing spectrum aggregation. At end-2019, Orange’s 4G network covered 99.9% of the population (2).

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1.4.3.2     Belgium & Luxembourg

In Belgium and Luxembourg, Orange operates via Orange Belgium (previously Mobistar) and its subsidiary Orange Communications Luxembourg. Orange Belgium is listed on the Brussels Stock Exchange. The Orange group holds 52.9% of the capital. Historically present in the mobile segment in Belgium, in 2016 Orange launched convergent offers across the entire country, based on the regulation of wholesale access to cable, and then adopted the Orange brand the same year. In 2019, Orange Belgium generated 3.1% of the Group’s consolidated revenue.

Belgium

The competitive structure of the fixed-line telephony market remained relatively stable in 2019, with the predominance of the incumbent operator Proximus and the regional cable operators Telenet and VOO. In September, Telenet announced that it was setting up a high-speed 1GB broadband network to cover Brussels and the whole of the Flanders region.

Orange has two main competitors on the mobile telephony market: Proximus (the incumbent operator, 53.5% owned by the Belgian State) and Telenet (57.9% owned by the Liberty Global Group), which acquired Base in 2016. With a market share by volume of 28.1% in the third quarter of 2019, Orange is ranked second after Proximus17.

In 2019, Orange continued to set itself apart from the competition as a "bold challenger" by offering added value to its customers, and particularly by introducing new features at no extra cost:

−    Orange is the first operator to include MMS in its prepaid services for Retail customers;

−    Eagle customers also receive an unlimited package (data, calls and SMS) within the EU;

−    the data included in the Cheetah package has increased from 8 GB to 15 GB.

On the convergence market, Orange launched the Love Duo package, which combines a mobile subscription with an unlimited very high-speed broadband plan.

On the B2B market, Orange acquired Upsize NV and its subsidiaries BKM NV and CC@PS. Following this acquisition, Orange Belgium is now able to extend its offer with Unified Communications & Collaboration and BKM ICT services, in order to meet increasing demand from B2B customers for a single supplier for connectivity and ICT-related services.

For its mobile network, Orange signed a mobile access network sharing agreement with incumbent operator Proximus. This agreement will improve the mobile experience thanks to wider coverage, improved indoor coverage and a faster 5G rollout. In addition it will generate significant environmental benefits and will also save on operating costs. A new joint venture owned in equal shares by Orange Belgium and Proximus will be set up to design, develop and operate the shared mobile access network.

At end-2019, Orange Belgium became the first operator in Belgium to open a dedicated business 5G test center. By creating this innovation hub, and therefore working with industrial partners in such real-life settings, Orange Belgium has begun to use the full potential of 5G technology.

Luxembourg

Orange started its operations in Luxembourg in 2007 via the acquisition of Voxmobile. The company adopted the Orange brand in 2009.

On the mobile segment, Orange Communications Luxembourg is ranked third behind Post Luxembourg, the market leader and incumbent operator, and Proximus Luxembourg, a subsidiary of the Belgian operator Proximus with its own brand, Tango (source: ILR for the year 2018). Post Luxembourg also has the largest market share in the fixed-line and Internet market.

In 2019, Orange changed its mobile packages by launching the new BeUnlimited and MoveUnlimited offers. These two packages offer unlimited data, calls and text messages, marking the first stage of Orange’s quest to establish itself as a "bold challenger" on the Luxembourg market.

In 2019, Orange continued to reap the benefits of its convergent offers with Love Essential, a mobile subscription combined with very high-speed unlimited fiber optic broadband.

1.4.3.3     European countries

Romania

Orange Romania was founded in 1997 and adopted the Orange brand in 2002. Historically present on the mobile segment, Orange launched its satellite TV offers in 2013, then its fiber offer in 2016, following a wholesale agreement with Telekom. In 2019, the Group generated 2.6% of its consolidated revenue in Romania.

The Romanian Telecom market is dominated by four operators: Orange, Vodafone, Telekom (the incumbent fixed telephony operator, also present on the mobile segment, jointly owned by the Romanian government and OTE, which is itself jointly controlled by Deutsche Telekom and the Greek government) and RCS&RDS (operating under the Digi brand, owned by Digi Communications).

In the mobile telephony market, Orange’s market share was estimated to be 33.8% in 2019, compared with 34.1% in 2018. Orange maintained its leading position, followed by Vodafone, Telekom and Digi18.

Following the launch of its fixed offers and its own fiber optic network, Orange’s market share in the fixed-line market increased by 1.2 points, but remains limited at 6.8%, in a market dominated by Digi, followed by incumbent operator Telekom and then Vodafone19.

Orange’s activities in Romania

2019 marked a turning point for Orange Romania, which is in the process of changing from an exclusive mobile operator to an integrated multi-service operator, while retaining its basic priorities throughout its transformation process.

Orange continued to increase its 4G presence, which is the largest in Romania and now covers 98.1% of the population throughout the country as a whole, and 100% in urban areas20. Orange continued to integrate more data into its offerings, enabling the rapid adoption of smartphones and significant growth in traffic and in revenue from data services, thereby reinforcing its leadership in 4G.

In the first quarter of 2019, Orange launched new services including Voice HD Plus, a first for Romania and for the Group, as well as the eSim integrated SIM card.

Orange Romania became the first Group country to market 5G in November 2019, when customers in Bucharest, Cluj-Napoca and Iasi were able to access the 5G network. Customers on the 5G network enjoy mobile speeds of up to 1.2 Gbps, which is comparable to high-speed fiber broadband. This enhanced connectivity goes hand in hand with the new Number Share service, enabling customers to use the same number for their smartphone and smartwatch. This highly sought-after feature in Romania is exclusive to Orange.

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Orange Romania is also involved in EU Horizon 2020 Research and Development projects to develop and also standardize 5G. It is therefore the only Romanian operator involved in the standardization of this new technology on a European scale.

Moreover, at the end of 2019, Orange Romania opened its own FTTH network (directly to customers’ homes) in three areas: Bucharest, Pascani (Iasi municipality) and Apahida (Cluj municipality). In Bucharest, Orange Romania has also deployed its own fixed infrastructure specifically dedicated to business clients.

As part of Orange Romania’s diversification strategy, in the second half of the year, the Enterprise Division adopted the Orange Business Services (OBS) brand for its IT&C services.

In the interests of retaining a positive direct link to its customers, in 2019 the Group opened its 1,000th Smart Store in Botosani. Meanwhile, the Orange Digital community was launched, attracting over 6,000 members.

Mobile money and banking services launched new payment methods (debit cards and NFC in March 2019, and Apple Pay in June 2019). In the second half of the year, Orange Money started marketing My Reserve, a financing solution to buy phones and accessories, which provides customers with a simple and transparent credit tool.

Slovakia

Orange Slovensko started operating in 1996 and adopted the Orange brand in 2002. Historically present on the mobile segment, Orange reinforced its position in the area of convergence thanks to a new fiber deployment program in 2016 and the launch of fixed-line solutions via LTE in 2017. In 2019, the Group generated 1.3% of its consolidated revenue in Slovakia.

The fixed broadband market in Slovakia is dominated by the incumbent operator Slovak Telekom, whose infrastructure covers the whole country. Orange, which rolled out its own fiber optic network in Slovakia and markets DSL Internet services via a commercial agreement with Slovak Telekom, is ranked second in this market with a market share of 12.9%21.

In the mobile telephony market, Orange competes with three other operators: O2 (owned by the O2 Czech Republic group), Slovak Telekom (owned by Deutsche Telekom) and Swan (national operator). The Slovak post and Swan started to offer mobile services in October 2015, only in prepaid formulas, available in all post offices. Orange is still the leading market operator with a market share of 38% in the third quarter of 201922. Slovak Telecom is ranked second in value terms, followed closely by O223.

Orange’s activities in Slovakia

In 2019, Orange continued to execute its strategy focused on strengthening its position on the convergent market. This is supported by its solid market share in mobile telephony and by a growing share of the fixed and television market. The TV offer has been enhanced by exclusive content including Premier League soccer matches.

Orange markets a number of innovative offers, particularly its convergent offer Love. At the same time, Orange has simplified its portfolios of mobile and fixed-line contracts and launched its new flexible Smart Packages contracts for Funfon prepaid customers.

Orange continued to expand its 4G network in 2019. It also focused on extending fixed broadband by increasing its FTTH coverage (which exceeded 522,000 connectable households at the end of the year).

Moldova

Orange Moldova started operating in 1998 and adopted the Orange brand in 2007. Historically present on the mobile segment, Orange launched its fixed and convergent telephony offers in 2017, following the acquisition in 2016 of SUN Communications, Moldova’s main cable operator. In 2019, the Group generated 0.3% of its consolidated revenue in Moldova.

The main telecommunications operators active in Moldova are Orange, Moldcell (only operating in the mobile market) and Moldtelecom. The latter is the incumbent operator whose infrastructure provides coverage throughout the country. It is the market leader for fixed telephony, but is also present in the mobile segment under the Unite brand. In 2019, Orange maintained its position as the number one in the mobile telephony market with a 55.9% market share, followed by Moldcell and Unite (1).

Orange’s activities in Moldova

In 2019, Orange Moldova launched television and fixed broadband services using FTTH in both the fixed and convergent markets, providing customers with speeds of up to 500 Mbps. Orange is also continuing to roll out its convergence strategy. Orange’s 2020 ambition is to grow its convergent customer base, while providing fast deployment of fiber to households. Exclusive HBO content has set Orange apart on the market, attracting new TV and convergent customers.

In the mobile segment, Orange launched its VoLTE service to provide customers with HD-quality calls, together with reduced call connection times.

1.4.4       Africa and the Middle East

The Orange group is present in 18 countries in Africa and the Middle East of which 16 where it has controlling interests and two (Tunisia and Mauritius) where it has minority interests. Part of the activities of the business segment is structured into sub-groups (Sonatel and Côte d’Ivoire). In Africa and the Middle East, Orange primarily operates in the mobile markets, with the exception of countries where the Group operates through the incumbent operator (Senegal, Côte d’Ivoire, Jordan and Mauritius) and Morocco, where it also provides fixed telephony and Internet services. These markets are mainly prepaid markets, largely driven by the accelerated development of voice and data usage.

Orange is pursuing a 4G rollout strategy in Africa and the Middle East, and is investing in all countries to upgrade and extend their access networks. The rollout program was ramped up in 2019, particularly in Egypt, Morocco and Côte d’Ivoire. The Group has also seen rapid development in mobile financial services. Orange Money increased its reach with 45 million customers by December 31, 2019, 18 million of whom are active customers who use the service every month.

Africa and Middle East countries are generally tightening their regulations with regard to service quality and environmental standards, while tax levels are rising.

In 2019, Africa and the Middle East accounted for 12.9% of the Group’s consolidated revenue.

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As part of its new Engage 2025 strategic plan, Orange aims to become the benchmark digital operator in Africa and the Middle East (see Section 1.2.2 The Orange Group strategy).

1.4.4.1     Sonatel Sub-group

The Sonatel sub-group operates under the Orange brand in five countries. With a presence in Senegal since 1997, it began its international development in Mali in 2002. It generates 74.5% of its revenues in these two countries. The Sonatel sub-group also operates in Guinea, Guinea-Bissau (operations launched in 2007), and in Sierra Leone, where it acquired Airtel Sierra Leone in 2016. In 2019, it generated 4% of the Group’s revenue.

With respective mobile market shares of 53.6% in Senegal, 59% in Guinea (sources: ARTP and ARPT, 3rd quarter 2019), 59.9% in Mali, 47.4% in Guinea-Bissau and 33.2% in Sierra Leone (source: GSMA), the Sonatel sub-group is a leader in Senegal, Mali and Guinea, and is the second largest operator in Sierra Leone and Guinea-Bissau.

It has two or three competitors in each country, including Free (brand launched on October 1, 2019, to replace Tigo) and Expresso (Sudatel Group) in Senegal; Sotelma/Malitel (Maroc Telecom Group) and Alpha Telecom (Planor-Monaco Telecom International consortium) in Mali; MTN and Cellcom in Guinea; MTN in Guinea-Bissau; Sierratel (incumbent operator), Africell and QCell in Sierra Leone.

Following 4G launches in Sierra Leone in March 2019 and in Guinea in June 2019, all the countries in the Sonatel sub-group now offer a 4G or 4G+ service to their customers.

Growth in the fixed market very high-speed broadband market continued in 2019, particularly in Senegal and Mali based on the Flybox, TDD-LTE (fixed Internet on 4G) and fiber optic offers. Orange Money also continued to grow, both in terms of its revenues and active customers.

The Sonatel sub-group implements a Corporate Social Responsibility policy which is in line with the Orange Group strategy and the guidelines on sustainable development defined with stakeholders in each operational country. To honor its commitment to digital inclusion, Orange has opened its first West African Orange Digital Center in Dakar. This digital innovation hub is a showcase for Orange’s commitment to society.

1.4.4.2     Côte d’Ivoire sub-group

The Côte d’Ivoire sub-group operates under the Orange brand in three countries. The activity covers Côte d’Ivoire, where the Group has operated since 1996 and which accounts for 68.5% of its revenues, and Burkina Faso and Liberia where it acquired Cellcom Liberia and Airtel Burkina Faso in 2016. It operates in a geographical region with a population of more than 50 million inhabitants. In 2019, it generated 2.7% of the Group’s revenue.

In 2019, the markets in which the Côte d’Ivoire sub-group operates underwent a range of changes, against a backdrop of more robust identification requirements for mobile customers, a deteriorating security situation in Burkina leading to a loss of access to part of the network, and an increased tax burden, particularly in Liberia which is undergoing a severe economic and social crisis.

With mobile market shares of 42% in Côte d’Ivoire (source: ARTCI, 3rd quarter 2019), 43.2% in Burkina Faso (source: Arcep BF, 3rd quarter 2019) and 62.5% in Liberia (source: GSMA), the Côte d’Ivoire sub-group is now ranked first in all of the countries in which it operates. In Côte d’Ivoire, the sub-group is also the leader in the mobile financial services market.

The three entities have the following competitors in each of their regions: MTN and Moov in Côte d’Ivoire; Onatel and Telecel in Burkina Faso; MTN in Liberia.

The 2019 sub-group activity was characterized by a return to growth of Orange Côte d’Ivoire’s revenues (against a backdrop of a stagnating telecoms market), another two-figure increase in revenues for Orange Burkina, and Orange Liberia’s revamping of its voice and data offers after the Liberian regulator imposed new minimum pricing.

In 2019, Orange Côte d’Ivoire embarked on an ambitious transformation plan to improve its financial profitability and resume growth. The plan is due to continue in 2020.

The Côte d’Ivoire sub-group continued to develop FTTH, with more than 21,000 active customers for approximately 77,000 available connections at the end of 2019. It also boosted its international connectivity with the commissioning of the Main One submarine cable in Côte d’Ivoire.

1.4.4.3     Countries of North Africa and the Middle East

Egypt

The Orange group entered the Egyptian Telecom market in 1998 through a partnership with Orascom and Motorola in the operator Mobinil. It gradually increased its stake following the withdrawal of Motorola in 2000 and Orascom in 2015. Since 2016, all services are marketed under the Orange brand. In 2018, Orange Egypt delisted from the Cairo Stock Exchange. In 2019, the Group generated 1.8% of its consolidated revenue in Egypt.

Since end-2017, the buoyancy of the market has been driven by the launch of 4G services by all operators, and the simultaneous increase of 30% in the price of prepaid recharges following the regulator’s decision. At the same time, Telecom Egypt, the incumbent operator until then present only in the fixed-line market, launched a new mobile operator under the brand WE, operating under a roaming agreement with Etisalat. The markets also saw a considerable slowdown following the introduction of a tax for each new sale.

With a market global share of 30.4% (Source: GSMA), Orange is still the country’s second mobile operator, behind Vodafone and ahead of Etisalat.

Among the highlights for 2019, Orange notably:

−    launched a new portfolio of packages (Alo, Elking, Control Plus), together with its new #012 program of personalized promotions to meet the customers’ latest needs, particularly for mobile data;

−    reached an out-of-court settlement for long-lasting litigation with the Egyptian regulator regarding the domestic interconnection system between operators;

−    won an important tender on the B2B market for the development and monitoring of a data center in the new administrative capital.

Morocco

The Orange group entered the Moroccan Telecom market in 2010 through a partnership with Médi Telecom. The company, which was operating under the Méditel brand, became a consolidated subsidiary of the Group in July 2015 after Orange increased its interest to 49% of the capital. Since end-2016, all services are marketed under the Orange brand. In 2019, the Group generated 1.3% of its consolidated revenue in Morocco.

With 34.7% of the mobile market (source: ANRT, 3rd quarter 2019), Orange is the second largest mobile operator in the country (behind the incumbent operator, Maroc Telecom, and ahead of Inwi).

In 2019, Orange maintained its sales momentum. The year was also defined by a gradual fall in prepaid mobile plan revenue and a move towards monthly billed plans, both in the mobile and fixed segments. Unlimited Internet plans saw particularly strong growth, with successful

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fiber optic and 4G TDD-LTE offers accounting for a total 200,000 customers by end-2019.

Jordan

The Orange group entered the Jordanian Telecom market in 2000 through a partnership with the incumbent operator Jordan Telecom. The company became a consolidated subsidiary of the Group in 2006 after Orange increased its interest to 51% of the capital. Since end-2007, all services are marketed under the Orange brand. In 2019, the Group generated 0.9% of its consolidated revenue in Jordan.

With 25.7% of the mobile market at the end of 2019 (source: GSMA), Orange is the third largest mobile operator in the country, behind Zain and Umniah.

Orange is also present in the fixed-line market through its ADSL Internet offers together with FTTH, launched in 2016. Zain and Umniah are also competitors in this segment.

In 2019, Orange continued its large-scale deployment of fiber optic to all of the country’s major towns and cities.

Orange has also implemented an ambitious internal digital transformation plan by creating a digital hub of 100 people, following its launch of both internal and customer-facing chatbots. It has also started using robots for the first time.

Finally, Orange has continued to implement measures to develop the country’s digital transformation, by opening new Coding Academies, providing coding tuition for young people and women.

Tunisia

Orange Tunisie launched its activity in May 2010 after acquiring its license in July 2009. The Orange group is a partner with 49% of the capital.

Orange’s mobile market share is 25.6% (source: INT, 3rd quarter 2019), placing it in third position behind Ooredoo, which maintains its leading position, and Tunisie Telecom.

Orange Tunisie’s B2B business has retained its momentum and maintained strong revenue growth in 2019.

In the fixed segment, in June 2019 Orange Tunisie launched an unlimited Internet service based on 4G TDD-LTE technology. The service was popular with users, 85% of whom opted for the premium 10 Mbps package. The service quality is excellent, with a churn rate of close to zero.

1.4.4.4     Countries of Central and Southern Africa

Democratic Republic of the Congo

The Orange group entered the Congolese telecoms market in 2011 through the acquisition of Congo Chine Telecom. In 2016, Orange acquired Oasis, the Congolese subsidiary of the Millicom group, which operated under the Tigo brand. In 2019, Orange RDC generated 0.7% of the Group’s consolidated revenue.

With a market share of 29.1%, Orange is the second largest mobile operator in the country behind Vodacom and ahead of Airtel and Africell (source: ARPTC, 2nd quarter 2019).

In 2019, thanks to robust commercial momentum following the end-2018 4G launch and widespread 3G coverage, Orange was also the second largest operator on the data services market (source ARPTC, 2nd quarter 2019). 2019 was also defined by strong offer appeal, and the success of Orange Money in particular.

Orange was the first operator to launch 4G, and in 2019 continued to roll out the mobile broadband network to DRC’s main towns and cities.

Cameroon

The Orange group has been present in Cameroon since the liberalization of the Telecom sector in 1999. All services, initially launched under the Mobilis brand, have been marketed under the Orange brand since 2002. In 2018, the Group generated 0.7% of its consolidated revenue in Cameroon.

With a market share of 33.4% in 2019 (Source: GSMA), Orange is the country’s second mobile operator, behind MTN and ahead of Nexttel.

Orange Cameroon maintained robust sales activity in 2019 thanks to the steady development of Orange Money and mobile data activity, and a positive outbound voice performance.

2019 was also characterized by multiple regulatory and tax-related cases brought by various Cameroonian authorities.

Botswana

The Orange group has been present in Botswana since 1998 and since 2003 under the Orange brand. In 2019, the Group generated 0.2% of its consolidated revenue in Botswana.

In a saturated market, with a penetration rate of 150% (source: GSMA), Orange is the second largest mobile operator with a market share of 36.8% (source: BOCRA, August 2019), behind Mascom and ahead of Be Mobile. Orange also consolidated its leading position on the mobile financial services market (source: BOCRA, November 2019).

In 2019, Orange Botswana recorded buoyant sales figures due to the success of its abundance voice and data offers and Orange Money.

Madagascar

The Orange group has been present in Madagascar since 1998 and since 2003 under the Orange brand. In 2019, the Group generated 0.2% of its consolidated revenue in Madagascar.

Orange is the third largest mobile operator in the country with a market share of 25.1% (source: GSMA), behind the incumbent operator Telma and Airtel and ahead of MVNO Blueline.

In 2019, Orange’s activity in Madagascar was marked by the 2018 launch of new abundance voice and data offers. Orange also enhanced the innovative positioning of its Orange Money financial service business by developing its "pico" and "micro" credit solutions with the M-kajy offer.

Central African Republic

The Orange group entered the telecoms market in the Central African Republic in 2007 as the fourth entrant. In 2018, the Group generated 0.1% of its consolidated revenue in Central African Republic.

With revenue growth of nearly 30% in 2019, Orange became the largest mobile operator in the country with a market share of 48.5%, ahead of Telecel, Moov and Azur (source: Arcep RCA, Q3 2019).

The strong growth observed in 2019 was due to a significant improvement in service quality, and to investments in the country with the opening of around 15 new sites. Development of B2B activity was consolidated by gaining an important project with MINUSCA.

Mauritius

The Orange group has been present in Mauritius since 2000 through a partnership with the incumbent operator Mauritius Telecom, in which it holds 40% of the capital.

Mauritius Telecom is the leader in Internet and fixed-line telecoms services in Mauritius, ahead of DCL, and in mobile services ahead of Emtel and MTML, with a market share of 50.6% at end-2019 (source: GSMA).

The operator offers a comprehensive range of fixed and mobile data and voice services. It also offers convergence packages (voice, IP and TV) through its MyT service. The first operator to launch 4G and mobile

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payment services in 2012, Mauritius Telecom launched its fiber optic network (FTTH) in 2013.

The main growth drivers for Mauritius Telecom lie in content, in particular with a strategy of investing in premium content, enabling Mauritius Telecom to strengthen its position as the market leader.

The company also offers international connectivity via fiber optic submarine cables.

1.4.5       Enterprise

The Enterprise operating sector includes all services to key accounts, local authorities and companies with over 50 employees in France, as well as multinationals around the world. Operating under the Orange Business Services brand, Orange is one of the world leaders in supporting the digital transformation of enterprises. As an infrastructure operator, technology integrator and value-added services provider, Orange Business Services has a complete portfolio of offers designed to assist its customers to carry out their digital transformation projects and implement their communication projects. Orange provides its customers with a high level of expertise in terms of collecting, transporting, storing, processing, analyzing and sharing their data and creating value. Under the Orange Cyberdefense brand, Orange also offers its customers enhanced data protection during all these stages.

Enterprise services (connectivity and IT integration services) are one of the growth drivers identified by the Group and are key to the new Group strategy, Engage 2025, (see Section 1.2.2 The Orange group strategy).

In the light of increasingly sophisticated and global threats, cyber security is now a crucial issue for companies and institutions. It is a growth market which requires both critical mass, to respond to the complexity of the attacks, and closer contact with customers. In 2019, Orange continued its growth strategy with the aim of increasing its international presence and its expertise in this field, through two major acquisitions:

−    SecureData, the largest independent provider of cyber security services in the United Kingdom, which is the largest market in Europe, with 200 employees in the United Kingdom and South Africa;

−    SecureLink, one of the leading independent players in cyber security services in Europe, with over 660 employees and over 2,100 customers from a wide range of sectors and with a strong foothold in the Nordic, Belgian, Dutch, German and UK markets.

In 2019, the Enterprise sector generated 17.6% of the Group’s consolidated revenue.

The market

The B2B market for communication services and IT services is part of the wider ICT market, which combines the technologies used in the processing and transmission of information. In 2019, it accounted for nearly €1.3 trillion (source: Gartner, 3rd quarter 2019), up 4% on a constant currency basis. The value of this market by region breaks down as follows: North America for 39%, Asia Pacific for 27% and Europe for 25%. The markets for consulting and integration services and for managed services and Cloud infrastructure services grew in 2019 and respectively accounted for 32% and 29% of the world market in value terms (source: Gartner, 3rd quarter 2019).

The provision of telecommunication and IT services to companies is a highly competitive market. It is shared by many players, notably telecommunications operators, network integrators, managed IT service providers, and Internet or digital players. Given the large number of players, there is no reliable, relevant information available on market shares.

Specifically with regard to the cyber security services market, Orange is now a major operator, with a presence in 8 European countries, and was ranked as the leading operator in France and fifth in the Europe, Middle East, Africa region in 2018 (source: Teknowlogy Group study - November 2019).

Orange Business Services activities

Orange offers a wide range of products and services, including those that are packaged or tailor-made and using different methods such as integrated, managed or Cloud, aimed at guiding businesses in their digital transformation, and structured around their main challenges (connectivity, mobility, streamlining of processes, fluidity of exchanges with customers and support for their projects).

Orange has structured its portfolio of offers around four main types of products and services:

−    fixed telephony (traditional and IP) and audio conference services;

−    enterprise mobile telephony offers;

−    network offers, including certain service guarantee levels (mobile and fixed-line connectivity, data transfer, hybrid networks, fixed-line and mobile convergence offers);

−    IT service offers and integration solutions, including:

-     Cloud solutions (virtualization, development of "aaS" (as a Service) solutions and business models), which is the direction that many business customers are taking. Orange is particularly well placed in terms of the multi-cloud solutions that its customers are increasingly demanding and for which it can share its experience in the construction, management and orchestration of large-scale complex structures,

-     Digital & Data solutions, strengthened by the recent acquisition of Business & Decision. These make it possible, in addition to system integration and supply, business applications and API (Application Programming Interfaces), to design digital customer solutions in the fields of Big Data, Data Analytics and Artificial Intelligence,

-     cyber-defense solutions covering infrastructures and users, in managed and integrated or Cloud (safe work environments and infrastructure, cyber-defense, management and governance), supervised from a security operations center [REDACTED SECTION: CERTAIN TEXT HAS BEEN REDACTED.],

-     intelligent mobility solutions based not only on mobile technologies, but also on the IoT (Internet of Things),

-     unified communication and collaboration services (interoperability between telephony, messaging and video conference solutions, in triple play or quadruple play),

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-     consulting and customer services (analysis of needs, solutions architecture, deployment and installation support, user training, administration of services and solutions) in various areas: switching to "all-IP," adopting Machine to Machine and the Internet of Things, supervising and managing quality of service, switching to Cloud infrastructure solutions, and the digital transformation of businesses.

These offers are also used to develop cross-sector business solutions (finance, transport, energy, government and public sector, geolocation and fleet management, etc.).

As regards its core business as an operator, Orange relies on international partners to supplement its offer and geographical coverage in areas where its customers operate and where its presence does not offer a comprehensive solution. The Group is working to build this type of partnership in the most developed markets, preferably with the leading operator or its direct competitor, like NTT Communications in Japan or AT&T in the United States.

Orange also works in close collaboration with an ecosystem of international technological partners, who are leaders in their respective fields of connectivity, unified communication, Cloud infrastructure, effective data use or cyber security.

Lastly, Orange is developing partnerships with service operators to develop a common business approach to offer innovative solutions for its customers.

In 2019, Orange signed a series of major contracts to support its customers around the world, in particular with Sony to consolidate and transform the communication infrastructures of its two largest operating companies and create a future-proofed and standardized network that will offer an enhanced experience to users worldwide, with Mobileye®, an Intel subsidiary, to interconnect its latest generation collision avoidance device, and with Mars Incorporated to roll out an Intelligent Automated Network (IAN).

1.4.6       International Carriers & Shared Services

The operating activities of the International Carriers & Shared Services segment include:

−    international carrier activities undertaken by the Wholesale International Networks Division (roll-out of the international and long-haul network, sales of international telephony and services to international carriers, and installation and maintenance of submarine cables);

−    and the activities of OCS and Orange Studio in content.

The segment also includes other cross-cutting activities of the Group, in particular research and innovation (see Section 1.6), or real-estate, as well as support and shared activities including corporate functions at the headquarters.

The operating activities of the segment accounted for 2.3% of the Group’s consolidated revenue in 2019.

1.4.6.1     International Carriers’ activities

The market for wholesale operators is made up of three categories of player: global wholesalers, multinational retail operators (including Orange) and regional players or specialists.

The wholesale market’s customer base comprises voice market specialists (call-shop, prepaid cards), fixed and mobile domestic retail carriers (including MVNOs), Internet access and content providers and OTT players. International carriers also sell wholesale traffic to each other.

Wholesale International Networks (WIN) offers a broad range of solutions on the international market. Its business is structured on a large infrastructure of long-haul networks. Its presence in both the retail and wholesale markets means it can develop solutions that are particularly well adapted to the needs of the retail operators.

The Group is notable for being heavily involved in the design, construction and operation of submarine cables. With its ownership or co-ownership of several cable systems, Orange ranks among the world’s largest owners of submarine links. This has enabled it to satisfy the increase in transatlantic traffic.

The Group’s wholesale activity is based on:

−    a seamless global network24 and an IPX protocol network25 supporting voice and data with points of presence around the world;

−    a global network of dedicated IP routes with end users in more than 220 countries, connections to more than 200 Internet service providers, and connectivity in over 100 countries in a single IP network hop;

−    99.99% network availability, 24/7 centralized network supervision.

In 2019, IP data traffic continued to experience steady growth (+18%).

Offers

Voice Services

Voice service solutions enable operators worldwide to transit their customers’ calls internationally to over 1,200 destinations with 24/7 technical support.

Services to Mobile Operators

With mobile services solutions, Orange offers roaming as a result of direct connections with over 200 mobile operators as well as broad connectivity enabling it to offer messaging services.

Internet and Transmission Services

Orange’s data and IP network includes terrestrial, submarine and satellite systems which combine to create a vast global network. With its Internet network, Orange offers adjustable solutions to meet the needs of Internet service or content providers.

Convergence Services

Orange provides operators with a multiservice offer to enable them to manage their voice and mobile data services over a single connection.

Security and anti-fraud services

To protect the value of its customers’ business, Orange Wholesale International Networks offers solutions covering the protection of identity and privacy and that of its networks, mobile traffic and voice traffic.

The portfolio of anti-fraud and security services relies on voice, Internet and mobile services solutions. These offers include audit, detection and protection functions as well as the provision of analysis reports. The portfolio also contains offers that focus on the fight against the

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dangers of cybercrime and Orange Wholesale International Networks’ customers can resell some of these offers to their own customers.

Orange Marine

Orange Marine is a major player in submarine cables, from the early research and engineering stage through to the setting up of intercontinental connections and the maintenance of existing cables. In total, Orange Marine has installed more than 260,000 kilometers of submarine cables (including over 30,000 kilometers of buried cables) across all oceans and carried out surveys on over 80,000 kilometers of seabed. Its vessels carried out more than 800 repairs on defective cables, some of which were performed at a depth of 5,000 meters. Orange Marine has a cable-laying fleet of seven vessels (six cable ships and one submarine research ship). It represents 15% of the global fleet and is one of the most experienced worldwide.

Orange Marine was particularly busy in 2019, with several large-scale projects and, in particular, laid a new fiber optic submarine cable linking Grande Comore Island and Mayotte. Brought into service in the third quarter of 2019, this cable enhances connectivity in the Indian Ocean.

1.4.6.2     Content activities

Content distribution activities (TV, video-on-demand, music, video games) are a key component of Orange’s strategy as a multi-service operator with nearly 10 million households connected to its TV universe at the end of 2019. These activities help promote the Group’s very high-speed broadband offers.

Orange’s content strategy is primarily based on developing partnerships with rights holders and service publishers. Orange is focused on its role of aggregator and distributor by referencing the best entertainment services available in order to offer them to its customers through its broadband networks.

In France, Orange is also developing an ambitious policy of producing and co-producing films and series, and broadcasting them via its Orange Studio subsidiary and its premium service, OCS. All OCS programs are available via scheduled programming and on-demand. Most distributors offer OCS and it can be accessed directly online. At end-2019, OCS had 3.1 million subscribers.

After the broadcast of Nom de la Rose, in 2019, Orange Studio co-produced two new original content series, Devils and Cheyenne & Lola, which are due to be broadcast on OCS in 2020. In 2019, Orange Studio also co-produced a dozen or so films, including Une Vie cachée by Terrence Malick (Cannes official selection) and La Belle Epoque by Nicolas Bedos which generated over 1.2 million cinema admissions. At the same time, Orange Studio continued to enrich its catalog and expanded its international sales activity via an agreement with UGC and own-brand distribution mandates.

OCS experienced a steady increase in subscribers in 2019 due to its exclusive broadcasting rights to the latest season of Game of Thrones and a number of other new series and seasons, and its exclusive rights to broadcast film premiers.

In other European countries, the Group is pursuing the roll-out of content services, notably related to TV, a key element of fixed/mobile convergence offers. As such, Orange is marketing TV channel packages in Spain based on soccer offers (La Liga and Champions League), for which the distribution rights were renewed for the 2019-2020 season. Orange in Spain also expanded its range with SVoD services such as Amazon Prime Vidéo, FlixOlé and StarzPLay, while continuing to develop its Orange Series 4k channel. The Group’s other European subsidiaries are also developing this TV strategy.

In Africa, in September 2019, Orange signed a structured partnership with Canal+ Afrique to offer Canal+ TV packages to all Orange households. This will be rolled out gradually in countries in Sub-Saharan Africa in 2020. Orange is also continuing to invest in production, particularly in Senegal with Season 7 of the Idoles series or in Côte d’Ivoire with the Assinie series. In terms of mobile services, Sonatel launched its Wido video streaming app which gives unlimited access to a catalog of films and series produced or acquired with exclusive rights. Orange also signed distribution partnerships with several content publishers, particularly in Egypt with BeIN Sports.

The music market continued to grow in 2019 via streaming. Deezer, in partnership with Orange since 2010, now exclusively offers Rotana’s catalog in Arabic. The Deezer service is available with Orange in France, Romania, Luxembourg and Côte d’Ivoire. Orange is also continuing to roll out its radio and podcast service, Orange Radio, which is now available in 17 countries via mobile apps, web TV and connected devices.

In the video games sector, the Orange TV games streaming offer continued to grow in 2019. In the mobile segment, the rise of unlimited subscriptions and Freemium games continued with the Orange Juegos offer in Spain and a sustained growth in the African countries where Orange manages more than a million mobile gaming customers. In 2019, Orange also organized the second Orange eSports Experience, which is now the benchmark pan-African video gaming competition.

Lastly, Orange introduced innovations in the field of digital reading in Africa by opening, in association with the French partner "Youscribe," a digital book and press service which is again a mark of its social commitment on this continent. Available in 3 African countries (Senegal, Côte d’Ivoire and Cameroon), it supplements the existing service in Tunisia.

1.4.7       Orange Bank

Mobile financial services are a key component of the Orange Engage 2025 strategy. With the expansion of its multiservice activities on the African continent, B2B and IT services, mobile financial services are one of the Group’s three growth drivers.

The banking market

The banking sector is currently undergoing far-reaching change, marked by:

−    adaptation to regulatory changes (DSP2, GDPR, etc.) in the light of more vigilant regulatory authorities (ACPR, CNIL, etc.);

−    increased competition and fragmentation of supply (online trading, account aggregators, open banking, etc.);

−    the integration of new technologies (Instant payment, Data and AI, Blockchain, etc.) for greater innovation and performance;

−    safeguarding profitability in an unfavorable economic climate: reduced interest margins, pressure on commissions, capital requirements;

−    a digital explosion which is redefining customer behaviors (autonomous, remote, volatile, demanding) in relation to their bank.

Fierce competition on the banking market breaks down into six categories of operator:

−    the major traditional banking networks (which are gradually adapting their offers to the new situation);

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−    online banks (some of which are subsidiaries of the traditional major banking networks), which developed mainly during the 2000s (Boursorama Banque, ING Direct etc.); they now position themselves as offering free basic banking services and adopt an aggressive acquisition policy (e.g.: welcome bonuses) while joining the race for innovation;

−    neo-banks, set up in the 2010’s, which are based on a mobile application and simplified customer experience. Some have banking licenses, others do not (N26, Revolut, Compte Nickel, etc.). They compete with online banks by capturing market share through innovation (e.g.: freemium and payment services);

−    Fintechs (financing platforms, means of payment and account aggregators);

−    the tech giants who offer mobile payment solutions: Apple Pay, the Facebook Messenger payment function, Samsung Pay, Android Pay, etc. They can now offer financial services directly via banking licenses;

−    large retailers (Leclerc, Fnac Darty, etc.), which aim to take a share of the mobile financial services value chain;

−    new operators which continue to come onto the banking market (MafrenchBank, Uber Money, Free, Starling Bank) from all directions.

Online banks and neo-banks have taken market share from traditional banks. In early 2019, neo-banks captured around 15% of new account openings (Source: AT Kearney analysis, Feb-19 - CB insight, 2019 Fintech trends to watch).

Orange Bank activities

Orange Bank is positioned at the frontier of the banking and telecom sectors.

Modeled originally on the mobile uses of customers, in France, the offer carries no conditions related to income, savings or minimum balance. There are no bank charges attached to accounts and their associated bank cards (subject to certain terms and conditions of use). All basic banking services are offered: bank account, bank card, checkbook, authorized overdraft, savings account, à la carte insurance and personal loan. Customers can perform all their banking operations on a mobile handset. When opening a bank account, customers have access to a network of more than 280 Orange-approved stores.

Strongly relying on telecoms functions, Orange Bank’s innovations offer customers the option of making contactless payments with credit cards or via mobile handsets, gaining immediate access to their bank account balance, temporarily blocking and unblocking their credit card from the application, and sending money by text message. Customer relations are based on the virtual advisor, Djingo, the bank’s first point of contact, available 24/7. Since the launch, more than two million conversations have taken place between customers and Djingo, 50% of which were entirely managed by the virtual advisor. There is also a customer relations center whose staff are split between Amiens and Montreuil.

2019 was, in particular, marked by the launch of a Premium bank card in March and by ongoing improvements to the app. This was reflected by an increased Apple Store ranking which rose from 3.4/5 in January to 4.5/5 in December. The bank was also ranked as "best digital offer" for the second year running by the D-Rating agency (assessed on the basis of 420 criteria).

Orange Bank also accelerated its cross-sales strategy with its shareholders, Orange and Groupama. Since July, the bank has been offering customers with Visa Premium cards 5% cash back in Orange stores, valid on all equipment, mobile phone and accessory purchases. In addition, since October 2019, financing has been offered to eligible customers in Orange stores to enable them to finance their purchases (smartphones, telephones, tablets, connected objects and accessories). Car loans are also sold within the Groupama network alongside motor insurance. Lastly, the bank has joined forces with a new partner, Nexity, to finance real estate projects.

In France, as of December 31, 2019, Orange Bank had over 500,000 customers won via Orange stores, Groupama branches and digital channels.

On the international stage, Orange Bank was launched in Spain in November 2019. This bank which is 100% mobile, offers Orange customers a selection of savings accounts, checking accounts, Mastercard credit cards, group management as well as numerous discounts on Orange phone bills. Its launch was accompanied by the payment of 1% interest on deposits of up to €20,000, one of the highest savings rates in Spain. Innovations include the Group management function which enables funds and expenses to be shared or transferred between several people, giving customers the option to manage joint subscriptions such as water bills or Netflix accounts.

In July 2019, the Group also obtained a banking license from the Central Bank of West African States to create Orange Bank Africa26.

1.5     Orange’s networks

For Orange Group, the networks are a strategic asset and, as such, are subject to constant supervision, maintenance and modernization. Orange’s new strategic plan, Engage 2025, launched in December 2019, is based on four key ambitions, including reinventing its operator model by capitalizing on its network advances (see Section 1.2.2 The Orange Group strategy).

At end-2019, Orange operated networks in 26 countries to serve its customers in the consumer market and in nearly 200 countries or territories to serve its Business customers. Orange is continuing to modernize its networks to provide its customers with ever greater and more enhanced connectivity in all its locations.

The Group’s investments in its networks, other than those to maintain their quality (pole, cable and mast replacement) are designed to improve these networks in a number of respects:

−    the development of very high-speed fixed and mobile broadband (FTTH and 4G/5G), increased data transfer volumes and reduced connection latency. These investments concern all of the networks, from the mobile radio network and household Internet connectivity to submarine cables;

−    user migration from old technologies (analog telephony, copper networks, 2G, 3G) to new technologies;

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−    the gradual virtualization of network control functions ("programmability" of networks so that they can be adapted more quickly to new services and uses);

−    automation of network operation which improves the quality of service for customers.

The network architecture is broken down into (i) access networks (fixed or mobile), (ii) transmission and IP transport networks and (iii) service control networks.

Access networks connect each customer, whether an individual or a business customer, and provide a first level of customer data aggregation. Transmission and IP transport networks connect the access networks between them and with the service and data servers, which may be located in other parts of the world. Service control networks, which drive access, transmission and IP transport networks, provide the connection between people and manage the services (voice, TV, Internet access, data).

A glossary defining several of the technical terms used in this Section may be found in Section 7.2.2 at the end of this Registration Document.

1.5.1       Access networks

Fixed access networks

Analog access and ADSL/vDSL broadband access

Copper access is made up of a pair of copper wires that connect each customer to a concentration point and give the latter access, via the distribution and transport network, to a local switch. It is used to deliver analog voice services and broadband access services.

Orange operates copper access networks in France and Poland, and in various countries in Africa and the Middle East (Côte d’Ivoire, Jordan, Senegal), to provide analog voice access services and data to the Retail, Enterprise and wholesale markets.

Fixed broadband ADSL/vDSL access (for voice applications, Internet access and television) is available in:

−    France and in Poland, with coverage approaching 100% on the incumbent local loop;

−    Africa and the Middle East countries where Orange is the operator of the copper local loop;

−    other countries (including Egypt, Spain and Slovakia), where Orange uses the local loop of the incumbent operators, either unbundled or via bitstream-type offers;

−    Belgium and Romania, where broadband offers are marketed using the network of third-party operators;

−    Moldova where, following the acquisition of Sun Communications, Orange operates a cable network.

Networks and services based on copper access are used less and less as users move to very high-speed broadband. This means that they are constantly being optimized and, in France, an initial experimental phase of copper decommissioning is due to start, with implementation planned between 2023 and 2030.

Very high-speed broadband fiber optic access

FTTH (Fiber To The Home) network access can extend the available broadband ADSL/vDSL service offer to include upstream and downstream very high-speed broadband (of 100 Mbits/s and more), with improved performance, in particular in terms of response time.

In France, Orange has been deploying FTTH access for over ten years using GPON technology, which can pool several very high-speed broadband accesses on a single fiber without impairing the capacity of each access point’s capacity to increase speed. The deployment of the FTTH network started in 2007 in a few major French cities and was then expanded to all large cities. During the years 2011 and 2012, Orange entered into sharing arrangements with other telecoms operators to speed fiber optic rollout. At end-2019, Orange was the leading fiber optic network in France with 16.3 million households eligible for Orange Fiber (see Section 1.3 Significant events).

In Spain, Orange is also deploying fiber and its FTTH network reached 14.9 million connectable households at end-2019. An FTTH network was also deployed in Poland, with connectivity offered to some 4.2 million households, as well as in Slovakia with 500,000 connectable households. The deployment of FTTH networks has also started in Jordan, Côte d’Ivoire, Morocco and Senegal.

Radio and satellite access

In various African countries and in Eastern Europe, fixed services are provided through 4G/LTE in addition to copper and fiber optic networks.

In addition to copper, fiber and radio access, fixed residential access and satellite television services are also marketed via space capacity rental.

Mobile access networks

The GSM (2G), UMTS (3G) and LTE (4G) access networks support voice and data communication services that reach several tens of Mbits/s, at an average bit rate, and up to several hundreds when conditions are optimal, which makes it easier to send and receive voluminous content (audio, photo and video). The Group operates a mobile network (2G/3G/4G) in each of the countries where it offers retail consumer telecommunications services.

To reduce its environmental impact and operating costs, Orange shares more than half of its radio sites with a competitor. Sharing can be either "passive" (limited to the masts only), or "active" (masts and active equipment). Sharing, which in the past has involved 2G/3G/4G technologies, is now moving on to 5G. In 2019, new site-sharing projects were announced or started, in particular, in Spain in towns with less than 175,000 inhabitants and in Belgium across the whole territory. In addition, in France, under the New Deal agreement between the Government, Arcep and the four mobile operators, to ensure better mobile coverage in rural areas, the latter signed a mobile site-sharing agreement in July 2019 to roll out 4G across sites nominated to be pooled under an active sharing policy (see Section 1.7.1 Regulation of telecommunication activities).

2019 was marked by:

−    continued growth of uses and traffic, across the Group’s networks. To anticipate this growth, which will continue over the coming years, the Group invested in its networks to increase their capabilities and performance;

−    preparation for 5G, in particular, with the preparation of fiber optic radio site connectivity, anticipating the requirements associated with 5G very high-speed broadband and its initial deployment, especially for the Orange Romania network, which launched its commercial 5G service in November 2019 in three cities;

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−    continued rollout of 4G/4G+ networks in European countries to increase the coverage of the population and speeds;

−    continued 4G deployments in the Africa and Middle East (MEA) region with a 4G service covering 15 countries in the region at end-2019;

−    for the Internet of Things (IoT), continued deployment of LTE-M technology on the 4G network in European countries.

1.5.2       Transmission and IP transport networks

National networks

In each country where there are retail customers, Orange has a national IP transport network relying on a transmission network. This infrastructure is primarily made up of fiber optics, but also radio links, especially for alternative or purely mobile networks in MEA countries. These networks support voice and data traffic, for fixed, mobile, enterprise and wholesale services.

In France, a dedicated Enterprise IP network is also in service. The main purpose of this network is to connect a company’s French sites for internal data exchange on a Virtual Private Network (VPN) and provide it with Internet connectivity. It also provides Voice over IP transport for companies.

Optical links offer a bandwidth of up to 200 Gbits/s per wavelength, and Dense Wavelength Division Multiplexing technology (DWDM) makes it possible to have 80 wavelengths per fiber. Orange is one of the world leaders in the use of advanced optical functions in order to have a more flexible transmission network. For example, in a first of its kind worldwide, Orange deployed a 400 Gbits/s per wavelength optical link between Paris and Lyon in 2013.

Furthermore, Orange offers direct connections by fiber optic to business customers, providing them with very high-speed broadband services.

In the MEA region, Orange is the leading telecommunications operator in terms of kilometers of terrestrial transmission networks deployed (national and multi-country) with over 20,000 km.

International network

The international network relies on three networks:

−    the European WELDON (WidE Long distance Domestic Optical Network) network, a long-distance network in France, whose deployment started in April 2012, and which was extended to serve Frankfurt, London, Barcelona, Madrid, and submarine cable stations. It is expected to be extended to other areas neighboring France as needed in the future;

−    the North-American backbone served by the two arms of the TAT- 14 transatlantic cable system;

−    and the Asian backbone in Singapore served by the SEA-ME-WE3 and SEA-ME-WE4 submarine cables.

In 2019, Orange also announced the construction of a new international backbone network in West Africa. This infrastructure relies on a terrestrial fiber optic network and submarine cables to link eight West African countries.

Satellites

Orange uses satellite communications to provide VSAT services (Very Small Aperture Terminal) to Orange Business Services’ terrestrial or maritime customers and to ensure connection with isolated mobile sites in Africa and IP or voice connectivity to other operators. To provide those services, Orange uses rented space capacity from satellite operators (such as Eutelsat, Intelsat, SES and Arabsat).

Submarine cables

To address the strong growth in international telecommunications traffic and in a highly competitive market, Orange is maintaining its level of investment in submarine cables and is continuing to develop its network in order to meet the needs of its customers. Due to the high cost of investments required in the construction of cables, such investments are carried out with the different players involved (operators, private companies, GAFAM) and in various forms (consortiums, purchase of user rights, transmission-capacity rental, etc.)

Orange is part of some 50 consortiums covering various routes: North Atlantic, Caribbean, Europe-Asia, Europe-Africa. In 2019, the PEACE project was confirmed with the signing of an agreement to lay a new cable linking France with East Africa and Pakistan and to bring it into service in 2021.

1.5.3       Service control networks

National networks

Control network

In all countries where it has access and transmission/IP transport networks, Orange operates a control network (also called signaling network). This network manages calls or data connection, updates of location data for mobiles, roaming and SMS. These networks are upgrading to new standards, for example to manage 4G roaming.

Fixed-line voice network

In the countries in which it has fixed-line operations, Orange operates a switched telephone network (STN) to deliver analog voice and ISDN digital services. These networks are continually being optimized because of declining usage. In France, Orange stopped marketing its analog voice services at the end of 2018, and announced the first zones where voice services will only be available using IP technology from the end of 2023.

Orange also rolled out fixed-line VoIP networks using IMS technology (IP Multimedia Subsystem) in many countries for retail and business uses.

Mobile voice network

Until 2015, all mobile voice traffic was managed in switch mode by the mobile network in each country. In 2015, Orange rolled out mobile IMS infrastructure in Europe to offer VoLTE services (VoIP over LTE) and VoWifi (mobile Voice over WiFi). The first commercial application of this technology was in Romania, with the launch of VoLTE in September 2015. At end-2019, VoLTE and VoWifi were rolled out in all the Group’s European networks and used by millions of customers.

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International networks

Voice network

Orange has international switching nodes (CTI 4G) to manage voice traffic to and from France in the fixed-line and mobile markets for retail customers, businesses and operators, and to centralize the transfer of international traffic for its subsidiaries. These switches, initially in circuit technology (TDM), have developed into hybrid NGN nodes to carry Voice over IP (VoIP) traffic.

Orange also operates a network for the supply of voice services for international businesses which is based on the international IP MPLS network.

Signaling network

Orange operates an international signaling network to manage the signaling associated with the voice traffic, roaming and text messaging of its mobile networks and those of its operator customers. This network is developing so that it can handle, in addition to SS7 standards, new standards such as IP SIGTRAN and DIAMETER.

In addition, several centralized platforms were rolled out on the international transit points to provide value-added services to mobile operators.

1.6     Research and development

In the information and communication technology (ICT) sector, which is undergoing major change in its value chain with the increase in the number of players and the creation of new economic models, innovation is a major growth engine for the Orange Group. In 2019, the Group continued its research and innovation activities devoting €672 million (i.e. 1.6% of revenue) to them including employee costs, as well as operating and investment expenditure related to research and innovation for new products and services.

1.6.1       Research and innovation

Orange is currently a leading private player involved in digital research in France. In a rapidly evolving world, where changes are happening very fast, Orange wants to be a focused operator, involved in current and future transformations: connectivity, 5G, large-scale Internet of Things, Artificial Intelligence etc. The Group is developing an open research approach that sets Orange apart from its competitors and an inclusive innovation that is at once accessible to all and focused on a positive view of progress.

Orange is convinced that using data and artificial intelligence (AI) in a responsible, useful and accessible way will open new prospects for individuals, society and the planet. Having been committed to developing AI and data analysis-related technologies and skills for a number of years, Orange is investing in the French and European research and innovation ecosystem, is joining forces with a number of start-ups and industrial partners, and is participating in the European AI agenda. Orange has also set up an AI and Data skills development scheme and has combined with Microsoft and Simplon to create the "Microsoft AI School", the first Orange intake for which came out in 2019. For Orange, Data and AI will be developed around three key areas: making its networks more intelligent, improving its operational efficiency and reinventing the customer experience. In November 2019, Orange launched the Djingo voice assistant, developed with Deutsche Telekom. As the main interface for accessing Orange services, this smart speaker also incorporates Amazon’s Alexa voice assistant so that additional services available on Alexa can be accessed.

Supplying its customers with the best possible fixed and mobile connectivity is key to Orange’s strategy. On the mobile market, Orange is 5G-ready. After an initial commercial launch in Romania in November 2019, 5G will start to be rolled out in 2020 in most of the European countries where the Group operates. Once it has been launched, 5G will allow for much faster broadband speeds than 4G and will provide greater capacity. From 2023, when the core networks will move to 5G, Orange will be in a position to offer lower latency and to implement network slicing by prioritizing certain network slices to cover critical usage or specific needs. 5G will, in addition, gradually become more energy efficient than other mobile networks and will be nearly ten times as efficient by 2025, absorbing the growth in customers’ data consumption without increasing energy consumption. This efficiency is, in particular, the result of the deep-sleep mode for base station equipment which Orange promoted (through the NGMN alliance) with 3GPP, the standards organization for 4G and 5G. 5G technical performance will support lots of new uses for the retail market (immersive videos, online games), and for business customers (optimization of production times, machine remote control, predictive maintenance, etc.). Orange has launched a number of initiatives to stimulate innovation and enable start-ups and its partners to test their current and future solutions under 5G coverage. The Group has also announced lots of co-innovation projects with companies in Europe to develop future uses of 5G.

Orange is continuing to roll out dedicated IoT networks in Europe (LoRaWAN® and LTE-M). In June 2019, AT&T, KPN, Orange and Swisscom activated data roaming between their LTE-M networks to benefit from continuity of service on several North American and European networks. On the Enterprise market, Orange launched Smart Operations in France, a solution aimed at businesses and local authorities that includes the supply of sensors, secure connectivity to the LoRaWAN® network and the business management interface. On the French retail market, Maison Protégée, a telemonitoring offer, and Maison Connectée, a service to connect devices directly to the Livebox, operate them remotely, monitor their use and analyze their consumption, were marketed in February 2019. In September 2019, in Spain, Orange launched Smart Home, a home automation and security system for retail customers.

Orange is also focusing its connectivity innovation on the virtualization of networks (which allows the emergence of new services and offers greater flexibility) as well as their automation. So-called Self-Organizing Network (SON) features are integrated in mobile networks.

In terms of the environment, Orange is a pioneer in its sector and in 2017, 2018 and 2019 attained its objective of reducing CO2 emissions per customer by 50% compared to 2006. The Green ITN 2020 program, which already allowed to limit the Group energy consumption linked to the operation of networks and IS [REDACTED SECTION: CERTAIN TEXT HAS BEEN REDACTED.], will continue with the new Engage 2025 strategic plan and will, in particular, rely on 5G energy efficiency as well as on the use of data and AI, to further reduce energy consumption from network components.

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In terms of sustainable innovation and green networks, Orange’s commitment is reflected in its eco-design and circular economy approach, illustrated by the more compact Livebox 4, which is manufactured without any soldered parts to make it easier to disassemble and recycle. This approach is also illustrated by virtuous business partnerships such as the distribution of Fairphone2 and then Fairphone 3, a terminal designed using recycled materials from conflict-free zones.

With Livebox 5, launched in 2019, dedicated to fiber and bringing in boosted download speeds, Orange took one step further in its initiative to reduce its equipment’s carbon footprint: with a case made from 100% recycled plastic, a lighter and more compact construction, fewer electronic components (making it easier to repair and recycle) and a new design allowing for passive ventilation, without a fan.

In Africa, Orange is marketing a 4G version of the Sanza Phone, the "Sanza XL." Available in seven countries in Africa and the Middle East from December 2019, it will also be made available in other group countries in 2020. Orange, a key player in terms of digital inclusion in Africa and the Middle East, thus reaffirmed its commitment to support its customers and offer Internet access for all.

Orange research and innovation activities are developed within the framework of an open innovation strategy to capture trends, find original solutions and benefit from partners’ skills and contributions.

This happens in a number of ways:

−    Orange signed 90 research contracts between 2017 and 2019 with the finest University laboratories in the world and furthermore set up two joint laboratories: with Inria, on the virtualization of network functions, and with the University of Nice on antennae. Orange is also greatly involved in the b<>com Institut de Recherche Technologique and contributes to over 60 domestic and European cooperative projects, including through its involvement in eight competitiveness clusters (including being the chair of the Images & Réseaux cluster) as part of a network of more than 3,000 industrial and academic players. Orange also funds six research chairs, including one with the Institut Mines-Télécom on the Values and Policies of Personal Data;

−    in 2019, Orange supported more than 1,000 start-ups via its initiatives, which included the Orange Fab program which, in late 2019, helped to boost the growth of more than 450 start-ups in 18 countries on 4 continents. Orange also has a presence in various global networks and events, notably in the French Tech network and at the Viva Technology conference;

−    the API program distributes Orange Application Programming Interfaces in the areas of identification, payment, communications, IoT and data. It has generated exponential growth in APIs over the last five years, supporting the opening of more than 1,250 APIs at end-2019 across all the Group’s regions;

−    lastly, Orange has an active policy of forming strategic partnerships with leading industrial players worldwide, which allows it to enhance its portfolio of products and services and open itself to new ecosystems.

1.6.2       Intellectual Property and Licensing

Intellectual Property and Licensing protects, manages and adds value to Orange’s patent portfolio, which are among the Group’s intangible assets. It also adds value to software. It is an asset that sets Orange apart from its academic and industry partners. Its role is also to defend the Group’s interests in the event of disputes relating to intellectual property.

On December 31, 2019, the Orange Group had a portfolio of 7,906 patents or patent applications in France and abroad protecting its innovations. In order to maximize their value, some of these patents are licensed through patent pools for patents relating to industry standards (e.g. NFC, MPEG Audio, WiFi, HEVC). Value maximization also concerns software such as engineering tools for the mobile network.

In 2019, 230 new inventions were protected by patents, including major technical contributions to standardization (5G, coding, video, etc.). The Orange Labs network in France and abroad accounts for the bulk of the Group’s inventions. In 2018, Orange ranked among the top three telecoms operators who filed patents in Europe (source: European Patents Office, Top 25 applicants per leading field of Digital Communication in 2018) and among the top 15 applicants across all industries in France (source: INPI, 2018 award for leading patent applicants).

1.6.3       Capital investment

The Orange group plays an important role in financing innovation in the IT industry, drawing on various investment vectors:

−    Orange Digital Ventures, which is wholly-owned by the Group and which has signed up to Orange’s Open Innovation strategy, through which the Group acquires minority holdings in innovative start-ups, particularly in the areas of new types of connectivity, corporate digital services (SaaS, Big Data, artificial intelligence, security, digitization of processes, etc.), Mobile Banking and mobile payment (FinTech), Internet of Things, and digital services for the Africa and Middle East region.

This approach has two objectives: one of a financial nature (to generate capital gains on disposals) and the other to gain insight into new markets, disruptive business models and agile project management. In addition, start-ups not only obtain a source of financing, but also benefit from the Group’s expertise and, where appropriate, its customer relationships (in particular B2B).

In 2019, this approach was taken in relation to investment in three new start-ups: Cycloid (DevOps, France), Raisin (FinTech, Germany) and InterCloud (new connectivities, France). A number of portfolio start-ups were also refinanced, bringing the total invested in this scheme since 2015 to nearly €80 million invested in 23 start-ups.

As part of its new Engage 2025 strategy, Orange announced its intention to strengthen its capital venture facility, by increasing the sums allocated by the Group to €350 million.

−    external investment funds, managed by independent management companies in which Orange has generally invested with other investors, mostly industrial companies, but occasionally also involving purely financial firms. These include:

-     the Iris Next fund and the three Orange Publicis Ventures funds (Growth, Global and Early-Stage), created within the framework of a partnership with the Publicis Group, and managed by Iris

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-     Capital Management in which the Group is also involved at the governance level,

-     two funds that invest mainly in Africa: Partech Africa, managed by Partech Partners, and the Franco-African Fund, managed by AfricInvest,

-     several other "thematic" funds, including Robolution Capital (focusing on robotics investments), which is managed by 360 Capital Partners, and Écomobilité Ventures (focusing on digital and sustainable mobility investments), managed by Idinvest Partners.

In 2019, the Orange Group, which had already invested in the private equity firm, Raise Investissement, in 2014 and 2016, chose to invest in Raise Ventures, a Venture Capital structure focusing on innovative start-ups in France and Europe. In 2019, the Group also finalized a minor reinvestment in the Seedcamp4 fund focusing on investment in start-ups during the seed phase.

Overall, for its private equity business, the Group’s financial investment commitments (made via direct and indirect equity investments) total more than €295 million over the last ten years.

1.7     Regulation of activities

1.7.1       Regulation of telecommunication activities

In most of the countries where it operates, the Orange Group must comply with various regulatory obligations governing the provision of its products and services, primarily relating to obtaining and renewing telecommunication licenses, as well as to oversight by authorities seeking to maintain effective competition in electronic communications markets. Orange also faces specific regulatory constraints in some countries as a result of its historically dominant position in the fixed telecommunications market. [REDACTED SECTION: CERTAIN TEXT HAS BEEN REDACTED.]

1.7.1.1     European Union

1.7.1.1.1      Legal and regulatory framework

The European Union has laid down a common legal framework aimed at harmonizing the regulation of electronic communications. It is binding on the member states and must be implemented by the National Regulatory Authorities.

The general legal framework of the European Union has been amended by the new European Electronic Communications Code, which came into effect on December 20, 2018. The revised code includes four main directives deriving from the 2002 Telecoms Package on:

−    a common regulatory framework for electronic communications networks and services;

−    the authorization of electronic communications networks and services;

−    access to and interconnection of electronic communications networks and associated facilities;

−    universal service and users’ rights relating to electronic communications networks and services.

In addition, the Telecoms Package includes the directive on Privacy and electronic communications No. 2002/58/EC of July 12, 2002, concerning the processing of personal data and the protection of privacy in the electronic communications sector.

Furthermore, Regulation (EC) No. 1211-2009 of November 25, 2009, canceled and replaced by Regulation (EU) No. 2018-1971 of December 11, 2018, implemented the Body of European Regulators for Electronic Communications (BEREC).

This legal framework is supplemented by sectoral texts (international roaming, open Internet, etc.) as well as more general texts aimed at the European digital ecosystem (protection of privacy, digital taxation, etc.).

1.7.1.1.2      Significant events

Regulation of communication services
May 2019	Caps for intra-European calls and SMS came into effect on May 15
Regulation of platforms
June 2019	Adoption of Regulation (EU) 2019-1150 promoting fairness and transparency for businesses using online intermediation services (applicable in July 2020)
Taxation of digital technology
July 2019	In France, promulgation of Law No. 2019/759 pertaining to digital services

1.7.1.1.3      Main community texts in force

The European Electronic Communications Code

The new European Electronic Communications Code was published in the Official Journal of the European Union on December 17, 2018 (EU Directive 2018-1972). It took effect on December 20, 2018. The Member States have 24 months to transpose it into national law.

The Code includes a regulatory objective to support the deployment and adoption of very high connectivity networks - in line with Orange’s wish to see regulatory objectives redirected toward support for investment.

In addition, the rules governing the access obligations imposed on operators with significant market power have been adjusted in a positive way:

−    access obligations must better target only relevant fixed access infrastructures in order to address competition issues in the market;

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−    emphasis is placed on co-investment in very high connectivity networks. If an operator in a dominant position makes a co-investment offer that complies with certain provisions, it could be exempted from remedies related to its dominant status. Only co-investors will have access to the full capacity of these networks. The other operators will be able to enjoy the same quality of wholesale access as they did before the roll-out of these networks. National regulators will need to secure approval from the European Commission for all measures taken in this context;

−    in addition, the Code favors the wholesale operator model - not present on the retail market - by exempting it from certain remedies in cases of market dominance.

What is more, obligations for access to fixed access infrastructures serving subscribers may be imposed symmetrically on all operators where it is not technically possible or economically reasonable to replicate such infrastructures. These obligations are subject to a joint veto by the Commission and BEREC.

Concerning the allocation of radio frequencies needed for mobile services, the Code reinforces European rules aimed at improved harmonization and cooperation between Member States, including the minimum 20-year visibility of spectrum licenses. The implementation and in particular the allocation of spectral capacity remains a national affair with only light supervision from Europe. Provisions facilitating the deployment of "small-area wireless access points" (defined in Article 2.23 of the Code) and the availability schedule of the 5G spectrum were also adopted.

With respect to the regulation of communication services, most of the obligations intended to protect end-users are for Internet access service and services using public numbering plan resources, independently of the service provider. Other services, such as interpersonal communication services independent of the numbering plan and signal transport services are only subject to a limited number of obligations.

However, regulation of the competitive markets for intra-European calls and SMS has been introduced with the Code through (EU) Regulation 2018-1971 of December 11, 2018, imposing a cap of 19 euro cents/minute and 6 euro cents/SMS, applicable since May 15, 2019.

Concerning universal service obligations, the Code abandons the principle of telephone service provision and calls on Member States to ensure the availability of affordable Internet access service, upholding the principle of potential designation should Member States consider that the market does not provide such services under said conditions, but increasing the burden of proof for Member States. The system of financing the universal service remains in the hands of the Member States, with coverage from public funds or from a fund financed by the sector. In addition, the Code opens the door to an extension of universal service obligations to include the supply of affordable mobile services.

The Code and its associated regulation on changes in BEREC’s responsibilities and governance do not create a European regulator. However, the Code does adopt the principle of full standardization of the rights of end-users, subject to exceptions, and strengthens the control exercised by the European Commission over access regulation and over the spectrum.

In this framework, the ORECE must publish guidelines in order to help national regulators implement the Code.

Harmonization of analyses of relevant markets

On October 9, 2014, the European Commission adopted a new recommendation (2014/710/EC) identifying four relevant product and service markets for which National Regulatory Authorities are required to carry out market analyses potentially resulting in the implementation of ex-ante regulation, as opposed to seven in its previous recommendation of 2007:

−    M 1: wholesale call termination on individual public telephone networks provided at a fixed location;

−    M 2: wholesale voice call termination on individual mobile networks;

−    M 3/a: wholesale local access provided at a fixed location;

−    M 3/b: wholesale central access provided at a fixed location for mass-market products;

−    M 4: wholesale high-quality access provided at a fixed location.

The European Commission has begun work aimed at reviewing this recommendation set out by the new Code.

Call termination rates

On May 7, 2009, the European Commission adopted a recommendation (2009/396/EC) regulating fixed and mobile voice call termination rates in the European Union. The Commission recommends that National Regulatory Authorities should apply the following principles:

−    symmetry in each Member State, first between the various operators’ fixed-line voice call termination rates and second between their mobile call termination rates, with the option of allowing a four-year transitional asymmetry on fixed or mobile call termination rates for any new entrants;

−    call termination rates geared towards the avoidable cost of this service for an efficient operator (i.e. about 1 euro cent per minute for voice MTRs and a lower rate for voice FTRs).

• Change in Orange’s mobile voice call termination rates in Europe (in euro cents per minute)

Source: Cullen International, December 2019.

(1)   Rate set in zlotys and converted into euros using the Dec. 31, 2019 exchange rate.

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• Change in Orange’s fixed voice call termination rates in Europe (in euro cents per minute)

Source: Cullen International, December 2019. Rates are set at local level.

(1)   Rate set in zlotys and converted into euros using the Dec. 31, 2019 exchange rate.

Pursuant to the Code, European caps for fixed voice call termination rates and mobile voice call termination rates must be set by the Commission before the end of 2020 and will apply as from 2021 with a maximum transition period of 12 months.

International roaming

Regulation (EU) No. 2015-2120 of November 25, 201527, which aims to eliminate surcharges for international roaming within the European Union and Regulation (EU) No. 2017/920 of May 17, 2017, which lays down the rules for wholesale roaming markets:28

−    impose, in the context of fair usage, the alignment of international roaming retail prices with national prices for intra-European communications (voice, SMS and data) from June 15, 2017;

−    expands, for customers using their cellphones outside the EU, pricing transparency requirements and bill shock prevention measures for European operators;

−    grant a regulated right of access to European roaming services for MVNOs and resellers, and sets new caps on wholesale markets:

-     voice: €0.032 per minute excluding VAT starting on June 15, 2017,

-     SMS: €0.01 per SMS excluding VAT from June 15, 2017,

-     data (price excluding sales tax):

04/30/16	06/15/17	01/01/18	01/01/19	01/01/20	01/01/21	01/01/22
€0.05/Mb	€7.7/Gb	€6.0/Gb	€4.5/Gb	€3.5/Gb	€3.0/Gb	€2.5/Gb

Suppliers of mobile services subject to the regulation on the pricing of intra-European roaming may apply a reasonable usage policy to their customers in terms of the consumption of these services in order to prevent abnormal or excessive use. Despite this option, in special and exceptional circumstances, when the supply of intra-European roaming at the national price threatens the viability of the supplier’s national pricing model, they can ask the national regulator for authorization to bill additional charges for the use of intra-European roaming, which are limited to the caps on wholesale roaming prices.

On November 29, 2019, the European Commission published a report on the state of the roaming market in the European Union. It noted the satisfactory impact of its regulation and the compliant implementation thereof by operators, envisaging the extension of wholesale market regulation beyond 2022. The Commission also noted that there is evidence of an economic space between the wholesale caps through 2022 and the cost levels of operators. However, it considers that a further reduction in these caps, in order to have even more efficient Roaming Like at Home, needs fuller and broader analysis, in particular to ensure the efficient functioning of domestic markets. The Commission has announced that during the first half of 2020 it will be working on an impact assessment of a possible legislative proposal to amend the current wholesale pricing framework, while holding a public consultation process at the same time.

Regulation of the open Internet

The TSM Regulation has introduced rules to ensure an open Internet within the European Union. Article 3.3 of the TSM states that in the provision of Internet access services, providers shall treat traffic equally and without discrimination, restriction or interference, irrespective of sender and recipient, the content consulted or broadcast, the applications or services used or provided, and the terminal equipment used. It is up to the Member States to adapt their national law to comply with this provision.

On April 30, 2019, the European Commission published a report on the implementation of the net neutrality component of the TSM Regulation. The Commission, in the light of market developments, concluded that the principles of the Regulation are appropriate and that they effectively protect end-users by promoting the Internet as a driver of innovation. The Commission pointed out that operators have correctly applied the regulation governing net neutrality and that national regulators have imposed very few fines. It does not propose any amendments to this Regulation. On the basis of this Commission report, BEREC has started work on updating the guidelines for a harmonized application of the TSM Regulation within the Union with a view to ensuring an open Internet. This process should be wrapped up in the first half of 2020.

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Protecting Personal Data

The new General Data Protection Regulation (GDPR) came into effect on May 25, 2018. The GDPR, which replaces a 1995 European directive, is a general-purpose regulation intended for both public and private entities which harmonizes the management of personal data protection in Europe.

GDPR principles include:

−    single rules directly applicable immediately in each European Union country;

−    application to all Internet users and service providers of the information society intended for the European market;

−    a single supervisory authority responsible for the protection of data as the interlocutor for Internet companies: that of the Union country in which they have their primary office;

−    unambiguous consent which explicitly covers the processing of personal data;

−    definition of a pseudonymization process whose use is encouraged;

−    strengthening of the obligation to provide information to consumers;

−    the introduction of a "digital right to be forgotten."

National authorities for the protection of personal data now have greater powers. In particular, they may impose administrative penalties of up to 4% of total annual revenue on companies that infringe European rules. In addition, the coming into force of the GDPR has indirect effects on the implementation of sector Directive No. 2002/58/EC on Privacy and electronic communications of July 12, 2002, given that it changes the meaning of the concept of consent and the penalties to which this sector directive refers. The Commission wants to replace the 2002 directive with a new sector regulation, but there has been no political agreement on the new text.

The European Commission is due to submit a report on the evaluation and review of the GDPR to the European Parliament and Council of the European Union before May 25, 2020.

Regulation of platforms

Regulation (EU) 2019-1150 promoting fairness and transparency for businesses using online intermediation services was adopted on June 20, 2019 and will be applicable as of July 12, 2020. It aims to ensure rules for a fair, transparent and predictable trading environment for businesses and vendors on online platforms. The European Commission is to propose guidelines on the transparency rules applied to information given to users on platforms. It is due to evaluate the regulation at the end of 2021 and may publish new legislative proposals.

Taxation of digital technology

To a backdrop of digitization of the economy, Orange is supporting the OECD’s efforts to find an agreement on the taxation of profits reported by multinationals. In the absence of an agreement on the single digital tax at a European level in May 2019, Member States have decided to support an agreement for a global solution at the OECD level. However, the President of the European Commission stated in her roadmap: "If, by the end of 2020, there is still no global solution for a fair digital tax, the European Union should act alone".

In France, Law No. 2019/759 pertaining to digital services, promulgated on July 24, 2019, applies retroactively to digital service revenues as of January 1, 2019. Digital services are taxed at 3% of gross revenues from intermediary services and advertising based on user data, on the condition that revenues exceed 750 million euros worldwide and 25 million euros in France.

1.7.1.2     France

1.7.1.2.1      Legal and regulatory framework

Legal framework

The electronic communications sector is primarily governed by the French Postal and Electronic Communications Code (CPCE) as well as legal provisions relating to e-commerce, the information society, consumer protection and personal data protection.

France transposed the European Telecoms Package, as amended in 2009, via the order of August 24, 2011 and the decree of March 12, 2012 for the implementing regulations. Transposition of the new European Code is in progress and should be implemented via decrees. A public consultation process was launched in early 2020 by the Ministry responsible for Electronic Communications.

The audiovisual communication services produced or distributed by the Orange Group come under the specific regulations governing this sector and are governed by law no. 86-1067 of September 30, 1986 on the Freedom of Communication.

Regulatory Authorities

The Postal, Electronic Communications and Media Distribution Regulatory Authority (Arcep) is an independent administrative body created by the Act of July 26, 1996 and is in charge of the nationwide regulation of the electronic communications and postal sectors. Within the electronic communications sector, Arcep’s main missions are to define regulations for operators present in the markets in question. It has powers to sanction non-compliant operators and can rule on disputes between operators over technical and pricing conditions for network access and interconnection. Arcep also allocates spectrum and numbering resources. Finally, it determines the size of contributions to fund the universal service obligation and oversees the mechanisms for delivering this funding.

The French Competition Authority is an independent government authority responsible for ensuring open market competition and compliance with public economic policy. It has jurisdiction over all business segments, including the electronic communications sector. It has sanction powers for anti-competitive practices, as well as consultative powers. It is also responsible for overseeing mergers and acquisitions.

The ANFr (Agence nationale des fréquences - French national agency for frequencies) is responsible for planning, managing and controlling the usage of radio frequencies and for coordinating the establishment of certain radio transmission facilities. The frequency spectrum is covered by 11 controlling authorities: government departments, Arcep and the French Broadcasting Authority (CSA). Arcep and the CSA are in turn responsible for allotting to users the frequencies they control.

The CSA (Conseil Supérieur de l’Audiovisuel) is an independent administrative body created by the law of January 17, 1989. It is tasked with protecting the freedom of audiovisual communication in accordance with the law of September 30, 1986.

The draft bill on audiovisual communication and cultural sovereignty in the digital age, presented to the Council of Ministers on December 5, 2019, proposes to merge the CSA and the Higher Authority for the Distribution of Works and the Protection of Rights on the Internet (Hadopi) into a new entity to be called the Regulatory Authority for Audiovisual and Digital Communication (ARCOM). Both chambers will examine this bill as from the first half of 2020. This text should also contain the powers that will enable the Government to transpose by decree the new European Electronic Communications Code.

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1.7.1.2.2      Significant events

Spectrum
May 2019	The government forwarded its guidelines to Arcep for the preparation of the future 5G frequency allocations
July 2019	Launch of the public consultation process on the draft decision proposing the terms and conditions for allocating frequency authorizations in the 3.4-3.8 GHz band in mainland France
October 2019	Presentation of the winners for the creation of 5G experimentation platforms in the 26 GHz band, including 2 projects concerning Orange
November 2019	Publication by Arcep of Decision No. 2019-1386 relating to the specifications for the allocation of 3.4 to 3.8 GHz band frequencies

Publication by Arcep of Decision No. 2019-1753 extending the authorizations for the use of frequencies by Orange in the 900 MHz band in Mayotte and in the 900 MHz and 1,800 MHz bands in Reunion through April 30, 2025

December 2019	Publication of the order setting the terms and conditions of the 5G auction procedure on December 30

Publication of Decree No. 2019-1592 pertaining to fees for the use of radio frequencies payable by holders of authorizations to use frequencies in the 3.4-3.8 GHz band. This publication formalized the launch by Arcep of the frequency allocation procedure for the 3.4-3.8 GHz band on December 31, 2019

Analysis of the broadband and very high-speed broadband markets
February 2020	Publication by Arcep of a public consultation with a view to revising the fixed high-speed and very high-speed-broadband markets regulation
Other
June 2019	Judgment of the Paris Court of Appeal in the settlement of the Orange - Free dispute over IP interconnection
July 2019	Signing of the mobile site sharing contract between the 4 network operators for the deployment of 4G on sites due to be actively shared

1.7.1.2.3      Regulation of mobile telephony

Spectrum

Main Orange frequency allocations in mainland France

700 MHz	Authorization granted in December 2015 for 10 MHz duplex for 20 years
800 MHz	Authorization granted in January 2012 for 10 MHz duplex for 20 years for the deployment of very high-speed mobile broadband (4G)
900 MHz	Renewal in March 2006 of the 2G authorizations granted for 10 MHz duplex for 15 years. The 8.7 MHz duplex was reallocated for a period of 10 years through March 2031 under the "New Deal"
1,800 MHz

Renewal in March 2006 of the 20 MHz duplex authorizations for 15 years. Under the "New Deal", the authorization linked to these frequencies was amended, then the same quantity was reallocated for 10 years through 2031

2.1 GHz	3G authorization granted in August 2001 for 20 years for 14.8 MHz duplex
3G authorization granted in June 2010 for 20 years for 4.8 MHz duplex
With respect to 14.8 MHz duplex, which expires in August 2021, 10 MHz duplex was reallocated until August 2031 as part of the New Deal
2.6 GHz	Authorization granted in October 2011 for 4G services for 20 MHz duplex for 20 years for the deployment of very high-speed mobile broadband (4G)

NB: these frequencies are technologically neutral for those granted since May 2011, or since May 2016 for those granted earlier, and Arcep may not oppose any request for neutralization.

The New Deal

The agreement signed on January 14, 2018, between the Government, Arcep and the four mobile operators (Orange, SFR, Bouygues Telecom and Free Mobile) to ensure improved mobile coverage of the country and in particular rural areas led to the amendment of the 900 MHz, 1,800 MHz and 2.1 GHz frequency authorizations and their renewal for 10 years, including enhanced coverage commitments from 2018 (see below) in exchange for there being no auctions and for stability of current fees.

By decision of Arcep of July 3, 2018, the coverage commitments under the "New Deal" (see below) for the period before 2021 apply with immediate effect under the amended authorizations (Decision No. 2018-0682). The obligations and commitments made by the operators beyond 2021 were included into the new authorizations granted in

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December 2018 (Decision No. 2018-1392) for 10 years as from the expiry of the previous authorizations.

The Government’s 5G Strategy (3.4-3.8 GHz, 26 GHz and 1.4 GHz)

The Government and Arcep provided information about the road map for 5G in France on July 16, 2018.

Three bands were targeted: the 3.4 - 3.8 GHz band, the 26 GHz band and the 1.4 GHz band. A first consultation was launched on October 26, 2018 on the allocation of new frequencies for 5G in these three bands.

3.4-3.8 GHz band

On November 21, 2019, Arcep presented to the French government and published proposed specifications relating to the allocation of 5G frequencies (3.4-3.8 GHz band). These aimed to respond to the Government’s request, firstly to ensure continued digital development across the country, and secondly to support the growth in uses and the emergence of new services.

The Directorate General for Enterprise then put out the two texts for public consultation through December 12, 2019, enabling the official launch of the allocation procedure:

−    the text approving the proposed Arcep specifications, and setting the reserve prices (350 million euros for each of the 50 MHz blocks allocated in stage 1 and 70 million euros per 10 MHz block allocated in stage 2);

−    and the text setting out the terms and conditions of payment.

On December 17, 2019, Arcep published its opinion on these two texts, highlighting the Government’s plan to spread the payment of the sums relating to stage 1 over 15 years. On this basis, the authority issued a favorable opinion on the Government’s draft texts.

A new stage was reached on December 31, 2019 with the publication in the official journal of the decree and order reiterating these Government decisions (for the 3.4 - 3.8 GHz "core band"). This publication officially launched the allocation procedure, conducted by Arcep on the basis of the specifications published November 21, 2019. Candidates had until February 25, 2020 to prepare and submit their applications.

The allocation concerns 310 MHz, i.e. the 3,490-3,800 MHz band. The procedure involves three stages and should ultimately lead to the issue of a frequency authorization for Orange around mid-May 2020. Over both stages, qualified applicants must acquire a quantity of spectrum between a minimum of 40 MHz and a maximum of 100 MHz.

Stage 1:

−    all candidates submit an application file - accompanied by a bank guarantee - and subscribe to all the obligations (see below). Qualification will be based on these application files;

−    those who wish to subscribe to optional commitments: these candidates will then be allocated a quantity of 50 MHz at the reserve price of 350 million euros, payment of which will be spread over 15 years;

−    applicants who have not subscribed to the optional commitments do not obtain spectrum at this stage.

Stage 2:

−    the rest of the spectrum is allocated by way of a purely financial multi-round auction;

−    all qualified candidates may take part in this stage;

−    those who have not subscribed to the optional commitments in Stage 1 must participate in this Stage 2 to acquire the minimum spectrum provided for in the procedure: they will therefore need to acquire all their spectrum in Stage 2, at the final auction price.

Stage 3:

−    the purpose of this stage is to position the frequencies obtained by each of the applicants within the frequency band concerned, according to new price offers that they submit all in one go.

Dateline:

Stage 1 proceeded normally with application files submitted on or before February 25.

With respect to stages 2 and 3, however, due to the health crisis, Arcep announced on April 2, 2020, the postponement of the auction for an indefinite period which will depend on the development of the situation. Arcep has nevertheless confirmed that candidates who have subscribed to the commitments will be allocated a 50 MHz block at the end of the allocation procedure for an amont of 350 million euros.

The period of authorization is 15 years with the possibility of a 5-year extension under as yet unknown conditions. Arcep has introduced a condition for secondary use of frequencies by third parties, the conditions of which will be defined after consultation with operators.

Obligations and commitments in detail:

Candidates qualified at the end of Stage 1 will need to comply with a number of obligations:

1.  Commercial opening of at least 2 cities with at least 150,000 inhabitants before the end of 2020.

2.  Roll-out of sites in the 3.5 GHz band:

-     3,000 sites end 2022,

-     8,000 sites end 2024,

-     10,500 sites end 2025,

-     25% of the sites deployed with 3.5 GHz end 2024 and end 2025 must be located in rural areas or industrial zones outside of very densely populated areas,

-     widespread availability of a 5G service at all sites by end 2030, an obligation that may be met either with the 3.5 GHz band or with another band.

3.  Increase in speed (at least 240 Mbit/s, meaning, for example, deploying 4G in 800 MHz band and in 1,800 MHz band at each site):

-     75% of sites end 2022,

-     85% of sites end 2024,

-     90% of sites end 2025,

-     100% of sites end 2030.

4.  Coverage of highways:

-     coverage of all expressways/motorways (16,642 km) by end 2025 with a speed of 100 Mbits/second,

-     coverage of major highways or ARIs (54,913 km):

-     all ARIs at 50 Mbits/sec. "in car" by end 2025,

-     all ARIs at 100 Mbits/sec. "out of car" by end 2027.

5.  Other obligations: provide differentiated services (slicing), activate IPv6.

The commitments to be made to compete in Stage 1 for the 50 MHz lots at the reserve price are as follows:

1.  From the end of 2023, provision of a fixed offering from sites using the 3.5 GHz band and provision of a fixed offering to cover premises that benefit from "radio local loop" service.

2.  Respond to reasonable requests from "verticals".

3.  Indoor coverage.

4.  MVNO hosting.

5.  Plus commitments to transparency concerning network outages and transparency with planned deployments.

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26 GHz band

The government and Arcep called for the creation of experimentation platforms by way of an open window in January 2019. Named in October 2019, the ten or so winners of authorizations will be able to experiment with 5G in this frequency band for a period of 3 years. Orange has obtained two authorizations, one for the Chatillon campus and the other for a project with the SNCF (French Rail) at Rennes station.

Extension of frequency authorizations for Reunion and Mayotte

In its Decision No. 2019-1753, Arcep extended authorizations to use frequencies allocated to Orange in the 900 MHz band in Mayotte and in the 900 MHz and 1,800 MHz bands in Reunion. This extension brought the expiry dates of these two authorizations into line with those of other operators in these two territories.

Mobile coverage

The New Deal agreement

Under the New Deal, operators are committed to:

−    expanding the coverage of metropolitan France by way of the "targeted coverage" scheme, making it possible for each operator to cover 5,000 new areas (most of which are shared between operators), replacing the three existing programs (town center dead zones, 800 strategic sites and the France Mobile program), which will now be fully paid for by the operators;

−    generalizing access to very high-speed broadband by introducing 4G with a power rating in excess of 5W to all their own mobile sites by the end of 2020, and to 75% of the sites in the town center dead zone program by the end of 2020, upping this to 100% by the end of 2022;

−    accelerating the coverage of transport routes, ensuring that main highway and rail routes have 4G coverage. The agreement also includes provisions for the coverage of regional train networks;

−    improving coverage inside buildings, in two components: the gradual availability of voice and SMS services via Wi-Fi with the goal of enabling 80% of our customers who own a compatible handset to benefit from these services by the end of 2019; and the marketing of an offering allowing public companies and individuals who so request to obtain improved indoor multi-operator coverage of their buildings at a reasonable rate;

−    improving reception quality throughout the country, and particularly in rural areas. The new performance standard applied to operator obligations will be that of "good coverage" defined as the "ability to be able to call and text SMS outside of buildings in most cases and within buildings in some cases".

These obligations have been written into their current authorizations and in the newly allocated 900 MHz, 1,800 MHz and 2.1 GHz band authorizations for 10 years.

Obligations to deploy and provide 4G coverage in metropolitan areas including that resulting from the New Deal

(as a % of the population)	Jan-17	Oct-19	Dec-20	Jan-22	Dec-22	Oct-23	Jan-24	Dec-25	Jan-27	End-2030
Regional rail network									60%	80%
(coverage inside trains in each region as a % of track)
Regional rail network				60%					80%	90%
(national coverage inside trains as a % of track)
Regional rail network								90%
(national coverage alongside tracks as a % of track)
Priority highways			100%
(as a % of highways out of car)
Priority highways				100%
(as a % of highways from inside vehicles)
Town centers of the Dead Zone program (1)			75%		100%
In the priority deployment zone (2)	40%			90%					92%	97.70%
with very high-speed broadband (3)	(800 MHz)			(800 MHz)					(700 MHz)	(700 MHz)
				50%
				(700 MHz)
In each French department							90%		95%
Over the whole of mainland France		60%				75%			98%	99.60%

(1)   1% of the population and 3,300 town centers.

(2)   18% of the population, 63% of the country.

(3)   An operator has met its obligation to provide VHSB service (very high-speed broadband) when the equipment deployed enables a theoretical peak speed of 60 Mbps.

Orange — 2019 Universal Registration Document          41

Additionally, operators are obliged to provide a mobile radiotelephone service under the "good coverage" conditions set out by Arcep to 99.6% of the population by March 2024 at the latest, and to 99.8% by March 2028.

In June 2019, Arcep launched a penalty procedure against the four network operators concerning the deployment of the first sites under the "New Deal". The first deadline for the deployment of mobile sites is the end of June 2020.

At end-December 2019, Orange’s 4G coverage was 99% of the population and 88% of the country.

Infrastructure sharing

The New Deal agreement contains clauses relating to the pooling of networks, including active sharing where all four operators are present on a site as part of the targeted coverage arrangements. A mobile site sharing contract was signed in July 2019 between the four network operators for the deployment of 4G on sites destined to be actively shared. This agreement is gradually being implemented for the sites of the Town Center Dead Zones program and the new sites to be deployed as part of the New Deal’s targeted coverage scheme.

Orange’s obligations regarding cost accounting and accounting separation for the mobile business

On June 19, 2018, Arcep published Decision No. 2018-0685 specifying obligations for accounting for and the reporting of costs imposed on mobile operators. The decision supersedes Decision No. 2013-0520. As was the case for the previous decision, it applies to Orange, SFR, Bouygues Telecom, Free Mobile, SRR and Orange Caraïbes. The new decision primarily simplifies operator obligations.

Analysis of the wholesale mobile call termination markets

The fixed and mobile termination markets are regulated by Arcep Decision No. 2017-1453 for the 2017-2020 cycle. The decision confirms the cost-orientation obligation for call termination rates. The cap levels for call termination were eliminated in the final decision. Mobile operators, including Orange, have left their rates unchanged since 2017.

1.7.1.2.4      Regulation of fixed-line telephony, broadband and very high-speed broadband Internet

Regulation of fiber optic networks

Regulatory framework governing very high-speed broadband wholesale offers

The current regulatory framework for the deployment of very high-speed broadband in France confirms the principle of symmetric regulation for the terminating segment of networks, and encourages sharing by operators, with potential co-financing following prior consultation with the municipality:

−    principle of sharing the terminating segment of networks between operators;

−    symmetric regulation for access to the terminating segment of networks, including outside of very densely populated areas: same obligation to provide passive access to the terminating segment of FTTH networks under reasonable and non-discriminatory conditions, applicable to all operators equipping buildings with fiber optic in the entire French territory. Access must be from a reasonably located shared access point (Arcep Decision No. 2009-1106 supplemented by Arcep Decision No. 2010-1312 for less densely populated areas). Tariffs must be reasonable and respect the principles of efficiency, relevance, objectivity and non-discrimination;

−    no ex-ante regulation of retail prices;

−    asymmetric regulation of access to civil engineering infrastructure which allows alternative operators to deploy their horizontal networks on Orange’s infrastructure: non-discriminatory access at a rate that reflects costs;

−    no obligation for asymmetric access (unbundling or bitstream) for fiber, confirmed by the 3a and 3b market analysis decisions published by Arcep on December 14, 2017.

Arcep is of the opinion that the FTTH regulatory framework it decided on complies with the principles defined by the European Commission in its NGA29 recommendation, applicable to broadband and very high-speed networks, published on September 20, 2010. It recommends asymmetric regulation requiring that operators in a dominant position provide access to the terminating segment of very high-speed lines and access from OCNs30 while conceding a risk premium to operators who invest and an adaptation principle for national circumstances. The European Commission approved Arcep’s position.

Deployment commitments known as "L. 33-13" by Orange in the AMII zone

In early 2018, Orange formalized its commitment proposals for FTTH deployment in nearly 3,000 municipalities under Article L. 33-13 of the Postal and Electronic Communications Code, confirming its prior commitments taken under the AMII31 in 2011, then in 2013 and 2015.

Orange proposed that it commit to ensuring that, within its FTTH deployment scope in the AMII area: (i) by the end of 2020, 100% of homes and professional premises would have access to FTTH sales offers (including a maximum 8% of premises connectable on demand, excluding refusals by third parties), and (ii) by the end of 2022, 100% of homes and professional premises would be made connectable (excluding refusals by third parties).

These commitment proposals took into account the agreement reached at the end of May 2018 by Orange and SFR which led to Orange withdrawing from 236 municipalities to SFR’s benefit.

Following the Arcep opinion of June 12, 2018, Orange’s commitment proposals (and those of SFR) were accepted by the French government on July 26, 201832.

AMEL and equity funded deployments

In December 2017, the Government announced the launch of a procedure calling for shows of local commitments (AMEL) through which to identify operators wishing to deploy privately-funded FTTH beyond the current AMII zone.

Orange proposed to make commitments with respect to Article L. 33-13 under AMEL for the French departments of Lot-et-Garonne, Vienne, Deux-Sèvres and Haute-Vienne. Arcep issued a favorable opinion in April 2019 on Orange’s proposed commitments in Lot-et-Garonne, and these commitments were accepted by the government in May 2019. Arcep issued a favorable opinion in January 2020 on Orange’s proposed commitments in Haute Vienne.

In addition, Orange proposed to the Government commitments under Article L. 33-13 in the context of deployment projects using its own funds. These commitments are currently being examined by the authorities.

Completeness of FTTH networks

Arcep officially notified Orange that it must comply with the obligation for completeness of a list of 460 shared access points first commissioned more than 5 years ago (as listed in the appendix of its Decision No. 2018-1597 - RDPI), at the latest by December 31, 2019.

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Orange is required to prove its compliance with the obligation for completeness of the 460 shared access points by January 31, 2020, at the latest, or to explain the difficulties encountered. Arcep stated in this respect that, "if Orange were to report exceptional difficulties which prevent it from making certain premises connectable, Orange should submit all appropriate supporting evidence demonstrating that it had implemented the resources required to resolve the issues, but that they persisted."

Regulatory framework for unbundling the local copper loop

Rates framework

On December 21, 2017, Arcep passed a decision on the rates framework for the full unbundling of the local copper loop for 2018 to 2020, excluding any specific taxation. This decision set a cap for the monthly recurring tariff for fully unbundled access (€9.31 in 2018, €9.41 in 2019 and €9.51 in 2020), as well as for the monthly recurring tariff for naked Bitstream access (€13.19 in 2018, €13.30 in 2019 and €13.41 in 2020).

In accordance with Arcep decision, the changes planned for the full unbundling rates and for naked ADSL for 2019 and 2020 were adjusted to take into account the changes to the Imposition Forfaitaire sur les Entreprises de Réseau (IFER) (flat-rate tax on certain network assets). The tax, which was only for copper lines, was broadened to include cabled networks and FTTH. Lines built less than five years ago are exempted. In accordance with the principle of non-discrimination, part of the decrease in the tax paid by Orange is passed on to the alternative operators via a reduction in wholesale rates.

Based on the new IFER value, the tariffs for the year 2019 were €9.27/month for full unbundling and €13.16/month for naked DSL access for 2019. For 2020, they are €9.46/month and €13.36/month respectively for full unbundling and naked DSL access.

Analysis of the relevant markets

Broadband and very high-speed broadband markets

On December 14, 2017, Arcep published the following decisions resulting from the fifth analysis cycle of the fixed broadband and very high-speed broadband markets for the period from December 2017 to December 2020:

−    Decision No. 2017-1347 for market 3a (wholesale local access provided at a fixed location): unbundling on the copper local loop, access to civil engineering infrastructure, passive access to the local FTTH loop or bitstream with delivery to the optical connection node, passive FTTH offer with quality of service;

−    Decision No. 2017-1348 for market 3b (market for wholesale central access provided at a fixed location for mass-market products): regional copper bitstream or FTTH;

−    Decision No. 2017-1349 for market 4 (high-quality wholesale access): LPT, SDSL, FTTO and FTTE wholesale offers;

−    Arcep Decision No. 2017-1488 of December 14, 2017 setting the financial conditions for access to the civil engineering infrastructure of the Orange local loop which confirmed most of the rules previously decided in 2010.

These decisions extend virtually all of the obligations previously imposed on Orange, which remains the only dominant player in the various markets.

In the mass market, Arcep only preserved the symmetrical framework for FTTH, and does not impose an obligation of equivalence of inputs on Orange. Orange committed to (i) upgrading information systems by September 1, 2018 for the eligibility processes and by December 31, 2018 for order processes, (ii) providing Arcep with commercial contracts for optical connection nodes/shared points in very densely populated areas, and (iii) reducing cases of proven difficulty in connecting third party operators to Orange’s shared access points in buildings by mid-2019.

In the Enterprise market, Orange saw its obligations in the wholesale market increased by the introduction of new remedies:

−    the obligation to provide an enhanced quality of service option on its FTTH infrastructure;

−    the obligation to provide a wholesale offer for passive access to the local shared optical loop suited to new infrastructure players dedicated to the intermediary market for activated access offers for companies;

−    the obligation to provide a resale offer for its retail offers for the enterprise market (FTTH Pro).

On February 6, 2020, Arcep published a public consultation with a view to revising the regulation of the fixed high-speed and very high-speed broadband markets, following the "bilan & perspectives" (review & outlook) consultation in July 2019, to which Orange responded at the end of September.

Arcep is providing for consultation:

−    4 draft decisions for the analysis of the fixed high-speed and very high-speed markets:

-     market "4" activated offers in the enterprise market,

-     market "3b" activated offers in the mass market,

-     market "3a", passive offers,

-     a new separate civil engineering market;

−    a document to complement the symmetrical FTTH regulation, applicable to all operators.

In particular, Arcep addresses the following topics, which are the main issues for Orange in the next round of market analysis:

−    support for the migration of access from copper to fiber with a view to the eventual closure of the local copper loop network;

−    the strengthening of the symmetrical framework for fiber regulation, in particular with a view to rendering symmetrical the obligations that are currently imposed only on Orange (in particular as regards access to enhanced quality of service for business customers);

−    tightening the monitoring of the quality of service of wholesale offers, and the setting of relevant target levels;

−    the profound changes in the Enterprise market, characterized by the development of offers on shared local optic loop and by increased competition, which should lead Arcep to change its regulatory framework.

Orange — 2019 Universal Registration Document          43

Fixed-line telephony

As part of its fifth round of analysis of the relevant fixed-line markets for non-residential customers for the 2018-2020 period, on December 21, 2017, Arcep adopted Decision No. 2017-1568, which restricts the obligation to formalize a wholesale offer for access to telephone service to the non-residential market only.

Wholesale non-residential line rental rates are now governed by Decision No. 2018-1523 of December 5, 2018. Contract caps are stable for 2020 compared to previous caps (12.32 euro cents/month for analog and 18.57 euro cents/month for digital). The cap for call origination collected at the Operator Connection Point associated with the contracts is €0.6584/minute in 2019 and will be €0.6958/minute in 2020.

Fixed-line voice call termination

Following its Decision No. 2017-1453 of December 2017, Arcep removed the rate caps for the 2018-2020 period. Rates must be based on costs. Operators have left their tariffs unchanged since 2017.

Orange interconnection with Free and Free Mobile

The dispute between Orange and Free around IP interconnection was settled on April 12, 2018 with Orange winning five of the seven primarily technical points related to VoIP interconnection to the Free networks. The ruling was confirmed by the Paris Court of Appeal on June 6, 2019.

Universal telephony service

The order published on November 27, 2017 designates Orange as the provider of the universal service fixed telephony component for the "connection" and "telephone service" services for a period of three years, during which time the end of PSTN accesses will be effective. This designation incorporates new quality of service monitoring indicators.

Additionally, by its Decision No. 2019-0634 of April 23, 2019, Arcep set the definitive assessment of the net cost of universal service and operators’ contributions for the year 2017.

Following the opening of a penalty procedure (L. 36.11 of the French Postal and Electronic Communications Code) by Arcep in June 2018, Orange was given notice in October 2018 regarding its compliance with universal service quality of service obligations. Arcep set intermediate obligations for the months of November and December 2018 and for each quarter of 2019.

Quality of service of wholesale offers for consumer and enterprise markets

Following the opening of a penalty procedure (Article L. 36.11 of the French Postal and Electronic Communications Code) by Arcep in September 2018, Orange was given notice in December 2018 by which Arcep required Orange to comply, starting in the first quarter of 2019, with indicators relating to production and after-sales service processes for all of the following offers:

−    mass market: unbundling, offers activated without a guarantee for reinstatement time (DSL access);

−    enterprise market: LPT, copper access (DSLE, C2E, CELAN), Optical access (CE2O, C2E, CELAN).

1.7.1.3     Spain

1.7.1.3.1      Legal and regulatory framework

The 2009 Telecom Package was implemented into Spanish law by Royal Decree No. 726/2011 on universal service provision in May 2011 and Royal Decree No. 13/2012 of March 31, 2012.

The telecommunications sector is also covered by Law No. 15/2007 of July 3, 2007 relating to the implementation of competition rules.

The National Commission for Markets and Competition (CNMC), established by Law No. 3/2013 of June 4, 2013, brings together regulatory authorities from different economic sectors, including telecommunications, and the antitrust authority.

The Ministry of Economy and Enterprises33 is in charge of the management of authorizations, frequency allocation, numbering, approval of the cost of universal service, quality of service, as well as the settlement of disputes between consumers and operators that do not hold a dominant position.

1.7.1.3.2      Regulation of mobile telephony

Spectrum

• Summary of national frequencies allocated to Orange and their expiration year

800 MHz	900 MHz	1,800 MHz	2.1 GHz	2.6 GHz	3.5 GHz
10 MHz duplex	10 MHz duplex	20 MHz duplex	15 MHz duplex	20 MHz duplex	20 MHz duplex
(2031)	(2030)	(2030)	+5 MHz	(2020)	(2030)
			(2030)		60 MHz (2038)

Internal source.

5G

700 MHz band: the Ministry for the Economy approved the road map for the "second dividend" on July 2, 2018. Following the deregulation of the 700 MHz band for electronic communications, the migration of digital terrestrial television (DTT) from the 700 MHz band will be completed by June 30, 2020 at the latest34. On June 27, 2019, the Spanish government approved funding of 150 million euros to support the migration process planned for DTT.

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The date for the auction of the 700 MHz bands has not yet been published.

Mobile coverage

All operators holding 4G frequencies in the 800 MHz band must, by Ministerial Order ECE/1166-2018 of October 29, 2018, offer speeds of at least 30 Mbit/s in 2020. This obligation will benefit 90% of the population in municipalities with fewer than 5,000 inhabitants.

Fourth round of market analysis of the mobile call termination market (market 2/2014)

The CNMC, by its Decision 002/17/m2-2014 dated January 18, 2018, set caps for traffic from the European Economic Area corresponding to its long-run incremental cost model for an efficient generic operator in line with the European recommendation. The caps adopted show a gradual reduction in mobile termination rates from 1.09 euro cents/min to 0.64 euro cents/min by January 2020. These prices apply only to traffic coming from the European Economic Area.

(in euro cents/minute)	through 01/30/2018	01/31/2018- 12/31/2018	01/01/2019- 12/31/2019	As of 01/01/2020
MNO, Full MVNO	1.09	0.70	0.67	0.64

The decision has also introduced new transparency rules: the notification to the CNMC of all interconnection agreements concluded by Spanish operators, including for companies within the same group, as well as the notification of agreements for the termination of mobile calls from outside the European Economic Area whenever tariffs are different from those applied in Spain.

1.7.1.3.3      Regulation of fixed-line telephony, broadband and very high-speed broadband Internet

Wholesale broadband access market: third round of 3a and 3b/2014 and 4/2014 market analysis

The CNMC adopted its third round of the analysis of markets 3a and 3b/2014 and 4/2014 on February 25, 2016, by which it decided:

−    for market 3a:

-     to retain the copper network unbundling obligations introduced in the previous 2009 market analysis and to retain access to Telefónica civil engineering infrastructure,

-     to not impose ex ante asymmetrical obligations on Telefónica for the fiber network in 66 cities considered effectively competitive, representing 35% of the Spanish population, given that a Virtual Unbundled Local Access (VULA) offer must be made available for the rest of Spain;

−    for market 3b:

-     to progressively lift the ex ante regulatory obligations in that part of Spain deemed competitive, and covering 58% of the existing broadband lines; and in the rest of Spain deemed non-competitive, to maintain an access obligation to Telefónica’s network, with the NEBA-copper offer, without limitation on bandwidth, and charged on a cost basis,

-     in the area declared competitive for new-generation networks (NGA), corresponding to 66 municipalities (approximately one- third of the population), to lift the obligation to provide a fiber bitstream offer (known as the NEBA offer) from September 2016,

-     in the zone declared non-competitive for NGAs, but deemed competitive for copper (approximately one-third of the population), to impose NEBA Fiber offer at rates meeting the economic replicability test until March 2018,

-     in the remaining area declared non-competitive, including for copper, to impose a NEBA Fiber offer at rates that satisfy the economic replicability test with no time limit;

−    and for market 4, to maintain, throughout Spain, the NEBA-business offer obligation, concerning costs for copper and the economic replicability test for fiber.

Fixed-line call termination rates

As part of its fourth round of mobile termination market analysis (Market 1/2014), on July 25, 2019 the CNMC adopted Decision ANME/DTSA/003/18/m1-2014, which gradually reduces mobile call termination rates from 0.0817 euro cent/minute to 0.0545 euro cent/minute in January 2021. These prices apply only to traffic coming from the European Economic Area.

The caps decided on are:

(in euro cents/minute)	through 08/31/2019	08/01/2019- 12/31/2019	01/01/2020- 12/31/2020	As of 01/01/2021
	0.0817	0.0643	0.0593	0.0545

Revision of the NEBA reference offers (bitstream)

On March 19, 2018, the CNMC approved the "replicability test" (ERT) for Telefónica’s offers, which enables the setting of the wholesale price of fiber. The monthly fee for the local NEBA offering (local activated offer) and for access to NEBA fiber (activated offer) were set at 17.57 euros by Telefónica. On April 3, 2019, the regulator confirmed with the ERT test that the wholesale prices for Telefónica’s NEBA-local and NEBA-fiber fiber optic offerings allow alternative operators to reproduce the main fiber optic products offered by the incumbent operator.

Orange — 2019 Universal Registration Document          45

1.7.1.4     Poland

1.7.1.4.1      Legal and regulatory framework

Orange’s businesses are governed by the law of July 16, 2004 on telecommunications, transposing the 2002 European Telecom Package concerning electronic communications into Polish law, and by the law of February 16, 2007 concerning competition and consumer protection. The law of December 2012, transposing EU directives issued in 2009, came into force on January 21, 2013. The law of May 7, 2010, on developing telecommunication networks and services, provides access to telecommunications and other technical infrastructures funded by public funds. This law was revised and amended on August 30, 2019 by transposing Directive 2014/61/EU on broadband cost reduction.

The Ministry of Digitization, created in November 2015, is responsible for telecommunications.

The Office of Electronic Communications (UKE) is responsible, in particular, for telecommunications regulation and frequency management, as well as certain functions related to broadcasting services.

The Office of Competition and Consumer Protection (UOKiK) is responsible for the application of competition law, merger control and consumer protection.

Digital Poland

The government’s action plan to implement its digital strategy objectives in Poland was adopted in January 2014. The plan intended to ensure that all households had access to a communication service of at least 30 Mbit/s by the year 2020. In September 2018, the Ministry of Digital Affairs launched a public consultation process on an updated plan with more ambitious objectives. The results of this consultation have not yet been published.

1.7.1.4.2      Regulation of mobile telephony

Spectrum

• Summary of frequencies allocated to Orange and their expiration year

800 MHz	900 MHz	1,800 MHz	2.1 GHz	2.6 GHz
10 MHz duplex	7 MHz duplex	10 MHz duplex	15 MHz duplex	15 MHz duplex
(2030)	(2029)	(2027)	+5 MHz (2022)	(2030)

Internal source.

5G

700 MHz band: as part of the deregulation of 700 MHz frequencies for mobile networks, UKE has initiated a coordination process with neighboring countries. However, on January 11, 2019, Poland asked the European Commission to extend the deadline to June 2022 on account of coordination problems at spectrum borders.

3.4-3.8 GHz frequency band: On March 15, 2019, Parliament adopted, then on April 5, 2019, published, amendments to the Telecommunications Act allowing operators to use the 3.4-3.8 GHz frequency bands free of charge for the testing of new technologies or for the reallocation of frequencies. Tests with 5G have been made in twenty Polish cities. Furthermore, on December 9, 2019, UKE launched the consultation process on the conditions for auctioning the 3.4 - 3.8 GHz band. UKE wishes to allocate 4 blocks of 80 MHz. Licenses will be valid through the end of May 2035.

Mobile voice call termination rates

As from July 1, 2013, the symmetric mobile voice call terminations of all operators cost 0.0429 zloty/minute, (1.01 euro cent/minute as of December 31, 2019). In compliance with the recommendations of the European Commission, this tariff is based solely on the long-term incremental costs of an efficient generic operator. It can only be changed based on the evolution of the differential costs of an efficient operator.

Infrastructure sharing

The network sharing agreement between Orange and T-Mobile Polska, which dates from 2011, was extended to 4G in December 2016. On May 22, 2018, Orange and T-Mobile decided to put an end to spectrum sharing in the 900 MHz and 1,800 MHz bands.

Application of Roaming Like at Home regulation

In order to handle a massive increase in the volume of traffic in certain customer categories, Orange submitted an exemption request to the regulator UKE at the end of 2017, as authorized by the regulation35, to bill its roaming customers a surcharge. In a decision dated April 12, 2019, the regulator renewed the exemption authorization that had been granted in April 2018 for a period of one year. Orange implements the application of these surcharges on voice and data only within the framework of its prepaid offers. The authorized surcharges are:

−    outgoing call: 0.0407 zloty/minute;

−    incoming call: 0.0163 zloty/minute;

−    SMS: 0.0081 zloty;

−    MMS/1 MB: 0.0015 zloty.

1.7.1.4.3      Regulation of fixed-line telephony, broadband and very high-speed broadband Internet

The ex-ante regulation of Orange’s fixed services, for the areas defined as non-competitive, relates solely to wholesale offers.

Deregulation of markets 1 and 3/2003

On June 26, 2018, the European Commission approved the decisions to deregulate markets 1 & 3/2003 (access to the public telephone network at a fixed location for residential and non-residential customers). The deregulation decision provides for a transition period of two years corresponding to the maximum duration of the contracts agreed by the operators and their private customers.

Orange — 2019 Universal Registration Document          46

Analysis of the wholesale broadband market (markets 3a and 3b/2014)

On October 22, 2019, UKE published the decisions relating to markets 3a and 3b/2014.

According to the regulator, market development and increasing competition justify further market deregulation. As a result, UKE decided to increase the number of deregulated zones:

−    in the 3a/2014 market, to 51 municipalities;

−    in the 3b/2014 market, from 76 to 151 municipalities.

Under these new decisions, out of a total of approximately 14.6 million households, around 6 million households are deregulated on bitstream access, and around 2.3 million households are deregulated on bitstream access and unbundling.

Reference offer for fixed-line markets

The benchmark offer relates to all wholesale fixed services: call origination and termination, wholesale subscription sales, partial and full unbundling, and bitstream access.

On September 4, 2018, the European Commission accepted, without comment, the changes made to the Orange reference offer intended to lower subscription fees for the fixed-access wholesale service and eliminate number portability fees.

Fixed-line call termination rates

On March 28, 2019, UKE notified its draft decision fixing the tariff for fixed call terminations on the basis of costs incurred at 0.0273 zloty/minute. The European Commission, after having expressed "serious doubts" as to the compatibility of this draft decision with the European Commission’s 2009 recommendation on incremental cost orientation36, finally issued a recommendation to UKE on August 26, 2019, asking it to adopt a price level based on the incremental cost model. However, UKE did not apply this recommendation in view of the future European call termination rate and adopted its decision with unchanged tariff levels; this decision was notified to operators at the end of December.

1.7.1.5     Other EU countries where the Orange Group operates

1.7.1.5.1      Belgium

Spectrum

• Summary of frequencies allocated to Orange and their expiration year

800 MHz	900 MHz	1,800 MHz	2.1 GHz	2.6 GHz
10 MHz duplex	12 MHz duplex	25 MHz duplex	15 MHz duplex	20 MHz duplex
(2033)	(2021)	(2021)	+5 MHz (2021)	(2027)

Internal source.

5G

On October 25, 2018, the Belgian Institute for Postal Services and Telecommunications (IBPT)) published the "national roadmap" for the 700 MHz band in application of the European regulation on the use of the 470-790 MHz frequency band in the European Union.

The timeline for future allocations has not been announced, but a proposal for (i) the possible extension of the current non-5G licenses and (ii) the ability to grant transitional rights to operators to open commercial 5G services was submitted for public consultation on December 24, 2019.

Mobile voice call terminations

In its decision dated May 26, 2017, the IBPT set the level of Orange’s mobile call termination at 0.99 euro cents/min, based on the long-term incremental cost model of an efficient generic operator.

Cable wholesale broadband markets

A consultation on the review of the markets was initiated by the Conference of Regulators of the electronic communications sector in July 201737. The review concluded that there were different wholesale markets for central access (copper/fiber versus cable) and for television (IP-TV versus cable). On May 25, 2018, the European Commission commented on the draft decisions for the wholesale broadband markets (markets 3a and 3b/2014) and on the wholesale television distribution market. The European Commission did not block the proposal to define two central access wholesale markets for the copper and fiber optic networks and for coaxial cable, despite its comments on the measure. On this basis, the CRC’s final decision was adopted on June 29, 2018.

In the meantime, Telenet appealed to the European Court of Justice (ECJ) against the European Commission’s letter of observations on this market analysis, then subsequently annulled this appeal. At the same time, all cable operators (Telenet, Brutélé, Nethys) appealed against these decisions to the Court of Justice for markets. These appeals were dismissed by a ruling of September 4, 2019.

A decision from the IBPT on the new monthly rates for wholesale access to the cable networks should be forthcoming in early 2020. Regarding wholesale fiber prices, based on "cost plus", as well as one-time rates such as activation and installation rates (for both fiber and cable), public consultations are planned for 2020.

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1.7.1.5.2      Romania

Spectrum

• Summary of frequencies allocated to Orange and their expiration year

800 MHz	900 MHz	1,800 MHz	2.1 GHz	2.6 GHz	3.4 GHz- 3.8 GHz
10 MHz duplex	10 MHz duplex	20 MHz duplex	15 MHz duplex	20 MHz duplex	25 MHz duplex
(2029)	(2029)	(2029)	+5 MHz (2020)	(2029)	+10 MHz
					duplex
					+45 MHz (2025)

Internal source.

Orange won additional frequencies on August 14, 2018 at a private auction organized by 2K Telecom for the allocation of 2x10 MHz blocks in the 3.5 GHz band, valid until 2025, for 3.35 million euros.

On July 29, 2019, ANCOM launched a public consultation on the terms and conditions of the auctioning of licenses in the 700 MHz, 800 MHz, 1,500 MHz, 2,600 MHz and 3,400 MHz - 3,800 MHz frequency bands. The consultation ended on September 2, 2019. The allocation of the 5G spectrum, originally planned for end 2019, was deferred until 2020.

Mobile voice call termination rates

On October 11, 2019, ANCOM announced that mobile termination rates would be reduced from 0.84 euro cents/min to 0.76 euro cents/min as of January 1, 2020, until a single European tariff is introduced as of the beginning of 2021 in accordance with the Code38. The tariff set by ANCOM will apply to national calls and calls originating from within the European Economic Area (EEA), but also to calls outside the EEA.

Wholesale broadband markets

In the context of its second round of analysis of the 3a and 3b markets, completed in November 2015, ANCOM considered the retail broadband market to be effectively competitive and that, as a consequence, no obligation should be imposed on the two wholesale markets.

1.7.1.5.3      Slovakia

Spectrum

• Summary of frequencies allocated to Orange and their expiration year

800 MHz	900 MHz	1,800 MHz	2.1 GHz	2.6 GHz	3.4 GHz- 3.8 GHz
10 MHz duplex	10 MHz duplex	15 MHz duplex	20 MHz duplex	30 MHz duplex	40 MHz duplex
(2028)	(2021)	(2021)	+5 MHz	(2028)	(2025)
		+5 MHz duplex	(2026)
		(2026)

Internal source.

3.4-3.6 GHz

In August 2019, Orange acquired a total of 40 MHz from Slovanet in two 20 MHz coupled-spectrum blocks (3,470 MHz - 3,490 MHz/ 3,570 MHz - 3,590 MHz), with licenses valid until 2025.

5G

The 5G auction sale is scheduled for the first quarter 2020. The regulator will propose a frequency allocation in the 700 MHz, 900 MHz and 1,800 MHz bands. However, this should not affect the 3.4 - 3.8 GHz band frequencies available from 2025 onwards.

Mobile voice call termination rates

As part of its fourth round of analysis of the mobile termination market, on July 9, 2019 the RU regulator published Decision 19/OER/2019-3888 setting symmetrical tariffs for all operators at 0.818 euro cent/minute from August 1, 2019 onward. This call termination rate had been 1.226 euro cents/minute since July 2013.

Wholesale broadband and very high-speed fixed broadband markets

The Slovakian regulator completed its third round of analysis of the 3a, 3b and 4/2014 markets and published its decisions on markets 3a and 3b on January 19, 2018, and on market 4 on November 7, 2016. The regulator eased regulation:

−    in market 3a, by excluding unbundling of the local sub-loop, while maintaining unbundling in the local copper loop, and by limiting the regulatory obligations of NGA offers to the economic replicability test and to a technical equivalence of inputs;

−    in market 3b, by imposing a replicability test of 2P offers and multicast IPTV wholesale access offers, instead of regulated prices;

−    in market 4, by eliminating the sector-based regulatory obligations, because of the competitive nature of the market.

The RU published rate caps for access to fixed physical infrastructure (civil engineering) on October 17, 2018. Maximum monthly fees are as follows: access to ducts (0.257 euro/month/meter), HDPE tube (0.128 euro/month/meter) and micro-tube (0.116 euro/month/meter). This is a significant decrease in the access rates for the infrastructure.

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1.7.1.6     Non-EU countries where the Orange Group operates

The table below shows the type of licenses held by Orange and their expiration dates as of December 31, 2019 in each country of the Africa and Middle East Region in which it is present:

Renewal of licenses in the MEA Region

	Expiration of current license	Type of license
Botswana	September 2033	Network, including 2G-3G spectrum
Botswana	September 2033	Services and applications
Botswana	August 2025	4G spectrum
Burkina Faso	April 2020	2G
Burkina Faso	September 2022	3G
Burkina Faso (1)	May 2035	Global (2) (2G - 3G - 4G)
Cameroon	January 2030	2G - 3G - 4G
Côte d’Ivoire	April 2032	Global (2G - 3G - 4G)
Egypt	October 2031	2G - 3G - 4G, virtual fixed license
Guinea-Bissau	April 2025	2G - 3G - 4G
Guinea	March 2029	2G - 3G - 4G
Jordan	May 2024	2G - 3G
Jordan	September 2030	4G
Jordan	May 2024	Fixed
Liberia	July 2030	Global (2G - 3G - 4G)
Madagascar	April 2025	2G - 3G - 4G
Mali	July 2032	Global (2G - 3G - 4G)
Morocco	August 2024	2G
Morocco	December 2031	3G
Morocco	April 2035	4G
Morocco	April 2036	Fixed
Mauritius	November 2021	2G - 3G - 4G
Mauritius	November 2025	Fixed
Central African Republic	May 2027	Global (2G - 3G)
Democratic Republic of the Congo	October 2031	2G - 3G
Democratic Republic of the Congo	May 2038	4G
Senegal	August 2034	Global (2G - 3G - 4G)
Sierra Leone	July 2031	2G - 3G
Sierra Leone	March 2034	4G
Tunisia	July 2024	Global (2G - 3G)
Tunisia	March 2031	4G

Source: data from national regulators.

(1)   Replacing the 2 previous licenses, due to take effect in May 2020.

(2)   Global: refers to the type of license that allows an operator to offer both fixed-line and mobile services through all of the available technologies (depending on the country, the Global license does not include 4G technology).

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1.7.2       Regulation of banking activities

In 2020, there were no major changes to the regulatory environment applicable to the activities of Orange Bank. However, the following reforms have been introduced:

−    Regulation (EU) 2019/834 (known as "EMIR Refit") of May 28, 2019 amended EU Regulation No. 648/2012 on OTC derivatives, central counterparties and trade repositories; it came into effect on June 17, 2019;

−    on April 16, 2019, the European Parliament adopted a series of legislative measures called the "banking package", aimed at reducing risks in the EU banking sector to make it even more resilient to hits in times of crisis by amending four major banking industry texts: Regulation (EU) 2019/876 (known as "CRR II"), Directive (EU) 2019/878 (known as "CRD IV"), Directive (EU) 2019/879 (known as "BRRD II"), and Regulation (EU) 806/2014 (known as "SRMR");

these changes affect a large number of areas such as capital and liquidity, market and interest rate risk, credit risk, counterparty risk and "major exposures", and they also toughen communication requirements. They also introduce a principle of proportionality, making it easier for small banks to comply with regulatory standards (especially for reporting). The new regulations will take effect over a period ranging from 18 to 24 months;

−    following the European Commission Implementing Regulation (EU) 2018/33 of September 28, 2017, the format and content of the annual statement of bank charges will be tightly regulated and standardized as of January 1, 2020 (statement covering transactions in 2019);

−    implementing Regulation (EU) 2018/34 of the European Commission of September 28, 2017 concerns the standardized layout rules for the Tariff Information Document (TID). In accordance with the Order of September 5, 2018, this new pricing document, coming in addition to pricing conditions, was made available to customers on July 31, 2019;

−    adopted definitively on April 11, 2019, the PACTE Act (Action Plan for Business Growth and Transformation) transposed into French law the provisions of European Directive 2017-2399, which defines the rank of seniority of unsecured debt instruments in the event of insolvency. This seniority already existed in France since Law 2016-1691, but its scope has now been extended to investment firms, financial institutions and financial holding companies;

−    more generally, the PACTE Act introduced a series of measures in banking and financial law, including changes to the operating rules for share savings plans (PEAs), a broadening of the AMF’s remit, and the repeal of the rules on the domiciliation of income in a context of real-estate loans;

−    finally, the PACTE Act established a clear legislative framework for the cryptocurrency market and the development of the blockchain. It also introduced a status for cryptocurrency market intermediaries.

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1 Notably: the network equipment of telecoms operators, the servers of IT companies, the production and broadcasting equipment of television industry players.

2 Source: Idate - Digiworld yearbook 2020.

3 https://www.gsma.com/mobilefordevelopment/wp-content/uploads/2019/02/GSMA-The-Mobile-Gender-Gap-Report-2019.pdf

4 https://ictfootprint.eu/en/webinar/decreasing-ict-energy-consumption-%E2%80%93-power-data-centres-and-people %E2%80%99s-will

5 https://www.lesechos.fr/idees-debats/cercle/opinion-les-nouveaux-metiers-du-Ereelance-en-2025-237634

6 https://www.gartner.com/en/documents/3902164/forecast-information-security-and-risk-management-worldw

7 Respectively the Retail and Pro-SME markets.

8 Mainland France, Overseas Departments and Overseas Territories.

9 Source: Orange estimates.

10 Source: Orange estimates.

11 Source: Orange estimates.

12 Mainland France, excluding Overseas Departments and Overseas Territories.

13 Source: Orange estimates.

14 Business segment.

15 Source: Orange estimates.

16 Source: Orange estimates.

17 Source: Orange estimates.

18 Source: Orange estimates.

19 Source: Orange estimates.

20 Source: Orange estimates.

21 Source: Orange estimates.

22 Source: Orange estimates.

23 Source: Orange estimates.

24 See Section 7.2.2 Glossary of technical terms.

25 See Section 7.2.2 Glossary of technical terms.

26 Name currently in the process of being validated by the regulator.

27 Telecom Single Market, or TSM.

28 These rules amended Regulation No. 531/2012 of June 13, 2012 on roaming using public mobile communications networks within the Union (Roaming III). These new roaming rules go by the name of "Roaming-Like-At-Home". They are rounded out by an implementing regulation on reasonable usage rules for intra-European roaming adopted on December 15, 2016.

29 Next Generation Access network.

30 Optical Connection Node.

31 AMII areas are areas located outside very densely populated areas, were private operators expressed an interest to deploy a network.

32 Decrees published in the Official Journal of July 31, 2018.

33 Ministerio de Economia y Empresa (MINECO), which replaced the MINETAD in June 2018.

34 Following the political agreement between the Council and the European Parliament reached in the presence of the Commission in 2016, the 700 MHz spectrum band should be dedicated to mobile networks in all member states from June 30, 2020 at the latest.

35 See above 1.7.1.1 European Union.

36 European Commission Recommendation 2009/396/EC of May 7, 2009 on the regulatory treatment of fixed and mobile termination rates in the European Union.

37 The Conference of Electronic Communications Regulators (CRC) brings together the IBPT, CSA, Mediensat and VRM.

38 See above 1.7.1.1.

3.1     Analysis of the Group’s financial position and earnings

[REDACTED SECTION: CERTAIN TEXT HAS BEEN REDACTED.]

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This section contains forward-looking statements about Orange. These forward-looking statements are subject to numerous risks and uncertainties that could cause actual results to differ materially from the results anticipated in the forward-looking statements. [REDACTED SECTION: CERTAIN TEXT HAS BEEN REDACTED.]

The following comments are based on the consolidated financial statements prepared in accordance with IFRS (International Financial Reporting Standards, see Note 2 to the consolidated financial statements). The Group applies IFRS 16 "Leases" as from January 1, 2019 using the simplified retrospective method, without restatement of historical comparative periods (see Note 2.3 to the consolidated financial statements). Therefore, data on a comparable basis for the 2019 and 2018 fiscal years is presented in line with the accounting standard IFRS 16. Data is presented on a historical basis for the 2018 and 2017 fiscal years, and on a comparable basis for the 2017 fiscal year, in line with the accounting standard IAS 17. Moreover, these changes in accounting standards led the Group to adapt its key operational performance indicators and define new ones (see Accounting policies in Note 1 to the consolidated financial statements and Section 3.1.5 Financial indicators not defined by IFRS).

[REDACTED SECTION: CERTAIN TEXT HAS BEEN REDACTED.] Economic CAPEX (also referred to as "eCAPEX" or "Economic CAPEX"),[REDACTED SECTION: CERTAIN TEXT HAS BEEN REDACTED.], net financial debt, [REDACTED SECTION: CERTAIN TEXT HAS BEEN REDACTED.] and data on a comparable basis (as well as, until December 31, 2018, adjusted EBITDA, reported EBITDA, CAPEX, the "Adjusted EBIDTA - CAPEX" indicator [REDACTED SECTION: CERTAIN TEXT HAS BEEN REDACTED.]) are financial indicators not defined by IFRS. For further information on the calculation of these indicators and the reasons why the Orange Group uses them and considers them useful for readers, see Section 3.1.5 Financial indicators not defined by IFRS and Section 7.2.1 Financial glossary.

Data on a historical basis relates to data for past periods as published in the consolidated financial statements for the current period. The transition from data on a historical basis to data on a comparable basis for the 2018 and 2017 fiscal years is set out in Section 3.1.5.1 Data on a comparable basis .

Unless otherwise specified, segment information presented in the following sections is understood to be prior to elimination of inter-segment transactions.

Unless stated otherwise, data in the tables is presented in millions of euros, without a decimal point. This presentation may, in some cases, lead to negligible differences in the totals and sub-totals in the tables. Furthermore, the changes presented are calculated based on data in thousands of euros.

3.1.1       Overview

3.1.1.1     Financial data and workforce information

Operating data

(at December 31, in millions of euros)	2019	2018 data on a comparable basis (1)	2018 data on a historical basis	% change data on a comparable basis (1)	% change data on a historical basis	2017 data on a historical basis
Revenue (2)	42,238	41,986	41,381	0.6%	2.1%	40,859
[REDACTED SECTION: CERTAIN TEXT HAS BEEN REDACTED.]
Operating Income	5,927		4,829		22.7%	4,778
Telecom activities	6,112		4,997		22.3%	4,870
Orange Bank activities	(186)		(169)		(9.8)%	(93)
eCAPEX (1)	7,293	7,248	NA	0.6%	NA	NA
Telecom activities	7,265	7,212	NA	0.7%	NA	NA
eCAPEX/Revenue from telecoms activities	17.2%	17.2%	NA			NA
Orange Bank activities	28	36	NA	(23.4)%	NA	NA
[REDACTED SECTION: CERTAIN TEXT HAS BEEN REDACTED.]
Average number of employees (full-time equivalents (3))	135,619	137,898	135,943	(1.7)%	(0.2)%	138,038
Number of employees (active employees at end of period (3))	146,768	151,472	150,711	(3.1)%	(2.6)%	151,556

(1)   See Section 3.1.5 Financial indicators not defined by IFRS and Section 7.2.1 Financial glossary.

(2)   Revenue from telecoms activities. The Net Banking Income (NBI) of Orange Bank is recognized in other operating income (see Note 4.2 to the consolidated financial statements).

(3)   See Section 7.2.1 Financial glossary.

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Historical indicators (up to December 31, 2018)

Adjusted EBITDA (1)	NA	NA	13,005	NA	NA	12,680
Telecom activities	NA	NA	13,151	NA	NA	12,741
Adjusted EBITDA/Revenue of telecoms activities	NA	NA	31.8%			31.2%
Orange Bank activities	NA	NA	(147)	NA	NA	(62)
Reported EBITDA (1)	NA	NA	11,977	NA	NA	11,863
Telecom activities	NA	NA	12,124	NA	NA	11,924
Orange Bank activities	NA	NA	(148)	NA	NA	(62)
CAPEX (1)	NA	NA	7,442	NA	NA	7,209
Telecom activities	NA	NA	7,406	NA	NA	7,148
CAPEX/Revenue of telecoms activities	NA	NA	17.9%			17.5%
Orange Bank activities	NA	NA	36	NA	NA	61
Adjusted EBITDA - CAPEX (1)	NA	NA	5,563	NA	NA	5,471
Telecom activities	NA	NA	5,745	NA	NA	5,593
Orange Bank activities	NA	NA	(183)	NA	NA	(123)

(1)   See Section 3.1.5 Financial indicators not defined by IFRS and Section 7.2.1 Financial glossary.

Net income

(at December 31, in millions of euros)	2019	2018 data on a historical basis	2017 data on a historical basis
Operating Income	5,927	4,829	4,778
Finance costs, net (1)	(1,254)	(1,362)	(1,715)
Income tax	(1,447)	(1,309)	(1,052)
Consolidated net income of continuing operations	3,226	2,158	2,011
Consolidated net income of discontinued operations (EE)	-	-	29
Consolidated net income	3,226	2,158	2,040
Net income attributable to owners of the parent company	3,006	1,954	1,843
Non-controlling interests	220	204	197

(1)   Including effects of the stake in BT (see Note 12.7 to the consolidated financial statements).

[REDACTED SECTION: CERTAIN TEXT HAS BEEN REDACTED.]

Net financial debt

(at December 31, in millions of euros)	2019	2018 data on a historical basis	2017 data on a historical basis
Net financial debt (1)	25,466	25,441	23,843

(1)   See Section 3.1.5 Financial indicators not defined by IFRS, Section 7.2.1 Financial glossary, and Note 12.3 to the consolidated financial statements. Compared with December 31, 2018 and 2017, net financial debt as of December 31, 2019 excludes lease liabilities falling within the scope of application of IFRS 16 (see Note 2.3 to the consolidated financial statements) and includes debts on financed assets. Net financial debt as defined and used by Orange does not include Orange Bank activities, for which this concept is not relevant.

[REDACTED SECTION: CERTAIN TEXT HAS BEEN REDACTED.]

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3.1.1.2     Summary of 2019 results

The annual results confirm that all the targets announced by the Group for fiscal year 2019 were achieved.

Revenue totaled 42,238 million euros in 2019, up 2.1% in data on a historical basis and 0.6% in data on a comparable basis compared with 2018. In data on a comparable basis , this 6.2% growth in a year was essentially driven by countries in Africa & Middle East. The Europe and Enterprise segments also contributed to this growth, at 1.4% and 1.0% over a year respectively. All of this more than compensates for a slight 0.3% decline in France in 2019 and a 1.5% slowdown in Spain in 2019 due to the market sliding towards low cost offers.

Commercial activity is performing well in a very competitive environment, and customer bases have been growing. In data on a comparable basis , convergence offers (10.8 million customers as of December 31, 2019) increased 3.4% over a year, and the number of SIM cards associated with convergence offers continue to grow (up by 5.3%). Broadband offers, which had 7.8 million customers as of December 31, 2019, also increased by 22.8% over one year. The total mobile customer base also grew 3.0% over one year, with the number of customers on 4G services rising 20.1% to 67.5 million customers worldwide as of December 31, 2019. Finally, Orange Bank had over 500,000 customers from Orange stores, Groupama branches and digital channels, of which 390,000 were account holders in France.

[REDACTED SECTION: CERTAIN TEXT HAS BEEN REDACTED.]

Operating income was 5,927 million euros in 2019, compared with 4,829 million euros in 2018 in data on a historical basis. This rise is mostly due to the drop in specific labor expenses, as a result of the counter-effect of the expense recorded in 2018 related to the extension of the French part-time for seniors plans (TPS) in 2015 for an additional three years.

Consolidated net income totaled 3,226 million euros in 2019, compared with 2,158 million euros in 2018, an increase of 1,068 million euros. This increase comes essentially from the rise in operating income, and, to a lesser degree, the rise in finance costs (thanks in particular to a lower cost of gross financial debt), which was partly offset by higher total income tax.

Economic CAPEX stood at 7,293 million euros in 2019, up 0.6% in data on a comparable basis . The ratio of Economic CAPEX to revenue from telecoms activities was 17.2% in 2019, stable compared to 2018 in data on a comparable basis . In line with the outlooks announced by the Group, Economic CAPEX including the network sharing agreement with Vodafone in Spain rose by around 50 million euros compared with 2018 (+44 million euros) in data on a comparable basis , and economic CAPEX excluding the network sharing agreement with Vodafone in Spain fell slightly (-12 million euros) compared to 2018 in data on a comparable basis . This performance was achieved against the backdrop of accelerated fiber optic roll-out in France. As of December 31, 2019, the Group totaled almost 40 million very high-speed connectable households, an increase of 21.5% over a year.

Net financial debt was 25,466 million euros as of December 31, 2019, stable compared to December 31, 2018 (limited increase of 25 million euros between the two periods).

[REDACTED SECTION: CERTAIN TEXT HAS BEEN REDACTED.]

3.1.1.3     Significant events

The Group’s main significant events are described in Section 1.3 Significant events.

3.1.2       Analysis of the Group’s results and capital expenditures

3.1.2.1     Group revenue

3.1.2.1.1      Revenue

Revenue by segment (2) (at December 31, in millions of euros)	2019	2018 data on a comparable basis (1)	2018 data on a historical basis	% change data on a comparable basis (1)	% change data on a historical basis	2017 data on a historical basis
France	18,154	18,204	18,211	(0.3)%	(0.3)%	18,046
Spain	5,280	5,360	5,349	(1.5)%	(1.3)%	5,231
Europe	5,783	5,701	5,687	1.4%	1.7%	5,578
Africa & Middle East	5,646	5,314	5,190	6.2%	8.8%	5,030
Enterprise	7,820	7,745	7,292	1.0%	7.2%	7,251
International Carriers & Shared Services	1,498	1,584	1,534	(5.4)%	(2.3)%	1,651
Eliminations	(1,942)	(1,922)	(1,882)			(1,928)
Group total	42,238	41,986	41,381	0.6%	2.1%	40,859

(1)   See Section 3.1.5.1 Data on a comparable basis .

(2)   Revenue from telecoms activities (see Notes 1.1 and 4.1 to the consolidated financial statements). The Net Banking Income (NBI) of Orange Bank is recognized in other operating income (see Note 4.2 to the consolidated financial statements).

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Revenue per offering (2) (at December 31, in millions of euros)	2019	2018 data on a comparable basis (1)	2018 data on a historical basis	% change data on a comparable basis (1)	% change data on a historical basis	2017 data on a historical basis
Convergence services	7,111	6,841	7,068	3.9%	0.6%	6,427
Mobile services only	10,544	10,449	10,272	0.9%	2.7%	10,202
Fixed services only	9,508	9,797	9,604	(2.9)%	(1.0)%	9,994
IT & integration services	3,004	2,804	2,349	7.1%	27.9%	2,077
Wholesale	7,933	7,945	7,931	(0.1)%	0.0%	8,065
Equipment sales	3,146	3,246	3,245	(3.1)%	(3.1)%	3,185
Other revenue	991	904	912	9.6%	8.7%	909
Group total	42,238	41,986	41,381	0.6%	2.1%	40,859

(1)   See Section 3.1.5.1 Data on a comparable basis .

(2)   Revenue from telecoms activities (see Notes 1.1 and 4.1 to the consolidated financial statements). The Net Banking Income (NBI) of Orange Bank is recognized in other operating income (see Note 4.2 to the consolidated financial statements).

• 2019 vs 2018

In 2019, the revenue of the Orange Group totaled 42,238 million euros, an increase of 2.1% in data on a historical basis and of 0.6% in data on a comparable basis compared with 2018.

In data on a historical basis, the 2.1% increase in Group revenue between 2018 and 2019, an increase of 857 million euros, is due to:

−    the positive effects of changes in the consolidation scope and other changes amounting to 430 million euros, including the effects of the takeover of Business & Decision on June 5, 2018, and the acquisitions of Basefarm on August 14, 2018, SecureData on January 31, 2019 and SecureLink on July 8, 2019;

−    the positive effects of exchange rate fluctuations, which amounted to 175 million euros, mainly due to the change in the US dollar (86 million euros) and the Egyptian pound (76 million euros) against the euro;

−    and organic change on a comparable basis , representing a 252 million euros increase in revenue.

In data on a comparable basis, the 0.6% or 252 million euros increase in Group revenue between 2018 and 2019 was attributable primarily to:

−    the 331 million euros increase in revenue in Africa & Middle East countries (a 6.2% increase), driven by growth in 15 of the 16 countries consolidated as of December 31, 2019, with strong performances from the Sonatel subgroup (mainly in Guinea, Senegal and Mali), the Côte d’Ivoire subgroup (mainly Burkina Faso), Egypt, Congo (DRC) and Morocco. This growth is mostly due to (i) the rise in mobile only services, as a result of continued growth in data services and Orange Money (see Section 1.3 Significant events), and (ii) to a lesser degree, the development of fixed only services, notably due to dynamic fiber optic offers, particularly in Morocco, Jordan and Senegal, partly offset by (iii) the decrease in wholesale, principally in response to the slump in international incoming traffic;

−    the 81 million increase euros in revenue in Europe (an increase of 1.4%), mainly due to:

-     (i) strong growth in convergence services in Belgium, Poland and Romania, and, to a lesser degree, (ii) increased sales of equipment and other revenue (enhanced energy offers) in Poland, and (iii) growth in integration services and information technology in Poland and Romania,

-     partly offset by (i) the slowdown in wholesale, essentially due to the drop in activity relating to mobile virtual network operators (MVNOs) in Belgium and the decrease in call termination rates in Romania, (ii) the drop-off in fixed only services, largely due to decreasing use of conventional telephones in Poland, and (iii) the decrease in mobile only services, particularly in Poland, primarily as a result of customers migrating to convergence offers;

−    and the 75 million euros rise in revenue from services to Enterprise (a 1.0% increase), due to (i) growth in integration and information technology services, principally Cloud and cybersecurity services, and to a lesser degree, the growth in data services, (ii) partially offset by the downward trend in voice services and the drop in services and mobile equipment.

These positive items were partially offset by:

−    the 85 million euros fall in revenue from services to International Carriers & Shared Services (a 5.4% reduction), due to more muted international carrier business, as a result of the downward trend in the voice market;

−    the 80 million euros decrease in revenue in Spain (a 1.5% decline), against a backdrop of intense competition in entry-level mobile and fixed broadband, with numerous promotions on offer. This fall mainly reflects (i) the decrease in mobile only services, a significant decline in equipment sales and the decrease in convergence services, due to the market slide toward low-cost offers, (ii) partially offset by growth in wholesale, largely driven by increased international traffic and, to a lesser degree, very high speed broadband access;

−    and the 51 million euros slump in revenue in France (a 0.3% decrease), essentially due to:

-     (i) the downward trend in fixed only narrowband services (conventional telephony), (ii) the negative effects, between the two periods, of e-reader promotions, (iii) the slowdown in mobile only services (migration of contract packages to convergence packages and structural slowdown in prepaid packages), and (iv) the drop in mobile equipment sales, in a market facing a major global slowdown,

-     largely offset (i) by the increase in services to fixed carriers, principally relative to the construction, operation and marketing of fiber optic networks, and (ii) by the growth in convergence services (driven by a larger customer base and the rise in the Convergent ARPO over 12 months, see Section 7.2.1 Financial glossary).

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• 2018 vs 2017

In 2018, the revenue of the Orange group totaled 41,381 million euros, an increase of 1.3% in data on a historical basis and of 1.3% on a comparable basis compared with 2017.

In data on a historical basis, the 1.3% increase in Group revenue between 2017 and 2018, an increase of 522 million euros, includes:

−    the negative effect of foreign exchange fluctuations totaling €189 million, chiefly attributable to changes in the value of the US dollar (for 84 million euros), the Egyptian pound (for 27 million euros), the Jordanian dinar (for 18 million euros) and the Argentine peso (for 10 million euros) against the euro;

−    which is more than offset:

-     by the positive effects of changes in the consolidation scope and other changes amounting to 167 million euros, including the effects of the takeover of Business & Decision on June 5, 2018, and the acquisitions of Basefarm on August 14, 2018 and Enovacom on February 21, 2018,

-     and organic change on a comparable basis , representing a 544 million euros increase in revenue.

In data on a comparable basis, the 1.3% or 544 million euros increase in Group revenue between 2017 and 2018 was attributable primarily to:

−    the 250 million euros increase in revenue in Africa & Middle East countries (a 5.1% rise), driven by growth in 13 of the 17 countries consolidated as of December 31, 2018, with strong performances from the Sonatel subgroup (mainly in Guinea, Senegal and Mali), Egypt, the Côte d’Ivoire subgroup (mainly Burkina Faso), Morocco and Congo (DRC). The increase in mobile only services reflects the momentum in data services and Orange Money, partially offset by the decline in wholesale - particularly international wholesale - and incoming mobile traffic;

−    the 163 million euros increase in revenue in France (an increase of 0.9%). This change was mainly due to (i) the favorable effect of including digital reading offers, (ii) the growth of convergence services, driven by both the increase in the customer base and the rise in the Convergent ARPO over 12 months, and, (iii) to a lesser extent, the increase in mobile equipment sales, (iv) partially offset by the downward trend in fixed narrowband only services (conventional telephony), the contraction in mobile only services (mainly linked to the migration of contract offers to convergent offers and the structural decline in prepaid offers), and the decrease in wholesale (the growth in FTTH access only partially offsetting the anticipated fall in revenue from national roaming and unbundling);

−    the 117 million euros increase in revenue in Spain (up 2.2%). This change was mainly due to (i) the development of convergence services, which benefited from the increase in the Convergent ARPO over 12 months (driven by the increase in access to very high-speed broadband and content offers) and growth in the customer base, and (ii) the increase in wholesale (the decline in incoming mobile traffic being more than offset by the growth in very high-speed broadband, other fixed revenue and the increase in national roaming);

−    and the 94 million euros increase in revenue in Europe (a rise of 1.7%), mainly due to:

-     (i) strong growth in convergence services in Poland, Belgium and Romania, and to a lesser extent, (ii) the rise in mobile equipment sales in Romania, and (iii) growth in mobile wholesale (national roaming, incoming mobile traffic) and integration services and information technologies in Poland,

-     partially offset (i) by the slowdown in fixed only services (downward trend in conventional telephony) and equipment sales in Poland, (ii) the decrease in mobile only services in Poland and Romania, mainly due to migration toward convergence offers, and (iii) by the slowdown in mobile virtual network operators (MVNOs) services in Belgium.

These positive items were partially offset by:

−    the 99 million euros fall in revenue from services to International Carriers & Shared Services (a 6.1% reduction), primarily due to more muted international carrier business (decline in the voice market for Africa and the Maghreb);

−    and, to a lesser extent, the 16 million euros fall in revenue from services to Enterprises. Between the two periods, the contraction in fixed only services (voice and data services) and in mobile equipment sales are almost entirely offset by growth in IT & integration services.

3.1.2.1.2      Customers

Customers (at December 31, in thousands, at the end of the period)	2019	2018 data on a comparable basis (1)	2018 data on a historical basis	% change data on a comparable basis (1)	% change data on a historical basis	2017 data on a historical basis
Number of convergent customers	10,762	10,412	10,890	3.4%	(1.2)%	10,319
Number of mobile services customers (2)	207,211	201,148	203,618	3.0%	1.8%	202,329
o/w: Customers with convergent offers	19,154	18,187	18,671	5.3%	2.6%	17,292
Customers with mobile only offers	188,057	182,960	184,947	2.8%	1.7%	185,037
o/w: Contract customers	74,205	70,783	70,840	4.8%	4.7%	74,115
Prepaid customers	133,006	130,365	132,778	2.0%	0.2%	128,214
Number of fixed broadband service customers	20,685	20,144	20,145	2.7%	2.7%	19,386
o/w: Customers with very high-speed broadband access	7,792	6,343	6,345	22.8%	22.8%	4,762
o/w: Customers with convergent offers	10,762	10,412	10,890	3.4%	(1.2)%	10,319
Customers with fixed only offers	9,923	9,732	9,256	2.0%	7.2%	9,067
Number of fixed telephony customers	37,809	40,199	40,199	(5.9)%	(5.9)%	41,706
Group total (2) (3)	265,705	261,490	263,962	1.6%	0.7%	263,423

(1)   See Section 3.1.5.1 Data on a comparable basis .

(2)   Excluding customers of Mobile Virtual Network Operators (MVNOs).

(3)   Number of customers of mobile services, fixed-line broadband and narrowband services and fixed telephony customers.

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[REDACTED SECTION: CERTAIN TEXT HAS BEEN REDACTED.]

3.1.2.3     Group net income

(at December 31, in millions of euros)	2019	2018 data on a historical basis	2017 data on a historical basis
Operating Income	5,927	4,829	4,778
Cost of gross financial debt excluding financed assets	(1,108)	(1,341)	(1,274)
Interests on debts related to financed assets (1)	(1)	-	-
Gains (losses) on assets contributing to net financial debt	5	9	11
Foreign exchange gain (loss)	76	(4)	(63)
Interest on lease liabilities (1)	(122)	-	-
Other net financial expenses	15	25	(17)
Effects resulting from BT stake	(119)	(51)	(372)
Finance costs, net	(1,254)	(1,362)	(1,715)
Income tax	(1,447)	(1,309)	(1,052)
Consolidated net income of continuing operations	3,226	2,158	2,011
Consolidated net income of discontinued operations (EE)	-	-	29
Consolidated net income	3,226	2,158	2,040
Net income attributable to owners of the parent company	3,006	1,954	1,843
Non-controlling interests	220	204	197

(1)   Interest on lease liabilities and liabilities relating to financed assets was not applicable in 2018 and 2017 in data on a historical basis, due to the application of IFRS 16 on January 1, 2019, using the simplified retrospective method without restatement of historical comparative periods (see Note 2.3 to the consolidated financial statements).

• 2019 vs 2018

The consolidated net income of the Orange group totaled 3,226 million euros in 2019, compared with 2,158 million euros in 2018, an increase of 1,068 million euros. This increase was chiefly attributable to:

−    the 1,098 million euros rise in operating income;

−    and the 108 million euros improvement in finance costs, net (see Note 12.2 to the consolidated financial statements), primarily due to:

-     a combination of the 233 million euros improvement in the gross cost of debt excluding financed assets and the 80 million euros increase in foreign exchange gains, as a result of (i) the 155 million euros effect of derivatives (cross currency swaps) arranged by the Group to hedge its financial exposure to subordinated notes issued in pound sterling, for which the remeasurement in respect of the foreign exchange risk was not recognized, and (ii) the 51 million euros decrease in interest on bond debt after the hedging effect,

-     partly offset (i) by the recognition, in 2019, of 122 million euros in interest on lease liabilities as a result of the application of IFRS 16 on January 1, 2019 (see Note 2.3 to the consolidated financial statements), and (ii) the 68 million euros change in effects relating to the stake in BT Group, with the recognition of a 119 million euros expense in 2019, compared to a 51 million euros expense in 2018 (see Section 1.3 Significant events and Note 12.7 to the consolidated financial statements);

−    partly offset by the 138 million euros rise in the income tax expense (see Note 10.2 to the consolidated financial statements), primarily a result of the counter-effect of the recognition, in 2018, of a deferred tax expense asset due to the 2015 French part-time for seniors plans (TPS) being extended in 2018 for a further three years.

Non-controlling interests amounted to 220 million euros in 2019, compared with 204 million euros in 2018 (see Note 14.6 to the consolidated financial statements). After taking into account non-controlling interests, the net income attributable to owners of the parent company totaled 3,006 million euros in 2019, compared with 1,954 million euros in 2018, constituting a rise of 1,052 million euros.

• 2018 vs 2017

The consolidated net income of the Orange group totaled 2,158 million euros in 2018, compared with 2,040 million euros in 2017, an increase of 118 million euros. This increase was chiefly attributable to:

−    the 353 million euros improvement in net finance costs (see Note 12.2 to the consolidated financial statements), most of which came from the change in effects relating to the 321 million euros investment in BT Group, with the recognition of a 51 million euros expense in 2018, compared with a 372 million euros expense in 2017 (see Note 12.7 to the consolidated financial statements);

−    and the 51 million euros rise in operating income;

−    partially offset by the 257 million euros increase in income tax (see Note 10.2 to the consolidated financial statements):

-     the counter-effect in France in 2017 of (i) tax income of 304 million euros relating to the dispute over the 3% dividend tax, (ii) partially offset by the additional current tax expense of 78 million euros due to the exceptional surtax applicable to fiscal year 2017,

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-     and the recognition in Spain of a deferred tax expense of 86 million euros in 2018 to reflect the negative effect of strong competitive pressure on the recoverable amount of the deferred tax assets recognized.

Non-controlling interests amounted to 204 million euros in 2018, compared with 197 million euros in 2017 (see Note 14.6 to the consolidated financial statements). After taking into account non-controlling interests, the net income attributable to owners of the parent company totaled 1,954 million euros in 2018, compared with 1,843 million euros in 2017, constituting a rise of 111 million euros.

3.1.2.4     Group comprehensive income

The transition from consolidated net income to consolidated comprehensive income is described in the consolidated statement of comprehensive income in the consolidated financial statements.

3.1.2.5     Group capital expenditures

Investments in property, plant and equipment and intangible assets (2) (at December 31, in millions of euros)	2019	2018 data on a comparable basis (1)	2018 data on a historical basis	% change data on a comparable basis (1)	% change data on a historical basis	2017 data on a historical basis
eCAPEX	7,293	7,248	NA	0.6%	NA	NA
Elimination of proceeds from sales of property, plant and equipment and intangible assets (3)	610	226	NA	169.6%	NA	NA
CAPEX (until December 31, 2018)	NA	NA	7,442	NA	NA	7,209
Telecommunications licenses	519	201	200	157.7%	159.2%	318
Financed assets (4)	144	-	NA	-	NA	NA
Investments financed through finance leases	NA	NA	136	NA	NA	43
Group total	8,565	7,676	7,778	11.6%	12.1%	7,570

(1)   See Section 3.1.5.1 Data on a comparable basis .

(2)   See Notes 1.4 and 8 to the consolidated financial statements.

(3)   Elimination of proceeds from sales of property, plant and equipment included in Economic CAPEX (eCAPEX).

(4)   In 2019, financed assets included set-up boxes in France which are financed by an intermediary bank and meet the standard criterion of a tangible asset according to IAS 16.

Between 2018 and 2019, the increase in the Group’s tangible and intangible investments was mainly due to (i) higher spending on telecoms licenses, and (ii) the increase in tangible and intangible investments excluding telecoms licenses, largely as a result of rolling out very high-speed fixed broadband networks (FTTH) in France (see Section 1.3 Significant events). Between 2017 and 2018, the increase in the Group’s investments in property, plant and equipment and intangible assets was due to the higher CAPEX and, to a lesser extent, to the increase in investments financed through finance leases, partially offset by the fall in acquisitions of telecommunication licenses.

Financial investments (see Section 7.2.1 Financial glossary) are described in Section 3.1.4 Cash flow, financial debt and equity.

3.1.2.5.1      Capital expenditure

3.1.2.5.1.1        Economic CAPEX (CAPEX until December 31, 2018)

(at December 31, in millions of euros)	2019	2018 data on a comparable basis (1)	2018 data on a historical basis	% change data on a comparable basis (1)	% change data on a historical basis	2017 data on a historical basis
eCAPEX	7,293	7,248	NA	0.6%	NA	NA
Telecom activities	7,265	7,212	NA	0.7%	NA	NA
eCAPEX/Revenue from telecoms activities	17.2%	17.2%	NA			NA
Orange Bank activities	28	36	NA	(23.4)%	NA	NA
Historical indicators (up to December 31, 2018)
CAPEX	NA	NA	7,442	NA	NA	7,209
Telecom activities	NA	NA	7,406	NA	NA	7,148
CAPEX/Revenue of telecoms activities	NA	NA	17.9%			17.5%
Orange Bank activities	NA	NA	36	NA	NA	61

(1)   See Section 3.1.5.1 Data on a comparable basis .

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• 2019 vs 2018

In 2019, the Orange Group’s Economic CAPEX amounted to 7,293 million euros (including 7,265 million euros in the telecom activities and 28 million euros in the Orange Bank business). The ratio of Economic CAPEX to revenue from telecoms activities was 17.2% in 2019, stable compared to 2018 in data on a comparable basis . In line with the outlooks announced by the Group, Economic CAPEX including the network sharing agreement with Vodafone in Spain (see Section 1.3 Significant events) rose by around 50 million euros compared with 2018 (+44 million euros) in data on a comparable basis , and Economic CAPEX excluding the network sharing agreement with Vodafone in Spain fell slightly (-12 million euros) compared to 2018 in data on a comparable basis .

Between 2018 and 2019, the Group’s Economic CAPEX included (i) the positive effects of exchange rate fluctuations, amounting to 26 million euros, (ii) the positive effects of changes in the consolidated scope and other changes, amounting to 12 million euros, and (iii) the negative effects of the application of IFRS 16 and changes in operational performance indicators amounting to 232 million euros (see Section 3.1.5.1 Data on a comparable basis ).

In data on a comparable basis, the 0.6% or 44 million euros increase in Group Economic CAPEX between 2018 and 2019 was attributable mainly to:

−    increased investments in very high-speed broadband fixed networks (fiber, see Section 1.3 Significant events), mainly in France and, to a lesser degree, in the countries of Africa & Middle East and Central Europe, partially offset by lower Economic CAPEX in Spain. Between the two periods, the Group’s investments benefited from external financing (joint financing received from other carriers, subsidies), mainly in France, Spain and Poland. As of December 31, 2019, 39.5 million households had connectivity to very high-speed broadband (an increase of 21.5% over one year), including 16.3 million in France, 14.9 million in Spain, 4.2 million in Poland, and 2.4 million in Romania (following the mutual network sharing agreement with Telekom Romania);

−    partially offset by (i) the increase in fixed-asset disposals in Spain as a result of the disposal of non-strategic mobile sites (see Section 1.3 Significant events), (ii) lower Economic CAPEX in network real-estate, stores and others, essentially due to increased disposals of fixed assets as part of the real-estate optimization drive, specifically for shared services and in Poland, and (iii) lower Economic CAPEX relative to leased handsets, Liveboxes and other equipment installed in customer homes and on customer premises, essentially in France, and to a lesser degree, in Poland and for enterprise services.

• 2018 vs 2017

In 2018, the CAPEX of the Orange group amounted to 7,442 million euros (including 7,406 million euros for telecoms activities and 36 million euros for Orange Bank activities), up 3.2% in data on a historical basis and 3.5% on a comparable basis compared with 2017. The ratio of CAPEX to revenue of telecoms activities was 17.9% in 2018, up 0.4 points in data on both a historical and a comparable basis compared with 2017.

In data on a historical basis, the 3.2% or 233 million euros rise in Group CAPEX between 2017 and 2018 included:

−    the negative effect of foreign exchange fluctuations for 26 million euros;

−    which was more than offset by (i) the positive effect of changes in the scope of consolidation and other changes, for 8 million euros, and (ii) organic growth on a comparable basis , or an increase of 251 million euros in CAPEX.

In data on a comparable basis, the 3.5% or 251 million euros increase in Group CAPEX between 2017 and 2018 was attributable mainly to:

−    higher investments in very high-speed fixed broadband (fiber) networks, mainly in France and, to a lesser extent, in Africa & Middle East countries (notably Jordan, Morocco and Senegal) and in Poland. In 2018, Group capital expenditure benefited from co-financing from other operators, mostly in France and Spain. As of December 31, 2018, 32.5 million households had connectivity to very high-speed broadband (an increase of 22.4% year-on-year), including 13.8 million in Spain, 11.8 million in France, 3.4 million in Poland, and 2.3 million in Romania (following the mutual network sharing agreement with Telekom Romania);

−    higher investments in very high-speed broadband mobile networks (4G), mainly in France and, to a lesser extent, Africa & Middle East countries (notably Mali, Morocco and Senegal), and in Poland. As of December 31, 2018, 4G coverage rates reached 98.6% of the population in France, 96.9% in Spain, 99.8% in Poland, 99.7% in Belgium, 97.4% in Luxembourg, 96.9% in Romania, 94.0% in Slovakia, and 98.0% in Moldova. In Africa & Middle East, 12 countries (excluding associates and joint ventures) had 4G coverage at the end of December 2018;

−    and, to a lesser extent, (i) the increase in investments in IT and customer service platforms, mainly relating to transformation projects in Spain, shared services, and the redesign of information systems in Africa & Middle East countries, and (ii) additional investments in network real estate, stores and other assets, mostly in Africa & Middle East countries and for shared services (linked to the adaptation and modernization of the real estate portfolio);

−    partially offset by (i) the fall in investments in 2G/3G mobile networks after significant capital expenditure in this area in recent years, notably in Africa & Middle East countries, and (ii) declining investment in leased terminals, Livebox and equipment installed on customer premises, due in particular to the optimization of Livebox costs in France and reduced customer project requirements for enterprise services.

3.1.2.5.1.2        Telecommunications licenses

In 2019, telecoms licenses (see Note 8.4 to the consolidated financial statements) amounted to 519 million euros, mostly relating to (i) Spain for 298 million euros, (ii) Burkina Faso for 119 million euros, with the acquisition of a technologically-neutral 2G/3G/4G license, and (ii) Guinea for 82 million euros, including the renewal of the current license with additional spectral resources and the acquisition of a 4G license, and the acquisition of a new technologically-neutral 2G/3G/4G license.

In 2018, acquisitions of telecommunication licenses totaled 200 million euros in data on a historical basis and mainly involved (i) Spain for 149 million euros (with the acquisition of a 5G license for 142 million euros), (ii) Congo (DRC) for 21 million euros (acquisition of a 4G license), and Senegal for 21 million euros (first tranche of the acquisition of additional 4G frequency blocks).

In 2017, acquisitions of telecommunication licenses amounted to 318 million euros in data on a historical basis and mainly involved (i) Mali for 152 million euros (acquisition of a universal license renewing

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existing licenses and including a 4G license), (ii) Senegal for 76 million euros (second tranche of the acquisition of a universal license renewing existing licenses and including a 4G license), and (iii) Jordan for 49 million euros (acquisition of additional 3G frequency blocks).

3.1.2.5.2      Investment commitments

Investment commitments are set out in Note 15 to the consolidated financial statements.

3.1.2.5.3      Investment projects

As part of the Engage 2025 strategic plan (see Section 1.3 Significant events), the Group aims to overhaul the operator’s role, by capitalizing on its lead in networks thanks to increased connectivity (FTTH and 5G), and consolidating its leadership in more open and enhanced infrastructures. The Group will continue its efforts to optimize investments, and is aiming for an Economic CAPEX to revenue from telecoms activities ratio of around 15% by 2023 (compared to 17.2% in 2019).

See Section 1.2.2 The Orange Group strategy.

3.1.3       Analysis by operating segment

Changes in operating performance in 2019

The Group applies IFRS 16 "Leases" as from 1 January 2019 using the simplified retrospective method, without restatement of historical comparative periods (see Note 2.3 to the consolidated financial statements). Therefore, data on a comparable basis for the 2019 and 2018 fiscal years is presented in line with the accounting standard IFRS 16. Data is presented on a historical basis for the 2018 and 2017 fiscal years, and on a comparable basis for the 2017 fiscal year, in line with the accounting standard IAS 17. Moreover, these changes in accounting standards led the Group to adapt its key operational performance indicators and define new ones (see Section 3.1.5 Financial indicators not defined by IFRS and Accounting policies in Note 1 to the consolidated financial statements.)

For more details on segment information, see Note 1 to the consolidated financial statements.

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Operating data by segment

The table below shows the key operating data (financial data and workforce) for the Orange group by segment for (i) FY 2019, (ii) FY 2018 in data on a comparable basis (compared with 2019) and on a historical basis, and (iii) 2017 in data on a comparable basis (compared with 2018) and on a historical basis.

For the year ended December 31 (in millions of euros)	France	Spain	Europe	Africa & Middle East
2019
Revenue	18,154	5,280	5,783	5,646
EBITDAaL	7,135	1,646	1,492	1,815
Operating Income	3,892	626	382	939
eCAPEX	4,052	812	869	987
Telecommunications licenses	0	298	9	212
Average number of employees	53,720	6,931	20,786	14,824
2018- Data on a comparable basis (1)
Revenue	18,204	5,360	5,701	5,314
EBITDAaL	7,130	1,642	1,443	1,659
eCAPEX	3,655	1,068	884	1,007
Telecommunications licenses	(1)	149	10	44
Average number of employees	56,102	6,722	21,856	14,927
2018 - Data on a historical basis
Revenue	18,211	5,349	5,687	5,190
Adjusted EBITDA	7,076	1,700	1,508	1,667
Reported EBITDA	6,348	1,660	1,502	1,655
Operating Income	3,198	555	339	659
CAPEX	3,656	1,120	953	1,008
Telecommunications licenses	(1)	149	10	42
Average number of employees	56,102	6,695	21,823	14,956
2017 - Data on a comparable basis (1)
Revenue	18,048	5,232	5,593	4,940
Adjusted EBITDA	6,879	1,568	1,460	1,585
Reported EBITDA	6,446	1,564	1,422	1,565
CAPEX	3,451	1,115	899	999
Telecommunications licenses	11	10	-	293
Average number of employees	59,680	6,569	22,706	15,210
2017 - Data on a historical basis
Revenue	18,046	5,231	5,578	5,030
Adjusted EBITDA	6,878	1,567	1,456	1,612
Reported EBITDA	6,444	1,563	1,417	1,591
Operating Income	3,368	555	240	522
CAPEX	3,451	1,115	897	1,021
Telecommunications licenses	11	10	-	297
Average number of employees	59,622	6,565	22,636	15,210

(1)   See Section 3.1.5.1 Data on a comparable basis .

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Enterprise	International Carriers & Shared Services	Telecoms activities eliminations	Telecoms activities total	Orange Bank	Group eliminations	*

7,820	1,498	(1,939)	42,242	-	(4)
1,191	(261)	-	13,019	(160)	1
772	(499)	-	6,112	(186)	1
404	141	-	7,265	28	-
0	0	-	519	-	-
25,979	12,529	-	134,770	849	-

7,745	1,584	(1,919)	41,990	-	(3)
1,212	(178)	-	12,907	(147)	2
366	232	-	7,212	36	-
-	0	-	201	-	-
24,870	12,638	-	137,116	782	-

7,292	1,534	(1,879)	41,384	-	(3)
1,245	(45)	-	13,151	(147)	1
1,153	(194)	-	12,124	(148)	1
765	(519)	-	4,997	(169)	1
353	316	-	7,406	36	-
-	-	-	200	-	-
22,963	12,621	-	135,160	783	-

7,308	1,633	(1,916)	40,838	-	(1)
1,306	(77)	-	12,721	(62)	1
1,258	(345)	-	11,910	(62)	1
385	282	-	7,131	60	-
-	-	-	314	-	-
22,163	12,485	-	138,813	663	-

7,251	1,651	(1,926)	40,861	-	(2)
1,306	(78)	-	12,741	(62)	1
1,258	(349)	-	11,924	(62)	1
889	(704)	-	4,870	(93)	1
382	282	-	7,148	61	-
-	-	-	318	-	-
20,807	12,535	-	137,375	663	-

* [REDACTED SECTION: CERTAIN TEXT HAS BEEN REDACTED.]

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3.1.3.1     France

France (at December 31, in millions of euros)	2019	2018 data on a comparable basis (1)	2018 data on a historical basis	% change data on a comparable basis (1)	% change data on a historical basis	2017 data on a historical basis
Revenue	18,154	18,204	18,211	(0.3)%	(0.3)%	18,046
EBITDAaL	7,135	7,130	NA	0.1%	NA	NA
EBITDAaL/Revenue	39.3%	39.2%	NA			NA
Operating Income	3,892	-	3,198	-	21.7%	3,368
eCAPEX	4,052	3,655	NA	10.9%	NA	NA
eCAPEX/Revenue	22.3%	20.1%	NA			NA
Telecommunications licenses	0	(1)	(1)	NA	NA	11
Average number of employees	53,720	56,102	56,102	(4.2)%	(4.2)%	59,622
Historical indicators (up to December 31, 2018)
Adjusted EBITDA	NA	NA	7,076	NA	NA	6,878
Adjusted EBITDA/Revenue	NA	NA	38.9%			38.1%
Reported EBITDA	NA	NA	6,348	NA	NA	6,444
CAPEX	NA	NA	3,656	NA	NA	3,451
CAPEX/Revenue	NA	NA	20.1%			19.1%

(1)   See Section 3.1.5.1 Data on a comparable basis .

3.1.3.1.1      Revenue - France

France (at December 31, in millions of euros)	2019	2018 data on a comparable basis (1)	2018 data on a historical basis	% change data on a comparable basis (1)	% change data on a historical basis	2017 data on a historical basis
Revenue	18,154	18,204	18,211	(0.3)%	(0.3)%	18,046
Retail services (2)	10,807	10,981	10,974	(1.6)%	(1.5)%	10,798
Convergence services	4,397	4,234	4,458	3.9%	(1.4)%	4,045
Mobile services only	2,324	2,429	2,348	(4.3)%	(1.0)%	2,409
Fixed services only	4,086	4,318	4,168	(5.4)%	(2.0)%	4,344
- Fixed only broadband services	2,699	2,703	2,565	(0.2)%	5.2%	2,535
- Fixed only narrowband services	1,387	1,615	1,603	(14.1)%	(13.4)%	1,809
Wholesale	5,487	5,332	5,342	2.9%	2.7%	5,388
Equipment sales	1,351	1,410	1,410	(4.2)%	(4.2)%	1,386
Other revenue	509	481	485	5.7%	4.8%	474

(1)   See Section 3.1.5.1 Data on a comparable basis .

(2)   See Section 7.2.1 Financial glossary.

• 2019 vs 2018

On a historical basis, the 57 million euros decrease in revenue in France between 2018 and 2019 stems from (i) the negative impact of changes in the scope of consolidation and other changes amounting to 7 million euros, and (ii) organic change on a comparable basis representing a 51 million euros decrease in revenue.

On a comparable basis, the 51 million euros decrease in revenue in France between 2018 and 2019 is mainly attributable to (i) the downward trend in fixed only narrowband services (conventional telephony), (ii) the unfavorable effect of promotional e-reader offers between the two periods, (iii) the decline in mobile only services, (iv) to a lesser extent, shrinking equipment sales, (v) partially offset by the growth in wholesale, driven by the development of fiber optic offers, in particular as part of the deployment and operation of Public Initiative Networks (PIN), see Section 1.3 Significant events).

On a comparable data basis, the customer bases are performing well in a highly competitive environment:

−    the total mobile customer base contracted by only 0.3% year-on-year, with 21.8 million customers at December 31, 2019. Contract customers rose 1.1% year-on-year. This growth reflects both (i) the growth in premium offers, driven by Open convergent offers (which reached 9.7 million customers at December 31, 2019), and (ii) the growth in entry-level offers, driven by the development of SIM-only offers, including Sosh digital offers (which totaled 3.9 million customers at December 31, 2019). The prepaid customer bases are structurally in decline. In addition, there were 15.9 million 4G customers at December 31, 2019, an increase of 6.2% year-on-year;

−    the total fixed broadband customer base increased by 1.7% year-on-year (198,000 new customers) to attain 11.7 million customers at December 31, 2019. This growth is driven essentially by (i) the development of fiber optic offers, with a total of 3.3 million customers at December 31, 2019, an increase of 28.7% year-on-year and (ii) by the momentum of convergent offers, which grew by 2.5%, with 5.8 million customers at December 31, 2019. Moreover, 7.3 million customers had subscribed to IPTV and satellite TV offers at December 31, 2019, an increase of 3.2% year-on-year.

On a comparable basis, the 51 million euros decrease in revenue for France between the two periods, a fall of 0.3%, is mainly attributable to:

−    the 232 million euros reduction in revenue from Fixed only services, almost exclusively due to the downward trend in conventional telephony (a fall of 14.1% or 228 million euros). Incidentally the change in the fixed only broadband ARPO over 12 months (see Section 7.2.1 Financial glossary), in decline by 1.8% between December 31, 2018 and December 31, 2019 is affected by the negative impact of promotional e-reader offers between the two periods;

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−    the 105 million euros decrease in revenue from Mobile only services, Is mainly due to the 2.9% reduction in the mobile only customer base connected to (i) the migration from contract offers to convergent offers) and (ii) the structural decline in the prepaid customer base. The 12 month mobile only ARPO (see Section 7.2.1 Financial glossary) remains stable between December 31, 2018 and December 31, 2019 despite the unfavorable effect of promotional offers on e-readers between the two periods;

−    and to a lesser extent, to the 59 million euros decrease in Equipment sales, which is explained by the smaller number of devices sold in a strongly declining market in 2019.

This decline is partially offset:

−    by the 163 million euros increase in revenue from Convergent services driven mainly by the 2.5% increase in the convergent customer base year-on-year, boosted by the success of the Open offers. This growth in volume was accompanied by a slight increase in value. The 12-month convergent ARPO (see Section 7.2.1 Financial glossary), therefore increases by 0.4% between December 31, 2018 and December 31, 2019 despite the unfavorable effect of promotional e-reader offers between the two periods; Furthermore the number of mobile telephones in households continues to grow, with 9.7 million convergent mobile customers at December 31, 2019 (growth of 4.7% year-on-year) equivalent to 1.67 mobile accesses per convergent customer;

−    and by the revenue growth 155 million euros in Wholesale mainly connected to (i) the increase in fixed services to carriers due to the increased revenue from the construction, operation and marketing of fiber optic networks (ii) slightly offset by a fall in services to mobile operators.

• 2018 vs 2017

On a historical basis, the 165 million euros increase in revenue in France between 2017 and 2018 stems from (i) the positive impact of changes in the scope of consolidation and other changes amounting to 2 million euros, and (ii) organic change on a comparable basis representing a 163 million euros increase in revenue.

On a comparable basis, the 163 million euros increase in revenue in France between 2017 and 2018 is mainly attributable to (i) the positive effect of the inclusion of e-reader offers, (ii) convergent services revenue growth, (iii) the development of fiber, particularly as part of the rollout and operation of Public Initiative Networks, and (iv) to a lesser extent, by the increase in equipment sales, (v) partially offset by the downward trend in fixed only narrowband services (traditional telephony), by the anticipated fall in revenue from national roaming and the fall in regulated prices for unbundling.

France’s mobile and fixed customer bases withstood the highly competitive environment between 2017 and 2018, both on a historical and comparable basis:

−    the total mobile customer base slightly decreasing by 0.4% year-on-year, with 21.7 million customers at December 31, 2018. Contract customers rose 2.1% year-on-year. This growth reflects both (i) the growth in premium offers, with Open convergent offers (which reached 9.3 million customers at December 31, 2018), and (ii) the growth in entry-level offers, with the development of SIM-only offers, including Sosh digital offers (which totaled 3.8 million customers at December 31, 2018). The prepaid customer bases are structurally in decline. In addition, there were 15.0 million 4G customers at December 31, 2018, an increase of 9.9% year-on-year;

−    the total fixed broadband customer base stood at 11.5 million customers at December 31, 2018, up 2.1% year-on-year (232,000 new customers). This growth was driven essentially by (i) the development of fiber optic offers, which increased by 29.7% (i.e. 593,000 new customers), for a total of 2.6 million customers at December 31, 2018, and (ii) the momentum of convergent offers, which grew by 2.6% and had 6.1 million customers at December 31, 2018. In addition, 7.0 million customers subscribed to IPTV and satellite TV offers at December 31, 2018, up 2.7%.

On a comparable basis, the increase in the France revenue between the two periods is largely attributable to the increase in 413 million euros in the revenue from Convergent services mainly due to:

−    the 2.6% increase in the convergent customer base year-on-year. This growth in volume, although negatively impacted by the discontinuation of "Sosh+Livebox" convergent offers, is driven by the success of Open offers. It is also boosted by the rise in the number of mobile phones per household, with 9.7 million convergent mobile customers at December 31, 2018 (up 5.5% year-on-year), or 1.6 mobile phones per convergent customer. Convergent customers represented 59.5% of the retail fixed broadband customer base at December 31, 2018;

−    and the growth in value. In this respect, the 12-month convergent ARPO increases by 3.2% between December 31, 2017 and December 31, 2018, notably due to the positive effect of digital reader offers.

This increase is partially offset:

−    by the reduction in revenue from Fixed only services, of 176 million euros due to the downward trend in conventional telephony (a decline of 11.4% or 207 million euros) and customer migration to convergent offers. The revenue from fixed only broadband services is up 1.2% year- on- year, driven by the 2.1% growth in 12- month fixed only broadband ARPO and the 1.5% year-on-year increase in the fixed only broadband customer base;

−    by the 61 million euros decline in revenue from Mobile only services, mainly due to (i) the 4.7% reduction in the mobile only customer base (because of the migration from contract offers to convergent offers) and the structural decline in the prepaid customer base, (ii) partially offset by the 1.7% growth in 12- month mobile only ARPO;

−    by the 48 million euros fall in the revenue from Wholesale, mainly connected to (i) the structural decline in national roaming revenue, and (ii) by the decline in revenue from wholesale ADSL access, caused by lower unbundling rates and accelerated migration of customers to very high-speed broadband networks, (especially FTTH), (iii) partially offset by the growth in revenue connected to the construction, operation and commercialization of fiber optic networks.

3.1.3.1.2      EBITDAaL (EBITDA adjusted until December 31, 2018) - France

• 2019 vs 2018

In 2019, EBITDAaL in France totaled 7,135 million euros.

Between 2018 and 2019, EBITDAaL in France includes (i) the positive effect of the changes in the scope of consolidation and other changes for 60 million euros, and (ii) the negative impact of the IFRS 16 standard and a change in operational performance indicators for an amount of 5 million euros.

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Further, between 2018 and 2019, EBITDAaL included the negative effect, between the two periods, of promotional offers on e-readers amounting to 90 million euros, due to a positive impact that was smaller in 2019 than in 2018 (with 68 million euros in 2019 compared with 158 million euros in 2018).

On a comparable basis, the 4 million euros increase in adjusted EBITDA in France between 2018 and 2019 was mainly attributable to:

−    (i) the reduction in commercial charges and equipment costs mainly the costs of terminal and other equipment sold, notably connected with the marked slowdown in equipment sales, (ii) the fall in labor expenses connected with the reduction in average number of employees (full-time equivalents) and (iii) by the reduction in taxes and operating charges;

−    partially offset (i) by the growth in other external purchases due to the increase in purchases for resale relating to the operation of Public Initiative Networks PIN, see Section 1.3 Significant events and to a lesser extent (ii) by the 51 million euros fall in revenue notably due to the negative effect of promotional e-reader offers between the two periods.

• 2018 vs 2017

On a historical basis, the 198 million euros increase in adjusted EBITDA in France between 2017 and 2018 reflects (i) the negative impact of changes in the scope of consolidation and other changes for 1 million euros, and (ii) is more than offset by the organic change on a comparable basis , i.e. a 197 million euros increase in adjusted EBITDA.

Between 2017 and 2018, adjusted EBITDA benefited from the positive 111 million euros effect of the inclusion of e-reader offers, due to a positive effect that was larger in 2018 than in 2017 (at 158 million euros in 2018, compared to 47 million euros in 2017).

On a comparable basis, the 197 million euros increase in adjusted EBITDA in France between 2017 and 2018 was mainly attributable to:

−    (i) 163 million euros in revenue growth, (ii) the fall in labor expenses, resulting primarily from the lower average number of employees (full-time equivalents) thanks to the ongoing transformation plans, and (iii) to a lesser extent, the decrease in other operating expenses and the reduction in commercial expenses and content costs;

−    partially offset by (i) the increase in other external purchases, largely due to purchases for resale related to the operation of networks managed by local authorities, and (ii) the reduction in other operating income.

3.1.3.1.3      Operating income - France

• 2019 vs 2018

On a historical basis, the 694 million euros decrease in operating income in France between 2018 and 2019 was largely attributable to:

−    582 million euros in specific labor expenses, largely due to the negative effect of the recognition of a 614 million expense in 2018 for "Part-Time for Seniors" plans (TPS, relating to agreements on the employment of senior workers in France) and related bonuses (see Notes 1.8 and 6 to the consolidated financial statements), The expense recorded in 2018 mainly relates to the effect of extending the 2015 French part-time for seniors plans (TPS) for three additional years;

−    a decrease of 69 million euros in the cost of restructuring programs;

−    and by the 64 million euros increase connected to the combined effect of (i) the rise in EBITDAaL on a comparable basis (4 million euros), and (ii) the positive effects on EBITDAaL of foreign exchange fluctuations and other changes (60 million euros);

−    partly offset by the 31 million euros increase in depreciation and amortization of fixed assets mainly due to increased investment in recent years in the roll out of very high-speed networks (fiber optic and 4G).

• 2018 vs 2017

On a historical basis, the 170 million euros decrease in operating income in France between 2017 and 2018 was largely attributable to:

−    (i) the 307 million euros increase in specific labor expenses, primarily for the "Part- Time for Seniors" (TPS) plan (relating to agreements on the employment of older workers in France) and related bonuses, particularly with the three- year extension of the plan in December 2018, (ii) the 102 million euros increase in restructuring and integration costs, and (iii) the 75 million euros increase in depreciation and amortization of fixed assets, mainly linked to the increase in investments made in recent years (including the rollout of fiber);

−    partially offset by (i) the 198 million euros increase in adjusted EBITDA, and (ii) the counter-effect of the recognition in 2017 of a 115 million euros charge for significant litigation.

3.1.3.1.4      Economic CAPEX (CAPEX until December 31, 2018) - France

• 2019 vs 2018

In 2019, economic CAPEX in France totaled 4,052 million euros.

Between 2018 and 2019, economic CAPEX in France include the negative effects of applying the IFRS 16 standard and a change in operational and performance indicators for an amount of 1 million euros.

On a comparable basis, the 397 million euros increase in economic CAPEX in France between 2018 and 2019 is largely attributable to increased investment in very high-speed (fiber optics, which is co-financed by other operators), mainly connected to the production of Orange’s fiber network and the accelerated deployment of Public Initiative Networks (PIN, see Section 1.3 Significant Events). At December 31, 2019, France thus had 16.3 million households with very high-speed broadband connectivity, (up 38.0% year-on-year).

• 2018 vs 2017

On both a historical and a comparable basis, the 205 million euros increase in CAPEX in France between 2017 and 2018 was largely attributable to increased investment in very high-speed fixed broadband (fiber, which is co-financed by other operators) and mobile broadband networks (4G). At December 31, 2018, France had 11.8 million households with very high-speed broadband connectivity, up 29.8% year-on-year. In addition, the 4G network covered 98.6% of the population in France at December 31, 2018, a rise of 2.7 percentage points year-on-year.

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3.1.3.1.5      Telecommunication licenses - France

In 2019 and in 2018, no telecommunications license acquisition was recognized in France. In 2017, acquisitions of telecommunication licenses for France amounted to 11 million euros.

3.1.3.1.6      Additional information - France

France (at December 31, in thousands, at the end of the period)	2019	2018 data on a comparable basis (1)	2018 data on a historical basis	% change data on a comparable basis (1)	% change data on a historical basis	2017 data on a historical basis
Convergence services
Number of convergent customers	5,797	5,654	6,132	2.5%	(5.5)%	5,978
Convergent ARPO over 12-month (in euros) (3)	67.7	67.5	64.8	0.4%	4.6%	62.8
Mobile services
Number of mobile services customers (2)	21,795	21,725	21,725	0.3%	0.3%	21,803
o/w: Customers with convergent offers	9,694	9,262	9,746	4.7%	(0.5)%	9,237
Customers with mobile only offers	12,101	12,463	11,979	(2.9)%	1.0%	12,566
o/w: Contract customers	19,445	19,234	19,234	1.1%	1.1%	18,847
Prepaid customers	2,350	2,491	2,491	(5.7)%	(5.7)%	2,956
Mobile only ARPO over 12 months (in euros) (3)	17.0	17.0	17.2	(0.0)%	(1.0)%	16.9
Fixed-line services
Number of fixed broadband service customers	11,658	11,460	11,460	1.7%	1.7%	11,228
o/w: Customers with very high-speed broadband access	3,337	2,592	2,592	28.7%	28.7%	1,999
o/w: Customers with convergent offers	5,797	5,654	6,132	2.5%	(5.5)%	5,978
Customers with fixed only offers	5,861	5,805	5,328	1.0%	10.0%	5,250
Fixed only broadband ARPO over 12 months (in euros) (3)	36.6	37.3	38.7	(1.8)%	(5.6)%	38.0
Number of fixed telephone lines	27,088	28,619	28,619	(5.3)%	(5.3)%	29,580
o/w: Retail (4)	15,137	15,480	15,480	(2.2)%	(2.2)%	15,804
o/w: Conventional fixed telephone lines (PSTN)	4,681	5,515	5,515	(15.1)%	(15.1)%	6,345
Operators	11,916	13,102	13,102	(9.1)%	(9.1)%	13,736

(1)   See Section 3.1.5.1 Data on a comparable basis .

(2)   Excluding customers of Mobile Virtual Network Operators (MVNOs).

(3)   See Section 7.2.1 Financial glossary.

(4)   This figure includes (i) standard analog lines (excluding fully unbundled lines) and Numeris (ISDN) channels, each Numeris channel being recognized as a line, (ii) lines without narrowband (naked ADSL) telephone contracts sold directly by Orange to its retail customers, (iii) fiber optic (FTTH), and (iv) fixed 4G and other accesses.

3.1.3.2     Spain

Spain (at December 31, in millions of euros)	2019	2018 data on a comparable basis (1)	2018 data on a historical basis	% change data on a comparable basis (1)	% change data on a historical basis	2017 data on a historical basis
Revenue	5,280	5,360	5,349	(1.5)%	(1.3)%	5,231
EBITDAaL	1,646	1,642	NA	0.3%	NA	NA
EBITDAaL/Revenue	31.2%	30.6%	NA			NA
Operating Income	626	-	555	-	12.7%	555
eCAPEX	812	1,068	NA	(24.0)%	NA	NA
eCAPEX/Revenue	15.4%	19.9%	NA			NA
Telecommunications licenses	298	149	149	100.5%	100.5%	10
Average number of employees	6,931	6,722	6,695	3.1%	3.5%	6,565
Historical indicators (up to December 31, 2018)
Adjusted EBITDA	NA	NA	1,700	NA	NA	1,567
Adjusted EBITDA/Revenue	NA	NA	31.8%			30.0%
Reported EBITDA	NA	NA	1,660	NA	NA	1,563
CAPEX	NA	NA	1,120	NA	NA	1,115
CAPEX/Revenue	NA	NA	20.9%			21.3%

(1)   See Section 3.1.5.1 Data on a comparable basis .

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3.1.3.2.1      Revenue - Spain

Spain (at December 31, in millions of euros)	2019	2018 data on a comparable basis (1)	2018 data on a historical basis	% change data on a comparable basis (1)	% change data on a historical basis	2017 data on a historical basis
Revenue	5,280	5,360	5,349	(1.5)%	(1.3)%	5,231
Retail services	3,760	3,871	3,855	(2.9)%	(2.5)%	3,808
Convergence services	2,092	2,143	2,143	(2.4)%	(2.4)%	2,078
Mobile services only	1,161	1,231	1,215	(5.7)%	(4.5)%	1,229
Fixed services only	501	496	496	1.0%	1.0%	501
IT & integration services	6	1	1	475.6%	475.6%	-
Wholesale	901	805	810	11.9%	11.2%	754
Equipment sales	620	684	684	(9.5)%	(9.5)%	669

(1)   See Section 3.1.5.1 Data on a comparable basis .

• 2019 vs 2018

On a historical basis, the 69 million euros reduction in revenue in Spain between 2018 and 2019 (i) includes the favorable impact of changes in the scope of consolidation and other changes amounting to 11 million euros, resulting mainly from the acquisition of Republica De Communicaciones Moviles on November 7, 2018, and (ii) organic change on a comparable basis representing a 80 million euros decrease in revenue.

On a comparable basis, the 80 million euros decrease in revenue from Spain between 2018 and 2019 is mainly explained by (i) the decrease in Mobile only services, the contraction in Equipment sales, and the fall in convergent services, partially offset by an increase in Wholesale and to a lesser extent by the increased revenue from Fixed only services and IT & Integration Services.

On a comparable basis, between 2018 and 2019, the commercial results of fixed bandwidth and mobile suffered from the competitive environment in Spain:

−    the total mobile customer base increased by 0.8% year-on-year with 16.3 million customers on December 31, 2019. Contract customers increased by 2.0% year-on-year whilst prepaid customers (2.6 million customers on December 31, 2019) fell by 5.1% year-on-year. Furthermore the 4G customer totaled 11 million customers on December 31, 2019 a 12.9% increase year-on-year;

−    the total fixed high-speed broadband customer base drops by 1.9% year-on-year mainly due to the fall in the convergent customer base. The very high speed fixed broadband customer base continues to progress with 11.0% growth year-on-year, and totaled 3.2 million customers on December 31, 2019. In addition, digital telephone television offers grew by 0.3% year on year driven by content offers, (especially transmissions of soccer championships and optional premium contents see Section 1.3 Significant events).

On a comparable basis, the 80 million euros reduction in revenue in Spain between the two periods i.e. a reduction of 1.5% is mainly attributable to:

−    the 70 million euros decrease in revenue from Mobile only services, Is due to the market’s slide towards low-cost offers engendering a fall of 3.4% in Mobile only ARPO over 12 months between December 31, 2018 and December 31, 2019;

−    the 65 million euros decrease in Equipment sales, due to the decline in volumes and trading down on terminals sold;

−    and the 51 million euros decrease in the revenue from Convergent services, connected to the 3.8% fall in the convergent customer base year-on-year and a difficult competitive environment. The 12-month convergent ARPO was stable between December 31, 2018 and December 31, 2019;

−    partially offset by:

-     the 96 million euros increase in the revenue of Wholesale, driven mainly by the growth in international traffic,

-     and to a lesser extent by the increase in revenue of Fixed only services and integration and information technology services, notably due to the increase in infrastructure management solution offers and security offers.

• 2018 vs 2017

On a historical basis, the 118 million euros increase in revenue in Spain between 2017 and 2018 stems from (i) the positive impact of changes in the scope of consolidation and other changes amounting to 1 million euros, and (ii) organic change on a comparable basis representing a 117 million euros increase in revenue.

On a comparable basis, the 117 million euros increase in revenue in Spain between 2017 and 2018 is largely attributable to (i) the growth in revenue from convergent services, (ii) the growth in revenue from fixed wholesale, and (iii) to a lesser extent, the increase in revenue from equipment sales.

On a comparable basis, Spain’s mobile and fixed customer bases have withstood strong competition:

−    the total mobile customer base stood at 16.2 million customers at December 31, 2018, up 1.8% from December 31, 2017. Offers with contracts totaled 13.5 million customers at December 31, 2018, up 2.3% year-on-year, whereas prepaid offers (amounting to 2.7 million customers at December 31, 2018) recorded a 5.7% decline over the same period. The number of 4G customers reached 9.8 million at December 31, 2018, an increase of 4.7% year-on-year;

−    the total fixed broadband customer base totaled 4.1 million customers at December 31, 2018. The very high-speed fixed broadband customer base grew significantly, up 27.6% year-on-year to stand at 2.9 million customers at December 31, 2018. At December 31, 2018, digital television offers also grew by 14.5% year-on-year. This was driven by content offers, with a TV penetration rate of more than 17%.

On a comparable basis, the 117 million euros increase in revenue for Spain between the two periods is mainly attributable to:

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−    the 65 million euros increase in revenue from Convergent services which notably results from (i) the continued enhancement of convergent offers and the increase in (ii) the increase in the corresponding, customer base which reaches 3.1 million customers on December 31 2018 up by 1.1% year-on-year. In parallel, 12-month convergent ARPO rose by 1.3% year-on-year. Convergence offers now represent 84.7% of the retail fixed broadband customer base at December 31, 2018;

−    the 56 million euros increase in revenue from Wholesale, driven by (i) the development of very high-speed broadband access and national roaming, partially offset by the decline in incoming mobile traffic (impact of the cuts in call termination rates since February 2018);

−    And to a lesser extent by the 15 million euros increase in Equipment sales , because of the improvement in IoT commercial activity (smart security);

−    partially offset by the 16 million euros reduction in Mobile only services essentially caused by the fall in revenue from prepaid offers, (due to the 5.7% contraction year-on-year in the number of prepaid customers). However, mobile only ARPO grew by 0.8% for the 12 months to December 31, 2018, while the mobile only customer base grew by 0.4% year-on-year.

3.1.3.2.2      EBITDAaL (EBITDA adjusted until December 31, 2018) - Spain

• 2019 vs 2018

In 2019, Spain’s EBITDAaL totals 1,646 million euros.

Between 2018 and 2019, EBITDAaL in Spain includes (i) the negative effect of applying the IFRS 16 standard and a change in operational performance indicators for an amount of 63 million euros, and (ii) the positive effect of changes to the scope of consolidation and other changes for 5 million euros.

On a comparable basis, the 4 million euros increase between 2018 and 2019 mainly results from:

−    the reduction in commercial charges and equipment costs (reduction in the costs of terminals and other equipment sold, as well as distribution commissions, connected with the slowdown in equipment sales), the increase in other operating income, the fall in network charges and the reduction in other external purchases;

−    partially offset by (i) the increase in content costs, connected to a large extent to the increase in soccer rights (see Section 1.3 Significant events), the 80 million euros decrease in sales revenue and the rise in interconnection charges.

• 2018 vs 2017

On a historical basis, the 133 million euros increase in adjusted EBITDA in Spain between 2017 and 2018 can be attributed to (i) the positive impact of changes in the scope of consolidation and other changes of 1 million euros, and (ii) organic growth on a comparable basis amounting to an increase of 132 million euros in adjusted EBITDA.

On a comparable basis, the 132 million euros increase in adjusted EBITDA in Spain between 2017 and 2018 mainly resulted from (i) the 117 million euros increase in revenue, (ii) the increase in other operating income, (iii) the positive effect of fixed asset disposals in 2018 and (iv) the decline in service fees and inter-operator costs (with a fall in national mobile termination rates in February 2018), (v) partly offset by the increase in content costs, primarily due to soccer rights and offer enhancement, in line with the commercial momentum.

3.1.3.2.3      Operating income - Spain

• 2019 vs 2018

On a historical basis, the increase of 71 million euros in the operating income for Spain between 2018 and 2019 is mainly explained by:

−    the counter-effect from recognizing a 31 million euros charge for significant litigation in 2018;

−    the 29 million euros decrease in depreciation and amortization of fixed assets mainly due to the reduction in depreciation for the mobile network relating to the fall in the investments made;

−    the increase of 21 million euros in the income from disposals of fixed assets, investments and businesses, because of the increase in proceeds from disposals of fixed assets mainly due to selling non-strategic mobile sites.

• 2018 vs 2017

On a historical basis, the stability of Spain’s operating income between 2017 and 2018 mainly stems from the 133 million euros increase in adjusted EBITDA, largely offset by (i) the 97 million euros increase in depreciation and amortization of fixed assets, essentially owing to increased investment in recent years as part of the deployment of very high- speed broadband networks (4G and fiber) and the increased depreciation of leased handsets, Livebox, and equipment installed on customer premises, and (ii) the recognition, in the first half of 2018, of a 31 million euros charge relating to significant litigation.

3.1.3.2.4      Economic CAPEX (CAPEX until December 31, 2018) - Spain

• 2019 vs 2018

In 2019, Economic CAPEX in Spain totaled 812 million euros.

Between 2018 and 2019, economic CAPEX in Spain includes (i) the negative effect of applying the IFRS 16 and a change in operational performance indicators for an amount of 53 million euros, and (ii) the positive effect of changes to the scope of consolidation and other changes for 1 million euros

On a comparable basis, the 256 million euros reduction in economic CAPEX in Spain between 2018 and 2019 mainly results from the (i) the increase in disposals of fixed assets due to the sale of non-strategic mobile sites to Cellnex in December 2019 for 185 million euros (see Section 1.3 Significant events), (ii) lower investment in very high speed broadband networks (less deployment and network sharing), (iii) the reduction in economic CAPEX in relation to leased handsets, Liveboxes and the equipment installed on customers premises (iv) partially offset by the increased investment in IT (application developments) and customer service platforms to support the digital transformation.

• 2018 vs 2017

On both a historical basis and a comparable basis, the 5 million euros increase in CAPEX in Spain between 2017 and 2018 was largely attributable to increased investment in information systems and service platforms, offset by co- financing received from other carriers in very high-speed broadband networks.

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3.1.3.2.5      Acquisitions of telecommunication licenses - Spain

Acquisitions of telecommunication licenses in Spain amounted (i) in 2019, to 298 million euros, and (ii) in 2018, to 149 million euros, mainly corresponding to the acquisition of a 5G license, and (iii) to 10 million euros in 2017 for historical data.

3.1.3.2.6      Additional information - Spain

Spain (at December 31, in thousands, at the end of the period)	2019	2018 data on a comparable basis (1)	2018 data on a historical basis	% change data on a comparable basis (1)	% change data on a historical basis	2017 data on a historical basis
Convergence services
Number of convergent customers	2,996	3,116	3,116	(3.8)%	(3.8)%	3,082
Convergent ARPO over 12-month (in euros) (3)	58.2	58.2	58.2	0.0%	0.0%	57.4
Mobile services
Number of mobile services customers (2)	16,313	16,186	16,186	0.8%	0.8%	15,893
o/w: Customers with convergent offers	5,849	5,881	5,881	(0.5)%	(0.5)%	5,776
Customers with mobile only offers	10,464	10,305	10,305	1.5%	1.5%	10,117
o/w: Contract customers	13,743	13,477	13,477	2.0%	2.0%	13,069
Prepaid customers	2,569	2,709	2,709	(5.1)%	(5.1)%	2,823
Mobile only ARPO over 12 months (in euros) (3)	12.0	12.4	12.4	(3.4)%	(3.4)%	12.3
Fixed-line services
Number of fixed broadband service customers	4,075	4,155	4,155	(1.9)%	(1.9)%	4,152
o/w: Customers with very high-speed broadband access (VHSB)	3,200	2,883	2,883	11.0%	11.0%	2,260
o/w: Customers with convergent offers	2,996	3,116	3,116	(3.8)%	(3.8)%	3,082
Customers with fixed only offers	1,079	1,039	1,039	3.8%	3.8%	1,071
Fixed only broadband ARPO over 12 months (in euros) (3)	30.6	31.5	31.5	(2.9)%	(2.9)%	30.8

(1)   See Section 3.1.5.1 Data on a comparable basis .

(2)   Excluding customers of Mobile Virtual Network Operators (MVNOs).

(3)   See Section 7.2.1 Financial glossary.

3.1.3.3     Europe

Europe (at December 31, in millions of euros)	2019	2018 data on a comparable basis (1)	2018 data on a historical basis	% change data on a comparable basis (1)	% change data on a historical basis	2017 data on a historical basis
Revenue	5,783	5,701	5,687	1.4%	1.7%	5,578
EBITDAaL	1,492	1,443	NA	3.4%	NA	NA
EBITDAaL/Revenue	25.8%	25.3%	NA			NA
Operating Income	382	-	339	-	12.6%	240
eCAPEX	869	884	NA	(1.7)%	NA	NA
eCAPEX/Revenue	15.0%	15.5%	NA			NA
Telecommunications licenses	9	10	10	(8.5)%	(9.1)%	-
Average number of employees	20,786	21,856	21,823	(4.9)%	(4.7)%	22,636
Historical indicators (up to December 31, 2018)
Adjusted EBITDA	NA	NA	1,508	NA	NA	1,456
Adjusted EBITDA/Revenue	NA	NA	26.5%			26.1%
Reported EBITDA	NA	NA	1,502	NA	NA	1,417
CAPEX	NA	NA	953	NA	NA	897
CAPEX/Revenue	NA	NA	16.8%			16.1%

(1)   See Section 3.1.5.1 Data on a comparable basis .

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3.1.3.3.1      Revenue - Europe

Europe (at December 31, in millions of euros)	2019	2018 data on a comparable basis (1)	2018 data on a historical basis	% change data on a comparable basis (1)	% change data on a historical basis	2017 data on a historical basis
Revenue	5,783	5,701	5,687	1.4%	1.7%	5,578
Retail services	3,641	3,540	3,516	2.9%	3.6%	3,445
Convergence services	623	465	467	34.0%	33.3%	305
Mobile services only	2,143	2,189	2,194	(2.1)%	(2.3)%	2,254
Fixed services only	644	693	697	(7.2)%	(7.7)%	757
IT & integration services	232	193	158	20.3%	47.4%	129
Wholesale	1,071	1,145	1,150	(6.5)%	(6.9)%	1,133
Equipment sales	898	865	868	3.8%	3.5%	840
Other revenue	173	151	153	14.5%	11.9%	160

(1)   See Section 3.1.5.1 Data on a comparable basis .

Europe (at December 31, in millions of euros)	2019	2018 data on a comparable basis (1)	2018 data on a historical basis	% change data on a comparable basis (1)	% change data on a historical basis	2017 data on a historical basis
Revenue	5,783	5,701	5,687	1.4%	1.7%	5,578
Poland	2,654	2,600	2,605	2.1%	1.9%	2,590
Belgium & Luxembourg	1,341	1,298	1,280	3.3%	4.8%	1,245
Central Europe (2)	1,801	1,814	1,813	(0.7)%	(0.6)%	1,750
Eliminations	(13)	(10)	(11)	29.4%	29.1%	(7)

(1)   See Section 3.1.5.1 Data on a comparable basis .

(2)   Central European countries: entities in Moldova, Romania and Slovakia.

• 2019 vs 2018

On a historical basis, the 95 million euros increase in revenue for Europe between 2018 and 2019 includes (i) the favorable impact of changes in the scope of consolidation and other changes for 35 million euros, mainly resulting from the acquisition of BlueSoft in Poland on June 12, 2019 and BKM in Belgium on July 30, 2019 and, (ii) the negative impact of foreign exchange fluctuations for 21 million euros, and (iii) the organic change on a comparable basis , i.e. an increase of 81 million euros in revenue.

On a comparable basis, the 81 million euros increase in revenue in Europe between 2018 and 2019 Is mainly attributable to:

−    (i) the growth in Convergent services, In all countries, and to a lesser extent, (ii) by the increase in IT & Integration Services in Poland and Romania, and (iii) by the increase in Equipment sales and (iv) the growth in Other revenue in Poland;

−    partially offset partially offset by (i) the decrease in Wholesale, In all countries, and (ii) by the decrease in Mobile only services and Fixed only services, mainly in Poland.

On a comparable basis, Europe’s customer bases grew between 2018 and 2019:

−    the total mobile customer base grew by 2.6% year-on-year, mainly in Belgium and Poland, and totals 34.6 million customers at December 31, 2019;

−    the total fixed customer base increased by 6.5% year-on-year, with a total 3.5 million customers at December 31, 2019 driven by the rollout of fiber, with its customers increasing by 36.3% year-on-year.

On a comparable basis the 158 million euros increase in revenue from convergent services in Europe between the two periods was mainly attributable to:

−    the 20.0% increase in the convergent customer base year-on-year due to attractive convergent offers and the migration of customers towards them in almost all countries. Convergence customers now represent 56.7% of Europe’s retail fixed broadband customer base at December 31, 2019. The number of convergent mobile customers also increased by 18.6% year-on-year;

−    and a growth in value. The 12-month convergent ARPO therefore increased in Poland, Belgium and Romania between December 31, 2018 and December 31, 2019.

This strong growth in the revenue of convergent services between these two periods is also associated, to a lesser extent, with (i) an increase of 39 million euros in IT & Integration Services revenue mainly in Poland on the enterprise market, (ii) an increase of 33 million euros in Equipment sales year on year mainly in Poland and Belgium and (iii) growth of 22 million euros in Other revenue, driven to a large extent by the expansion in energy offers in Poland.

This growth was partially offset by:

−    the 74 million euros decrease in revenue from Wholesale, mainly caused by reduced revenue from mobile services to carriers in all countries connected to the decline in the activity relating to virtual mobile network operators (MVNO) In Belgium and the fall in call termination in Romania;

−    the 50 million euros reduction in revenue from Fixed only services and by the 47 million euros decrease in revenue from Mobile only services, mainly caused by customers migrating to convergent offers.

• 2018 vs 2017

On a historical basis the 109 million euros increase in revenue in Spain between 2017 and 2018 stems from (i) the positive impact of changes in the scope of consolidation of 4 million euros and other changes amounting to 11 million euros, and (ii) organic change on a comparable basis representing a 94 million euros increase in revenue.

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On a comparable basis, the 94 million euros increase in revenue from Europe between 2017 and 2018 was mainly due to (i) the growth in Convergent services (Poland, Belgium and Romania), and to a lesser extent (ii) the increase in Integration and IT services, (iii) the growth in Equipment Sales, and (iv) the growth in Wholesale (mainly in Poland), (v) partially offset by the decline in Mobile only services and Fixed only services (mainly in Poland) and the decrease in Other revenue.

On a comparable basis, the change in mobile and fixed customer bases in Europe between 2017 and 2018 mainly reflects the good progress made in mobile and fixed customer bases in Poland, Belgium and Luxembourg:

−    the total mobile customer base was 33.8 million customers at December 31, 2018, up 1.6% year-on-year, in line with the increase in the mobile customer bases in Belgium and Poland. The growth in contract offers (up 3.3% year-on-year) is driven by the growth in convergent offers, particularly with the Love offers in Poland and Belgium. The number of 4G customers reached 14.8 million at December 31, 2018, up 22.3% year-on-year;

−    the fixed broadband customer base reached 3.3 million at December 31, 2018, up 10.5% year-on-year, due to the strong growth in the very high-speed broadband customer base in all European countries. This increase was mainly driven by (i) the development of very high-speed broadband offers, particularly cable offers in Belgium, and (ii) by convergent offers that continue to grow with 382,000 new customers in one year, mainly in Poland and Romania. Moreover, 1.8 million customers had subscribed to IPTV and satellite TV offers at December 31, 2018, up 17.9% year-on-year.

On a comparable basis the 163 million euros increase in Convergent services between the two periods is mainly due to the migration of customers to convergent offers in most European countries. The convergent customer base grew by 30.3% year-on-year (mainly in Poland, Belgium and Romania) and stood at 1.6 million customers at December 31, 2018. Convergent customers now make up 50.3% of the consumer fixed broadband customer base at December 31, 2018, up 7,6 points year-on-year.

To a lesser extent, the increased revenue off countries in Europe between the two periods was also caused by:

−    the 29 million euros increase in IT and integration services, was largely related to the enterprise market in Poland;

−    the 21 million euros increase in Equipment sales, driven by the growth in mobile equipment sales based mainly in Romania due to the increased penetration of smartphones;

−    and the 17 million euros increase in revenue for Wholesale was largely related to (i) the growth in national roaming (Poland, Slovakia), the growth in visitor roaming (Belgium, Romania) and the increase in incoming mobile traffic in Poland, (ii) partially offset by the decline in virtual mobile network operators (MVNO) in Belgium.

These favorable developments are partially offset between the two periods:

−    by the 60 million euros decrease in Fixed only services revenue (stemming for the most part from Poland) mainly resulting from (i) by the downward trend in fixed-line telephony revenue in Poland and (ii) customer migration towards convergent offers, which was very marked in Poland;

−    by the 58 million euros decline in Mobile only services, reflecting the 0.7% fall in the mobile only customer base, which is mainly due to the migration of customers towards convergent offers in almost all countries, and especially in Poland;

−    and by the 18 million euros decrease in Other revenue mainly in Belgium and to a lesser extent in Poland despite the development of energy offers.

3.1.3.3.2      EBITDAaL (EBITDA adjusted until December 31, 2018) - Europe

• 2019 vs 2018

in 2019, the EBITDAaL of the Europe countries totaled 1,492 million euros.

Between 2018 and 2019, the EBITDAaL of the Europe countries includes (i) the negative effects of IFRS 16 standard and a change in operational performance indicators for an amount of 63 million euros, (ii) the negative effects of foreign exchange fluctuations of 5 million euros and (iii) the positive effect of changes in the scope of consolidation and other changes of 2 million euros.

On a comparable basis, the 49 million euros increase in the EBITDAaL in the Europe countries between 2018 and 2019 is mainly attributable to:

−    (i) the 81 million euros increase in revenue, (ii) the fall in interconnection charges, associated with the decline in Wholesale, (iii) the decrease in distribution commissions mainly in Poland due to lower volumes and to a lesser extent in Belgium following the revision of the sales policy and (iv) by the increase in other operating income;

−    partially offset (i) by the increase in other external purchases mainly in Poland due to the expansion in IT & Integration Services and the growth of energy sales, (ii) by the increased cost of content across all countries (see Section 1.3 Significant events), and (iii) by the increased costs of terminals and other equipment sold, especially in Poland and Belgium connected with increased equipment sales.

• 2018 vs 2017

On a historical basis, the 52 million euros increase in adjusted EBITDA in Europe countries between 2017 and 2018 is explained by (i) foreign exchange gains of 2 million euros, (ii) the favorable effect of changes in the scope of consolidation and other changes in the amount of 2 million euros, and (iii) by organic change on a comparable basis , i.e. a 48 million euros increase in adjusted EBITDA.

On a comparable basis, the 48 million euros increase in adjusted EBITDA for Europe between 2017 and 2018 can essentially be attributed to:

−    (i) the 94 million euros increase in revenue, (ii) gains on the disposal of fixed assets, mainly in Poland, In particular the disposals in 2018 within the scope of the optimization of the real estate portfolio, (iii) the reduction in commercial expenses, and equipment costs, mainly in Poland and (iv) the decrease in labor expenses, mainly in Poland;

−    partially offset by (i) the increase in content costs, (ii) the increase in network charges, corresponding mainly to the increase in network access connection charges in Belgium, in line with the increase in the customer base for cable offers in the country, and (iii) expenses related to the development of energy sales in Poland.

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3.1.3.3.3      Operating income - Europe

• 2019 vs 2018

On a historical basis, the increase of 43 million euros in the operating income for the countries of Europe between 2018 and 2019 is mainly explained by:

−    the 46 million euros increase as a result of the combined effect of (i) the rise in EBITDAaL on a comparable basis (49 million euros), as well as (ii) the positive effects on EBITDAaL of changes in the consolidation and other changes (2 million euros) and (iii) the unfavorable effects of foreign exchange fluctuations (5 million euros);

−    the 45 million euros reduction in depreciation and amortization of fixed assets mainly in Poland;

−    and by the increase of 19 million euros in the income from disposals of fixed assets, investments and businesses, related to the increased income from disposals of fixed assets mainly connected with real estate optimization programs in Poland;

−    partially offset by the 49 million euros increase in the restructuring program costs mainly due to departure plans for employees in Poland in 2019 (see Note 5.3 of the notes to the consolidated financial statements).

• 2018 vs 2017

On a historical basis, the 99 million euros improvement in operating income in Europe between 2017 and 2018 was mainly attributable to (i) the 52 million euros increase in adjusted EBITDA, (ii) the 33 million euros decrease in restructuring and integration costs and (iii) the counter-effect of the recognition, in 2017, of 19 million euros in impairment of goodwill relating to Luxembourg, and mainly reflecting strong competitive pressure.

3.1.3.3.4      Economic CAPEX (CAPEX until December 31, 2018) - Europe

• 2019 vs 2018

In 2019, economic CAPEX in Europe totaled 869 million euros.

Between 2018 and 2019, the economic CAPEX in Europe includes (i) the negative effects of the application of the IFRS 16 standard and a change in operational performance indicators for an amount of 59 million euros, and (ii) the unfavorable effects of changes in the scope of consolidation and other changes for 7 million euros and the negative effect of foreign exchange fluctuations, i.e. 4 million euros

On a comparable basis, the 15 million euros decrease in economic CAPEX in Europe between 2018 and 2019 Is mainly explained by the reduction in economic CAPEX in Poland because of the increase in disposals of real estate within the scope of the real estate optimization program partially offset by the increase in economic CAPEX in central European countries especially Romania due to the rollout of fiber optic.

• 2018 vs 2017

On a historical basis, the 56 million euros increase in revenue in CAPEX in Europe between 2017 and 2018 is explained by (i) foreign exchange gains of 1 million euros, (ii) the favorable effects of changes in the scope of consolidation and other changes amounting to 1 million euros, and (iii) organic change on a comparable basis representing a 54 million euros increase in CAPEX.

On a comparable basis, the 54 million euros increase in CAPEX in Europe between 2017 and 2018 Is explained by the continued investment in mobile and fixed very high speed broadband networks (4G and FTTH), particularly in Poland.

3.1.3.3.5      Acquisitions of telecommunication licenses - Europe

Acquisitions of telecommunication licenses in Europe amounted (i) in 2019, to 9 million euros, for Slovakia and (ii) in 2018, to 10 million euros for data on a historical basis mainly involving Poland. In 2017 no telecommunications license acquisition was recognized in Europe.

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3.1.3.3.6      Additional information - Europe

Europe (at December 31, in thousands, at the end of the period)	2019	2018 data on a comparable basis (1)	2018 data on a historical basis	% change data on a comparable basis (1)	% change data on a historical basis	2017 data on a historical basis
Convergence services
Number of convergent customers	1,969	1,642	1,642	20.0%	20.0%	1,259
o/w: Poland	1,369	1,236	1,236	10.8%	10.8%	1,035
Belgium & Luxembourg	237	167	167	41.8%	41.8%	97
Central Europe (4)	364	239	239	52.2%	52.2%	127
Convergent ARPO over 12 months (3)
Poland (in zlotys)	102.4	102.0	102.0	0.4%	0.4%	105.9
Belgium (in euros)	77.1	74.7	74.7	3.3%	3.3%	72.2
Mobile services
Number of mobile services customers (2)	34,621	33,750	33,750	2.6%	2.6%	33,211
o/w: Customers with convergent offers	3,611	3,045	3,045	18.6%	18.6%	2,279
Customers with mobile only offers	31,010	30,705	30,705	1.0%	1.0%	30,931
o/w: Contract customers	23,056	22,219	22,219	3.8%	3.8%	21,502
Prepaid customers	11,565	11,531	11,531	0.3%	0.3%	11,709
o/w: Poland	15,284	14,805	14,805	3.2%	3.2%	14,424
Belgium & Luxembourg	4,690	4,342	4,342	8.0%	8.0%	4,038
Central Europe (4)	14,647	14,603	14,603	0.3%	0.3%	14,749
Mobile only ARPO over 12 months (3)
Poland (in zlotys)	20.1	21.6	21.6	(6.9)%	(6.9)%	22.9
Belgium (in euros)	18.0	18.3	18.3	(1.8)%	(1.8)%	18.1
Fixed-line services
Number of fixed broadband service customers	3,472	3,261	3,261	6.5%	6.5%	2,951
o/w: Customers with very high-speed broadband access	1,069	784	784	36.3%	36.3%	488
o/w: Customers with convergent offers	1,969	1,642	1,642	20.0%	20.0%	1,259
Customers with fixed only offers	1,503	1,619	1,619	(7.2)%	(7.2)%	1,692
Fixed only broadband ARPO over 12 months (in euros) (3)
Poland (in zlotys)	55.4	56.6	56.6	(2.1)%	(2.1)%	57.6
Number of fixed telephone lines	3,634	4,043	4,043	(10.1)%	(10.1)%	4,442
o/w: Poland	3,501	3,920	3,920	(10.7)%	(10.7)%	4,306
Belgium & Luxembourg	133	124	124	7.7%	7.7%	136
Central Europe (4)	-	-	-	-	-	-

(1)   See Section 3.1.5.1 Data on a comparable basis .

(2)   Excluding customers of Mobile Virtual Network Operators (MVNOs).

(3)   See Section 7.2.1 Financial glossary.

(4)   Central European countries: entities in Moldova, Romania and Slovakia.

3.1.3.4     Africa & Middle East

Africa & Middle East (at December 31, in millions of euros)	2019	2018 data on a comparable basis (1)	2018 data on a historical basis	% change data on a comparable basis (1)	% change data on a historical basis	2017 data on a historical basis
Revenue	5,646	5,314	5,190	6.2%	8.8%	5,030
EBITDAaL	1,815	1,659	NA	9.4%	NA	NA
EBITDAaL/Revenue	32.2%	31.2%	NA			NA
Operating Income	939	-	659	-	42.5%	522
eCAPEX	987	1,007	NA	(2.0)%	NA	NA
eCAPEX/Revenue	17.5%	18.9%	NA			NA
Telecommunications licenses	212	44	42	382.9%	396.1%	297
Average number of employees	14,824	14,927	14,956	(0.7)%	(0.9)%	15,210
Historical indicators (up to December 31, 2018)
Adjusted EBITDA	NA	NA	1,667	NA	NA	1,612
Adjusted EBITDA/Revenue	NA	NA	32.1%			32.1%
Reported EBITDA	NA	NA	1,655	NA	NA	1,591
CAPEX	NA	NA	1,008	NA	NA	1,021
CAPEX/Revenue	NA	NA	19.4%			20.3%

(1)   See Section 3.1.5.1 Data on a comparable basis .

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Africa & Middle East continue to suffer political, security or economic instability and sometimes tax or regulatory pressures that may affect the business, activity and results of Group subsidiaries and holdings, and could continue to affect them in the future. In some cases, these situations have led the Group to book impairments on its assets (see Notes 7, 8.3 and 11 to the consolidated financial statements). [REDACTED SECTION: CERTAIN TEXT HAS BEEN REDACTED.]

3.1.3.4.1      Revenue - Africa & Middle East

Africa & Middle East (at December 31, in millions of euros)	2019	2018 data on a comparable basis (1)	2018 data on a historical basis	% change data on a comparable basis (1)	% change data on a historical basis	2017 data on a historical basis
Revenue	5,646	5,314	5,190	6.2%	8.8%	5,030
Retail services	4,738	4,362	4,265	8.6%	11.1%	4,038
Mobile services only	4,230	3,894	3,809	8.6%	11.1%	3,600
Fixed services only	493	447	435	10.3%	13.5%	431
IT & integration services	14	21	21	(33.0)%	(32.8)%	7
Wholesale	780	834	811	(6.4)%	(3.8)%	894
Equipment sales	96	88	85	8.9%	13.6%	66
Other revenue	32	30	29	5.5%	7.4%	32

(1)   See Section 3.1.5.1 Data on a comparable basis .

Africa & Middle East (at December 31, in millions of euros)	2019	2018 data on a comparable basis (1)	2018 data on a historical basis	% change data on a comparable basis (1)	% change data on a historical basis	2017 data on a historical basis
Revenue	5,646	5,314	5,190	6.2%	8.8%	5,030
Sonatel sub-group (2)	1,797	1,676	1,674	7.2%	7.3%	1,597
Côte d’Ivoire sub-group (3)	1,195	1,135	1,132	5.2%	5.5%	1,096
Egypt	796	737	660	7.9%	20.6%	633
Morocco	602	578	562	4.2%	7.2%	535
Jordan	402	409	387	(1.7)%	3.8%	416
Cameroon	312	297	297	5.0%	5.0%	281
Congo (DRC)	312	271	257	15.1%	21.5%	239
Other countries (4)	285	273	283	4.7%	0.8%	283
Eliminations	(55)	(62)	(62)	(11.5)%	(11.5)%	(50)

(1)   See Section 3.1.5.1 Data on a comparable basis .

(2)   Sonatel sub-group: entities in Senegal, Mali, Guinea, Guinea-Bissau and Sierra Leone.

(3)   Côte d’Ivoire sub-group: entities in Côte d’Ivoire, Burkina Faso and Liberia.

(4)   Other countries: mainly Botswana, Central African Republic (CAR), Madagascar and Niger, up until its disposal on November 22, 2019 (see Section 1.3 Significant events).

• 2019 vs 2018

On a historical basis, the 456 million euros revenue increase in Africa & Middle East between 2018 and 2019 included (i) the positive impact of foreign exchange fluctuations of 133 million euros, mainly due to fluctuations in the Egyptian pound, the Jordanian dinar, and the Moroccan dirham, against the euro, (ii) the negative effect of changes in the scope of consolidation and other changes representing 8 million euros, and (iii) organic change on a comparable basis namely a 331 million euros increase in revenue.

On a comparable basis, the 331 million euros revenue increase in Africa & Middle East between 2018 and 2019 is mainly explained by growth in the business (i) of the Sonatel sub-group, primarily driven by Guinea, Senegal and Mali, (ii) Côte d’Ivoire sub-group primarily driven by Burkina Faso and the Côte d’Ivoire, (iii) Egypt, (iv) the Congo (DRC) and (v) to a lesser extent Morocco.

The growth in the revenue of the countries of Africa & Middle East between the two periods is mainly attributable to:

−    the 337 million euros increase in Mobile only services, connected to a large extent:

-     the 25.2% increase in data services which benefits from the 42.6% growth in the 4G customer base with a total of 23.8 million customers on December 31, 2019,

-     and the sustained growth of Orange Money (see Section 1.3 Significant events), With an increase of 20.1% year-on-year of the active Customer base, which is growing in all countries and totals 18.2 million active customers as of December 31, 2019. Orange Money’s 2019 revenue totals 425 million euros, an increase of 27.1% Moreover, mobile voice services continue to grow due to the enhancement of the abundances offers especially in the countries in the sub Saharan zone;

−    and to a lesser extent the increase of 46 million euros in Fixed only services, mainly due to the expansion of fiber especially in Morocco, Jordan and Senegal;

−    partially offset by the 54 million euros decrease in Wholesale, mainly reflecting the fall in volumes of call termination rates and incoming international traffic and (ii) to a lesser extent the fall in roaming revenues connected with the gradual implementation of free roaming agreements (agreement allowing mobile customers in other countries to keep their local number without a surcharge, to receive calls free of charge and to make calls at local rates) in the West African region.

• 2018 vs 2017

On a historical basis, the 160 million euros revenue increase in Africa & Middle East between 2017 and 2018 included (i) foreign exchange

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losses of 90 million euros, mainly due to fluctuations in the Egyptian pound, the Moroccan dirham, the Jordanian dinar and, to a lesser extent, the Guinean franc against the euro, (ii) more than offset by the organic change on a comparable basis , representing a 250 million euros increase in revenue.

On a comparable basis, the 250 million euros revenue increase in Africa & Middle East countries between the 2017 and 2018 was mainly due to the increase in revenue generated by (i) the Sonatel sub-group for 92 million euros (primarily driven by Guinea, Senegal and Mali), (ii) Egypt for 54 million euros, (iii) the Côte d’Ivoire sub-group (primarily driven by Burkina Faso) for 39 million euros, (iv) Morocco for 33 million euros and (v) Congo (DRC) for 29 million euros.

On a comparable basis, revenue growth of 271 million euros in Mobile only services reflects the commercial momentum of data services and Orange Money, and the almost stability of outgoing voice services, due notably to the development of abundance offers. Revenue for Orange Money services amounted to 334 million euros as of December 31, 2018, up 39.8% year-on-year in line with the 25.3% increase in the Orange Money active customer base (15.1 million customers at December 31, 2018). The total customer base of Orange Money stood at 39.2 million customers at December 31, 2018. The mobile only customer base totaled 120.6 million customers at December 31, 2018, down 0.7% compared to December 31, 2017. Between the two periods, the growth in the mobile only customer base in Africa and Middle East countries (excluding Egypt) was more than offset by the decline in the mobile only customer base in Egypt, resulting from the change in regulations in the country (related notably to the impact of the change in the indirect distribution regulatory framework).

On a comparable basis, the 13 million euros increase in revenue for Fixed only services between the two periods, was mainly due to revenue growth posted by fixed only broadband services in Morocco, offsetting the decrease in voice usage, for the Côte d’Ivoire sub-group and Jordan in particular.

On a comparable basis, the 67 million euros reduction in revenue from Wholesale between the two periods principally reflected the reduction in services to international carriers and incoming mobile traffic, particularly for the Sonatel sub-group.

3.1.3.4.2      EBITDAaL (adjusted EBITDA to December 31, 2018) - Africa & Middle East

• 2019 vs 2018

In 2019, the EBITDAaL in Africa & Middle East totaled 1,815 million euros.

Between 2018 and 2019, the EBITDAaL of the Europe countries includes (i) the negative effects of the IFRS 16 standard and a change in operational performance indicators for an amount of 50 million euros, (ii) the positive effects of foreign exchange fluctuations of 43 million euros and (iii) the negative effects of changes in the scope of consolidation and other changes of 1 million euros.

On a comparable basis, the 157 million euros increase in EBITDAaL in Africa & Middle East between 2018 and 2019 is primarily explained by:

−    the 331 million euros growth in revenue, and to a lesser extent the fall in service fees and inter-operator costs, the fall in incoming volumes and the reduction in call termination rates in some countries in the zone;

−    partially offset (i) by the increase in operating taxes and levies payable due to the growth in the activity and the counter-effect of the recognition of the reversal of provisions to extinguish tax risks in 2018, (ii) by the increase in commercial expenses and the cost of equipment notably connected with the growth in the Orange Money activity and, to a lesser extent, (iii) the increase in labor expenses and (iv) the rise in the network’s other expenses and IT expenses connected to the deployment of the network and overheads).

• 2018 vs 2017

On a historical basis, the 55 million euros increase in adjusted EBITDA in Africa & Middle East between 2017 and 2018 included (i) foreign exchange losses of 24 million euros and the unfavorable impact of changes in the scope of consolidation and other changes for 3 million euros, (ii) more than offset by organic change on a comparable basis , representing an 82 million euros increase in adjusted EBITDA.

On a comparable basis, the 82 million euros increase in adjusted EBITDA in Africa & Middle East between 2017 and 2018 was largely attributable to:

−    (i) 250 million euros in revenue growth, (ii) the fall in service fees and inter-operator costs, and (iii) the reduction in operating taxes and levies due to reversals on provisions for the extinction of tax risks in 2018;

−    partially offset (i) by the growth in other network expenses and IT expenses (primarily due to the increase in work on mobile sites, particularly the deployment of 4G sites) (ii) the increase in commercial expenses (related in particular to the growth of Orange Money), (iii) increased labor expenses, and (iv) the growth of other external purchases (property expenses due to the development of the network and overheads).

3.1.3.4.3      Operating income - Africa & Middle East

• 2019 vs 2018

On a historical basis, the 280 million euros increase in operating income in Africa & Middle East between 2018 and 2019 was largely attributable to:

−    the 198 million euros increase connected to the combined effect of (i) the increase in EBITDAaL on a comparable basis (157 million euros), (ii) the positive effects of foreign exchange fluctuations (43 million euros), and (iii) the negative impact of changes to the scope of consolidation and other changes (1 million euros);

−    and by the 135 million euros improvement in impairment losses on fixed assets (see Notes 7 and 8.3 to the consolidated financial statements), due to the recognition of:

-     an 89 million euros provision reversal on fixed assets in Egypt in 2019 reflecting the country’s improved economic situation,

-     a 46 million euros impairment in 2018, primarily for Niger for 43 million euros. In Niger, the telecoms market sustained a loss in value in a difficult business environment. The Company’s economic and financial situation has led it, as a precaution, to recognize a fixed-asset impairment to cover Orange’s exposure according to the best current estimate;

−    partly offset by the 66 million euros increase in depreciation and amortization of fixed assets mainly due to the roll out of mobile networks and the amortization of new 4G licenses.

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• 2018 vs 2017

On a historical basis, the 137 million euros increase in operating income in Africa & Middle East between 2017 and 2018 was largely attributable to:

−    a 79 million euros reduction in impairment losses on goodwill and fixed assets (see Notes 7 and 8.3 to the consolidated financial statements), mainly due to the recognition of:

-     in 2018, (i) impairment loss on goodwill of 56 million euros on Jordan, and (ii) impairment loss on fixed assets for 43 million euros on Niger. In Jordan, the goodwill impairment mainly reflects the effects of an uncertain political and economic climate and strong competitive pressure on fixed and mobile data markets. In Niger, the telecoms market sustained a loss of value in a difficult business environment. The Company’s economic and financial position led it, as a precaution, to recognize a fixed-asset impairment to cover Orange’s exposure according to the best current estimate,

-     181 million euros in impairment in 2017, primarily for the Democratic Republic of the Congo for 120 million euros and Niger for 52 million euros. In the Democratic Republic of the Congo (DRC), the impairment loss reflected a still-uncertain political and economic context, a clear decline in purchasing power, with its effects on consumption of telecommunications products and services, and continued regulatory pressure. In Niger, the impairment loss reflected an uncertain political and economic context and the effects of strong tax and regulatory pressure;

−    and the 55 million euros increase in adjusted EBITDA.

3.1.3.4.4      Economic CAPEX (CAPEX until December 31, 2018) - Africa & Middle East

• 2019 vs 2018

In 2019, economic CAPEX in Africa & Middle East countries totaled 987 million euros.

Between 2018 and 2019, the economic CAPEX of Africa & Middle East countries includes (i) the negative effects of the application of the IFRS 16 standard and a change in operational performance indicators for an amount of 28 million euros, (ii) the positive effects of foreign exchange fluctuations of 26 million euros and (iii) the negative effects of changes in the scope of consolidation and other changes of 1 million euros.

On a comparable basis, the 20 million euros reduction in economic CAPEX in Africa & Middle East countries between 2018 and 2019 was attributable to lower investment in information systems and customer service platforms, partially offset by the increased investment in very high-speed fixed broadband networks (FTTH).

• 2018 vs 2017

On a historical basis, the 13 million euros decrease in CAPEX in Africa & Middle East countries between 2017 and 2018 reflects (i) negative foreign exchange effects of 22 million euros, (ii) in part offset by organic change on a comparable basis , i.e. an increase of 9 million euros in CAPEX.

On a comparable basis, the 9 million euros increase in CAPEX for Africa & Middle East countries between 2017 and 2018 was mainly attributable to (i) the continuing investment in very high-speed mobile and fixed broadband networks with, in particular, 12 countries with 4G coverage (excluding associates and joint ventures) as of December 31, 2018, (ii) partially offset by the reduction in other investments (particularly 2G/3G mobile access networks after significant capital expenditure in this area over the last few years).

3.1.3.4.5      Acquisitions of telecommunication licenses - Africa & Middle East

In 2019, telecoms licenses In Africa & Middle East countries amounted to 212 million euros, mostly relating to (i) Burkina Faso for 119 million euros with the acquisition of a technologically-neutral 2G/3G/4G license, and (ii) Guinea for 82 million euros, including the renewal of the current license with additional spectral resources and the acquisition of a 4G license, and secondly the acquisition of a new technologically-neutral 2G/3G/4G license.

In 2018, acquisitions of telecommunication licenses in Africa & Middle East amounted to 42 million euros and mainly involved (i) Congo (DRC) for 21 million euros (acquisition of a 4G license) and (ii) Senegal for 21 million euros (first tranche of the acquisition of additional 4G frequency blocks).

In 2017, acquisitions of telecommunication licenses In Africa & Middle East amounted to 297 million euros, on a historical basis, and mainly involved (i) Mali for 152 million euros (acquisition of a universal license renewing existing licenses and including a 4G license), (ii) Senegal for 76 million euros (second tranche of the acquisition of a universal license renewing existing licenses and including a 4G license), and (iii) Jordan for 49 million euros (acquisition of additional 3G frequency blocks).

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3.1.3.4.6      Additional information - Africa & Middle East

Africa & Middle East (at December 31, in thousands, at the end of the period)	2019	2018 data on a comparable basis (1)	2018 data on a historical basis	% change data on a comparable basis (1)	% change data on a historical basis	2017 data on a historical basis
Mobile services
Number of mobile services customers (2)	121,969	118,104	120,574	3.3%	(1.2)%	121,449
o/w: Contract customers	5,447	4,469	4,527	21.9%	20.3%	10,723
Prepaid customers	116,522	113,635	116,047	2.5%	0.4%	110,726
o/w: Sonatel sub-group (3)	32,301	29,184	29,184	10.7%	10.7%	29,706
Côte d’Ivoire sub-group (4)	23,762	23,257	23,257	2.2%	2.2%	21,785
Egypt	28,098	29,475	29,475	(4.7)%	(4.7)%	34,117
Morocco	12,884	12,805	12,805	0.6%	0.6%	12,744
Jordan	2,080	2,102	2,102	(1.0)%	(1.0)%	2,199
Cameroon	7,872	6,940	6,940	13.4%	13.4%	6,653
Congo (DRC)	10,661	10,602	10,602	0.6%	0.6%	9,059
Other countries (5)	4,311	3,739	6,209	15.3%	(30.6)%	5,186
Fixed-line services
Number of fixed broadband service customers	1,229	1,018	1,020	20.7%	20.5%	797
Number of fixed telephone lines	823	959	959	(14.2)%	(14.2)%	955

(1)   See Section 3.1.5.1 Data on a comparable basis .

(2)   Excluding customers of Mobile Virtual Network Operators (MVNOs).

(3)   Sonatel sub-group: entities in Senegal, Mali, Guinea, Guinea-Bissau and Sierra Leone.

(4)   Côte d’Ivoire sub-group: entities in Côte d’Ivoire, Burkina Faso and Liberia.

(5)   Other countries: mainly Botswana, Central African Republic (CAR), Madagascar and Niger, up until its disposal on November 22, 2019 (see Section 1.3 Significant events).

3.1.3.5     Enterprise

Enterprise (at December 31, in millions of euros)	2019	2018 data on a comparable basis (1)	2018 data on a historical basis	% change data on a comparable basis (1)	% change data on a historical basis	2017 data on a historical basis
Revenue	7,820	7,745	7,292	1.0%	7.2%	7,251
EBITDAaL	1,191	1,212	NA	(1.7)%	NA	NA
EBITDAaL/Revenue	15.2%	15.6%	NA			NA
Operating Income	772	-	765	-	0.9%	889
eCAPEX	404	366	NA	10.3%	NA	NA
eCAPEX/Revenue	5.2%	4.7%	NA			NA
Average number of employees	25,979	24,870	22,963	4.5%	13.1%	20,807
Historical indicators (up to December 31, 2018)
Adjusted EBITDA	NA	NA	1,245	NA	NA	1,306
Adjusted EBITDA/Revenue	NA	NA	17.1%			18.0%
Reported EBITDA	NA	NA	1,153	NA	NA	1,258
CAPEX	NA	NA	353	NA	NA	382
CAPEX/Revenue	NA	NA	4.8%			5.3%

(1)   See Section 3.1.5.1 Data on a comparable basis .

Orange — 2019 Universal Registration Document          108

3.1.3.5.1      Revenue - Enterprise

Enterprise (at December 31, in millions of euros)	2019	2018 data on a comparable basis (1)	2018 data on a historical basis	% change data on a comparable basis (1)	% change data on a historical basis	2017 data on a historical basis
Revenue	7,820	7,745	7,292	1.0%	7.2%	7,251
Fixed services only	3,963	4,030	3,997	(1.7)%	(0.8)%	4,152
Voice services (2)	1,289	1,382	1,385	(6.8)%	(7.0)%	1,452
Data services (3)	2,674	2,647	2,612	1.0%	2.4%	2,700
IT & integration services	2,909	2,732	2,312	6.5%	25.8%	2,092
Services and mobile equipment (4)	949	984	983	(3.6)%	(3.5)%	1,007
Mobile services only	727	743	743	(2.1)%	(2.1)%	751
Wholesale	34	35	35	(3.9)%	(3.9)%	32
Equipment sales	187	205	205	(8.7)%	(8.7)%	224

(1)   See Section 3.1.5.1 Data on a comparable basis .

(2)   Voice services include (i) legacy voice offerings (PSTN access), (ii) Voice over Internet Protocol (VoIP) products, (iii) audio conference services, and (iv) incoming traffic for call centers.

(3)   Data services include (i) legacy data solutions still offered by Orange Business Services (Frame Relay, Transrel, leased lines, narrowband), (ii) services having reached a certain maturity such as IP-VPN, and broadband infrastructure products such as satellite or fiber optic access, (iii) satellite TV broadcast services and (iv) Business Everywhere roaming offers.

(4)   Services and mobile equipment include (i) Mobile only services, wholesale, corresponding to incoming enterprise mobile traffic invoiced to other carriers, and (ii) mobile equipment sales invoiced to enterprises.

• 2019 vs 2018

On a historical basis, the 529 million euros increase in Enterprise revenue between 2018 and 2019 was due to:

−    the positive effects of changes in the consolidation scope and other changes amounting to 385 million euros, including the effects of the takeover of Business & Decision on June 5, 2018, and the acquisitions of Basefarm on August 14, 2018, SecureLink on July 8, 2019, and SecureData on January 31, 2019 (see Section 1.3 Significant events);

−    the positive effect of foreign exchange rate fluctuations of 69 million euros mainly resulting from the performance of the US dollar against the euro;

−    and by organic change on a comparable basis , representing a 75 million euros increase in revenue.

On a comparable basis, the 75 million euros increase in Enterprise revenue between 2018 and 2019 is driven:

−    by the 177 million euros increase in IT & Integration Services, mainly driven by the sharp increase in cyber security services (with revenue of 580 million euros in 2019, a 14.5% increase year-on-year) and Cloud services (up 14.6% year-on-year);

−    and to a lesser extent by the 27 million euros increase in revenue from Data services (see the definition above in the footnote to the table), sustained by the development of the Wide Area Network (WAN), see 1.3 Significant events).

This growth between the two periods is partially up offset:

−    by the 94 million euros fall in revenue of Voice services (see the above definition in the footnote to the table), mainly due to the trend of the natural decline of historic services;

−    by the 35 million euros decrease in revenue from Services and mobile equipment (see the above definition in the footnote to the table), connected to (ii) the 17 million euros reduction in equipment sales and (iii) the 16 million euros reduction in revenue from mobile services only, mainly due to the fall in value from the contraction of the mobile customer base.

• 2018 vs 2017

On a historical basis, the 41 million euros increase in Enterprise revenue between 2017 and 2018 was due to:

−    the positive effects of changes in the consolidation scope and other changes of 151 million euros, mainly resulting from the takeover of Business & Decision on June 5, 2018, and the acquisitions of Basefarm on August 14, 2018 and Enovacom on February 21, 2018;

−    more than offset by (i) the unfavorable effect of foreign exchange fluctuations for 94 million euros, mainly due to the change in the value of the US dollar against the euro, and (ii) the organic change on a comparable basis , i.e. a 16 million euros decrease in revenue.

On a comparable basis, the 16 million euros decrease in Enterprise revenue between 2017 and 2018 is attributable to:

−    a 58 million euros decline in revenue of Voice Services which is mainly explained by the (i) the downward trend in conventional fixed telephony (down 6.4% year-on-year) and (ii) to a lesser extent, the decline in audio conference services;

−    the 40 million euros reduction in revenue from Data services, mainly resulting from the 25 million euros reduction in revenue from satellite broadcast services (broadcast) and the natural decline in historic services;

−    and the 24 million euros decline in Services and mobile equipment revenue caused (i) by the 19 million euros reduction in mobile equipment sales mainly connected to the adverse effects effect of a large contract in the second half of 2017 and (ii) the 8 million euros fall in revenue from mobile only services;

−    largely offset by the 106 million euros increase in IT and Integration services revenue due in large part to the growth in Cloud (up 10.1% year-on-year) and cybersecurity services (12.3% growth year-on-year), and the signing of new contracts in 2018.

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3.1.3.5.2      EBITDAaL (EBITDA adjusted until December 31, 2018. Enterprises

• 2019 vs 2018

In 2019, the EBITDAaL of Enterprises totaled 1,191 million euros.

Between 2018 and 2019, the EBITDAaL of Enterprises includes (i) the negative effects of the IFRS 16 standard and a change in operational performance indicators for an amount of 29 million euros, (ii) the negative effects of changes in the scope of consolidation and other changes for 27 million euros (iii) the positive effect of foreign exchange fluctuations of 23 million euros.

On a comparable basis, the 21 million euros decrease in adjusted EBITDA for Enterprises between 2018 and 2019 can essentially be attributed to:

−    (i) the increase in labor expenses mainly due to the increase in the average number of employees (Full-time equivalents) connected to the development of new Cloud and cybersecurity activities, (ii) the increased cost of terminals and other sold production notably due to the increase in IT and integration services and (iii) the increase in other network expenses and IT expenses, due to the growth in the activity;

−    partially offset by (i) the 75 million euros increase in revenue, (ii) the fall in other operating expenses (net of other operating income) and (iii) by the reduction in other external purchases.

• 2018 vs 2017

On a historical basis, the 61 million euros decrease in Enterprise adjusted EBITDA between 2017 and 2018 was due to (i) the adverse effect of foreign exchange fluctuations, i.e. 10 million euros, completely offset by the favorable impact of changes in the scope of consolidation and other changes for 10 million euros and (ii) the organic change on a comparable basis , i.e. a decline of 61 million euros in adjusted EBITDA.

On a comparable basis, the 61 million euros reduction in Enterprise adjusted EBITDA between 2017 and 2018 is mainly explained by (i) increased labor expenses, principally related to the growth in the average number of employees (full-time equivalents), (ii) the decrease in other operating income and expenses and (iii) the 16 million euros decrease in revenue, (iv) partially offset by lower service fees and inter-operator costs.

3.1.3.5.3      Operating income - Enterprise

• 2019 vs 2018

On a historical basis, the increase of 7 million euros in the operating income for Enterprise between 2018 and 2019 is mainly explained by:

−    the 69 million euros reduction in specific labor expenses, largely due to the adverse effect of the recognition of a 68 million expense in 2018 for "Part-Time for Seniors" plans (TPS, relating to agreements on the employment of senior workers in France) and related premiums (see Notes 1.8 and 6 to the consolidated financial statements), The expense recorded in 2018 mainly relates to the effect of extending the 2015 French part-time for seniors plans (TPS) for three additional years;

−    partially offset by:

-     the 26 million euros decrease connected to the combined effect of (i) the increase in EBITDAaL on a comparable basis (21 million euros), (ii) negative impact of changes to the scope of consolidation and other changes (27 million euros) and (iii) the positive effects of foreign exchange fluctuations (23 million euros),

-     the 12 million euros increase in depreciation and amortization due to new entities acquired in 2018 (Basefarm, Business & Decision and Enovacom) and in 2019 (SecureLink and SecureData,) see Section 1.3 Significant events).

• 2018 vs 2017

On a historical basis, the 124 million euros decrease in the Enterprise operating income between 2017 2018 is mainly explained by (i) the 61 million euros decrease in adjusted EBITDA, (ii) the 53 million euros increase in specific labor expenses primarily for the "Part-time for Seniors (TPS) plan and related bonuses particularly with the three-year extension of the plan in December 2018 and (iii) by the 16 million euros increase in depreciation and amortization of fixed assets.

3.1.3.5.4      Economic CAPEX (CAPEX until December 31, 2018) - Enterprises

• 2019 vs 2018

In 2019, Economic CAPEX for Enterprises totaled 404 million euros.

Between 2018 and 2019, Enterprise economic CAPEX included (i) the positive effect of changes in the scope of consolidation and other changes for 11 million euros, and (ii) the favorable impact of exchange rate fluctuations, i.e. 3 million euros.

On a comparable basis, the 38 million euros increase in Enterprise economic CAPEX between 2018 and 2019 is explained by stronger customer project investment requirements, in line with the growth in activity, and by the increased network investments made.

• 2018 vs 2017

On a historical basis, the 29 million euros decrease in Enterprise CAPEX between 2017 and 2018 is reflected (i) by the 5 million euros adverse impact of foreign exchange fluctuations, more than offset by the favorable impact of changes in the scope of consolidation and other changes for 8 million euros and (ii) the organic change on a comparable basis , namely a 32 million euros reduction in CAPEX.

On a comparable basis, the 32 million euros decrease in Enterprise CAPEX between 2017 and 2018 is due to lower customer project requirements and the optimization of investments related to the network and IT system.

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3.1.3.5.5      Additional information - Enterprise

Enterprise (at December 31, in thousands, at the end of the period)	2019	2018 data on a comparable basis (1)	2018 data on a historical basis	% change data on a comparable basis (1)	% change data on a historical basis	2017 data on a historical basis
Mobile services
Number of mobile services customers in France (2)	12,513	11,383	11,383	9.9%	9.9%	9,974
Fixed-line services
Number of fixed telephone lines in France (3)	2,190	2,424	2,424	(9.6)%	(9.6)%	2,576
Number of IP-VPN accesses worldwide (4)	360	357	357	0.9%	0.9%	352
o/w: Number of IP-VPN accesses in France (4)	302	299	299	1.0%	1.0%	295

(1)   See Section 3.1.5.1 Data on a comparable basis .

(2)   Contract customers Excluding customers of Mobile Virtual Network Operators (MVNOs).

(3)   This figure includes standard analog lines (excluding fully unbundled lines) and Numeris (ISDN) channels, each Numeris channel being booked as a line).

(4)   Access of customers outside the Orange Group, not including operators’ market.

3.1.3.6     International Carriers & Shared Services

International Carriers & Shared Services (at December 31, in millions of euros)	2019	2018 data on a comparable basis (1)	2018 data on a historical basis	% change data on a comparable basis (1)	% change data on a historical basis	2017 data on a historical basis
Revenue	1,498	1,584	1,534	(5.4)%	(2.3)%	1,651
EBITDAaL	(261)	(178)	NA	(46.3)%	NA	NA
EBITDAaL/Revenue	(17.4)%	(11.3)%	NA			NA
Operating Income	(499)	-	(519)	-	4.1%	(704)
eCAPEX	141	232	NA	(39.3)%	NA	NA
eCAPEX/Revenue	9.4%	14.6%	NA			NA
Average number of employees	12,529	12,638	12,621	(0.9)%	(0.7)%	12,535
Historical indicators (up to December 31, 2018)
Adjusted EBITDA	NA	NA	(45)	NA	NA	(78)
Adjusted EBITDA/Revenue	NA	NA	(3.0)%			(4.8)%
Reported EBITDA	NA	NA	(194)	NA	NA	(349)
CAPEX	NA	NA	316	NA	NA	282
CAPEX/Revenue	NA	NA	20.5%			17.1%

(1)   See Section 3.1.5.1 Data on a comparable basis .

3.1.3.6.1      Revenue - International Carriers & Shared Services

International Carriers & Shared Services (at December 31, in millions of euros)	2019	2018 data on a comparable basis (1)	2018 data on a historical basis	% change data on a comparable basis (1)	% change data on a historical basis	2017 data on a historical basis
Revenue	1,498	1,584	1,534	(5.4)%	(2.3)%	1,651
Wholesale	1,077	1,204	1,150	(10.6)%	(6.3)%	1,275
Other revenue	421	379	384	11.0%	9.6%	376

(1)   See Section 3.1.5.1 Data on a comparable basis .

• 2019 vs 2018

On a historical basis, the 36 million euros decrease in International Carriers & Shared Services revenue between 2018 and 2019 can be attributed to (i) the negative impact of changes in the scope of consolidation and other changes for 53 million euros, (ii) the adverse effect of foreign exchange fluctuations for 4 million euros, and (iii) organic change on a comparable basis , namely an 85 million euros decrease in revenue.

On a comparable basis, the 85 million euros decrease in International Carriers and Shared Services between 2018 and 2019 is attributable to:

−    the 127 million euros fall in Wholesale, due to the reduction in International wholesale due to the downward trend in the voice market;

−    partially offset by the growth of 42 million euros in Other revenue, notably due to the growth in the Orange Cinéma Series driven by the success of series (notably Game of Thrones) and the growth in Orange Marine’s submarine cable laying activity.

• 2018 vs 2017

On a historical basis, the 117 million euros decrease in International Carriers & Shared Services revenue between the two periods can be attributed to (i) the adverse effect of foreign exchange fluctuations for 13 million euros, (ii) the negative effect of changes in the scope of consolidation and other changes representing 5 million euros, and (iii) organic change on a comparable basis , namely a 99 million euros decrease in revenue.

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On a comparable basis, the 99 million euros decrease in revenue of International Carriers & Shared Services between 2017 and 2018 was due to (i) the 118 million euros decline in the international Wholesale, with in particular the decline in the voice market to Africa and the Maghreb, (ii) partly offset by the 19 million euros growth of Other revenue.

3.1.3.6.2      EBITDAaL (EBITDA adjusted until December 31, 2018) - International Carriers & Shared Services

• 2019 vs 2018

In 2019, the EBITDAaL for International Carriers & Shared Services is negative by 261 million euros.

Between 2018 and 2019, the EBITDAaL of International Carriers & Shared Services includes (i) the negative effects of the IFRS 16 standard and a change in operational performance indicators for an amount of 127 million euros, (ii) the negative effects of changes in the scope of consolidation and other changes for 4 million euros (iii) the positive effect of foreign exchange fluctuations of 2 million euros.

On a comparable basis, the 82 million euros decline in adjusted EBITDA for International Carriers & Shared Services between 2018 and 2019 was mainly attributable to (i) the 85 million euros decline in revenue, (ii) the reduction in other operating income and expenses, (iii) increased labor expenses, (iv) the increase in other external purchases (mainly expenses for the costs of leases due to the transformation of the real estate park in France), (v) by the increase In taxes and operating payables, and (vi) by the increase in the cost of content in connection with the growth in the Orange Cinema Séries activity, (vii) partly offset by the strong reduction in service fees and inter-operator costs connect to the decline in the International Carriers activity.

• 2018 vs 2017

On a historical basis, the 33 million euros growth in adjusted EBITDA of International Carriers & Shared Services between 2017 and 2018 can be attributed to (i) the positive effect of foreign exchange fluctuations for 3 million euros, partially offset by the unfavorable effect of changes in the scope of consolidation and other changes for 2 million euros, and (ii) the organic change on a comparable basis , namely a 32 million euros increase in adjusted EBITDA.

On a comparable basis, the increase of 32 million euros in adjusted EBITDA for International Carriers & Shared Services between 2017 and 2018 is mainly explained by (i) the fall in service fees and inter-operator costs resulting from the decline in the international carriers activity, (ii) the increased income from the sale of fixed assets within the scope of the real estate optimization program, (iii) the increase in other operating income and expenses, (iv) partly offset by a 99 million euros reduction in revenue and by the increase in labor expenses.

3.1.3.6.3      Operating income - International Carriers & Shared Services

• 2019 vs 2018

On a historical basis, the 20 million euros improvement in the operating income for International Carriers & Shared Services between 2018 and 2019 is mainly attributable to:

−    135 million euros decrease in specific labor expenses, largely due to the adverse effect of the recognition of a 129 million expense in 2018 for "Part-Time for Seniors" plans (TPS, relating to agreements on the employment of senior workers in France) and related premiums (see Notes 1.8 and 6 to the consolidated financial statements), The expense recorded in 2018 mainly relates to the effect of extending the 2015 "Part-time for Seniors" plans (TPS) for three additional years;

−    and by the increase of 74 million euros in the income from disposals of fixed assets, investments and businesses, related to the increased income from disposals of fixed assets mainly connected with real estate optimization programs;

−    partially offset by:

-     the 88 million euros decrease connected to the combined effect of (i) the decrease in EBITDAaL on a comparable basis (82 million euros), (ii) negative impact of changes to the scope of consolidation and other changes (4 million euros) and (iii) foreign exchange fluctuations (2 million euros),

-     the recognition, in 2019, of a 47 million euros expense for significant litigation, and an increase of 24 million euros for depreciation and amortization of real estate assets.

• 2018 vs 2017

On a historical basis, the 185 million euros improvement in International Carriers & Shared Services operating income between 2017 and 2018 was mainly attributable to (i) the counter-effect of the recognition, in 2017, of an expense of 156 million euros for significant litigation, (ii) the 33 million euros increase in adjusted EBIDTA, (iii) the 23 million reduction in restructuring and integration costs, mainly resulting from the restructuring of real estate and (iv) the positive 21 million euros effect of the review of the securities and activities portfolio, (v) partially offset by the 76 million euros increase in specific labor expenses, mainly due to the French "Part-Time for Seniors" plan (TPS, procedures in relation to agreements on the employment of seniors in France) and associated bonuses, notably with the renewal in December 2018 of these provisions for three years.

3.1.3.6.4      Economic CAPEX (CAPEX until December 31, 2018) - International Carriers & Shared Services

• 2019 vs 2018

In 2019, the Economic CAPEX of International Carriers & Shared Services totaled 141 million euros.

Between 2018 and 2019, the Economic CAPEX of International Carriers & Shared Services included (i) the negative impact of the effects of the IFRS 16 standard and a change in performance indicators for 91 million euros, and (ii) the positive impact of changes in the scope of consolidation and other changes for 7 million euros.

On a comparable basis, the 91 million euros decrease in the economic CAPEX of International Carriers & Shared Services between 2018 and 2019 mainly resulted from the rise in disposals of fixed assets within the scope of the real estate optimization program.

• 2018 vs 2017

On both a historical basis and a comparable basis, the 34 million euros increase in CAPEX for International Carriers & Shared Services between 2017 and 2018 was mainly due to (i) the increase in investments in real estate projects (in line with the adaptation and modernization of the real estate portfolio) and (ii) by the investments in submarine cables, with in particular the Kanawa cable that connects French Guyana, Martinique and Guadeloupe.

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3.1.3.7     Orange Bank

Orange Bank continued to develop its mobile financial services, with (i) the launch of its Visa Premium card in March 2019 and the introduction of cashback (refund of a portion of the initial purchase price of certain purchases to purchasers) beginning in July 2019, and (ii) with the launch of the banking offer in Spain in November 2019 (see Section 1.3 Significant events).

As of December 31, 2019, Orange Bank had over 500,000 customers won via Orange stores, Groupama branches and digital channels, of which 390,000 were account holders.

Orange Bank (at December 31, in millions of euros)	2019	2018 data on a comparable basis (1)	2018 data on a historical basis	% change data on a comparable basis (1)	% change data on a historical basis	2017 data on a historical basis
Net banking income (NBI) (2)	40	43	43	(6.3)%	(6.3)%	73
Cost of bank credit risk (3)	(10)	(7)	(7)	41.7%	41.7%	(6)
Operating Income	(186)	-	(169)	-	(9.8)%	(93)
eCAPEX	28	36	NA	(23.4)%	NA	NA
Average number of employees	849	782	783	8.5%	8.5%	663
Historical indicators (up to December 31, 2018)
CAPEX	NA	NA	36	NA	NA	61

(1)   See Section 3.1.5.1 Data on a comparable basis .

(2)   Net Banking Income (NBI) recognized as other operating income (see Notes 1.2 and 4.2 to the consolidated financial statements).

(3)   Cost of bank credit risk recognized in other operating expenses (see Notes 1.2 and 5.2 to the consolidated financial statements).

3.1.3.7.1      Operating activities

Segment information for Orange Bank (operating income, investments in property, plant and equipment and intangible assets) is presented in Notes 1.2 and 1.3 to the consolidated financial statements.

• 2019 vs 2018

On a historical basis, the 17 million euros deterioration in Orange Bank’s operating income between 2018 and 2019 was mainly attributable to:

−    the increase in operating expenses, resulting from the development of the Orange Bank in Spain partially offset by the reduction in operating expenses connected to the activity in France;

−    the drop in Net banking income (NBI, see Note 1.2 to the consolidated financial statements), notably due to a review of the value of the securities portfolio, despite the increase in the NBI of the Orange Bank offer launched in France in 2017;

−    and by the increase in the cost of bank credit risk.

Orange Bank’s economic CAPEX totaled 28 million euros in 2019.

On a comparable basis, Orange Bank’s economic CAPEX decreased by 8 million euros between 2018 and 2019 mainly due to the decreased investment in France, which was partially offset by the increased investment in Spain within the scope of launching the banking offer in this country (see Section 1.3 Significant events).

• 2018 vs 2017

On a historical basis, the 76 million euros deterioration in Orange Bank’s operating income between 2017 and 2018 was mainly attributable to:

−    the decrease in Net Banking Income (NBI) mainly due (i) to the costs of acquiring new customers related to the increase in the volume of accounts produced during the fiscal year and (ii) the decrease in NBI from cash transactions;

−    and the increase in operating expenses, resulting from the recent launch of the Orange Bank offering (IT maintenance and development, hiring, depreciation and amortization of the new investments, etc.);

−    partially offset by the counter-effect of the recognition of a loss of 27 million euros in 2017 due to the Groupama Bank (now Orange Bank) takeover in 2016.

On a historical basis, the 25 million euros decrease in Orange Bank CAPEX between 2017 and 2018 reflects the 1 million euros adverse impact of changes in the scope of consolidation and other changes and by the organic change on a comparable basis , namely a 24 million euros reduction in CAPEX.

On a comparable basis, the decrease of 24 million euros in Orange Bank CAPEX between 2017 and 2018 resulted mainly from lower investments in 2018, as fiscal year 2017 had concentrated most of the investments dedicated to the launch of the new bank offering.

3.1.3.7.2      Assets, liabilities and cash flows

The segment information pertaining to Orange Bank (operating income, investments in property, plant and equipment and intangible assets, assets, liabilities and cash flows) are presented in Note 1 to the consolidated financial statements, and Orange Bank’s activities (financial assets and liabilities, management of market risks connected with the activities, and unrecognized contractual commitments) are described in Note 16 to the consolidated financial statements.

Outstanding loans and receivables to customers as of December 31, 2019 came to 1.9 billion euros, a decrease of 63 million euros compared to December 31, 2018 due to the progressive extinction of business and corporate loans. Retail loans made up 90.1% of that total. 44.9% were consumer loans (see Note 16.1.1 to the consolidated financial statements).

Outstanding payables to customers (deposits and savings) as of December 31, 2018 totaled 3.4 billion euros, a reduction of 39 million euros compared to December 31, 2018. This was composed mainly of retail deposits, which were down primarily in response to the end of sales of Elancio financial products. Institutional investors’ deposits made up less than half of the total (see Note 16.1.2 to the consolidated financial statements).

[REDACTED SECTION: CERTAIN TEXT HAS BEEN REDACTED.]

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3.1.4       Cash flow, equity and financial debt

To ensure the transparency of the financial statements and separate out the performances of the telecoms activities and the Orange Bank activities, the analysis and financial commentary are split to reflect these two scopes of operation. Accordingly, Sections 3.1.4.1 Liquidity and cash flows of telecoms activities and 3.1.4.2. Financial debt and liquidity position of telecoms activities deal with the telecom activities, and Section 3.1.3.7 Orange Bank covers the Orange Bank activities.

3.1.4.1     Liquidity and cash flows of telecoms activities

Cash flows for the telecoms activities are presented in Note 1.7 to the consolidated financial statements.

Simplified statement of cash flows of telecoms activities (1) (at December 31, in millions of euros)	2019	2018 data on a historical basis	2017 data on a historical basis
Net cash provided by operating activities	10,983	9,672	9,902
Net cash used in investing activities	(9,707)	(8,426)	(7,962)
Net cash used in financing activities	(247)	(1,499)	(2,834)
Cash change in cash and cash equivalents	1,029	(253)	(894)
Cash and cash equivalents in the opening balance	5,081	5,333	6,267
Cash change in cash and cash equivalents	1,029	(253)	(894)
Non-cash change in cash and cash equivalents	3	1	(40)
Cash and cash equivalents in the closing balance	6,112	5,081	5,333

(1)   See Note 1.7 to the consolidated financial statements.

[REDACTED SECTION: CERTAIN TEXT HAS BEEN REDACTED.]

3.1.4.1.2      Net cash provided by operating activities (telecoms activities)

Net cash generated by telecoms activities was 10,983 million euros in 2019, versus 9,672 million euros in 2018 and 9,902 million euros in 2017.

In 2019, Orange pursued its policy of actively managing its working capital requirement. The effects on the change in working capital requirement (i) of the sale of receivables, and (ii) the extended payment terms on certain suppliers of goods and services and fixed assets, are described in Notes 4.3 and 5.6, respectively, to the consolidated financial statements.

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• 2019 vs 2018

Change in net cash provided by telecoms activities - 2019 vs 2018 (at December 31, in millions of euros)
Net cash provided by operating activities in 2018	9,672
Increase (decrease) in the operating income	1,098
Change in working capital requirement	(5)
Decrease (increase) in operating taxes and levies paid	(163)
Decrease (increase) in interest paid and interest rate effects on derivatives, net (net of dividends received)	(85)
Decrease (increase) in income tax paid	(151)
Change in non-monetary items included in operating income and reclassified items for presentation (1)	616
Net cash generated by operating activities in 2019	10,983

(1)   Reclassified items for presentation include the elimination of operating taxes and levies payable included in the operating income and presented separately above.

Between 2018 and 2019, the 1,311 million euros increase in net cash from telecoms activities, was largely attributable to the effects of the application of IFRS 16 at January 1, 2019 (see Note 2.3 to the consolidated financial statements), with the presentation, in 2019, of lease liability repayments (1,395 million euros in the first half of 2019, see below) in net cash used in financing activities, while these flows were shown in net cash provided by operating activities in 2018.

• 2018 vs 2017

Change in net cash generated by telecoms activities - 2018 vs 2017 (at December 31, in millions of euros)
Net cash provided by operating activities in 2017	9,902
Increase (decrease) in EBITDA	200
Change in working capital requirement	(281)
Decrease (increase) in operating taxes and levies paid	155
Decrease (increase) in interest paid and interest rate effects on derivatives, net (net of dividends received)	65
Decrease (increase) in income tax paid	(344)
Other (1)	(25)
Net cash provided by operating activities in 2018	9,672

(1)   Of which the change in the elimination of non-monetary effects included in the calculation of reported EBITDA.

Between 2017 and 2018, the 230 million euros decrease in net cash generated by telecoms activities was largely attributable to:

−    the 344 million euros increase in current tax expense paid, mainly in France, primarily due to (i) counter-effects of the 3% tax on dividends in 2017, and particularly the repayment of 304 million euros by the French tax authorities in 2017 in relation to the dispute regarding this tax (see Note 10.2 to the consolidated financial statements), and (ii) the increase in down payments during the year due to the exhaustion of tax losses carryforwards in 2018, and (iii) partly offset by the counter-effect of the implementation of the exceptional surtax applicable to 2017 (see Note 10.2 to the consolidated financial statements);

−    the 281 million euros change in working capital, largely resulting from (i) a less pronounced increase in trade payables on other goods and services in 2018 than in 2017, and (ii) a larger increase in gross inventories in 2018 than in 2017;

−    partly offset by (i) a 200 million euros increase in reported EBITDA, and (ii) by the 155 million euros decrease in operating taxes and levies paid.

3.1.4.1.3      Net cash used in investing activities (telecoms activities)

The net cash used in investing activities of telecoms activities amounted to a negative 9,707 million euros in 2019 as against a negative 8,426 million euros in 2018, and a negative 7,962 million euros in 2017.

• 2019 vs 2018

Between 2018 and 2019, the 1,281 million euros increase in net cash used in investing activities of telecoms activities was largely attributable to:

−    the 1,581 euros increase in investments and other financial assets, primarily related to cash received when bonds were issued in 2019 (see Note 12.5 to the consolidated financial statements);

−    and by the 219 million euros increase in acquisitions of investment securities (net of cash acquired), owing mainly to the acquisitions of SecureLink, SecureData, BKM and BlueSoft in 2019 (see Section 1.3 Significant Events) versus the acquisitions of Basefarm, Business & Decision and Enovacom in 2018 (see Note 3.2 to the consolidated financial statements);

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−    partially offset by the effects of proceeds from the disposal of BT securities for 490 million euros, with proceeds of 543 million euros in 2019, compared to 53 million euros in 2018 (see Section 1.3 Significant events and Note 12.7 to the consolidated financial statements).

• 2018 vs 2017

Between 2017 and 2018, the 464 million euros increase in net cash used in investing activities of telecoms activities was largely attributable to:

−    the effects of proceeds from the disposal of BT securities for 380 million euros, with proceeds of 53 million euros in 2018, compared to 433 million euros in 2017 (amount net of costs, see Note 12.7 to the consolidated financial statements);

−    the recognition of the 346 million euros escrow amount in 2018 relating to the Digicel dispute (see Notes 12.7 and 17 to the consolidated financial statements);

−    the 344 million euros increase in acquisitions and disposal of property, plant and equipment and intangible assets (net of changes in the fixed asset payables), mainly in France, in line with the growth in CAPEX between the two periods (see Section 3.1.2.5 Group capital expenditures);

−    and by the acquisitions, in 2018, of Basefarm for 230 million euros (see Note 3.2 to the consolidated financial statements);

−    partly offset by the counter-effect on the 1,074 million euros increase of investments at fair value (excluding cash equivalents) in 2017.

3.1.4.1.3.1        Purchases and sales of property, plant and equipment and intangible assets

Purchases and sales of property, plant and equipment and intangible assets (at December 31, in millions of euros, net of change in the fixed asset payables)	2019	2018 data on a historical basis	2017 data on a historical basis
Purchases of property, plant and equipment and intangible assets (1)	(8,394)	(7,606)	(7,466)
eCAPEX	(7,265)	NA	NA
CAPEX (until December 31, 2018)	NA	(7,406)	(7,148)
Elimination of proceeds from sales of property, plant and equipment and intangible assets (2)	(610)	NA	NA
Telecommunications licenses	(519)	(200)	(318)
Increase (decrease) in fixed asset trade payables (3)	211	(241)	8
Sales of property, plant and equipment and intangible assets (4)	628	192	147
Telecoms activities total	(7,555)	(7,655)	(7,311)

(1)   Financed assets and capital expenditure financed through finance leases have no effect on cash flows when acquired (see Section 3.1.2.5 Group capital expenditures and Notes 1.4 and 8.5 to the consolidated financial statements).

(2)   Elimination of proceeds from sales of property, plant and equipment included in Economic CAPEX (eCAPEX).

(3)   Including investing donations received in advance.

(4)   Net of change in receivables and advance on disposal of assets.

3.1.4.1.3.2        Acquisitions and sales of investment securities

Acquisitions and sales of investment securities (1) (at December 31, in millions of euros, net of cash acquired or transferred)	2019	2018 data on a historical basis	2017 data on a historical basis
Acquisitions of investment securities (net of cash acquired)	(599)	(380)	(84)
Acquisition of 100% of SecureLink (2)	(371)	-	-
Acquisition of 100% of SecureData (2)	(95)	-	-
Acquisition of 100% of BKM	(34)	-	-
Acquisition of 100% of BlueSoft	(28)	-	-
Acquisition of 100% of Basefarm	-	(230)	-
Acquisition of 88.2% in Business & Decision	-	(36)	-
Acquisition of 100% of Enovacom	-	(29)	-
Acquisition of 100% of Airtel in Burkina Faso	-	21	(10)
Acquisition of 100% of Airtel in Sierra Leone	-	19	-
Acquisition of 100% of Oasis (Tigo) in the Democratic Republic of the Congo (DRC)	-	-	-
Acquisition of 100% of Cellcom Telecommunication in Liberia	-	(3)	-
Other acquisitions	(72)	(122)	(74)
Sales of investment securities (net of cash transferred)	529	110	515
Sales of BT shares (2) (3)	543	53	433
Sales of EE shares	-	-	50
Sale of 10% of Dailymotion	-	-	26
Other sales	(14)	57	6
Telecoms activities total	(71)	(270)	431

(1)   See Note 3.2 to the consolidated financial statements.

(2)   See Section 1.3 Significant events.

(3)   See Note 12.7 to the consolidated financial statements.

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3.1.4.1.3.3        Other changes in securities and other financial assets

Other decreases (increases) in securities and other financial assets (at December 31, in millions of euros)	2019	2018 data on a historical basis	2017 data on a historical basis
Investments at fair value, excluding cash equivalents	(2,019)	(31)	(1,074)
Other	(63)	(470)	(8)
Telecoms activities total	(2,082)	(501)	(1,082)

3.1.4.1.4      Net cash used in financing activities (telecoms activities)

The net cash used in financing activities of telecoms activities was a negative 247 million euros in 2019, versus a negative 1,499 million euros in 2018 and a negative 2,834 million euros in 2017.

Net cash used in financing activities (at December 31, in millions of euros)	2019	2018 data on a historical basis	2017 data on a historical basis
Change in medium- and long-term debt (1)	3,701	1,119	(278)
Medium and long-term debt issuances	8,351	5,214	2,450
Medium and long-term debt redemptions and repayments	(4,650)	(4,095)	(2,728)
Repayments of lease liabilities (2)	(1,395)	-	-
Increase (decrease) of bank overdrafts and short-term borrowings (1)	(1,082)	(251)	964
Decrease (increase) of cash collateral deposits (1)	609	203	(1,138)
Exchange rate effects on derivatives, net	26	7	(66)
Issuances (purchases) of subordinated notes (3) (4)	500	-	-
Coupons and other fees on subordinated notes (3) (4)	(357)	(280)	(282)
Sale (purchases) of treasury shares (3)	(34)	(98)	(4)
Purchases of treasury shares - Orange Vision 2020 free share award plan	(27)	(101)	-
Other proceeds (purchases) from treasury shares	(7)	3	(4)
Capital increase (decrease) (3)	(108)	(87)	(66)
Capital increase (decrease) of owners of the parent company	-	-	-
Capital increase (decrease) of non-controlling interests	(108)	(87)	(66)
Changes in ownership interests with no gain or loss of control in subsidiaries	(7)	(6)	1
Dividends paid (3)	(2,100)	(2,106)	(1,965)
Dividends paid to owners of the parent company (4)	(1,857)	(1,860)	(1,729)
Dividends paid to non-controlling interests	(243)	(246)	(236)
Telecoms activities total	(247)	(1,499)	(2,834)

(1)   See Note 12 to the consolidated financial statements.

(2)   The effects of IFRS 16 are described in Note 2.3 to the consolidated financial statements.

(3)   See Note 14 to the consolidated financial statements.

(4)   See Section 3.1.4.3 Equity.

• 2019 vs 2018

Between 2018 and 2019, the 1,252 million euros increase in net cash related to the financing of telecoms activities was largely attributable to:

−    (i) the 3,137 million euros increase in medium- and long-term debt issuances (see Notes 12.5 and 12.6 to the consolidated financial statements), (ii) by the issuance (net of purchases) of 500 million euros in subordinated notes in 2019, (see Note 14.4 to the consolidated financial statements), and (iii) by the net change in cash collateral deposits for 406 million euros;

−    partially offset (i) by the recognition, in the first half of 2019, of 1,395 million euros in lease liability repayments related to the application of IFRS 16 on January 1, 2019 (see Section 3.1.4.1.2 Net operating cash flows from activities (telecom activities) and Note 2.3 to the consolidated financial statements), (ii) by the 555 million euros increase in medium- and long-term loan repayments (see Notes 12.5 and 12.6 to the consolidated financial statements) and (ii) by changes in bank overdrafts and short-term borrowings for 831 million euros.

• 2018 vs 2017

Between 2017 and 2018, the 1,335 million euros decrease in net cash related to the financing of telecoms activities was largely attributable to:

−    the 2,764 million euros increase in medium- and long-term debt issuance (see Notes 12.5 and 12.6 to the consolidated financial statements);

−    and the net change in cash collateral (with an increase of 203 million euros in 2018 compared with a decrease of 1,138 million euros in 2017), reflecting the change in the fair value of derivatives used mainly for hedging bond loans denominated in the Group’s currencies (with an improvement in 2018 compared with a deterioration in 2017), see Note 13.5 to the consolidated financial statements);

−    partly offset (i) by the 1,367 million euros increase in medium- and long-term loan repayments, and (ii) changes in bank overdrafts and short-term borrowings (with a decrease of 251 million euros in 2018 compared to an increase of 964 million euros in 2017).

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3.1.4.2     Financial debt and liquidity position of telecoms activities

[REDACTED SECTION: CERTAIN TEXT HAS BEEN REDACTED.]

3.1.4.2.1      Net financial debt

Net financial debt (see Note 12.3 to the consolidated financial statements) [REDACTED SECTION: CERTAIN TEXT HAS BEEN REDACTED.] are financial indicators not defined by IFRS. For further information on the calculation of these indicators and the reasons why the Orange Group uses them, see Section 3.1.5 Financial indicators not defined by IFRS and Section 7.2.1 Financial glossary. Net financial debt as defined and used by Orange does not include Orange Bank activities, for which this concept is not relevant.

Compared to December 31, 2018, net financial debt at December 31, 2019 excludes lease liabilities within the scope of IFRS 16 (see the heading of Section 3.1.5 Financial indicators not defined by IFRS and Note 2.3 to the consolidated financial statements) and includes liabilities on financed assets.

(at December 31)	2019	2018 data on a historical basis	2017 data on a historical basis
Net financial debt (1) (2)	25,466	25,441	23,843
[REDACTED SECTION: CERTAIN TEXT HAS BEEN REDACTED.]

(1)   See Section 3.1.5 Financial indicators not defined by IFRS.

(2)   In millions of euros. Compared to December 31, 2018, net financial debt at December 31, 2019 excludes lease liabilities within the scope of IFRS 16 (see the heading of Section 3.1.5 Financial indicators not defined by IFRS and Note 2.3 to the consolidated financial statements) and includes liabilities on financed assets.

• 2019 vs 2018

Between December 31, 2018 and December 31, 2019, net financial debt was stable with a limited increase of 25 million euros.

Change in net financial debt - 2019 vs 2018 (at December 31, in millions of euros)	Decrease/(Increase)
Net financial debt at 31 December 2018	(25,441)
[REDACTED SECTION: CERTAIN TEXT HAS BEEN REDACTED.]
Telecommunication licenses paid	(334)
Significant litigations paid (and received)	5
Acquisitions and proceeds from sales of investment securities (net of cash acquired or sold) and changes in ownership interests with no gain or loss of control	(77)
Coupon and other fees on subordinated notes (2)	(357)
Dividends paid to owners of the parent company (2)	(1,857)
Dividends paid to non-controlling interests	(243)
Exclusion of finance lease liabilities from net financial debt (3)	584
Other financial items	(91)
Orange Bank capital increase subscribed by the Group (4)	(122)
Other (5)	31
Decrease (increase) in net financial debt	(25)
Net financial debt at December 31, 2019	(25,466)

[REDACTED SECTION: CERTAIN TEXT HAS BEEN REDACTED.]

(2)   See Section 3.1.4.3 Equity and Note 14.4 to the consolidated financial statements.

(3)   Compared to December 31, 2018, net financial debt at December 31, 2019 excludes lease liabilities within the scope of IFRS 16 (see the heading of Section 3.1.5 Financial indicators not defined by IFRS and Note 2.3 to the consolidated financial statements) and includes liabilities on financed assets.

(4)   See Note 1.7 to the consolidated financial statements.

(5)   Including (i) the effects of changes in scope, corresponding primarily to the acquisitions of SecureLink and SecureData, partially offset by the disposal of Orange Niger (see Section 1.3 Significant events), and (ii) the effect of recognizing debts from financed assets.

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• 2018 vs 2017

Between December 31, 2017 and December 31, 2018, net financial debt rose 1,598 million euros.

Change in net financial debt - 2018 vs 2017 (at December 31, in millions of euros)	Decrease/(Increase)
Net financial debt at December 31, 2017	(23,843)
Adjusted EBITDA of telecoms activities	13,151
CAPEX of telecoms activities	(7,406)
Telecommunication licenses paid	(422)
Decrease (increase) of CAPEX suppliers (1)	(19)
Increase (decrease) in working capital requirement	(199)
Interest paid and interest rate effects on derivatives, net (net of dividends received)	(1,208)
Cash tax payments	(928)
Other operating items (2)	(954)
Acquisitions and proceeds from sales of investment securities (net of cash acquired or sold) and changes in ownership interests with no gain or loss of control	(276)
Coupons and other fees on subordinated notes (3)	(280)
Dividends paid to owners of the parent company (3)	(1,860)
Dividends paid to non-controlling interests	(246)
Other financial items	(951)
Provision for the Digicel litigation (4)	(346)
Purchases of treasury shares - Orange Vision 2020 free share award plan (5)	(101)
Orange Bank capital increase subscribed by the Group (6)	(101)
Other (7)	(403)
Decrease (increase) in net financial debt	(1,598)
Net financial debt at 31 December 2018	(25,441)

(1)   Including investing donations received in advance.

(2)   Primarily (i) the disbursements relating to restructuring and integration costs, and (ii) elimination of non-monetary effects included in adjusted EBITDA.

(3)   See Section 3.1.4.3 Equity and Note 14 to the consolidated financial statements.

(4)   See Notes 12.7 and 17 to the consolidated financial statements.

(5)   See Notes 6.3 and 14.2 to the consolidated financial statements.

(6)   See Note 1.7 to the consolidated financial statements.

(7)   Mainly the effect of changes in the scope of consolidation, primarily corresponding to acquisitions of Basefarm and Business & Decision in 2018.

3.1.4.2.2      Management of financial debt and liquidity position

The assets, liabilities and net finance costs excluding the Orange Bank activities along with the information on market risks and the fair value of financial assets and liabilities excluding the Orange Bank activities are respectively described in Notes 12 and 13 to the consolidated financial statements.

As of December 31, 2019, the liquidity position of telecoms activities stood at 17,027 million euros and exceeded the repayment obligations of its gross financial debt in 2020 (see Note 12.3 to the consolidated financial statements). The liquidity position of telecoms activities includes 6,112 million euros in cash and cash equivalents and 4,696 million euros in investments at fair value.

3.1.4.2.3      Exposure to market risks and financial Instruments

The management of interest rate risk, foreign exchange risk, liquidity risk, credit risk and counterparty risk, financial covenants and equity market risk, is described in Note 13 to the consolidated financial statements.

[REDACTED SECTION: CERTAIN TEXT HAS BEEN REDACTED.]

3.1.4.2.4      Changes in Orange’s credit rating

Orange’s credit rating is an additional performance indicator used to assess the Group’s financial policy and risk management policy and, in particular, its solvency and liquidity risk, and is not a substitute for an analysis carried out by investors. Rating agencies regularly review the ratings they award. Any change in the rating could produce an effect on the cost of future financing or restrict access to liquidity.

In addition, a change in Orange’s credit rating will, for certain outstanding financing, affect the compensation paid to investors via a Step-up clause (Step-up: a clause that triggers an increase in interest payments in the event of a downgrading of Orange’s long-term credit rating by the rating agencies, according to contractually defined rules - this clause may also stipulate a downward revision of the coupon interest rate in the event of an improvement in the rating, as long as the interest rate does not drop below the initial interest rate on the loan - see Note 13.3 to the consolidated financial statements).

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Orange’s credit rating at December 31, 2019 is as follows:

Orange’s debt ratings (at December 31, 2019)	Standard & Poor’s	Moody’s	Fitch Ratings	Japan Credit Rating
Long-term debt	BBB+	Baa1	BBB+	A
Outlook	Stable	Stable	Stable	Stable
Short-term debt	A2	P2	F2	Not applicable

[REDACTED SECTION: CERTAIN TEXT HAS BEEN REDACTED.]

3.1.4.3     Shareholders’ equity

As of December 31, 2019, the French State held 22.95% of the capital of Orange SA and 29.54% of the voting rights, directly or jointly with Bpifrance Participations (see Note 14 to the consolidated financial statements).

The payment of dividends by Orange took place as follows (see Note 14.3 to the consolidated financial statements):

−    in 2019, payment of (i) the balance of the dividend of 0.40 euro per share in respect of the 2018 fiscal year, and (ii) the interim dividend of 0.30 euro per share in respect of the 2019 fiscal year;

−    in 2018, payment of (i) the balance of the dividend of 0.40 euro per share in respect of the 2017 fiscal year, and (ii) the interim dividend of 0.30 euro per share in respect of the 2018 fiscal year;

−    and in 2017, payment of (i) the balance of the dividend of 0.40 euro per share in respect of the 2016 fiscal year, and (ii) the interim dividend of 0.25 euro per share in respect of the 2017 fiscal year.

Additionally, Orange has not exercised its right to defer the coupon related to the deeply subordinated notes since their issuance and, accordingly, it paid the noteholders 276 million euros, in 2019, 280 million euros in 2018, and 282 million euros in 2017 (see Note 14.4 to the consolidated financial statements).

In terms of changes to subordinated notes, on December 12, 2019 the Group announced its intention, in accordance with contractual terms, to exercise its purchase option on February 7, 2020, on the outstanding 500 million euros in an initial notional tranche of 1 billion euros already partially purchased in April 2019. Due to Orange’s commitment to purchase this tranche, it was reclassified as a debt instrument and as such included in net financial debt as of December 31, 2019 (see Note 14.4 to the consolidated financial statements).

Given the issuance of 500 million euros in subordinated notes on September 19, 2019 as part of its EMTN plan (see Note 14.4 to the consolidated financial statements), as of December 31, 2019, the Group’s outstanding subordinated notes remain unchanged from December 31, 2018.

Capital management is described in Note 13.7 to the consolidated financial statements. Changes in equity are described in the Consolidated statement of changes in shareholders’ equity in the consolidated financial statements, as well as in Note 14 to the consolidated financial statements.

3.1.5       Financial indicators not defined by IFRS

In this document, in addition to the financial indicators reported in accordance with the IFRS (International Financial Reporting Standards), Orange publishes financial indicators that are not defined by IFRS. As described below, these figures are presented as additional information and are not meant to be substitutes for or to be confused with financial indicators as defined by IFRS.

Changes in operating performance indicators used in 2019

Since January 1, 2019, the Group has applied IFRS 16 "Leases" using the simplified retrospective method without restatement of comparative periods (see Note 2.3 to the consolidated financial statements). This change in accounting standard led the Group to adapt its key operational performance indicators and to define new ones. Since January 1, 2019:

[REDACTED SECTION: CERTAIN TEXT HAS BEEN REDACTED.]

−    the eCAPEX indicator (or "Economic CAPEX", see Section 3.1.5.3 eCAPEX) replaces the CAPEX indicator: the resource allocation indicator has changed to better reflect the asset rotation strategic choices, associated in particular with sales of fiber optics. eCAPEX includes the effects of fixed asset disposals and shows the amount of property, plant and equipment and intangible investments (excluding telecommunications licenses and excluding financed assets) net of the proceeds from sales of property, plant and equipment and intangible assets (see Note 8.1 to the consolidated financial statements);

[REDACTED SECTION: CERTAIN TEXT HAS BEEN REDACTED.]

−    net financial debt excludes lease liabilities falling within the scope of application of IFRS 16;

[REDACTED SECTION: CERTAIN TEXT HAS BEEN REDACTED.]

Nonetheless, adjusted EBITDA, reported EBITDA, CAPEX, the "Adjusted EBITDA - CAPEX" indicator and the ratio of net financial debt to adjusted EBITDA of telecoms activities remain the benchmark indicators for prior periods.

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[REDACTED SECTION: CERTAIN TEXT HAS BEEN REDACTED.]

3.1.5.1     Data on a comparable basis

In order to allow investors to track the annual changes in the Group’s operations, data on a comparable basis are presented for the previous period. The transition from data on a historical basis to data on a comparable basis consists of keeping the results for the year ended and restating the previous year in order to present financial data with comparable methods, scope of consolidation and exchange rates over comparable periods. Orange provides the details of the effect of changes in method, scope of consolidation and exchange rates on its key operating indicators in order to isolate the intrinsic business effect. The method used is to apply to the data of the corresponding period of the preceding year the methods and the scope of consolidation for the period ended, as well as the average exchange rates used for the Consolidated income statement for the period ended.

Orange’s management believes that the presentation of these indicators on a comparable basis is pertinent, as these are indicators used internally by the Group for monitoring its operating activities. Changes in data on a comparable basis better reflect organic business changes.

Data on a comparable basis are not financial indicators defined by IFRS and may not be comparable to similarly titled indicators used by other companies. It is provided as additional information only and should not be considered as a substitute for an analysis of the Group’s historical data for the past year or previous periods.

3.1.5.1.1      Data on a comparable basis for 2018

The data on a comparable basis for 2018 is comparable in terms of method, scope and exchange rates to the data on a historical basis for 2019.

3.1.5.1.1.1        2018 fiscal year - Group

The following table presents, for the Orange Group, the transition from data on a historical basis to data on a comparable basis for the 2018 fiscal year for the key operating data.

2018 fiscal year - Group (at December 31, 2018, in millions of euros)	Revenue	*	CAPEX/ eCAPEX (2)	Average number of employees
Historical data	41,381		7,442	135,943
Foreign exchange fluctuations (1)	175		26	-
US dollar (USD)	86		5	-
Egyptian pound (EGP)	76		18	-
Jordanian dinar (JOD)	22		4	-
Polish zloty (PLN)	(22)		(4)	-
Moroccan dirham (MAD)	16		3	-
Other	(3)		(0)	-
Changes in the scope of consolidation and other changes	430		12	1,955
Acquisition of SecureLink	156		1	234
Acquisition of Business & Decision	102		-	1,065
Acquisition of Basefarm	87		9	444
Acquisition of SecureData	46		-	160
Acquisition of BlueSoft	20		-	21
Acquisition of BKM	18		-	49
Acquisition of Republica De Comunicaciones Moviles	10		-	26
Sale of Orange Niger	(8)		(1)	(36)
Other	(1)		3	(8)
Effects of IFRS 16 and changes in indicators (2)	-		(232)	-
Data on a comparable basis	41,986		7,248	137,898

(1)   Foreign exchange fluctuations between the average exchange rates for the 2018 fiscal year and average rates for the 2019 fiscal year.

[REDACTED SECTION: CERTAIN TEXT HAS BEEN REDACTED.]

* [REDACTED SECTION: CERTAIN TEXT HAS BEEN REDACTED.]

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The changes included in the transition from data on a historical basis to data on a comparable basis for the 2018 fiscal year include:

−    the foreign exchange fluctuations between the average exchange rates for the 2018 fiscal year and for the 2019 fiscal year;

−    changes in the scope of consolidation (see Section 1.3 Significant events and Note 3.2 to the consolidated financial statements) and other changes, with mainly:

-     the acquisition of SecureLink (Enterprise) on July 8, 2019, taking effect on September 1, 2018, on a comparable basis ,

-     the takeover of Business & Decision (Enterprise) on June 5, 2018, taking effect on January 1, 2018, on a comparable basis ,

-     the acquisition of Basefarm (Enterprise) on August 14, 2018, taking effect on January 1, 2018, on a comparable basis ,

-     the acquisition of SecureData (Enterprise) on January 31, 2019, taking effect on April 1, 2018, on a comparable basis ,

-     the acquisition of BlueSoft (Europe) on June 12, 2019, taking effect on June 1, 2018 on a comparable basis ,

-     the acquisition of BKM (Europe) on July 30, 2019, taking effect on September 1, 2018, on a comparable basis ,

-     the acquisition of Republica De Comunicaciones Moviles (Spain) on November 7, 2018, taking effect on January 1, 2018, on a comparable basis ,

-     and the sale of Orange Niger (Africa & Middle East) on November 22, 2019, taking effect on December 1, 2018 on a comparable basis ;

−    the effects of the application of IFRS 16 (see Note 2.3 to the consolidated financial statements), which mainly correspond, in the transition from data on a historical basis to data on a comparable basis :

-     to the reclassification of finance lease expenses in the income statement, which were previously included in depreciation and amortization and in financial result, and which are now shown in depreciation and amortization of rights-of-use assets and in interest on lease liabilities, and

-     to the effects of the application of IFRS 16 on operating lease expenses (this information is not derived from the consolidated financial statements); and

−    in the context of the change in standard related to leases, the effects of the changes in the Group’s key operational performance indicators (see the heading of Section 3.1.5 Financial indicators not defined by IFRS), with [REDACTED SECTION: CERTAIN TEXT HAS BEEN REDACTED.] the replacement of CAPEX by eCAPEX (see below). eCAPEX includes the effects of fixed asset disposals and now shows the amount of property, plant and equipment and intangible investments (excluding telecommunications licenses and excluding financed assets) net of the proceeds from sales of property, plant and equipment and intangible assets (see Note 8.1 to the consolidated financial statements).

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3.1.5.1.1.2        2018 fiscal year - Segments

The following table presents, for each segment of the Orange Group, the transition from data on a historical basis to data on a comparable basis for the 2018 fiscal year for the key operating data.

2018 fiscal year - Segments (at December 31, 2018 in millions of euros)	Revenue	Adjusted EBITDA/ EBITDAaL (2)	CAPEX/ eCAPEX (2)	Average number of employees
France
Historical data	18,211	7,076	3,656	56,102
Foreign exchange fluctuations (1)	-	-	-	-
Changes in the scope of consolidation and other changes (2)	(7)	60	0	0
Effects of IFRS 16 and changes in indicators (3)	-	(5)	(1)	-
Data on a comparable basis	18,204	7,130	3,655	56,102
Spain
Historical data	5,349	1,700	1,120	6,695
Foreign exchange fluctuations (1)	-	-	-	-
Changes in the scope of consolidation and other changes (2)	11	5	1	27
Acquisition of Republica De Communicaciones Moviles	10	4	-	26
Other changes (2)	1	1	1	1
Effects of IFRS 16 and changes in indicators (3)	-	(63)	(53)	-
Data on a comparable basis	5,360	1,642	1,068	6,722
Europe
Data on a historical basis	5,687	1,508	953	21,823
Foreign exchange fluctuations (1)	(21)	(5)	(4)	-
Changes in the scope of consolidation and other changes (2)	35	2	(7)	33
Acquisition of BlueSoft	20	1	-	21
Acquisition of BKM	18	-	-	49
Other changes (2)	(3)	1	(7)	(37)
Effects of IFRS 16 and changes in indicators (3)	-	(63)	(59)	-
Data on a comparable basis	5,701	1,443	884	21,856
Africa & Middle East
Data on a historical basis	5,190	1,667	1,008	14,956
Foreign exchange fluctuations (1)	133	43	26	-
Changes in the scope of consolidation and other changes (2)	(8)	(1)	1	(29)
Sale of Orange Niger	(8)	(1)	(1)	(36)
Other changes (2)	(0)	1	1	7
Effects of IFRS 16 and changes in indicators (3)	-	(50)	(28)	-
Data on a comparable basis	5,314	1,659	1,007	14,927
Enterprise
Data on a historical basis	7,292	1,245	353	22,963
Foreign exchange fluctuations (1)	69	23	3	-
Changes in the scope of consolidation and other changes (2)	384	(27)	11	1,907
Acquisition of SecureLink	156	14	1	234
Acquisition of Business & Decision	102	(1)	-	1,065
Acquisition of Basefarm	87	14	9	444
Acquisition of SecureData	46	5	-	160
Other changes (2)	(7)	(59)	1	4
Effects of IFRS 16 and changes in indicators (3)	-	(29)	(0)	-
Data on a comparable basis	7,745	1,212	366	24,870
International Carriers & Shared Services
Data on a historical basis	1,534	(45)	316	12,621
Foreign exchange fluctuations (1)	(4)	(2)	0	-
Changes in the scope of consolidation and other changes (2)	53	(4)	7	17
Effects of IFRS 16 and changes in indicators (3)	-	(127)	(91)	-
Data on a comparable basis	1,584	(178)	232	12,638
Orange Bank
Data on a historical basis	-	(147)	36	783
Foreign exchange fluctuations (1)	-	-	-	-
Changes in the scope of consolidation and other changes (2)	-	(0)	0	(1)
Effects of IFRS 16 and changes in indicators (3)	-	(0)	-	-
Data on a comparable basis	-	(147)	36	782

(1)   Foreign exchange fluctuations between the average exchange rates for the 2018 fiscal year and average rates for the 2019 fiscal year.

(2)   Including the effect of internal reorganizations between segments which have no effect at Group level.

(3)   Change in indicators: transition from adjusted EBITDA and CAPEX using historical data to EBITDAaL and eCAPEX on a comparable basis (see Change in operational performance indicators in 2019 as the heading to Section 3.1.5 Financial indicators not defined by IFRS).

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3.1.5.1.2      Data on a comparable basis for 2017

The data on a comparable basis for 2017 is comparable in terms of method, scope and exchange rates to the data on a historical basis for 2018.

3.1.5.1.2.1        2017 fiscal year - Group

The following table presents, for the Orange Group, the transition from data on a historical basis to data on a comparable basis for the 2017 fiscal year for the key operating data.

2017 fiscal year - Group (at December 31, 2017, in millions of euros)	Revenue	Adjusted EBITDA	Reported EBITDA	CAPEX	Average number of employees
Data on a historical basis	40,859	12,680	11,863	7,209	138,038
Foreign exchange fluctuations (1)	(189)	(28)	(27)	(26)	-
US dollar (USD)	(84)	(28)	(27)	(6)	-
Egyptian pound (EGP)	(27)	(8)	(8)	(9)	-
Jordanian dinar (JOD)	(18)	(6)	(6)	(3)	-
Argentine Peso (ARS)	(10)	-	1	-	-
Russian ruble (RUB)	(9)	-	-	(1)	-
Guinean franc (GNF)	(8)	(3)	(3)	(1)	-
Malagasy Ariary (MGA)	(7)	(1)	(1)	(1)	-
Others	(26)	18	17	(5)	-
Changes in the scope of consolidation and other changes	167	8	13	8	1,438
Acquisition of Business & Decision	109	4	3	1	1,080
Acquisition of Basefarm	30	6	6	6	143
Acquisition of Enovacom	13	(2)	(2)	1	134
Others	15	-	6	-	81
Data on a comparable basis	40,837	12,660	11,849	7,191	139,476

(1)   Foreign exchange fluctuations between the average exchange rates for the 2017 fiscal year and average rates for the 2018 fiscal year.

The changes included in the transition from data on a historical basis to data on a comparable basis for the 2017 fiscal year include:

−    the foreign exchange fluctuations between the average exchange rates for the 2017 fiscal year and for the 2018 fiscal year;

−    and the changes in the scope of consolidation (see Note 3.2 to the consolidated financial statements) and other changes, with mainly:

-     the takeover of Business & Decision (Enterprise) on June 5, 2018, taking effect from July 1, 2018, on a comparable basis ,

-     the acquisition of Basefarm (Enterprise) on August 14, 2018, taking effect on October 1, 2018, on a comparable basis ,

-     and the acquisition of Enovacom (Enterprise) on February 21, 2018, taking effect from March 1, 2018, on a comparable basis .

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3.1.5.1.2.2        2017 fiscal year - Segments

The following table presents, for each segment of the Orange Group, the transition from data on a historical basis to data on a comparable basis for the 2017 fiscal year for the key operating data.

2017 fiscal year - Segments (at December 31, 2017, in millions of euros)	Revenue	Adjusted EBITDA	Reported EBITDA	CAPEX	Average number of employees
France
Data on a historical basis	18,046	6,878	6,444	3,451	59,622
Foreign exchange fluctuations (1)	-	-	-	-	-
Changes in the scope of consolidation and other changes (2)	2	1	2	-	58
Data on a comparable basis	18,048	6,879	6,446	3,451	59,680
Spain
Data on a historical basis	5,231	1,567	1,563	1,115	6,565
Foreign exchange fluctuations (1)	-	-	-	-	-
Changes in the scope of consolidation and other changes (2)	1	1	1	-	4
Data on a comparable basis	5,232	1,568	1,564	1,115	6,569
Europe
Data on a historical basis	5,578	1,456	1,417	897	22,636
Foreign exchange fluctuations (1)	4	2	2	1	-
Changes in the scope of consolidation and other changes (2)	11	2	3	1	70
Data on a comparable basis	5,593	1,460	1,422	899	22,706
Africa & Middle East
Data on a historical basis	5,030	1,612	1,591	1,021	15,210
Foreign exchange fluctuations (1)	(90)	(24)	(23)	(22)	-
Changes in the scope of consolidation and other changes (2)	-	(3)	(3)	-	-
Data on a comparable basis	4,940	1,585	1,565	999	15,210
Enterprise
Data on a historical basis	7,251	1,306	1,258	382	20,807
Foreign exchange fluctuations (1)	(94)	(10)	(10)	(5)	-
Changes in the scope of consolidation and other changes (2)	151	10	10	8	1,356
Acquisition of Business & Decision	109	4	3	1	1,080
Acquisition of Basefarm	30	6	6	6	143
Acquisition of Enovacom	13	(2)	(2)	1	134
Other changes (2)	(1)	2	3	-	(1)
Data on a comparable basis	7,308	1,306	1,258	385	22,163
International Carriers & Shared Services
Data on a historical basis	1,651	(78)	(349)	282	12,535
Foreign exchange fluctuations (1)	(13)	3	4	-	-
Changes in the scope of consolidation and other changes (2)	(5)	(2)	-	-	(50)
Data on a comparable basis	1,633	(77)	(345)	282	12,485
Orange Bank
Data on a historical basis	-	(62)	(62)	61	663
Foreign exchange fluctuations (1)	-	-	-	-	-
Changes in the scope of consolidation and other changes (2)	-	-	-	(1)	-
Data on a comparable basis	-	(62)	(62)	60	663

(1)   Foreign exchange fluctuations between the average exchange rates for the 2017 fiscal year and average rates for the 2018 fiscal year.

(2)   Including the effect of internal reorganizations between segments which have no effect at Group level.

[REDACTED SECTION: CERTAIN TEXT HAS BEEN REDACTED.]

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3.1.5.3     eCAPEX

Since January 1, 2019, eCAPEX (or "economic CAPEX") has replaced CAPEX (see the heading of Section 3.1.5 Financial indicators not defined by IFRS).

eCAPEX (or "economic CAPEX") relates both to (i) investments in property, plant and equipment and intangible assets, excluding telecommunications licenses and financed assets sold, less the price of disposal of property, plant and equipment and intangible assets, and (ii) acquisitions of property, plant and equipment and intangible assets excluding telecommunications licenses and changes in fixed asset payables, less the price of disposal of property, plant and equipment and intangible assets sold.

The table below shows the transition from eCAPEX to (i) investments in property, plant and equipment and intangible assets excluding trade payables as presented in Note 1.4 to the annual financial statements, (ii) acquisitions of property, plant and equipment and intangible assets, excluding trade payables, as presented in the consolidated statement of cash flows, (iii) to eCAPEX.

(at December 31, in millions of euros)	2019
Investments in property, plant and equipment and intangible assets	8,565
Financed assets	(144)
Purchases of property, plant and equipment and intangible assets (1)	8,422
Proceeds from sales of property, plant and equipment and intangible assets	(610)
Telecommunications licenses	(519)
eCAPEX	7,293

(1)   See Consolidated statement of cash flows. Excluded changes in fixed assets trade payables. Investments financed through finance leases have no effect on cash flow upon acquisition.

Orange’s management considers that presenting economic CAPEX is relevant because this indicator (i) does not include investments in telecommunications licenses (the acquisition of these licenses is not part of the daily monitoring of operating investments) and financed assets (no effect on cash flow upon acquisition), and (ii) allows, in a context of asset rotation primarily linked to the fiber-optic economic model, to measure more accurately the actual amount of investments by excluding the proceeds from sales of property, plant and equipment and intangible assets that have been sold. It is the indicator used internally by the Group from January 1, 2019 in allocating resources, in order to measure the operating efficiency of the use of investments for each of its operating segments.

eCAPEX is not a financial indicator defined by IFRS and may not be comparable to similarly-titled indicators used by other companies. It is provided as additional information only and should not be considered as a substitute for purchases of or investments in property, plant and equipment and intangible assets.

[REDACTED SECTION: CERTAIN TEXT HAS BEEN REDACTED.]

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[REDACTED SECTION: CERTAIN TEXT HAS BEEN REDACTED.]

3.1.5.6     Net financial debt

Net financial debt as defined and used by Orange does not include Orange Bank activities, for which this concept is not relevant. It consists of (i) financial liabilities excluding operating payables (translated into euros at the year-end closing rate) including derivative instruments (assets and liabilities), (ii) less cash collateral paid, cash, cash equivalents and financial assets at fair value. Furthermore, financial instruments designated as cash flow hedges included in net financial debt are set up to hedge in particular items that are not included therein, such as future cash flows. Effects of these hedges are carried in other comprehensive income. As a consequence, the portion of these components related to unmatured hedging instruments is added to gross financial debt to offset this temporary difference.

Compared to December 31, 2018, net financial debt at December 31, 2019 excludes lease liabilities within the scope of IFRS 16 (see the heading of Section 3.1.5 Financial indicators not defined by IFRS and Note 2.3 to the consolidated financial statements) and includes liabilities on financed assets.

The breakdown of net financial debt is shown in Note 12.3 to the consolidated financial statements.

Net financial debt is an indicator of financial position used by the Group. Net financial debt is a frequently disclosed indicator. It is widely used by analysts, investors, rating agencies and most Groups in all business sectors in Europe.

Net financial debt is not a financial indicator defined by IFRS and may not be comparable to similarly-titled indicators used by other companies. It is provided as additional information only and should not be considered as a substitute for an analysis of all the Group’s assets and liabilities.

[REDACTED SECTION: CERTAIN TEXT HAS BEEN REDACTED.]

(at December 31, in millions of euros)	2019
Net financial debt (a)	25,466
[REDACTED SECTION: CERTAIN TEXT HAS BEEN REDACTED.]

[REDACTED SECTION: CERTAIN TEXT HAS BEEN REDACTED.]

3.1.5.8     Financial indicators used until December 31, 2018

3.1.5.8.1      Adjusted EBITDA and reported EBITDA

From January 1, 2019, adjusted EBITDA and reported EBITDA are no longer used by the Group. [REDACTED SECTION: CERTAIN TEXT HAS BEEN REDACTED.] However, adjusted EBITDA and reported EBITDA continue to be the benchmarks for previous reporting periods.

Reported EBITDA, as used until December 31, 2018, is operating income before depreciation and amortization, before effects resulting from business combinations, before reclassification of translation adjustment from liquidated entities, before impairment of goodwill and fixed assets and before share of profits (losses) of associates and joint ventures.

Adjusted EBITDA, as used until December 31, 2018, is reported EBITDA adjusted for the effects of significant litigations, specific labor expenses, review of the investment and business portfolio, restructuring and integration costs and, where appropriate, other specific items that are systematically specified in relation to income and/or expenses (see Note 1.8 to the consolidated financial statements).

The reconciliation between adjusted EBITDA, reported EBITDA and consolidated net income is shown below.

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(at December 31, in millions of euros)	2018			2017
			data on a historical basis			data on a historical basis
	Adjusted data	Presentation adjust- ments (1)	Consolidated income statement	Adjusted data	Presentation adjust- ments (1)	Consolidated income statement
Revenue	41,381	-	41,381	40,859	-	40,859
External purchases	(18,563)	-	(18,563)	(18,381)	-	(18,381)
Other operating income	580	-	580	599	14	613
Other operating expenses	(496)	(9)	(505)	(434)	(290)	(724)
Labor expenses	(8,268)	(806)	(9,074)	(8,200)	(374)	(8,574)
Operating taxes and levies payables	(1,809)	(31)	(1,840)	(1,851)	5	(1,846)
Gains (losses) on disposal of fixed assets, investments and activities	180	17	197	88	(5)	83
Restructuring and integration costs	-	(199)	(199)	-	(167)	(167)
Adjusted EBITDA	13,005	(1,028)	-	12,680	(817)	-
Significant litigations	(33)	33	-	(271)	271	-
Specific Labor expenses	(812)	812	-	(374)	374	-
Investments and businesses portfolio review	17	(17)	-	(5)	5	-
Restructuring and integration costs	(200)	200	-	(167)	167	-
Reported EBITDA	11,977	-	11,977	11,863	-	11,863
Depreciation and amortization of fixed assets	-	-	(7,047)	-	-	(6,846)
Remeasurement to fair value of previously held equity interests	-	-	-	-	-	(27)
Reclassification of translation adjustment from liquidated entities	-	-	1	-	-	(8)
Impairment of goodwill	-	-	(56)	-	-	(20)
Impairment of fixed assets	-	-	(49)	-	-	(190)
Share of profits (losses) of associates and joint ventures	-	-	3	-	-	6
Operating Income	-	-	4,829	-	-	4,778
Finance costs, net	-	-	(1,362)	-	-	(1,715)
Income tax	-	-	(1,309)	-	-	(1,052)
Net income of continuing operations	-	-	2,158	-	-	2,011
Consolidated net income of discontinued operations (EE)	-	-	-	-	-	29
Consolidated net income	-	-	2,158	-	-	2,040
Net income attributable to owners of the parent company	-	-	1,954	-	-	1,843
Non-controlling interests	-	-	204	-	-	197

(1)   The presentation adjustments allow reassignment of specific line items identified in the segment information (see Note 1 to the consolidated financial statements) to the lines for operating income and expenses presented in the consolidated income statement.

Adjusted EBITDA and reported EBITDA are not financial indicators defined by IFRS and may not be comparable to similarly titled indicators used by other companies. They are provided as additional information only and should not be considered as a substitute for operating income or cash provided by operating activities.

3.1.5.8.2      CAPEX

From January 1, 2019, CAPEX is no longer used by the Group. CAPEX has been replaced by eCAPEX (or "economic CAPEX", see the heading of Section 3.1.5 Financial indicators not defined by IFRS and Section 3.1.5.3 eCAPEX). However, CAPEX continues to be the benchmark for previous reporting periods.

CAPEX, as used until December 31, 2018, relates to (i) investments in property, plant and equipment and intangible assets, excluding telecommunications licenses and investments financed through finance leases, and (ii) acquisitions of property, plant and equipment and intangible assets excluding telecommunications licenses and changes in fixed asset payables.

The calculation below shows the transition from eCAPEX to (i) acquisitions of property, plant and equipment and intangible assets, excluding changes in the fixed asset payables, as presented in the Consolidated statement of cash flows, and (ii) investments in property, plant and equipment and intangible assets as presented in Note 1.4 to the consolidated financial statements.

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(at December 31, in millions of euros)	2018 data on a historical basis	2017 data on a historical basis
Investments in property, plant and equipment and intangible assets	7,778	7,570
Investments financed through finance leases	(136)	(43)
Purchases of property, plant and equipment and intangible assets (1)	7,642	7,527
Telecommunications licenses	(200)	(318)
CAPEX	7,442	7,209

(1)   See Consolidated statement of cash flows. Excluded changes in fixed assets trade payables. Investments financed through finance leases have no effect on cash flow upon acquisition.

CAPEX does not include investments financed through finance leases (no effect on cash flow upon acquisition) and investments in telecommunication licenses, the acquisition of these licenses not being part of the daily monitoring of operating investments.

CAPEX is not a financial indicator defined by IFRS and may not be comparable to similarly-titled indicators used by other companies. It is provided as additional information only and should not be considered as a substitute for purchases of or investments in property, plant and equipment and intangible assets.

3.1.5.8.3      Adjusted EBITDA - CAPEX

From January 1, 2019, the "Adjusted EBITDA - CAPEX" indicator is no longer used by the Group. [REDACTED SECTION: CERTAIN TEXT HAS BEEN REDACTED.] However, the "Adjusted EBITDA - CAPEX" indicator continues to be the benchmark for previous reporting periods.

The "Adjusted EBITDA - CAPEX" indicator, as used until December 31, 2018, is the adjusted EBITDA (see Section 3.1.5.8.1 Adjusted EBITDA and reported EBITDA) less CAPEX (see Section 3.1.5.8.2 CAPEX).

"Adjusted EBITDA - CAPEX" is not a financial indicator defined by IFRS and may not be comparable to similarly titled indicators used by other companies. It is provided as additional information only and should not be considered as a substitute for analysis of net cash provided by operating activities and net cash allocated to the Group’s investing activities.

3.1.5.8.4      Ratio of net financial debt to adjusted EBITDA of telecoms activities

From January 1, 2019, the ratio of net financial debt to adjusted EBITDA of telecoms activities is no longer used by the Group. [REDACTED SECTION: CERTAIN TEXT HAS BEEN REDACTED.] However, the ratio of net financial debt to adjusted EBITDA of telecoms activities continues to be the benchmark for previous reporting periods.

The ratio of net financial debt to adjusted EBITDA of telecoms activities, as used until December 31, 2018, is calculated as the ratio of the Group’s net financial debt (see Section 3.1.5.6 Net financial debt) to adjusted EBITDA of telecoms activities (see Section 3.1.5.8.1 Adjusted EBITDA and reported EBITDA) calculated over the previous 12 months. As the net financial debt (as defined and used by Orange) does not include the Orange Bank activities, for which this concept is not relevant, the net financial debt is divided by the adjusted EBITDA of telecoms activities.

(at December 31, in millions of euros)	2018 data on a historical basis	2017 data on a historical basis
Net financial debt (a)	25,441	23,843
Adjusted EBITDA of telecoms activities (b)	13,151	12,741
Ratio of Net financial debt/Adjusted EBITDA of telecoms activities (a/b)	1.93	1.87

Ratio of net financial debt to adjusted EBITDA of telecoms activities is not a financial indicator defined by IFRS and may not be comparable to similarly titled indicators used by other companies.

3.1.6       Additional information

Unrecognized contractual commitments

Unrecognized contractual commitments are described in Notes 15 and 16.3 to the consolidated financial statements.

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3.2     Recent events and Outlook

3.2.1       Recent events

The COVID-19 pandemic is affecting human health, in particular that of the employees, suppliers, subcontractors and customers of Orange, as well as the Group’s business activities and financial position.

On the date of this Universal Registration Document, Orange has identified the following key points of focus:

−    business continuity: in countries that have been severely affected by the pandemic, Orange must, as a provider of services essential to businesses, ensure the continuity of its electronic communications services, in particular its critical activities. In accordance with government requirements, Orange has implemented, in particular in France, a business continuity plan, which essentially covers network and information system supervision and operation teams, security teams, technical support, Data center employees and field-work teams.

In addition, the significant increase in traffic on Orange networks runs the risk of congestion, which could lead to a deterioration in or even the interruption of services. To avoid such deterioration or interruptions, Orange has strengthened its network capacity and may decide, if necessary, to prioritize certain services in agreement with the regulatory authorities.

−    human health and safety: Orange is closely monitoring the developments of the pandemic and is prioritizing the health and safety of its employees. Orange has appointed a global coordinator who reports directly to the Chairman and Chief Executive Officer, as well as correspondents in the Group’s geographical areas, and Orange has adapted its activity in the different countries where it operates to comply with the health guidelines given by each national authority, while ensuring conditions for business continuity. The Group has implemented preventive measures by resorting to teleworking for its employees, whenever the activity can be carried out remotely and the necessary equipment is available. In the other cases, Orange has also promoted barrier actions, as soon as possible, in its instructions to employees and provided suitable hygiene equipment.

The long-term effects of the containment measures taken by the public authorities and relayed by the Group are uncertain, especially the psychological effects that isolation may cause on its employees.

−    the consequences of the pandemic on Orange’s business and financial situation are, at this stage, difficult to quantify; however, as of the publication date of this document, we can note:

-     likely effects on revenue, mainly resulting from:

-     a slowdown of activities with certain business customers,

-     the shutdown of Orange stores,

-     a decrease in international roaming;

-     a probable slowdown in investments and related projects, particularly on the networks,

-     an increased risk of default or late payment with some customers,

-     uncertainties about the schedule for the launch of 5G in France, subject to an auction procedure which was to take place from April 21, 2020, but has been postponed indefinitely due to the pandemic.

Depending on how the situation develops, there could be other effects that are not known at this time.

In addition, on March 31, 2020, Orange issued new bonds for a total notional of 1.5 billion across two tranches: a 7-year 1.250% 750 million euros bond and a 12-year 1.625% 750 million euros bond.

Finally, on February 19, 2020, Orange and Free Mobile signed an amendment extending until December 31, 2022 the termination period for Free Mobile’s national roaming on Orange’s 2G and 3G networks. This amendment is currently under review by Arcep which informed the market players on April 3, 2020.

[REDACTED SECTION: CERTAIN TEXT HAS BEEN REDACTED.]

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5.1     Composition of management and supervisory bodies

5.1.1       Board of Directors

As of April 16, 2020, the date on which the Board of Directors approved the Chairman’s Report on Corporate Governance and Internal Control, the Board comprised 15 members: the Chairman, seven independent directors, three directors representing the public sector, three directors elected by the employees and one director representing employee shareholders.

Corporate Officer, Director

	Date first appointed	Term ending
Stéphane Richard	June 9, 2010 (1)	Following the 2022 Shareholders’ Meeting

(1)   Term of office renewed at the Shareholders’ Meeting of May 27, 2014, and May 4, 2018.

Stéphane Richard, born in 1961, has been Chairman and Chief Executive Officer of Orange SA since March 1, 2011. He joined the Orange group in September 2009 and has successively occupied the positions of Deputy Managing Director in charge of French Operations, Delegate CEO and, starting on March 1, 2010, CEO. Between 1992 and 2003, Stéphane Richard was successively deputy to the CFO of Compagnie générale des eaux, CEO of Compagnie Immobilière Phénix and Chairman of CGIS (Compagnie générale d’immobilier et de services), now Nexity. From 2003 to 2007, he was Deputy Managing Director of Veolia Environnement and CEO of Veolia Transport, as well as being a Director of Orange SA. From 2007 to 2009, Stéphane Richard was Chief of Staff to the French Minister for the Economy, Industry and Employment. He is also Director and Chairman of the Board of Directors of GSMA. Stéphane Richard is a graduate of École des hautes études commerciales (HEC) and École nationale d’administration (ENA). He is a Knight of the French Legion of Honor. He is a French national.

Independent directors

		Date first appointed	Term ending
Alexandre Bompard	Member of the Innovation and Technology Committee	December 7, 2016 (1)	Following the 2023 Shareholders’ Meeting
Charles-Henri Filippi	Chairman of the GCSER	February 5, 2008 (2)	Following the 2020 Shareholders’ Meeting
Anne-Gabrielle Heilbronner	Member of the GCSER Committee	May 21, 2019	Following the 2023 Shareholders’ Meeting
Christel Heydemann	Member of the Audit Committee	July 26, 2017 (3)	Following the 2020 Shareholders’ Meeting
Helle Kristoffersen	Chairman of the Innovation and Technology Committee	June 7, 2011 (4)	Following the 2023 Shareholders’ Meeting
Bernard Ramanantsoa	Chairman of the Audit Committee	June 7, 2016	Following the 2020 Shareholders’ Meeting
Jean-Michel Severino	Member of the Audit Committee	June 7, 2011 (4)	Following the 2023 Shareholders’ Meeting

(1)   Co-opted by the Board of Directors on December 7, 2016, to replace Bernard Dufau. Term of office renewed at the Shareholders’ Meeting of May 21, 2019.

(2)   Term of office renewed at the Shareholders’ Meeting of June 5, 2012, and June 7, 2016.

(3)   Co-opted by the Board of Directors on July 26, 2017, to replace José-Luis Durán. Term of office renewed at the Shareholders’ Meeting of May 4, 2018.

(4)   Term of office renewed at the Shareholders’ Meeting of May 27, 2015, and May 21, 2019.

Alexandre Bompard, born in 1972, has been the Chairman and Chief Executive Officer of Carrefour since July 18, 2017. After graduating from the École nationale d’administration (ENA), Alexandre Bompard was posted at the Inspectorate General of Finance (1999-2002). Thereafter he became Technical Advisor to François Fillon, then Minister of Social Affairs, Labor and Solidarity (April to December 2003). From 2004 to 2008, Alexandre Bompard worked in several capacities within the Canal+ Group. He was Chief of Staff to Chairman Bertrand Méheut (2004-2005), then Director for Sports and Public affairs for the Canal+ Group (June 2005 - June 2008). In June 2008, he was appointed Chairman and Chief Executive Officer of Europe 1 and Europe 1 Sport. In January 2011, he joined the Fnac Group as Chairman and Chief Executive Officer. He then undertook an ambitious transformation plan of the Group, called "Fnac 2015," to meet the challenge of the digital revolution and changes in customer expectations. On June 20, 2013, Alexandre Bompard also led Fnac’s initial public offering. In Autumn 2015, Fnac launched a takeover bid on the Darty Group. He became, on July 20, 2016, Chairman and Chief Executive Officer of the new entity made up of Fnac and Darty. Alexandre Bompard is a graduate of the Institut d’études politiques of Paris and holds a master’s degree in Public Law, a Master of Advanced Studies (DEA) in Economics and is also a graduate of the École nationale d’administration (ENA). Alexandre Bompard is a Knight of the French Order of Arts and Letters. He is a French national.

Charles-Henri Filippi, born in 1952, is managing partner of Lazard and was appointed co-chairman for France in October 2019. He was Chairman of Citigroup France from 2011 to 2017. He joined Crédit Commercial de France (CCF) in 1987 after several years in French administration and in ministerial offices. He was appointed Chief Executive Officer of CCF France in 1998, and was then appointed to the Senior Management of HSBC in 2001, in charge of the Group’s Global Customers activities. He became Chairman and Chief Executive Officer of HSBC France in March 2004, then Non-Executive Chairman from August 2007 to December 31, 2008. He was also Senior Advisor

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at CVC Capital Partners France until December 31, 2010, and a Partner at Weinberg Capital Partners until December 31, 2011. He is also founder of the Octagones and Alfina asset management companies, and was their Chairman from 2008 to 2012. Charles-Henri Filippi is a French national.

Anne-Gabrielle Heilbronner born in 1969, is a member of the Management Board (Directoire) of Publicis Group, the world’s third largest company in the field of communication and advertising. As group General Secretary, she is in charge of human resources, procurement, legal affairs, compliance and governance, CSR as well as internal audit and control and risk management. As member of the Management Board, she participates in the all strategic decisions regarding the transformation of the Group. She also worked on the merger of Publicis with Omnicom in 2013, and the acquisition of Sapient in the United States in 2015 and of Epsilon in 2019. She began her career as a Financial Inspector before joining the Treasury Department as deputy manager of Social Housing Financing. She joined Euris from 2000 to 2004 as Head of the Corporate Finance in charge of all financial operations for Euris and Casino. After having contributed to EDF’s initial public offering strategy, she then held the positions of Chief of Staff (2004-2005) and Special Adviser (2005-2007) respectively with the French Secretary of State for the Reform of State and then with the Ministry for Foreign Affairs. Director of Internal Audit and Risk Management within SNCF (2007-2010) where she developed and strengthened the role of audit and compliance functions (ethics, fraud prevention, etc.), she then became Senior Banker and Managing Director at the Société Générale Corporate and Investment Banking, in charge of a portfolio of listed companies. She joined Publicis group in 2012. Anne-Gabrielle Heilbronner is a Financial Inspector, an alumna of the École Nationale d’Administration (ENA), and a graduate of ESCP- Europe and of Institut d’Etudes Politiques de Paris and also holds a postgraduate degree in tax law and public finances and a master’s degree in public law. She is a French national.

Christel Heydemann, born in 1974, is Chairman of Schneider Electric France and has been a member of the Schneider Electric Executive Committee since April 2017. Christel Heydemann began her career in 1997 with the Boston Consulting Group. In 1999, she joined Alcatel, where she held various senior positions, notably within the context of the Alcatel-Lucent merger. In 2004, she joined the Alcatel-Lucent sales department, taking charge of the strategic SFR and Orange accounts. In 2008, she was appointed Sales Director France and Member of the Executive Committee of Alcatel-Lucent France. In 2009, she negotiated a strategic alliance with HP in the United States before being promoted in 2011 as VP Human Resources and Transformation and member of the Executive Committee. Christel Heydemann joined Schneider Electric in 2014 as Senior VP Strategic Alliances with the task of accelerating the launch of IoT solutions by developing an ecosystem of partners, before being appointed as Senior Vice President Strategy and Technology Alliances in February 2016. Christel Heydemann is a graduate of École polytechnique and École Nationale des Ponts et Chaussées. She is a French national.

Helle Kristoffersen, born in 1964, is the strategy-innovation CEO and member of the Executive Committee of the Total group. Before that, she was Director of Strategy & General Secretary of the Gas, Renewables & Power Branch from 2016 to 2019, Director of Strategy and Economic intelligence from January 2012 to September 2016 and Deputy Director of Strategy from 2011 to 2012 of the Total Group. From 1994 onwards, she mainly worked for the Alcatel group, which became Alcatel-Lucent, and is now Nokia. After holding a number of positions within this group, she was Vice-President Group Strategy between 2005 and 2008, and Senior Vice-President Vertical Markets, between January 2009 and December 2010. Helle Kristoffersen is a graduate of the École normale supérieure and École nationale de la statistique et de l’administration économique (ENSAE). She is a Knight of the French Legion of Honor. Born in Denmark, she is a French and Danish national.

Bernard Ramanantsoa, born in 1948, he is Director of several companies as well as universities and Grandes Écoles. Bernard Ramanantsoa began, during his military service, as Lecturer at the École Nationale Supérieure de l’Aéronautique et de l’Espace in 1971 and 1972, before joining SNCF where he became head of the Main Lines Marketing Division in 1978. In 1979, he joined the HEC faculty as professor of Business Strategy and Policy, specializing in the link between strategy and corporate culture. After being appointed as the Head of Faculty and Research, he became the Managing Director of HEC Paris from 1995 to 2015. He gave the institution a decidedly international dimension. Bernard Ramanantsoa is the author of numerous communications and publications in the field of business management. He received the Harvard L’Expansion Prize in 1989 for Technologie et Stratégie d’entreprise and the Prize from the Académie des Sciences Commerciales in 1983 for Stratégie de l’Entreprise et Diversification. He wrote Apprendre et Oser ("Learn and Dare"), published by Albin Michel, and "L’enseignement supérieur français par-delà les frontières: l’urgence d’une stratégie" published by France Stratégie. Bernard Ramanantsoa holds an Engineering degree from the École Supérieure d’Aéronautique et de l’Espace (Sup’Aéro) and has an MBA from the École des hautes études commerciales (HEC), a post-graduate degree in Sociology from Paris Diderot University, a Ph.D. in Management Sciences from Paris-Dauphine University and a further post-graduate degree in the History of Philosophy from Paris-1 Pantheon-Sorbonne University. He is a Knight of the French Legion of Honor and an Officer of the French Order of Merit, Knight of the Palmes Académiques and Officer of the National Malgache Order. He is a French and Malagasy national.

Jean-Michel Severino, born in 1957, is Manager of Investisseurs et Partenaires, an asset management company specializing in investment in SMEs in sub-Saharan Africa. He is also a member of the Académie des Technologies. Until April 2010, he was CEO of the French International Development Agency (AFD), and was previously Vice-President of the World Bank for Asia. Jean-Michel Severino is a Financial inspector, a graduate of the École nationale d’administration (ENA), ESCP, Institut d’études politiques of Paris and holds a Master of Advanced Studies (DEA) in economics and a law degree. He is a French national.

Directors representing the public sector

		Date first appointed	Term ending
Bpifrance Participations (1) represented by Nicolas Dufourcq	Member of the Innovation and Technology Committee	May 28, 2013	Following the 2021 Shareholders’ Meeting
Hélène Dantoine (2)	Member of the Audit Committee	March 14, 2019	March 13, 2023
Anne Lange (3)	Member of the GCSER Committee	May 27, 2015	Following the 2023 Shareholders’ Meeting

(1)   Public financing and investment group for companies, resulting from the merger of OSEO, CDC Entreprises, FSI and FSI Régions, appointed by the Shareholders’ Meeting.

(2)   Appointed by government decree.

(3)   Appointed by the Shareholders’ Meeting on the basis of a proposal by the French government and the Board of Directors.

Nicolas Dufourcq, born in 1963, has been the Chief Executive Officer of Bpifrance SA, the public investment bank, since February 2013. He began his career at the Ministry of Economy and Finance and then joined the Ministry of Health and Social Affairs in 1992. In 1994, he joined France Télécom, where he created the Multimedia Division, before acting as Chairman of Wanadoo, a France Télécom subsidiary

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for the Internet and Pages Jaunes. In 2003, he joined Capgemini where he first headed the Central Europe & Southern Europe region, helping lead its recovery plan to success. In September 2004, he was appointed Chief Financial Officer of the Group and member of the Executive Committee. In 2005, he became Deputy Managing Director in charge of Finance, Risk Management, Information Systems, Delivery and Purchasing and, from 2007, the Monitoring of the Group’s Key Accounts. He is also non-executive Chairman of the Supervisory Board of STMicroelectronics. Nicolas Dufourcq is tax inspector and a graduate of École des hautes études commerciales (HEC) and École nationale d’administration (ENA). He is a French national.

Hélène Dantoine, born in 1971, has been Deputy Director General of the French government Shareholding Agency (APE) since March 1, 2019. She began her career at the French Ministry of Foreign Affairs, working in the Human Rights and Humanitarian Affairs branch of the United Nations and International Organization department. She then worked for the French Permanent Missions to the United Nations in New York before joining the Inspectorate General of Finance in 2005. Advisor to the French Minister of Foreign Affairs in 2009 and 2010, she returned to the Inspectorate General of Finance in 2010. From 2011, she held various positions within the Exploration and Production branch of the Total Group, including New Business Project Director, Vice President Logistics and Operations Support and, in 2017, Vice President Africa - Exploration Subsidiaries. In 2018 she was appointed Senior Vice President Global Government and Public Affairs for Total SA. Hélène Dantoine is a financial inspector and graduate of École nationale d’administration et de l’Institut d’études politiques de Paris. She also holds a master’s degree in law and a DEA in the Study of Latin American societies. She is a French national.

Anne Lange, born in 1968, is an entrepreneur in the new technologies sector and Director. Anne Lange began her career in 1994 working in the Prime Minister’s office where she headed the government department for the State control on public broadcasting. In 1998, she joined Thomson as head of strategic planning, then in 2000, the Europe e-business department. In April 2003, Anne Lange was appointed as General Secretary for the Internet rights forum, an agency of the Prime Minister’s office. From 2004 to 2014, she successively worked as Vice-President for Europe public sector, Senior Executive Vice-President of global public sector & media operations (based in the US) and Senior Executive Vice-President for innovation in the public sector for the Internet Business Solutions Group at Cisco. She decided to quit Cisco to create her own start-up, the software company Mentis, of which she was CEO until 2017, innovating in the field of the Internet of Things, Cloud and Big Data. Since then, Anne Lange has divided her professional activities between directorships with major groups, technology investment activities and advice to senior staff on business transformation. Anne Lange is a graduate of the Institut d’Études Politiques of Paris and the École nationale d’administration (ENA). She is a French national.

Directors elected by the employees

		Date first appointed	Term ending
Sébastien Crozier	Member of the Audit Committee	December 3, 2017	December 2, 2021
Fabrice Jolys	Member of the GCSER Committee	December 3, 2017	December 2, 2021
René Ollier	Member of the Innovation and Technology Committee	December 3, 2017	December 2, 2021

Sébastien Crozier, born in 1968, is Chairman of CFE-CGC Orange. He is also Honorary Chairman of ADEAS (Association pour la défense de l’épargne et de l’actionnariat salariés). He was in charge of sponsorship for the G7 and the French pavilion of the 2020 Dubai Universal Exhibition within the Orange Group. He began his career in 1990 in the telematic activities for the Alten group, before taking over the Senior Management of a subsidiary as it spun off from the Group. He joined France Télécom Multimédia in 1994 to prepare the launch of online services and as such participated in the launch of Wanadoo. In 1997, he was the producer of one of the biggest concerts in Paris that year, attracting 40,000 people to the Pelouse de Reuilly grounds for more than 24 hours. In 1998, he founded several start-ups in the area of online advertising and Internet access provision as a telecom operator, with more than 1.3 million customers under the Fnac, M6 and Société Générale brands. Following their acquisition in 2001 by France Télécom (which became Orange), he returned to the Group and became head of the strategy and innovation management of part of the Enterprise Division in 2003. He managed several subsidiaries in France and abroad on behalf of the Orange group, in Africa and Latin America, in the areas of innovation and international development. During the 2001-2002 presidential campaign, he acted as Jean-Pierre Chevènement’s permanent advisor on logistics and new technologies. Sébastien Crozier studied engineering at the École Supérieure d’Ingénieurs en Électrotechnique et Électronique (ESIEE) and the Karlsruher Institut für Technologie (KIT) in the field of Artificial Intelligence. He is a French national.

Fabrice Jolys, born in 1973, is currently a sales associate at Orange. He began his career in 1997 at La Poste as a financial advisor, through 2000. He joined the Orange Group in 2001 and began working in labor relations in 2004. Fabrice Jolys was first representative of the staff in the regional management of Brittany, then joined the Central Committee of the Orange Works Council (CCUES) and the economic commission he chaired. Before joining the Orange SA’s Board of Directors, he served for three years as Deputy Central Representative. He is a French national.

René Ollier, born in 1960, is currently an operator at UAT (Unité d’Assistance Technique) in Rouen, for Orange’s customer calls to "3900." He has spent his entire career at the internal call center. He joined Orange in 1984 at the telephone information service (telephone number "12" at that time). He was deputy central delegate mandated by the SUD trade union federation until December 2017 and, as such, union representative for the Central Committee of the Orange Works Council (CCUES) from 2011 to 2017. He continues to be a member of the secretariat of this federation. He is a French national.

Director appointed by the Shareholders’ Meeting and representing employee shareholders

		Start date	Term ending
Philippe Charry	Member of the Innovation and Technology Committee	June 14, 2019	Following the 2020 Shareholders’ Meeting

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Philippe Charry, born in 1958, is a Member of the Supervisory Board of the Orange Actions Mutual Fund. He is a senior manager assigned to the Île-de-France Department of Orange. He joined the company in 1978 as an operating agent, and then was promoted internally to senior management from 1996. He held various responsibilities in customer relationship management and sales administration in operational units of several regions. Since 2010, he has held trade union offices in the FO COM federation and was Secretary General from June 2015 to June 2019. He is a French national.

A member of the Central Committee of the Orange Works Council (CCUES) and a representative of the Worldwide Works Council participate in the meetings of the Board of Directors.

Changes in the composition of the Board of Directors

The Shareholders’ Meeting of May 21, 2019, appointed Anne-Gabrielle Heilbronner as Director, as a replacement for Mouna Sepehri, for a term of four years expiring at the end of the Shareholders’ Meeting approving the financial statements for the fiscal year ending on December 31, 2022. The Board of Directors appointed her as member of the Governance and Corporate Social and Environmental Responsibility Committee on May 21, 2019. It also appointed Charles-Henri Filippi as Chairman of the same committee.

Luc Marino resigned from his term of office as Director representing shareholder employees with effect as of June 14, 2019. In accordance with Article 13 of the Bylaws, he was replaced by his replacement, Philippe Charry for his remaining term, i.e. until the end of the Shareholders’ Meeting which will approve the financial statements for the year ended December 31, 2019. The Board of Directors appointed him to the Innovation and Technology Committee on June 26, 2019.

Summary presentation of the Board of Directors

On April 16, 2020	Age	Gender	Nationality	Number of shares	Positions held in other listed companies	First appointed	Term ending	Seniority on the Board	Participation to Commitees
Corporate Officer, Director
Stéphane Richard	58		French	31,466	0	06/09/2010	2022 GM	9 years	X
Independent directors
Alexandre Bompard	47		French	1,000	1	12/07/2016	2023 GM	3 years	ITC
Charles-Henri Filippi (1)	67		French	10,001	1	02/05/2008	2020 GM	12 years	GCSER (Chairman)
Anne-Gabrielle Heilbronner	51		French	1,000	2	05/21/2019	2023 GM	1 year	GCSER
Christel Heydemann	45		French	1,000	0	07/26/2017	2020 GM	2 years	Audit Comm.
Helle Kristoffersen	55		French and Danish	1,747	0	06/07/2011	2023 GM	8 years	ITC (Chairman)
Bernard Ramanantsoa	71		French and Malagasy	1,000	0	06/07/2016	2020 GM	3 years	Audit Comm. (Chairman)
Jean-Michel Severino	62		French	1,000	1	06/07/2011	2023 GM	8 years	Audit Comm.
Directors representing the public sector
Bpifrance Participations (represented by Nicolas Dufourcq)	56		French	254,219,602	1	05/28/2013	2021 GM	6 years	ITC
Hélène Dantoine	49		French	0	1	03/14/2019	03/13/2023	1 year	Audit Comm.
Anne Lange	52		French	0	3	05/27/2015	2023 GM	4 years	GCSER
Directors representing shareholder employees
Philippe Charry	61		French	2,121	0	06/14/2019	2020 GM	1 year	ITC
Directors representing the employees
Sébastien Crozier	51		French	3,634	0	12/03/2017	12/02/2021	2 years	Audit Comm.
Fabrice Jolys	46		French	76	0	12/03/2017	12/02/2021	2 years	GCSER
René Ollier	59		French	0	0	12/03/2017	12/02/2021	2 years	ITC

(1)   Lead Director.

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5.1.2       Corporate Officers

Corporate Officer, Director

Stéphane Richard has been Chairman and Chief Executive Officer of Orange since March 1, 2011. His directorship was renewed during the Shareholders’ Meetings of May 27, 2014, and May 4, 2018, the Board of Directors having reappointed him as Chairman and Chief Executive Officer on the same date, for a four-year term.

The biography of Stéphane Richard can be found in Section 5.1.1 Board of Directors.

Delegate CEOs

On May 4, 2018, the Board of Directors renewed the terms of office of Ramon Fernandez and Gervais Pellissier as Delegate CEOs for the same period as the term of the Chairman and CEO. Ramon Fernandez is also CEO - Finance, Performance and Europe. Gervais Pellissier is responsible for the Group’s Transformation and is President of Orange Business Services.

Ramon Fernandez, born in 1967, has been Delegate CEO of Orange SA since January 1, 2016. He is also Delegate CEO - Finance, Performance and Europe. He joined the Orange group on September 1, 2014, as Deputy Managing Director in charge of the Group’s finance and strategy. Ramon Fernandez began his career at the French Treasury before joining the International Monetary Fund in Washington from 1997 to 1999. He then returned to the French Treasury and held a number of senior management positions: Head of the Energy, Telecommunications and Raw Materials Department until 2001; Head of the Savings and Financial Markets Department from 2001 to 2002; Deputy Director of International Financial Affairs and Development, and Vice-Chairman of the Club de Paris between 2003 and 2007. He was also Special Advisor to the Minister of the Economy, Finance and Industry (2002-2003) and to the President of the French Republic (2007-2008). In 2008, he was appointed Chief of Staff to the Minister of Labor, Social Relations, Family and Solidarity (2008-2009). Since March 2009, he was the Chief Executive Officer of the French Treasury, Chairman of the France Trésor Agency and Chairman of the Club de Paris. As the Alternate Governor of the World Bank for France and Governor of the African Development Bank before joining Orange, he represented the French government at the Board of Directors of GDF Suez and CNP Assurances as well as at the Supervisory Board of the Caisse des Dépôts et Consignations. Ramon Fernandez is a graduate of the Institut d’études politiques of Paris and the École nationale d’administration (ENA). He is a Knight of the French Legion of Honor. He is a French national.

Gervais Pellissier, born in 1959, joined Bull in 1983 and held a range of responsibilities in the areas of finance and management control, in France, Africa, South America, and Eastern Europe. In 1994 he was successively appointed financial director of the services and systems integration division, the managed services division and director of management control of the Bull Group and then as its CFO in 1998. From April 2004 to February 2005, Gervais Pellissier served as Deputy Chairman of the Board of Directors and delegated CEO of the Bull Group. From February 2005 to mid-2008, he was Vice-President of the Board of Directors of Bull. Gervais Pellissier joined the Orange Group in October 2005, as project manager for the consolidation of its entities in Spain and reflection on the geographic consolidation within the Group. In January 2006, he was appointed as a member of the Group’s General Management Committee, in charge of Finance and Operations in Spain, and in March 2009, he became Deputy Managing Director of Orange SA, with responsibility for Finance and Information Systems. After the Group’s new Executive Committee was formed in early April 2010, Gervais Pellissier continued in his role as Deputy Managing Director of Orange SA, with responsibility for Finance and Information Systems. Since November 1, 2011, Gervais Pellissier has been Delegate CEO of Orange SA. Between September 2014 and April 2018, he was Delegate CEO in charge of operations in Europe, excluding France. Since May 2018, he has been Delegate CEO responsible for the Group’s Transformation and President of Orange Business Services. Since 2015, he has been a member of the Supervisory Board and a member of the Audit Committee of Wendel, and has been Lead Director since 2018. Gervais Pellissier is a graduate of École des hautes études commerciales (HEC), Berkeley, and the University of Cologne. He is a Knight of the French Legion of Honor and an Officer of the French Order of Merit. He is a French national.

5.1.3       Executive Committee

Pursuant to the provisions of Article L. 225-37-4 of the French Commercial Code, and in order to encourage gender diversity, Orange pays close attention to the representation of women on its Executive Committee.

As of the date of this document, there are 5 women on the 15-member Executive Committee (including Stéphane Richard).

Christine Albanel	Senior Executive Vice-President, Corporate Social Responsibility, Diversity, Partnerships and Inclusiveness
Jérôme Barré	Senior Executive Vice-President, Orange Wholesale and International Networks
Fabienne Dulac	Deputy Chief Executive Officer, Orange France
Ramon Fernandez	Delegate Chief Executive Officer, CEO Finance, Performance and Europe
Hugues Foulon	Senior Executive Vice-President, Strategy and Cyber Security activities
Nicolas Guérin	Senior Executive Vice-President, Group General Secretary and Secretary of the Board of Directors
Mari-Noëlle Jégo-Laveissière	Deputy Chief Executive Officer, Technology and Global Innovation
Valérie Le Boulanger	Senior Executive Vice-President, Group Human Resources
Paul de Leusse	Deputy Chief Executive Officer, Mobile financial services
Béatrice Mandine	Senior Executive Vice-President, Internal and External Communication for the Group and Brand
Alioune Ndiaye	Senior Executive Vice-President, Orange Middle East and Africa
Laurent Paillassot	Deputy Chief Executive Officer, Orange Spain
Gervais Pellissier	Delegate Chief Executive Officer, Group Transformation and President of Orange Business Services
Helmut Reisinger	Senior Executive Vice-President, Orange Business Services

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The biographies of Stéphane Richard, Ramon Fernandez and Gervais Pellissier can be found in Sections 5.1.1 Board of Directors and 5.1.2 Corporate Officers.

Christine Albanel, born in 1955, is Senior Executive Vice-President in charge of Corporate Social Responsibility, Diversity and Inclusiveness. She is also Deputy Chairwoman of the Orange Foundation and Chair of Orange Studio. Christine Albanel was Advisor to the French President on Education and Culture, Chair of the Établissement Public de Versailles from 2003 to 2007, and was appointed Minister of Culture and Communication from 2007 to 2009. She was the speechwriter for President Jacques Chirac for many years, including authoring the famous Vel d’Hiv’ speech. Christine Albanel is a member of the French Council of State. She has a degree in modern literature.

Jérôme Barré, born in 1962, has been Senior Executive Vice-President since May 2, 2018 in charge of the Orange Wholesale & International Networks division. He joined the Orange group in 1985, where he worked on the quality and development of the network in Île-de-France and then in Brittany. In 1991, he was named French National Director of Local Authorities. From 1996 to 2010, Jérôme Barré alternated between his national responsibilities and his operational management tasks. From 1996 to 2000, he joined the Consumer Services Department as Director of Service and Quality for the Professional Customer Division, and then as Director of Customer Service at the Retail and Customer Service Division. From 2000 to 2006, he worked as the Regional Director in Burgundy and then in Franche-Comté, and from 2006 to 2010 as the Territorial Director in the North-West Center (Lower Normandy, Upper Normandy, Central Region). In 2010, after having coordinated the negotiations on workplace stress alongside the Group’s Human Resources Director after a labor dispute, Jérôme Barré was appointed Head of Customer Relationship Management and Customer Service for the Consumer market at Orange France, where he specifically worked on creating the Orange operational directions. In April 2011, he was appointed Head of Orange Île-de-France, tasked with developing Orange’s business in the Île-de-France area. In 2016, he became Senior Executive Vice-President of Human Resources and led the launch of Orange’s promise to be a "digital and caring employer." Jérôme Barré is a graduate of the École polytechnique and the École nationale supérieure des télécommunications (ENST).

Fabienne Dulac, born in 1967, is Deputy CEO of Orange France. After having started a doctoral thesis, Fabienne Dulac began her career at the French Interior Ministry, before joining the business community in 1993 with VTCOM, a company which developed multimedia services at the time of the emergence of the Internet and the appearance of a new business sector, where she was Head of Communications and Marketing. Fabienne Dulac joined France Télécom in 1997 within the newly created Multimedia Division. Her responsibilities, as the Head of External Communication, extended to include all of France Télécom’s multimedia activities within its range of subsidiaries such as Wanadoo, Voila and Mappy. For a decade, she held various positions within marketing, business development, and customer relations, and witnessed the transformation of the market and the Company, as well as the development of new commercial territories and customer experience at the heart of the operator’s strategy. In 2008, she became Head of Sales and Online Customer Relations at Orange France; she brings innovation to the field and drives the Company’s digital transformation in terms of sales and customer relations. In 2011, Fabienne Dulac became Head of the Orange North France division, where she was responsible for managing an operational entity with over 5,500 employees. In September 2013, she was appointed Senior Vice-President in charge of Communication of Orange France, before becoming Senior Executive Vice-President in August 2014. Fabienne Dulac holds a Master of Advanced Studies (DEA) in Political Sociology from the Institut d’études politiques of Paris, a master’s degree in history and a bachelor’s degree in modern literature.

Hugues Foulon, born in 1968, is Senior Executive Vice-President of Strategy and Cyber Security activities. He began his career in 1994 at Générale des Eaux (Veolia Group) where he was appointed director of a drinking water plant, then director of "Monégasque de Télédistribution" and "Monégasque des Eaux." In 2000, he made his first foray into the world of telecoms by joining Vivendi group’s Monaco Telecom as Deputy Chief Executive Officer, in charge of functional departments. In 2005, he joined the Group as Director of Retail Commercial Finance for the Mobile business. He remained there for two years, before moving to Northern Africa and becoming Maroc Telecom’s Director of Controlling. In 2007, he returned to Orange, where he took on roles as Management Control Director for the Marketing and Innovation division, Director to the Group’s Delegate Chief Executive Officer in charge of Finance, then CFO of OMEA. He was then appointed Head of the Chairman & CEO’s office and Secretary of the Group’s Executive Committee. He is a graduate of École polytechnique and the École Nationale Supérieure de Techniques Avancées (ENSTA). He is also an auditor of the 66th "defence policy" session of the Institut des Hautes Études de Défense Nationale (IHEDN).

Nicolas Guérin, born in 1968, has been Group Secretary General since March 1, 2018, and Secretary of the Board of Directors. He is also honorary Chairman and director of Cercle Montesquieu and Chairman of the Evaluation and Orientation Committee of the International Chair in Space and Telecommunications Law at the University of Paris XI. Joining the Group’s Competition and Regulation Affairs Department in 1998 after his time at SFR, Nicolas Guérin arrived just as the sector was undergoing deregulation. He became head of this department in 2003, before becoming General Counsel and Secretary of the Board of Directors in 2009. In this position, he has been a major contributor to many of the Group’s structuring projects, including the roaming agreement with Free in 2012, M&A transactions to expand the Group’s foothold in Africa and Europe with the acquisition of Jazztel or diversification projects (including content and Orange Bank). His support has also been essential in the implementation of regulatory requirements in the Enterprise market, or more recently in the next stage of the mobile agreement signed between operators and the French state. He is a graduate of Institut de droit des affaires (IDA) and holds a specialized master’s degree in business law and taxation from Université Paris II Panthéon Assas.

Mari-Noëlle Jégo-Laveissière, born in 1968, is Deputy CEO in charge of the Technology and Global Innovation division since May 2, 2018. Since joining the Orange group in 1996, Mari-Noëlle Jégo-Laveissière has held a series of project and management positions: Head of International & Backbone Network Factory, merger between France Télécom and Orange France SA, Head of Group Research & Development, Head of the Consumer Marketing Department of Orange France and Regional Manager where she was responsible for technical and commercial services for consumers and business customers. In 2014, she was named Senior Executive Vice-President in charge of the Innovation, Marketing and Technology (IMT) division. Mari-Noëlle Jégo-Laveissière is a graduate of the École des Mines de Paris and of the École normale supérieure. She also holds a Doctorate in Quantum Chemistry from the Université de Paris XI - Waterloo.

Valérie Le Boulanger, born 1962, was appointed Senior Executive Vice-President Group Human Resources on May 2, 2018. She began her banking career at Crédit du Nord, taking on roles directly relating to banking activities, such as risk management, financial engineering transactions, corporate banking strategy and sales policy before joining the human resources department in 1998 as head of the training department. In 2004 she was named Human Resources Director in the Corporate Relations Department, then Director of Employee Relations at the Crédit du Nord Group, a position she then held at Caisse d’Epargne Île-de-France and later for the BPCE Group. Valérie Le Boulanger joined Orange in August 2016 as Director of Employee Relations, assuming responsibility for collective bargaining, employee relations in France and abroad, and corporate strategy advice for cross-divisional projects at the Group. She is a graduate of the École supérieure de commerce et d’Administration des Entreprises du Havre and has a degree in economics.

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Paul de Leusse, born in 1972, is Deputy CEO in charge of mobile financial services and CEO of Orange Bank. He joined the Executive Committee at Orange in May 2018, in order to develop the Group’s mobile financial services activities in Europe and Africa. Paul de Leusse worked as a consultant and he became a director at Oliver Wyman, then Bain & Company, from 1997 to 2009. In 2009, he was appointed Director of Strategy at Crédit Agricole SA. In 2011, he joined Crédit Agricole Corporate and Investment Bank as Chief Financial Officer, before being named Delegate Chief Executive Officer. In 2016, he was appointed CEO at CA Indosuez Wealth. Paul de Leusse was a director at Union des Banques Arabes et Françaises between 2011 and 2018 and at Fondation Grameen Crédit Agricole from 2016 to 2018. Paul de Leusse is a graduate of École polytechnique and has a civil engineering degree from Ponts et Chaussées.

Béatrice Mandine, born in 1968, has been Senior Executive Vice-President in charge of Internal and External Communication since May 2, 2018, and of the Brand since May 1, 2013. She joined Orange in May 2007 as Director of the Group’s Press Office. Béatrice Mandine was appointed Delegate Director of External Communication in November 2010, then Deputy Director of Communication responsible for External Communication alongside Xavier Couture, Senior Executive Vice-President for Communication and the Brand in July 2012. Béatrice Mandine began her career in 1988 as a journalist at Le Figaro, Marie-Claire and the television channel La Cinq. At the end of 1990, she joined Alcatel as Head of Internal Communication. In 1992, she became Press Officer for Alcatel Radio Space & Defense and joined the press office at Alcatel Alsthom the following year. In 1998, she was appointed Media Director of Alcatel’s Consumer Division, and in 2000 she was appointed Head of Press and Public Relations for Alcatel’s Mobile Telephony Division. In 2004, Béatrice Mandine joined the Faurecia group as Head of Press Relations and corporate image. She is a graduate of the École supérieure de journalisme (ESJ) and the Institut des hautes études internationales (IHEI).

Alioune Ndiaye, born in 1960, has been Senior Executive Vice-President in charge of Orange Middle East and Africa since May 2, 2018. He began his career in manufacturing at Pechiney. He then joined Sonatel in 1986, taking on planning, audit and management control functions, also participating in the company’s privatization work. He was Chief Financial Officer at Sonatel from 1992 to 2002. In 2002, he returned to Mali in order to create Ikatel as Chief Executive Officer. A few years later, Ikatel became Orange Mali. Alioune Ndiaye was CEO at Orange Mali for 10 years. From October 2012, he was CEO of Sonatel SA and Chairman of the Board of Directors at Sonatel Mobiles, Orange Mali, Orange Bissau, Orange Sierra Léone at Fondation Sonatel. He is a graduate of Université Paris Dauphine and the Institut National des Télécommunications in Evry.

Laurent Paillassot, born in 1965, is deputy CEO in charge of Orange Spain. He began his career in 1989 at Compagnie Bancaire (Paribas Group), before joining Mitchell Madison Group in 1997, an American strategy consultancy specialising in financial activities. In 2000, he joined Caisse d’Epargne Group, firstly at Caisse Nationale des Caisses d’Epargne as Director of Distribution and Partnerships, before becoming CEO of Caisse d’Epargne Financement. From 2005 to 2007, he was also Chairman and Chief Executive Officer at GE Money Bank in France, a subsidiary of General Electric Consumer Finance. Laurent Paillassot was Delegate CEO of LCL (Le Crédit Lyonnais) from 2007 to 2014. He joined Orange in 2014 as Deputy Chief Executive Officer in charge of customer experience and Mobile Banking. He has been CEO of Orange Spain since March 2016. He is an engineering graduate from Ponts et Chaussées (1989) and holds an MBA from INSEAD (1996).

Helmut Reisinger, born in 1967, is Senior Executive Vice-President in charge of Orange Business Services, based in Paris. After nine years at Alcatel Autriche heading the Enterprise Division, he was named CEO at NextiraOne Germany, a company owned by capital investment funds, where he was a member of the European Executive Committee, before becoming Vice-President at Avaya, Inc, specialist in communication solutions, for Western Europe. He joined Orange Business Services in July 2007 to head operations in Europe. His responsibilities were broadened in January 2015, taking charge of all commercial activities outside France, including Europe, the Americas, Asia-Pacific, and Africa/Middle East/Russia/Indirect. He graduated from the Vienna University for Economics and Business, in the CEMS master program with international studies at the Hochschule Saint-Gall (Switzerland) and ESSCA Angers (France).

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5.1.4       Information on Directors, Officers and senior management

5.1.4.1     Positions held by Directors and Officers

Stéphane Richard

Positions currently held

−    Director, Chairman and Chief Executive Officer of Orange

−    Director of the Opéra National de Paris

−    Director of France Industrie

−    Director of Cercle de l’Industrie

−    Manager of EURL Rieutord Capital

−    Manager of SCI Carré Gabriel

−    Manager of SARL Carré Gabriel

International

−    Chairman of the Board of Directors and Director at GSMA

−    Permanent representative of Atlas Countries Support in Médi Telecom (1)

Other positions and offices held over the past five years

−    Manager of Rieutord LLC

−    Director of the Fondation du Collège de France

−    Manager of EURL Ginger

−    Managing Partner of SCI du 18 rue Philippe-Hecht

Ramon Fernandez

Positions currently held

−    Delegate CEO of Orange

−    Chairman of the Board of Directors and Director of Orange Bank (1)

−    Chairman of the Board of Directors and Director at Compagnie Financière d’Orange Bank (1)

−    Director of Orange Middle East and Africa (1)

−    Member of the Supervisory Board of Iris Capital Management (1)

−    Chairman of the Board of Directors and Director of Buyin (1)

−    Director of Institut du Capitalisme Responsable

International

−    Member of the Supervisory Board of Orange Polska (1) (2)

−    Director of Orange Belgium (since July 2018) (1) (2)

Other positions and offices held over the past five years

−    Director of Orange Spain (1)

−    Director of Médi Télécom (1)

−    Member of the Steering Committee of Institut Orange (1)

−    Member of the Supervisory Board of Euronext NV (2)

−      Member of the Supervisory Board and Member of the Appointments and Remuneration Committee of Euler Hermes Group (2)

Gervais Pellissier

Positions currently held

−    Delegate CEO of Orange

−    Chairman and Director of Orange Business Services SA (1)

−    Director of Orange Horizons (1)

−    Vice-President, Member of the Supervisory Board and Lead Director of Wendel (2)

−    Founder and Director of the Fondation des Amis de Médecins du Monde

International

−    Vice-Chairman and Member of the Supervisory Board of Orange Polska (1) (2)

−    Chairman and Director of Orange Spain (1)

−    Chairman of Fundación Orange

Other positions and offices held over the past five years

−    Chairman of the Strategic Committee of Orange Polska (1) (2)

−    Chairman of the Board of Directors of Orange Spain Plc (1)

−    Director of EE

−    Director of Dailymotion

−    Director and Member of the Strategic Committee of Orange Belgium (1) (2)

Alexandre Bompard

Positions currently held

−    Director of Orange, member of the Innovation and Technology Committee

−    Chairman and Chief Executive Officer of Carrefour (2)

−    Director of the Fondation Carrefour

Other positions and offices held over the past five years

−    Director of Éditions Indépendantes

−    Chairman and CEO of Fnac Darty (2)

−    Chairman and Chief Executive Officer of Fnac Darty Participations et Services

−    Director of Darty Ltd

−    Director of Fnac Darty (2)

−    Member of the Supervisory Board of Banijay Group

−    Member of Le Siècle

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Philippe Charry Positions currently held − Director of Orange, member of the Innovation and Technology Committee Other positions and offices held over the past five years − None

Sébastien Crozier

Positions currently held

−    Director of Orange, member of the Audit Committee

−    Member of the Supervisory Board of the FCPE Orange Actions

−    Honorary Chairman of ADEAS

−    Chairman of CFE-CGC Orange

Other positions and offices held over the past five years

−    Chairman of Orange Digital Horizons SAS (1)

−    Chief Executive Officer of Orange Horizons SAS (1)

−    Chairman of Orange Horizons South Africa Ltd (1)

−    Legal representative of Orange Horizons Latina (1)

−    Member of the Board of Directors of GIE Atout France

−    Treasurer of Manifeste pour l’Industrie (June 2019)

Hélène Dantoine

Positions currently held

−    Director of Orange, member of the Audit Committee

−    Director representing the State on the Board of Directors of Safran (2)

−    Director representing the State on the Board of Directors of SNCF SA

Other positions and offices held over the past five years

−    Director representing the State on the Board of Directors of SNCF Mobilités (EPIC) (until December 31, 2019)

−    Director of Total Exploration Netherlands BV (until January 31, 2019)

−    Manager of Total E&P RDC (until January 31, 2019)

−    Chairwoman of Total E&P Senegal

−    Chairwoman of Total E&P Madagascar

−    Chairwoman of Total E&P Mauritania

−    Chairwoman of East Africa Offshore Ventures

−    Chairwoman and CEO of Total E&P South Sudan

−    Delegate Chief Executive Officer and Director of Total E&P Somalia

−    Chairman of the Board and Manager of Total Washington DC Representative Office LLC

−    Director and Chairwoman of Total E&P Ethiopia A/S

−    Director of Total E&P International K1 Ltd

−    Director of Total E&P International K2 Ltd

−    Director of Total E&P International K3 Ltd

−    Director of Total E&P International Ltd

Nicolas Dufourcq

Positions currently held

−    Permanent representative of Bpifrance Participations to the Board of Orange, member of the Innovation and Technology Committee

−    Director and Chief Executive Officer of Bpifrance S.A.

−    Chairman and Chief Executive Officer of Bpifrance Participations

−    Director and Chief Executive Officer of Bpifrance Financement

−    President of Bpifrance Investissement

−    President of Bpifrance Assurance Export

−    Director of Digital New Deal

−    Director of En Temps Réel

−    Member of the Strategic Council of Euler Hermes Group

International

−     Non-executive Chairman of the Supervisory Board of STMicroelectronics (2)

Other positions and offices held over the past five years

−    Member of the Supervisory Board of Euler Hermes Group

−    Chairman of Bpifrance Financement

−    Chairman and Chief Executive Officer of FT1CI (June 2019)

Charles-Henri Filippi

Positions currently held

−    Lead Director of Orange, Chairman of the GCSER Committee

−    Partner-Manager of Lazard

−    Director of Nexity (2), Chairman of the Remuneration and Appointments Committee

−    Director of Piasa

−    Chairman of the Fondation pour l’Opéra Comique

−    Director of the Endowment Fund of ADIE

−    Director of the Fondation Bettencourt-Schueller

−    Director of the Fondation des Treilles

Other positions and offices held over the past five years

−    Chairman of Citigroup France

−    Director of ADIE (Association pour le Droit à l’Initiative Économique)

−    Director of L’Oréal (2), Chairman of the Human Resources and Remunerations Committee, and Member of the Audit Committee and the Nominations and Governance Committee

−    Member of the Supervisory Board of Femu Qui SA

−    Chairman of the Association des Amis de l’Opéra Comique

−      Member of the international advisory board of Abertis

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Anne-Gabrielle Heilbronner

Positions currently held

−    Director of Orange, member of the GCSER Committee

−    General Secretary and Member of the Executive Board of Publicis Group (2)

−    Chairwoman of Publicis Groupe Services

−    Director and Member of the Audit Committee of SANEF (2)

−    Director of Somupi

−    Chairwoman of WEFCOS

−    Representative of Multi Market Services France Holdings on the Shareholders Committee of WEFCOS

−    Representative of Multi Market Services France Holdings on the Board of Directors of Régie Publicitaire des Transports Parisiens Metrobus Publicité

−    Member of the Executive Committee of Multi Market Services France Holding

International

−    Director of US International Holding Company, Inc. (USA)

−    Director of Publicis Group Investments B.V (The Netherlands)

−    Director of Publicis Holdings Group B.V (The Netherlands)

−    Director of Publicis Holdings B.V (The Netherlands)

−    Director of BBH Holdings Limited (UK)

−    Director of Sapient Corporation (USA)

−    Director of Publicis Limited (UK)

Other positions and offices held over the past five years

−     None

Christel Heydemann

Positions currently held

−    Director of Orange, member of the Audit Committee

−    Chairwoman and Chief Executive Officer of Schneider Electric France

−    Member of the Executive Committee of Schneider Electric (2)

−    Chairman of GIMELEC

−    Vice-President and Director of Association AX

−    Director of France Industrie

Other positions and offices held over the past five years

−     Director of the Fondation des Ponts et Chaussées

Fabrice Jolys Positions currently held − Director of Orange and member of GCSER Committee Other positions and offices held over the past five years − None

Helle Kristoffersen

Positions currently held

−    Director of Orange, Chairwoman of the Innovation and Technology Committee

−    CEO Strategy-Innovation and member of the Executive Committee of the Total Group (2)

Other positions and offices held over the past five years

−    Director of Strategy and Economic Intelligence at the Total Group (2)

−    Director of Strategy & General Secretariat of the Gas, Renewables & Power Branch of the Total Group (2) (August 2019)

−    Member of the Supervisory Board of Peugeot (2) (Sept. 2019)

−    Director of Direct Énergie (2) (Sept. 2019)

−    Member of the Board of Directors of Sunpower (United States) (2) (October 2019)

−    Member of the Board of Directors of PSL ComUE

Anne Lange

Positions currently held

−    Director of Orange, member of the GCSER Committee

−    Director of Imprimerie Nationale

−    Director of Pernod Ricard (2)

−    Director of FFP (2)

International

−    Managing partner of Econocom (Belgium)

−    Managing partner of ADARA

−    Director of Inditex (2)

Other positions and offices held over the past five years

−      Founder and CEO of MENTIS

René Ollier Positions currently held − Director of Orange, member of the Innovation and Technology Committee Other positions and offices held over the past five years − None
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Bernard Ramanantsoa

Positions currently held

−    Director of Orange, Chairman of the Audit Committee

−    Member of the Oddo-BHF Supervisory Board, Audit Committee, Appointments Committee and Strategic Committee

−    Director of Établissement public du Château de Versailles, du Musée et du Domaine National

−    Member of the Supervisory Board of EDUCIN Topco

−    Chairman of Silverchair

−    Director of the Institut Catholique de Paris

−    Member of the Y SCHOOLS Strategic Committee (formerly ESC Troyes Group)

−    Member of the Strategic and Steering Committee of Toulouse Business School

−    Director of Le Choix de l’École (Teach for France)

−    Member of the Steering Committee of EuropaNova

−    Director of Aspen France

International

−    Director of Banque Franco-Lao (Laos)

−    Director, member of the Audit Committee and the Risk Committee of Bred Bank Cambodia

−    Director of Sommet-Education (Switzerland)

−    Member of the Advisory Board of Saint-Gall University (Switzerland)

−    Member of the Advisory Board of the Getúlio Vargas Foundation (Brazil)

−    Member of the Advisory Board of ShARE (Netherlands)

−    Member of the Advisory Board of the School of Management at Zhejiang University (China)

−    Member of the Advisory Board of ISCAM (Madagascar)

Other positions and offices held over the past five years

−    Managing Director of HEC

−    Director of the Fondation HEC

−    Member of the bureau of the Conférence des grandes écoles

−    Member of the Advisory Board of EQUIS (European accreditation body)

−    Member of the Supervisory Board of ALBARELLE

−    Director of ANVIE

−    CEIBS (China): member of the Academic Council

−    Director of the Institut Français des Administrateurs (May 2019)

−    Member of the Advisory Board of ESADE (Barcelona) (Dec. 2019)

Jean-Michel Severino

Positions currently held

−    Director of Orange, member of the Audit Committee

−    Director and Chairman of the Audit Committee of Danone (2)

−    Manager of I&P SARL (Investisseurs et Partenaires)

−    Manager of Emergence Développement

−    Chairman of the Board of Directors of EBI SA (Ecobank International)

−    Director of Phitrust Impact Investors

−    Director of the Fondation Grameen Crédit Agricole

−    Director of the Fondation Alstom

−    Director of the Fondation Carrefour

−    Director of the Fondation Avril

−    Director of the Fondation Tunisie Développement

−    Director of FERDI (Public interest foundation)

International

−    Director of I&P Développement

−    Director of I&P Gestion

−    Chairman of the Board of Directors of I&P Afrique Entrepreneurs

Other positions and offices held over the past five years

−    Director of ACET Ghana

−    Director of Convergences

−    Director of Adenia Partners

−    Director of the Fondation Sanofi Espoir

The business address of all Directors and Officers, in relation to their positions, is that of Orange SA’s registered office (see Section 1.1.1 Company identification).

Positions and offices held in 2019 by directors whose terms of office have ended since January 1, 2019

Mouna Sepehri

(Director until May 21, 2019)

−    Director of Orange, Chairwoman of the GCSER Committee

−    Senior Vice President of the Renault Group, member of the Executive Committee

−    Member of the Executive Board of the Renault-Nissan Alliance

−    Member of the Supervisory Board of M6 Métropole Télévision (2)

−    Director of Fondation Renault

Luc Marino (Director until June 14, 2019) − Director of Orange, member of the Innovation and Technology Committee − Member of the Supervisory Board of the FCPE Orange Actions

(1)   Company in which Orange holds an interest.

(2)   Position in a listed company.

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5.1.4.2     Information on Company shares held by Directors and Officers

Number of Shares held by Directors and Officers

According to the terms of Article 13 of the Bylaws, each director appointed by the Shareholders’ Meeting must hold a minimum number of 1,000 shares of the Company, except the director representing employee shareholders and the directors representing the public sector, who are exempt in accordance with the law. In the same way, directors elected by employees are not concerned by this obligation.

In addition, the Board of Directors has decided that each of the Corporate Officers shall also hold at least 1,000 registered shares.

The following information is provided as of the date of this Registration Document and to the Company’s knowledge:

		Number of shares
Corporate Officer, Director	Stéphane Richard	31,466
Independent directors	Alexandre Bompard	1,000
	Charles-Henri Filippi	10,001
	Anne-Gabrielle Heilbronner	1,000
	Christel Heydemann	1,000
	Helle Kristoffersen	1,747
	Bernard Ramanantsoa	1,000
	Jean-Michel Severino	1,000
Directors representing the public sector	Bpifrance Participations	254,219,602
	Hélène Dantoine	0
	Anne Lange	0
Directors elected by the employees	Sébastien Crozier	3,634
	Fabrice Jolys	76
	René Ollier	0
Director representing employee shareholders	Philippe Charry	2,121
Delegate CEOs	Ramon Fernandez	1,602
	Gervais Pellissier	34,866

Transactions by Directors and Officers on Company securities

The following table details the transactions (reported to the French Financial Markets Authority - AMF) performed on Orange securities during the 2019 fiscal year and between January 1, 2020, and the date of this Registration Document by the persons referred to in Article L. 621-18-2 of the French Monetary and Financial Code.

Name	Financial instrument	Type of transaction	Date of transaction	Number of securities	Average unit price (in euros)	Transaction amount (in euros)
None	None	None	None	None	None	None

To the Company’s knowledge, no other transactions having to be reported to the AMF have taken place.

Restrictions regarding the disposal of shares by Directors and Officers

Directors and Officers holding shares under the Orange group’s savings plan through mutual funds that are invested in shares of the Company are subject to the lock-up rules applicable to investments in the savings plan under the provisions governing Company savings plans.

Moreover, in the framework of the EU regulation on market abuse and the Article 16 of the Board of Directors’ Internal Guidelines prevents members from engaging in any transactions relating to the securities of the listed companies of the Group in the periods preceding the publication of results, and more generally, if they have knowledge of privileged information, as well as from directly or indirectly engaging in short sales with respect to such securities.

To the Company’s knowledge, none of the Company’s Directors or Officers has agreed any other restriction to his or her freedom to dispose without delay of his or her holding in the Company.

5.1.4.3     Other information

Court rulings and bankruptcy

To the Company’s knowledge, in the past five years:

−    no Director or Officer has been found guilty of fraud;

−    no Director or Officer has been involved in bankruptcy, receivership or liquidation proceedings;

−    no corporate officer has been questioned, nor has an official public sanction been pronounced against any of them by the legal or regulatory authorities. In July 2019, Stéphane Richard was cleared of wrongdoing in the "CDR-Tapie" case;

−    no Director or Officer has been barred by a court from serving as a member of a management or supervisory body of a listed company or from being involved in the management or business operations of a listed company.

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Family ties

To the Company’s knowledge, there are no family ties among Company Directors and Officers, or between the Directors and Officers and the Executive Committee members.

Conflicts of interest

Under Article 16 of the Internal Guidelines of the Board of Directors, which may be consulted on the Group’s website at www.orange.com, under the heading Group/Governance (see Section 5.2.1.4 Internal Guidelines), each director must notify the Chairman of the Board and the Lead Director of any situation concerning them liable to give rise to a conflict of interest with a Group company.

In particular, Article 10 of the Internal Guidelines of the Board of Directors entrusts the Lead Director with a specific prevention role regarding conflicts of interest which could occur, primarily by carrying out awareness initiatives. The Lead Director informs the Governance and Corporate Social and Environmental Responsibility Committee (GCSER), and the Board of Directors, should he deem it appropriate, of any potential or actual conflicts of interest affecting corporate officers and the other members of the Board of Directors. He/she may make recommendations to the GCSER Committee and the Board of Directors on how to manage potential conflicts of interest of which he/she becomes aware of or which are reported to him/her (see Section 5.2.1.7 Lead Director).

In addition, Article 16.3 of these Internal Guidelines stipulates that for any situation concerning a director that may create a conflict of interest, the director concerned shall refrain from participating in the vote on the corresponding resolution.

Moreover, a declaration relating to the existence or non-existence of a situation of conflict or divergence of interests (even potential) is requested annually from the Company’s Directors and Officers as part of the preparation of the Universal Registration Document as well as when taking office and any renewals of office. In its meeting of February 7, 2020, the GCSER Committee also took note of the annual declarations of the Directors and Officers (see Section 5.2.1.2 Independent directors).

To the best of the Company’s knowledge and as of the date of this Universal Registration Document, there is no potential conflict of interests between the duties of Directors or Corporate Officers with regard to Orange and their private interests or other duties.

To the Company’s knowledge, there is no arrangement or agreement with a major shareholder, customer, supplier or any other third party under which any member of the Board of Directors or Corporate Officer was appointed to the Board of Directors or Company’s General Management (respectively).

5.1.4.4     Shares and stock options held by members of the Executive Committee

As of the date of this document, to the best of the Company’s knowledge, the members of Orange’s Executive Committee, including Stéphane Richard, Ramon Fernandez, and Gervais Pellissier, owned a total of 99,424 Orange shares, representing 0.004% of the capital.

As of the date of this document, the members of the Executive Committee do not hold any stock-options, as the last plan in force expired on May 21, 2017 (see Section 5.4.1.2 History of stock-option grants (table 8)).

5.2     Operation of the management and supervisory bodies

5.2.1       Operation of the Board of Directors

The Board of Directors presides over all decisions relating to the Group’s major strategic, economic, employment, financial or technological policies and monitors the implementation of these policies by the General Management.

5.2.1.1     Legal and statutory rules relating to the composition of the Board of Directors

In accordance with Article 13 of the Bylaws, the Board of Directors consists of 12 members minimum and 22 members maximum, including three directors representing the employees, and one director elected by the Shareholders’ Meeting on proposal of the employee shareholders. The term of office for directors is four years.

Pursuant to order no. 2014-948 of August 20, 2014, relating to governance and transactions in the capital of companies with a public shareholding, given that the French state holds more than 10% of the Company’s share capital, it is entitled to appoint a representative to the Board of Directors, and a number of positions in proportion to its equity stake are reserved for members that it may nominate. The public sector has three representatives on the Board of Directors: one representative appointed by Ministerial Decree and two directors appointed by the Shareholders’ Meeting.

5.2.1.2     Independent directors

The annual assessment of directors’ independence was carried out by the Board of Directors on February 12, 2020, on the basis of a proposal by the GCSER Committee. In assessing directors’ independence, the Board took into account all of the Afep-Medef Code criteria on Corporate Governance. These criteria state that a director, to be considered independent, must not:

−    be nor have been within the last five years:

-     an employee or executive Corporate Officer of the Company,

-     an employee, executive Corporate Officer or director of a consolidated subsidiary of the Company,

-     an employee, executive Corporate Officer or director of the parent company or a consolidated subsidiary of the Company;

−    an executive Corporate Officer of a company in which Orange, directly or indirectly, holds a position on the Board of Directors or in which an employee appointed as such, or a person who is currently or was at any time in the previous five years an executive Corporate Officer of Orange, is a director;

−    be a customer, supplier, commercial banker, investment banker or advisor:

-     that is material to the Company or its Group,

-     nor for which the Company or its Group represents a significant share of business.

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The assessment of the potential significance of the relationship with the Company or its Group must be debated by the Board, and the qualitative and/or quantitative criteria used in this assessment (continuity, economic dependence, exclusivity, etc.) must be explicitly stated in the Corporate Governance Report:

−    not have close family ties with a director or officer;

−    not have been a Statutory Auditor of the Company within the last five years;

−    not have been a director of the Company for more than twelve years. Under this criterion, loss of the status of independent director occurs on the date at which this period of twelve years is reached.

The Afep-Medef Code recommends presenting a summary table of each director’s position with regard to independence criteria. The analysis of the Governance and Corporate, Social and Environmental Responsibility Committee (GCSER) was carried out with regard to these criteria, and the summary table is presented at the end of this section.

The three directors representing the public sector and the four directors representing employees or employee shareholders cannot, by definition, be deemed independent under the Afep-Medef Code. Stéphane Richard, the Chairman and CEO, is not considered an independent director because of the executive functions he holds within the Group.

As far as other directors are concerned, the GCSER reviewed, firstly, their annual declarations when preparing this document, including a section on potential conflicts of interests, and, secondly, any business relationships between Orange Group and these directors or companies that employ them, or in which they may hold terms of office (see Section 5.2.1.8 Board and committee activities during the fiscal year).

The GCSER noted that Charles-Henri Filippi had just reached twelve years of seniority on the Board. However, insofar as his mandate ends at the end of the Shareholders’ Meeting of May 19 without proposed renewal, this criterion was not considered likely to call into question his independence for the remaining period of a few weeks.

The GCSER also covered the nature of business dealings with listed companies in which its directors hold terms of office. It appears that some of these companies are Orange Business Services customers for "business" telecommunications services or Group suppliers in the normal course of business and for insignificant amounts across the Orange group. The Board also reviewed any potential advisory services declared performed by the Company’s directors.

The Board of Directors considered, given the nature and volume of the business relationships in question and the declaration of independence made by each of the aforementioned directors, that these relationships are insignificant for both the Orange group and for each of the groups or entities to which the directors concerned belong. The Board of Directors concluded that these relationships are therefore not likely to call into question their independence.

Following the discussions, Anne-Gabrielle Heilbronner, Christel Heydemann and Helle Kristoffersen as well as Alexandre Bompard, Charles-Henri Filippi, Bernard Ramanantsoa and Jean-Michel Severino were deemed to be independent according to the criteria of the Afep-Medef Code, i.e. seven of the Board’s fifteen members.

Apart from the directors representing employees and employee shareholders who are not taken into account under the Afep-Medef Code for the purposes of calculating the proportion of independent directors, the Board thus has seven independent directors out of eleven, i.e. close to two-thirds of the Board, a proportion which is well within the recommendations of the Afep-Medef Code.

The table below presents the position of each independent director with regard to the independence criteria set in the Afep-Medef Code (Article 9.4).

Directors’ independence	Alexandre Bompard	Charles-Henri Filippi	Anne-Gabrielle Heilbronner	Christel Heydemann	Helle Kristoffersen	Bernard Ramanantsoa	Jean-Michel Severino
Criterion 1: is not and has not been an employee corporate officer within the last five years	✔	✔	✔	✔	✔	✔	✔
Criterion 2: does not hold cross-directorships	✔	✔	✔	✔	✔	✔	✔
Criterion 3: does not have significant business relationships	✔	✔	✔	✔	✔	✔	✔
Criterion 4: does not have close family ties with a director or officer	✔	✔	✔	✔	✔	✔	✔
Criterion 5: has not been a Statutory Auditor of the Company within the last five years	✔	✔	✔	✔	✔	✔	✔
Criterion 6: has not been a director of the Company for more than 12 years	✔	-	✔	✔	✔	✔	✔
Criterion 7: status as non-executive corporate officer - does not receive variable compensation in cash or shares or any compensation relating to the Company’s performance	✔	✔	✔	✔	✔	✔	✔
Criterion 8: major shareholder status - does not participate in the control of the Company	✔	✔	✔	✔	✔	✔	✔

In this table, the symbol ü means that the independence criterion has been satisfied.

The detailed list of the Positions held by Directors and Officers can be found in Section 5.1.4.

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5.2.1.3     Applying the principle of diversity and balanced representation between women and men

The Board ensures that its membership complies with statutory provisions, specifically with regard to diversity and the balanced representation of men and women.

At the date of this document, the Board of Directors comprises five women out of a total 11 directors, i.e. a ratio of 45% of women. This percentage does not take into account the directors elected by the employees or employee shareholder members, pursuant to the French law of January 27, 2011 (on the balanced representation of women and men on Boards of Directors and Supervisory Boards and gender equality at work), and of May 22, 2019 (on the growth and transformation of companies known as the "PACT Act").

Furthermore, pursuant to Article L. 225-37-4 of the French Commercial Code and the Afep-Medef Code, the Company’s Internal Guidelines (see Section 5.2.1.4 Internal Guidelines) provide, in its Article 13, that diversity in the membership of the Board and its committees also refers to criteria such as age, nationality, qualifications and professional experiences.

This provision meets directors’ expectations, as expressed and renewed during the assessment of the working of the Board and its committees carried out in the last quarter of 2019 relating to the need to diversify the profiles of its members, with expertise in the digital and international spheres.

Diversity of expertise on the Board

An assessment of the key skills and expertise of the members of the Board was carried out and shows that the Board has the necessary qualities to understand the issues presented to it.

The mapping below, carried out by the firm that assessed the working of the Board at the end of 2019, presents a balanced distribution between the various types of skills required and brought to the Board by its fifteen members.

5.2.1.4     Internal Guidelines

In 2003, the Board of Directors adopted Internal Guidelines which define the guiding principles and procedures for its operations and those of its committees. They are available on the website www.orange.com, under the heading Group/Governance.

The Internal Guidelines specify, among other details, the respective responsibilities of the Board of Directors, the Chairman and the Chief Executive Officer, stipulating limits to the latter’s powers; they also define the rules governing the composition, powers and operating procedures of each Board committee.

The Internal Guidelines also specify the rules governing the information provided to directors and the meetings of the Board.

The Internal Guidelines have been updated on a number of occasions by the Board of Directors to reflect changes in the Company’s governance. Its last update, dated February 12, 2020, updated the references that had become obsolete and in particular replaced the references to "CCUES" by "CSE central" in order to take into account the establishment of the Social and Economic Committee (CSE), a new employee representative body since December 4, 2019. Over the next few months, additional and updated reviews may also be offered to the Board.

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5.2.1.5     Chairman of the Board of Directors

Article 1 of the Internal Guidelines of the Board of Directors specifies the role and duties of the Chairman.

The Chairman represents the Board of Directors and, except in unusual circumstances, is the only person authorized to act and speak in the Board’s name. He organizes and steers the work of the Board of Directors and ensures the efficient running of corporate bodies in line with the principles of good governance. He serves as a liaison between the Board of Directors and the Company’s shareholders, in coordination with the General Management; he monitors the quality of the Company’s financial information. When the roles of Chairman of the Board of Directors and Chief Executive Officer are split, he may, in close coordination with the General Management, represent the Company in its upper-level relations with the public authorities, the Group’s major partners and its major customers, both within France and internationally. In this case, he is briefed regularly by the Chief Executive Officer on the significant events and situations relating to Group operations, and he may seek any information from the CEO needed to inform the Board of Directors and its committees. The Chairman may meet with the Statutory Auditors in order to prepare the work of the Board of Directors and the Audit Committee. He may attend meetings of Board Committees under the conditions provided for in the Internal Guidelines.

In accordance with Articles 29-1 and 29-2 of French Law No. 90-568 of July 2, 1990, the Chairman of the Board of Directors also has the power to appoint and manage the civil servants employed by the Company.

Pursuant to the Company’s Bylaws, the Chairman of the Board of Directors can hold his position until the age of 70.

5.2.1.6     Committees of the Board of Directors

The Board of Directors is supported by expertise from three specialized committees. Their role is to provide informed input for the Board’s discussions and assist in preparing its decisions. These committees meet as often as is necessary. Their powers and operating procedures are set out in the Internal Guidelines of the Board of Directors. In line with the Afep-Medef Corporate Governance Code, significant responsibilities are given to independent directors. Orange also believes that it is useful that each committee benefits from the presence of at least one member who represents the public sector and at least one member representing employees or employee shareholders, which contributes to taking into account different opinions in the work of the committees (see Section 5.2.1.8 Board and committee activities during the fiscal year).

Thus, with the exception of the Chairman and Chief Executive Officer, all of the directors sit on a committee, based on the choices discussed and made by the Board.

Composition of the Board Committees as of the date of this document

	Year created	Chairman	Members
Audit Committee	1997	Bernard Ramanantsoa (1)	Sébastien Crozier Hélène Dantoine Christel Heydemann (1) Jean-Michel Severino (1) (2)
Governance and Corporate Social and Environmental Responsibility Committee (GCSER Committee)	2003	Charles-Henri Filippi (1)	Anne-Gabrielle Heilbronner (1) Fabrice Jolys Anne Lange
Innovation and Technology Committee (ITC)	2014	Helle Kristoffersen (1)	Alexandre Bompard (1) Philippe Charry René Ollier Bpifrance Participations (Nicolas Dufourcq)

(1)   Independent director.

(2)   Audit Committee’s financial expert.

Audit Committee

In accordance with the Internal Guidelines of the Board of Directors, the Audit Committee has at least three members appointed by the Board. At least two-thirds of members must be independent (excluding directors representing employees or employee shareholder members, who are not taken into account). The Chairman of the Audit Committee is chosen from among the independent directors.

The composition of the Audit Committee complies with the recommendations of the Afep-Medef Code, with three-quarters of its directors, excluding directors representing employees or employee shareholder members, being independent, and with no Corporate Officer on the Committee. The composition of the Audit Committee also complies with the provisions of Article L. 823-19 of the French Commercial Code relating to setting up a specialized committee to follow-up questions relating to the preparation and control of accounting and financial information.

In this regard, the Committee monitors the financial reporting process and the effectiveness of internal control and risk management systems relating to accounting and financial reporting procedures. It issues a recommendation regarding the Statutory Auditors nominated for appointment, organizes the selection process and submits a reasoned recommendation to the Board regarding their choice and their compensation terms and conditions. It monitors the Statutory Auditors’ fulfillment of their assignment and approves, where applicable, the provision of services other than the certification of the financial statements, for such services that are not prohibited by law or Orange’s rules. The committee also studies all investment or divestment projects that meet the criteria set out in Article 2 of the internal rules of the Board of Directors, and prepares related deliberations of the Board. The Audit Committee may also request that any audit or internal/external study be carried out on any matter it considers to fall within its remit.

Furthermore, the Chairman of the Audit Committee is assigned a particular role, and reports on the execution of their functions to the Board of Directors on a regular basis, as well as the outcome of any financial statement certification assignments, the manner in which this assignment has contributed to the integrity of the financial information and the role they have played in this process. He immediately informs the Board of any difficulties encountered and submit a summary of the Audit Committee’s discussions.

The responsibilities of the Audit Committee are detailed in Article 7 of the Internal Guidelines of the Board of Directors.

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Financial Expertise within the Audit Committee

Members of the Audit Committee are required to have or to gain financial or accounting expertise. The Audit Committee, in accordance with the provisions of Article L. 823-19 of the French Commercial Code and Section 407 of the US Sarbanes-Oxley Act, must also comprise at least one person with specific expertise in the field of finance, accounting or statutory auditing, and must be independent (the "financial expert").

Jean-Michel Severino was appointed financial expert of the Audit Committee during the Board of Directors meeting of October 25, 2017, due to his role as Financial Inspector, his past functions as CEO of the Agence française de développement (AFD, French international development agency) and Vice-President of the World Bank for Asia, and his current position as manager of the fund management company I&P.

Governance and Corporate Social and Environmental Responsibility Committee

In accordance with the Internal Guidelines of the Board of Directors, the Governance and Corporate Social and Environmental Responsibility (GCSER) Committee has at least three members appointed by the Board.

Its composition is in line with the recommendations of the Afep-Medef Code, as the ratio of independent directors is two out of three (excluding director elected by the employees, who is not included in this calculation).

The Committee, whose creation is a recommendation of the Afep-Medef Code, has major areas of responsibility, namely appointments and compensation, Corporate Social Responsibility, and governance. In particular, it exercises the powers of the specialized committees responsible for the appointment and reappointment of directors, as well as the compensation of corporate Officers. In these areas, it is tasked in particular with making proposals to the Board of Directors, as well as to the Chairman and, as necessary, the CEO. The CEO also keeps the Committee informed of any new appointments to the Group Executive Committee; the Committee may offer its opinion on the terms and conditions for calculating the compensation of these new members, or regarding multi-year variable compensation plans (long-term incentive plans) or free share award plans in place at Orange group. The Committee also ensures, with regard to replacement plans, that a process is in place for reappointment deadlines and in situations requiring specific attention.

The Committee also examines, in line with the Group’s strategy, the main thrust of the human resources and corporate social and environmental responsibility policies drawn up, based on discussions with the Group’s stakeholders. Once a year, it reviews the Ethics Committee’s report on the Group-wide actions to implement the ethical practices program, and is informed about the roll-out of the Group’s compliance programs.

Article 8 of the Internal Guidelines of the Board of Directors details the responsibilities of the Committee.

Innovation and Technology Committee

In accordance with the Internal Guidelines of the Board of Directors, the Innovation and Technology Committee has at least three members appointed by the Board.

The Committee notably reviews the major multi-annual investment programs and the major technology partnerships entered into by the Group, the Group’s strategic policies in terms of innovation and technology, and its performance in this respect.

Article 9 of the Internal Guidelines of the Board of Directors details the responsibilities of the Committee.

Joint Committee of Board Committees

In accordance with Article 11 of the Internal Guidelines of the Board of Directors - and without constituting a specialized committee of the Board itself - the Audit Committee, GCSER and the Innovation and Technology Committee meet in a joint forum once a year under the chairmanship of the Chairman of the Audit Committee or by the oldest member present. This Joint Committee is responsible for preparing the work of the Board of Directors relative to internal control and risk management systems. It met on October 4, 2019.

The Internal Guidelines state that the Company’s Senior Management must present the corporate risk mapping and risk matrix to the Joint Committee, in particular the effectiveness of the risk management system, the major risks facing the Group and the mechanisms for preventing and detecting fraud.

Ad hoc committees

Article 5 of the Internal Guidelines of the Board of Directors provides that the Board may decide, for certain technical issues relating to the Company’s operations and/or issues that may involve conflicts of interest and on which the Board of Directors is expected to give its view or make a decision, to establish an ad hoc committee to review these matters in consultation with the Company’s Senior Management. Article 5 was amended at the request of the Board on December 5, 2018, in order to enable any director to participate in such committees, provided that they have no conflicts of interest

The Board of Directors appoints the Chairman, who is chosen from among the Committee’s independent directors.

5.2.1.7     Lead Director

The Internal Guidelines of the Board of Directors allow the Board to appoint a Lead Director from among the independent directors at the proposal of the GCSER Committee. A Lead Director must be appointed if the same person is both Chairman of the Board of Directors and Chief Executive Officer.

The Board of Directors’ meeting of December 7, 2016, appointed Charles-Henri Filippi as Lead Director. He remains a member of the GCSER committee and is the Chairman since 2019. The powers of the Lead Director are defined in Article 15.1 of the Company’s Bylaws (calling and chairing of Board meeting if Chairman is unavailable), and in Article 10 of the Internal Guidelines, which also defines these tasks.

Duties of the Lead Director

The main mission of the Lead Director is to ensure smooth relations between the Board of Directors and the Company’s General Management. To this end, the Lead Director is responsible for:

−    management of conflicts of interest: the Lead Director informs the GCSER Committee and, where appropriate, the Board of Directors, of any potential or actual conflicts of interest affecting the directors and officers of which he/she becomes aware or which are reported to him/her. Where necessary, the Lead Director makes recommendations on how to manage such conflicts;

−    crisis situations: at the request of the Board of Directors, the Lead Director ensures that Corporate Governance enables the Company to cope with any exceptional crisis situations which it might confront;

−    assessment of the Board of Directors: the Lead Director may be called on to comment during the GCSER Committee’s assessment of the work of the Board of Directors and its committees;

−    report on activity: the Lead Director reports on the performance of the Lead Director’s duties annually to the Board of Directors. At Shareholders’ Meetings, the Chairman of the Board of Directors may invite the Lead Director to report on the Lead Director’s work.

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Powers of the Lead Director

The powers of the Lead Director are subject to the limits on those of the Board of Directors and its committees:

−    convening the Board of Directors/Agenda: the Lead Director may, pursuant to Article 15.1 of the Company’s Bylaws, ask the Chairman of the Board of Directors to call a Board meeting on a given agenda or propose additional agenda items to the Chairman of the Board of Directors. The Lead Director may convene the Board of Directors if the Chairman is unable to do so and may chair Board meetings when the Chairman is absent;

−    information for directors: the Lead Director ensures that the directors are able to carry out their duties in the best possible conditions, and in particular that the directors have all necessary information ahead of Board meetings;

−    committees of the Board of Directors: the Lead Director is not barred from serving as Chairman of any Board committee. The Lead Director may, on proposal of the committee’s Chairman, contribute to the work of the committees related to the Lead Director’s duties;

−    resources: the Lead Director has access through the Company’s Senior Management to all documents and information required to carry out the Lead Director’s duties;

−    compensation: the Board of Directors determines, when the Lead Director is appointed, the amount of compensation the Lead Director receives for this role. In addition, the Lead Director can be reimbursed, against receipts, for any expenses incurred in the execution of the Lead Director’s duties, notably travel costs.

In accordance with a decision of the Board of Directors of 25 October 2017, the Lead Director was identified as the General Management contact regarding situations regarding matters of compliance, especially in order to be able to report to all members of the Board on the effectiveness of the compliance system and its level of risk. The Lead Director participates annually in a meeting of the Risk Committee (see Section 5.2.2.3 Group Executive Committee and Governance Committees).

Finally, the Lead Director meets with the Company’s investors and shareholders on a regular basis, as provided for by the Afep-Medef Code. In 2018 and 2019, the Lead Director participated, alongside Senior Management, in a number of meetings dedicated to the Company’s governance in preparation for the Annual General Meeting.

5.2.1.8     Board and committee activities during the fiscal year

Board activities

The Board of Directors met eleven times during the 2019 financial period. These meetings had a collective attendance rate of 89.9%. Individual attendance rates are presented in the table located at the end of this section. Information on the method for allocating and the payment of attendance fees is presented in Section 5.4.2.1 Amount of compensation paid or allocated for 2019 activity. The typical Board meeting lasts around four hours.

Each meeting is generally preceded by a meeting of one or more of the Board’s committees with a view to preparing its work and deliberations. The issues discussed by the committees are reported on by their Chair(s) to the Board of Directors.

In addition to the regular events in the course of the Company’s operations (review of operational performance, quarterly results, half-year and annual financial statements, budget review, risk factors, approval of Directors’ and Officers’ compensation, etc.), the Board reviewed a summary of the acquisitions made for OBS (Orange Business Services) since 2013, with three particular focus points on Enovacom, Business & Decision and Basefarm, an update on the conclusion of a new sports rights distribution contract relating to football matches in Spain, the summary of the first two years of Orange Bank, and the process of purchasing 5G frequencies. More specifically, in 2019, the Board authorized the disposal of the residual (2.49%) stake in the share capital of BT Group and all of the 95.5% in Orange Niger. It examined the plan to acquire SecureData and authorized the acquisition of SecureLink, stressing the particular selectivity that the management must apply in the current context where high technology companies are highly valued.

It is regularly kept informed of news within the Company such as the signing of agreements and internal elections.

During the first half of 2019, the Board followed the progress of the so-called France Telecom social crisis trial, which took place from May to July 2019, and noted that Orange, represented by its Secretary General, endeavoured to be present in a constant and systematic manner at all hearings of the Paris Criminal Court. During its meeting of December 27, 2019, the Board was presented with an analysis of the consequences of the Court decision notified on December 20, 2019.

The Board of Directors approved the Group guidelines from the new Engage 2025 strategic plan and consulted in the second half of 2019 with the CCUES (which in February 2020 became the Central Social and Economic Committee) on the strategic positioning. This annual consultation of the CCUES took place during the Board meeting on December 3, 2019.

After productive discussions, the Board proposed extending the long-term incentive plan (LTIP) for Directors and Officers, for the 2020-2022 period, and reviewed the related performance criteria. The appropriateness of the criteria chosen compared with the new strategic positioning was in particular discussed. This plan will be submitted for approval by the Shareholders’ Meeting of May 19, 2020 (see Section 5.4.1). The Board of Director’s review of points related to the appointment, compensation and evaluation of Corporate Officers is done in the absence of the interested parties.

On October 4, 2019, it also studied the existence and monitoring of the effectiveness of internal control and financial and non-financial risk management systems in the form of a joint meeting of the three committees in the Board of Directors’ meeting.

The Board of Directors was presented with a report on the implementation of the Group vigilance plan and the new non-financial performance reporting obligations. It also approved the information on the corporate social and environmental issues of the Group included in the Report of the Board of Directors to the Shareholders’ Meeting.

The Board also conducted an assessment of its operations. This took place in the fourth quarter of 2019 with the help of an independent consultancy (see Section 5.2.1.9 Periodic review of the operations of the Board of Directors and its committees).

At Board meetings held on February 20, 2019, and February 12, 2020, Charles-Henri Filippi reported on the performance of his duties as Lead Director in 2018 and 2019.

The main topics covered in the latest report are:

−    the monitoring of potential crisis situations which could undermine the Company’s governance;

−    the quality of relations within the Board and between the Board of Directors and the General Management;

−    the monitoring, in cooperation with the GCSER Committee, of the regular review of independence and any potential cases of conflicts of interest.

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The Lead Director also regularly reported on subjects relating to his mission at the Board meetings.

Committee activities

Audit Committee

The Audit Committee met nine times in 2019. These meetings had a collective attendance rate of 91%.

It met regularly with Orange’s senior management and the main managers of the Group’s Finance Department, as well as with the Head of the Group Audit, Control and Risk Management Department and the Statutory Auditors in order to review with them their respective action plans and a follow-up on these plans.

Financial Reporting

In 2019, the Committee analyzed the statutory and consolidated financial statements for the 2018 fiscal year and the first half of 2019, together with the first and third quarter results for 2019. In its meeting on February 10, 2020, it reviewed the results of the fourth quarter of 2019, as well as the statutory and consolidated financial statements for the 2019 fiscal year. It verified that the processes for producing accounting and financial information complied with regulatory and legal requirements, especially in terms of internal control. In this respect, the Committee reviewed the draft Management Report and heard the Statutory Auditors’ Reports. During a specific session, it also examined the 2020 budget and the financial trajectory until 2023 with regard to the strategic angles proposed for the period from 2020 to 2025. The significant risks and off-balance sheet commitments and their accounting impact, as well as the results of the asset impairment tests were also discussed.

In addition, the Committee reviewed all financial communications before their publication.

Internal Control and Risk Management, Ethics

Before approving each set of financial statements, the Committee undertook a review of the significant litigations in which the Group is involved.

Moreover, the Committee examined the results of the annual evaluation of the internal financial control system, which were presented to it by the Group Internal Control Department, and concluded that the system was effective [REDACTED SECTION: CERTAIN TEXT HAS BEEN REDACTED.]

The Committee also examined the major risks that, should they materialize, the Company believes could have a significant, adverse effects on its business, financial position or profits, particularly in light of its risk mapping. It also ensured that the recommendations formulated by the Audit, Control and Risk Management Department after the internal audit assignments were correctly implemented. The findings of the audit assignments as well as the agenda of the upcoming audit assignments were presented. [REDACTED SECTION: CERTAIN TEXT HAS BEEN REDACTED.]

Finally, the Committee was presented with the external audit plan.

Management of Debt and Cash

The Committee regularly examined the Group’s policy on debt refinancing and cash management.

In June 2019, it considered a proposal to increase the ceiling for the annual emissions of debt securities, with a view to having greater flexibility, and was consulted on the implementation of a charter governing the issuing of "green bonds" for ecological, social and sustainability purposes.

Expansion Plans and Strategic Plan

The Committee was informed about the position of the Group’s equity interests in Africa and the Middle East and reviewed the asset impairment tests conducted at the end of 2019 at the Group’s main subsidiaries and equity interests, based on the entities’ updated strategic plans, in order to take the 2020 budget as well as geopolitical and macroeconomic changes into account.

On the occasion of the launch of the auction procedure for the awarding of 5G frequencies in France, and given the issues at stake for the Group, it recommended to the Board the creation of an ad hoc committee within the framework of Internal Guidelines.

Furthermore, the Committee examined the outlook and main financial lines of the Engage 2025 new strategic plan.

Statutory Auditors

The Committee reviewed the fees for the Statutory Auditors for 2019 and the financial terms of their work during the year. A technical committee was set up, in which the Chairman of the Audit Committee participated, as part of the selection process for the panel of statutory auditors. This committee carried out work with a view to recommending a panel of statutory auditors to the Board of Directors, to replace E&Y, whose mandate will end at the 2021 Shareholders’ Meeting.

Governance and Corporate Social and Environmental Responsibility Committee (GCSER Committee)

The GCSER Committee met nine times in 2019. These meetings had a collective attendance rate of 100%.

Compensation of Directors and Officers

At the beginning of 2019, the Committee determined the target proposals and calculation methods for the variable portion of the compensation of the Chairman and CEO and the Delegate CEOs for 2019. The calculation of the annual variable compensation of Corporate Officer compensation is based on a weighted average of four indicators that focus on the Group’s growth, profitability, quality of service, and CSR performance. These indicators, their relative weighting and the results achieved are described in Section 5.4 Remuneration and benefits paid to Directors, Officers and Senior Management.

The proposed targets for Directors and Officers in 2020 were examined, debated and finalized in February 2020.

In addition, the Committee monitored the implementation of the long-term incentive plan (LTIP) for Corporate Officers and members of the Executive Committee for the 2017-2019 and 2018-2020 periods. In February 2020, on the Committee’s recommendation, the terms and conditions for the 2019-2021 LTIP were renewed for 2020-2022, with certain changes to take account of the new strategic lines of the Engage 2025 plan presented on December 4, 2019.

The terms, procedures and conditions of these LTIPs are described in Section 5.4.1.

Lastly, the Committee prepared the breakdown of compensation for directors in respect of the 2019 fiscal year and defined the executive compensation policy for the 2020 fiscal year in the light of the changes made by order No. 2019-1234 of November 27, 2019 relating to the compensation for directors of listed companies (see Section 5.4.2 Board of Directors’ report on the compensation of non-executive corporate officers).

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Governance and operation of the Board

The Committee reviewed the Board’s Corporate Governance report attached to the Management Report.

It also reviewed, like every year, each of the independent directors’ positions in terms of the independence criteria set out in the Afep-Medef Code, in view of the position of Charles-Henri Filippi, whose term of office expires at the end of the Shareholders Meeting of 2020 (see Section 5.2.1.2 Independent directors).

During its meeting of February 7, 2020, the Committee took note of annual declarations made by Orange’s corporate officers, in which certain information is required: number of Orange shares held and any related-party transaction, terms of office and positions held in 2019, personal position, potential conflicts of interest, etc.

Members of the GCSER noted that in light of the annual declarations made by corporate officers, no specific conflicts of interest had been identified. This review, together with other work carried out by the Committee, enabled it to recommend to the Board that it categorize seven directors as independent within the meaning of the Afep-Medef Code (see Section 5.2.1.2 Independent directors).

The Committee also considered the annual activity report of the Lead Director.

Finally, in the last quarter of 2019, the Committee entrusted an assessment of the operating procedures of the Board and its committees to an external consultancy, in line with the recommendation of the Afep-Medef Corporate Governance Code, including the measurement of the effective contribution of the directors (see Section 5.2.1.9 Periodic review of the work of the Board of Directors and its committees).

Nomination

In March 2019, the Committee discussed the composition of the Board of Directors and recommended that the Board submit to the Shareholders’ Meeting of May 21, 2019 the reappointment of Helle Kristoffersen, Alexandre Bompard and Jean-Michel Severino, all three of whom are independent directors.

Mouna Sepehri, whose term expired at the Shareholders’ Meeting of May 21, 2019, did not request the renewal of her mandate. The Committee noted this, and in spite of her strong contribution to the work of the Board, looked at several profiles of people with expertise in the governance of large groups and CSR. It recommended the appointment of Anne-Gabrielle Heilbronner, elected by the Shareholders’ Meeting of May 21, 2019.

Otherwise, the committee also recommended, on proposal from the government, the renewal of the mandate of Anne Lange, director representing the public sector.

The Committee also acknowledged, on June 14, 2019, the resignation of Luc Marino, the director representing employee shareholders; his replacement Philippe Charry took up his position on the Board and was appointed member of the Innovation and Technology Committee.

In October 2019, the Committee discussed the composition of the Board of Directors and recommended that the Board submit to the Shareholders’ Meeting of May 19, 2020, the reappointment of Christel Heydemann and Bernard Ramanantsoa, both of whom are independent directors and whose profiles and expertise were considered to be appropriate for maintaining the diversity of the members of the Board recommended by the Afep-Medef Code regarding the composition of the Board of Directors.

Since this involves the office of the director representing employees who are shareholders, an office also expiring on the Shareholders’ Meeting of May 19, 2020, the GCSER recommended that the Board of Directors delegate to the Chairman and CEO all powers regarding the organization and implementation of preliminary consultation with shareholder employees, with a view to proposing a candidate to the Shareholders’ Meeting, and it has been regularly informed of the result of this p-consultation during its meeting on February 7, 2020.

Finally, the Committee examined the procedures leading up to the replacement of Charles-Henri Filippi, Chairman of the GCSER and Lead Director, whose mandate also ends at the end of the General Meeting of May 19, 2020. The Committee noted that, due to having been in office twelve years, Charles-Henri Filippi could not have his term as independent director renewed; it therefore proposed that an independent consultant be hired to select a profile meeting the requirements of the Board and of Article 13.2 of its Internal Guidelines, according to the terms of which it must "ensure the diversity of professional qualifications and experience in connection with the Group businesses."

Acknowledging rapid changes in the telecommunications sector and with a view to enriching discussions on the Board about innovation and technology, the Committee proposed that the next director should have expertise in the area of innovation in the digital sector, work (or have worked) abroad and exercise (or have exercised) a General Management function.

This selection task, carried out between the months of October 2019 and February 2020, lead to a recommendation from the GCSER during its meeting on February 7, 2020, approved by the Board of Directors during its meeting on February 12. As a result of this process, the candidature of Mr Frédéric Sanchez will be presented at the next Shareholders’ Meeting. [REDACTED SECTION: CERTAIN TEXT HAS BEEN REDACTED.] The Board of Directors will appoint a new Lead Director and a new Chairman of CGRSE after the Shareholders’ Meeting of May 19, 2020.

CSER, ethics, compliance

The Committee reviewed the strategy and important issues related to the Group’s corporate social and environmental responsibility policies. It examined the major achievements in 2019 in this area. The Committee reported to the Board of Directors on its work on this subject.

The progress of the roll-out of the program to prevent corruption within the Group, in particular relating to the implementation of measures resulting from French Law of December 9, 2016, known as the "Sapin II" Law, or from decree no. 2017-1180 of July 19, 2017, on the publication of non-financial information, was presented to the Committee, in particular the implementation of the Code of Conduct and "non-financial performance disclosure obligations", and the roll-out of the Group’s anti-corruption vigilance plan. The Board of Directors was informed of this matter.

The Committee also examined the annual report on ethics and compliance and studied the Group-wide actions to implement the ethical practices and compliance program [REDACTED SECTION: CERTAIN TEXT HAS BEEN REDACTED.] It also assessed the implementation of the vigilance plan and the new non-financial performance reporting obligations.

Finally, as part of the periodic review of the Board’s work (see Section 5.2.1.9 Periodic review of the work of the Board of Directors and its committees), the Committee continued its discussions on the development and monitoring of Director and Officer replacement plans.

Labor

The Committee monitored changes in the yearly indicators of the employee satisfaction survey. At its meeting held on November 21, 2019, the Committee was presented with a detailed annual report on workplace gender equality and equal pay at Orange, specifically covering the proportion of women making up the workforce, an analysis

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of pay gaps, and the awareness-raising campaigns rolled out in 2019, and prepared the relevant Board discussions. It was also informed that a policy for ensuring a gender balance on the governing bodies, introduced by the Afep-Medef Code in January 2020, must be described in the Corporate Governance Report.

Innovation and Technology Committee (ITC)

The ITC met twice in 2019. These meetings had a collective attendance rate of 67%.

The Committee met the members of the Orange Scientific Committee for a presentation of the research strategy and the key issues in the area of value creation. It also traveled to Lille, with other members of the Board of Directors, for a field visit on the deployment of 5G, and took an interest in cyber defense activities (B2B and B2C scope).

Joint Committee

During a joint meeting in October 2019, members of the Audit Committee, the GCSER and the ITC studied the effectiveness of the risk management mechanism, with an appraisal of 2019 and a focus on the major risks for the Group, in particular from the perspective of technological competition between the US and China, network service quality commitments from Orange and environmental risks.

Ad hoc committees

An ad hoc committee, as provided for by Article 5 of the Internal Guidelines, was created, after a decision of the Board of Directors on 28 October 2019. This committee, which will work from the first half of 2020, will focus on the auction process in France for 5G frequencies.

Strategic seminars

Pursuant to its Internal Guidelines, the Board of Directors met with the members of the Executive Committee on January 9, 2019, and November 18, 2019. At these meetings, directors heard presentations on and discussed the Group’s financial, strategic, employee relations and regulatory positions, as well as the results of actions undertaken in France and around the world, and discussed certain areas of diversification (Cloud, cyber security, financial services). The seminar of November 18 was more focused on the presentation of the new Engage 2025 strategic plan, with particular focus on infrastructure and 5G issues, Data and artificial intelligence, outlook in the Africa and the Middle East region, as well as Orange Bank and financial services, which helped to inform the directors’ reflections and the debates that followed during the meetings of the Board.

Individual attendance of Board members

In accordance with Article 10.1 of the Afep-Medef Code, the table below presents the attendance rate of each member of the Board of Directors in 2019:

This table takes account of the participation of directors in both of the Board’s seminars as well as the combined meeting of the three committees on October 4, 2019.

	Attendance of members of the Board of Directors
	Board of Directors	Audit Committee	GCSER	ITC
Stéphane Richard	100%	NA	NA	NA
Alexandre Bompard	83%	NA	NA	33%
Philippe Charry (1)	100%	NA	NA	100%
Sébastien Crozier	100%	100%	NA	NA
Hélène Dantoine (1)	90%	75%	NA	NA
Charles-Henri Filippi	100%	NA	100%	NA
Anne-Gabrielle Heilbronner (1)	100%	NA	100%	NA
Christel Heydemann	92%	90%	NA	NA
Fabrice Jolys	92%	NA	100%	NA
Helle Kristoffersen	83%	NA	NA	67%
Anne Lange	100%	NA	100%	NA
Luc Marino (1)	100%	NA	NA	100%
René Ollier	92%	NA	NA	100%
Bernard Ramanantsoa	100%	100%	NA	NA
Jean-Michel Severino	75%	90%	NA	NA
Bpifrance Participations represented by Nicolas Dufourcq	42%	NA	NA	33%

(1)   Directors’ attendance rates are calculated based on their term of office in 2019, it being specified that:

        - Hélène Dantoine was appointed director as of March 14, 2019;

        - Anne-Gabrielle Heilbronner was appointed director as of May 21, 2019;

        - Luc Marino handed the Chairman of the Board his resignation from the position of director representing shareholder employees on June 14;

        - Philippe Charry, replacement director representing shareholder employees, joined the Board of Directors following Luc Marino’s departure.

In addition, Mouna Sepehri, whose mandate ended at the May 21, 2019 Shareholders’ Meeting, was only able to attend one Board of Directors meeting. Her attendance is not in this table and is not taken into account for the calculation of the collective attendance of the Board and its committees.

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5.2.1.9     Periodic review of the work of the Board of Directors and its committees

The operating procedures of the Board of Directors and of its committees are alternatively assessed internally via self-assessment, as was the case in 2018, and externally with the help of an independent consultancy, as was the case in 2019.

The GCSER Committee, followed by the Board, took note of the results of the self-assessment carried out by the Board and its committees. All directors participated in this assessment.

During the GCSER Committee discussions, followed by those of the Board of Directors at its meeting of February 12, 2020, directors expressed a very positive opinion about the operation of the Orange Board of Directors. A large majority of directors are satisfied with the dynamic (quality of the interaction between the directors and with members of management team) and the performance of the Board (quality of decisions made and how issues are managed). Directors believe that the governance bodies operate effectively and that the Board works in a collegial and cooperatives fashion, in accordance with the best practice recommended by the Afep-Medef code.

The areas of improvement suggested mainly relate to:

−    better anticipation of replacements, supported by a regular review of the make-up of the Board;

−    more diverse profiles on the Board (continue search for international profiles and those with strong skills in technology and innovation, improve the operation of the innovation and technologies Committee);

−    more care in dealing with the arrival of new directors (put in place a more structured integration process, to be built with Board members);

−    care in relation to the duration of the Board meetings (leave the Board more time for discussion, in-depth analysis of issues playing a greater role in committee meetings);

−    more exhaustive monitoring of decisions in order to ensure the Board is fully informed.

Finally, this assessment was an opportunity for the consultancy firm to update the mapping of skills and expertise of the Board members, presented in Section 5.2.1.3.

5.2.1.10    Description of the procedure for assessing current agreements in place

As a result of the law of May 22, 2019, on the growth and transformation of companies known as the "PACT Act," Boards of Directors of listed companies must put in place a procedure for regularly assessing whether agreements covering ongoing operations and concluded under normal conditions meet these criteria.

On December 3, 2019, the Orange SA Board of Directors adopted an internal procedure to assess whether the agreements concluded between (i) Orange SA and (ii) the corporate officers of Orange SA or the public sector (including the French government, Bpifrance Participations, central government administrations and companies controlled by the government) or any company in which an Orange SA corporate officer holds a position, can continue to be described as agreements which "relate to ongoing operations concluded under normal conditions."

As part of the procedure, the Group Legal Department is responsible for (i) centralizing the recording of these free agreements with the legal departments of the Orange SA divisions and (ii) carrying out a subsequent evaluation.

The agreements are assessed before they are signed, agreements are classified on a case-by-case basis by the legal department in question, with the support of the operational, financial and compliance departments of the Group, on the basis of cumulative criteria (the operation must be both current and concluded under normal conditions), and a re-examination of these agreements is planned on an annual basis. An annual in-depth check is also carried out on significant agreements, in order to ensure that they continue to meet the criteria for current and normal agreements at the level of Orange SA. These are, for example, agreements which are subject to significant commitments for Orange SA or decisions made in Group investment committees.

A report on this procedure will be presented for approval to the Orange SA Board of Directors every year. The Board will look at the effectiveness of the said procedure for assessing current agreements concluded under normal conditions and in place in the Group.

5.2.2       Operation of the General Management

5.2.2.1     Form of exercise of General Management

On February 23, 2011, the Board of Directors decided to combine the roles of Chairman and Chief Executive Officer and to appoint Stéphane Richard as Chairman of the Board of Directors with responsibility for the General Management of the Company. It considered this management structure to be the most appropriate for the Company’s organization and operation, because it allows the General Management to benefit from his business knowledge and experience in order to bring forward and defend the Company’s strategy, offering greater transparency between General Management and the Board of Directors, while optimizing coordination of operations within the Group and facilitating agile decision-making.

In this context, with an Executive Committee (see 5.2.2.3 Executive Committee and Group governance committees) thanks, on the one hand, to the presence of two Delegate CEOs with defined areas of expertise alongside the Chairman and Chief Executive Officer, and, on the other hand, of a statutory Lead Director with significant roles and powers, the presence of seven independent directors and the frequent meetings of the Board of Directors (11 meetings in 2019) and its committees, Orange has ensured the existence of the means to guarantee robust governance that focuses on efficiency and performance while ensuring a balance of power. In addition, each of the three committees of the Board of Directors (Audit Committee, GCSER Committee and ITC) is chaired by an independent director. During the assessment process carried out at the end of 2019, and as with previous assessments, directors were individually consulted and combining the roles of Chairman and Chief Executive Officer was considered to be the most appropriate given the Company’s position.

5.2.2.2     Limits set on the Chairman and Chief Executive Officer’s authority

The Chairman and Chief Executive Officer is invested with extensive powers to act in the Company’s name. He exercises his powers within the limits of the corporate scope and subject to those limits that the law and Internal Guidelines of the Board of Directors expressly reserve for the latter. He is supported in this task by the Delegate Chief Executive Officers and the Executive Committee.

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Article 2 of the Internal Guidelines of the Board of Directors provides that the Chairman and CEO must obtain the Board’s prior authorization before committing the Company to:

−    investments or divestments exceeding €200 million per transaction falling within the consolidation scope, and when the total consolidated exposure exceeds the Board’s prior authorization for such an investment; or

−    any new investment (excluding acquisitions of telecoms spectrum) under the Group’s major multi-annual technology programs in its main territories (such as FTTH, 5G, etc.) in an average amount per annum exceeding 2.5% of the Group’s investments budgeted during the year in question.

In addition, acquisitions of telecom spectrum by the Group in the territories representing at least 10% of the consolidated revenue must be subject to prior presentation to the Board of Directors, with the latter setting a maximum auction price.

Investments or divestments remain, as the case may be, subject to independent review by the governing bodies of the subsidiaries in question.

Furthermore, any investment or divestment that falls outside the scope of the Company’s strategy and involves a transaction in excess of €20 million must first be approved by the Board of Directors. Where relevant, the Board of Directors must be kept informed of any significant new developments regarding such transactions.

The Chief Executive Officer must also obtain annual authorization from the Board of Directors, within ceilings determined by it, to allow the Company to issue bonds or equivalent securities or arrange syndicated bank facilities.

5.2.2.3     Executive Committee and Group governance committees

The Executive Committee, under the authority of the Chairman and CEO, is responsible for managing the Group and coordinating the implementation of its strategy. It oversees the achievement of operational, labor relations and technical objectives, as well as of those relating to the allocation of financial resources. Its meetings are generally held weekly. Its composition is specified in Section 5.1.3.

Stéphane Richard has delegated a series of powers and signing authority to each member of the Executive Committee, each of whom has applied them in their respective area of expertise.

Several specialized committees reporting to the Executive Committee were created to apply or oversee the implementation of its directives throughout the Group. The main committees that support Group governance are the Group Investment Committee, the Treasury and Financing Committee, the Tax Committee, the Claims and Commitments Committee, the Risks Committee, the Employment and Skills Committee and the Disclosure Committee. Each committee has adopted Internal Guidelines or a charter defining their operating and deliberation procedures. These committees are also responsible for monitoring risk management with regard to financial liabilities, thereby helping to limit the Group’s overall exposure.

The Group Investment Committee, which operates under the authority of the Chairman and CEO, is chaired by the Delegate CEO in charge of Finance, Performance and Europe, and includes four other permanent members: the Delegate CEO in charge of Group Transformation, the Deputy CEO, the Chief Technology and Global Innovation Officer, the Senior Executive Vice-President in charge of Strategy and Cyber Security activities and the Secretary General. The internals guidelines of this committee (terms of reference) evolved in March 2020. Its role is to review projects implying financial commitments, off-balance sheet commitments and non-financial implications for the Group, also focusing on value creation. Other than in extraordinary circumstances, the Committee has decision-making authority on investment projects in IT and service platforms exceeding €10 million as well as bids in response to tender offers on the Enterprise market whose financing needs exceed €10 million, and on other investment projects exceeding €30 million (including implied operational expenses). It also rules on mergers and asset disposals, and the financing needs of subsidiaries in the event of an increase in the Group’s financial exposure. This Committee meets as often as it deems necessary and in general once a week.

The Treasury and Financing Committee, chaired by the Delegate CEO Finance, Performance and Europe, sets the guidelines for managing the Group’s debt and financing on a quarterly basis, especially in respect of its liquidity, interest rate, exchange rate and counterparty risks. The financial monitoring of the subsidiaries is also presented to the Committee. The Committee also reviews past management (key debt figures, completed transactions, financial results, etc.). It met four times in 2019.

The Tax Committee is chaired by the Delegate CEO Finance, Performance and Europe. Its role is to review the major tax issues in order to determine their accounting consequences, if any. The materiality threshold for tax matters that must be submitted to the Tax Committee is €10 million. This Committee meets twice a year. However, the Committee may convene special meetings to assess and approve the tax options to be taken on issues that are particularly important for the Group. The Tax Committee met three times in 2019.

The Claims and Commitments Committee, which is chaired by the General Secretariat, examines the Group’s significant litigations and contractual commitments, in order to ensure, in particular, that the related risks are as necessary taken into consideration as accounting provisions. The Committee’s mandate also includes approving the information in the notes to the financial statements on significant litigations. The Committee met seven times in 2019.

The Risks Committee, which operates under the authority of the Chairman and Chief Executive Officer, is chaired by the Delegate CEO Finance, Performance and Europe. It is made up of members of the Executive Committee, eleven of whom are permanent members. The Committee’s role is to review the Group’s principal risks and to propose to the Executive Committee all decisions regarding risk management and the quality of internal control, as well as to assist General Management in its risk management reporting to the Audit Committee and Board of Directors. In this respect, the Committee validates the risk mapping, validates and monitors the execution of the annual internal audit program and ensures the monitoring of the implementation of audit recommendations and corrective action plans. It monitors fraud and corruption prevention programs and reviews identified cases during meetings with the Lead Director. It is also informed of the main work on internal control, and ensures the consistency of the internal control and internal audit plans with the risk management objectives. In 2019, the Committee met five times.

The Employment and Skills Committee, which operates under the authority of the Chairman and CEO, is chaired, by delegation by the Group Senior Executive Vice-President in charge of Human Resources. It is made up of members of the Executive Committee or, by delegation, of their representatives. The Committee plays a key role in implementing the Group’s employment policy. The Employment and Skills Committee examines restructuring projects that may have a significant effect on jobs and skills, and job outlook and changes in the Group’s business lines, divisions and countries. It also looks at all plans for external hires in France. In this context, it issues recommendations on each candidate presented. The Committee meets several times a month.

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The Disclosure Committee operates under the authority of the Delegate CEO Finance, Performance and Europe. It is chaired, by delegation, by the Group Chief Accounting Officer, and includes the relevant Department heads within the accounting, legal, internal audit, controlling, investor relations and communications fields. It ensures integrity, accuracy, and compliance with applicable laws and regulations and recognized practices, and ensures the consistency and quality of the Group’s financial information. It carries out this mission within the procedural framework for the preparation and validation of financial information as defined by the Group. Accordingly, it examines all financial disclosures made by the Company: the consolidated financial statements, the annual and half-yearly financial reports, the reference document (now called the Universal Registration Document) filed with the AMF, the US Annual Report (Form 20-F) filed with the SEC, and any press releases containing financial information and presentations to institutional investors. In addition, the Committee looks at financial communication distributed by the principal listed subsidiaries. It met 20 times in 2019.

In addition, in terms of the Group’s governance, the following committees help to guide strategy in the area of non-financial performance and diversity at Orange.

The Group Ethics Committee deals with issues of compliance, ethics and social responsibility at Orange. It is made up of six members of the Executive Committee, the Group’s Inspector General and the Chief Compliance Officer. During a meeting in July 2019, the decision was made to expand its role to steering non-financial performance. It now reviews, notably, the "declaration of non-financial performance" (DNFP) and the "Orange group vigilance plan," which are included in the Management Report presented to the general meeting of shareholders. The Group Ethics Committee met twice in 2019.

The Professional Equality Strategy Committee, created in 2011, guides Orange’s policy in the area of gender equality in the workplace. It is made up of members of the Executive Committee and representatives of Group entities. This committee sets the main lines of the policy for gender equality in the workplace, focusing on four main areas: equal pay, women’s access to positions of responsibility, balanced gender representation in all of the Group’s business areas including technical fields, and private life/work life balance. The Professional Equality Strategy Committee met twice in 2019.

5.3     Reference to a Code of Corporate Governance

Orange refers to the Afep-Medef Corporate Governance Code for listed companies revised in January 2020, which may be consulted on the Orange, Afep and Medef websites.

Under the Comply or Explain rule provided for in Article L. 225-37 of the French Commercial Code, the Company states its compliance with the recommendations of the Afep-Medef Code as of the date of this document, with the exception of the rule on the loss of independent director status (Article 9.5.6 of the Afep-Medef Code), which occurs after twelve years. We note that Charles-Henri Filippi’s mandate reached a length of twelve years on February 5, 2020, and that his mandate ends after the General Meeting of May 19, with no proposed extension (see Section 5.2.1.2 Independent Directors).

Main differences with the rules of the New York Stock Exchange

Orange has endeavored to take the New York Stock Exchange (NYSE) Corporate Governance standards into account. However, since the Company is not a US company, most of these rules do not apply to it, and the Company is allowed to follow the rules applicable in France instead. Accordingly, Orange has elected to refer to the Afep-Medef Code, where the recommendations differ in some respects from the NYSE governance rules applicable to US companies listed on the NYSE.

The main differences between Orange’s practices and the rules applicable to US companies are described in Orange’s annual report (Form 20-F) filed with the Securities and Exchange Commission of the United States.

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5.4     Remuneration and benefits paid to Directors, Officers and Senior Management

5.4.1       Report of the Board of Directors on compensation and benefits paid to corporate officers

The principles of the compensation policy for corporate officers are described in Section 5.4.1.1 "Compensation policy for corporate officers".

The Company refers to the Afep-Medef Corporate Governance Code for listed companies (revised version of January 29, 2020) as a general baseline, and in particular for compensation matters.

This report presents the itemized total compensation and benefits of any kind paid or awarded during the fiscal year ended December 31, 2019, to directors and officers as well as the policy regarding the compensation of corporate officers for their positions, pursuant to Article L. 225-37-2 I of the French Commercial Code.

This report was prepared under the aegis of the Governance and Corporate Social and Environmental Responsibility Committee (GCSER Committee).

5.4.1.1     Compensation policy for corporate officers

Orange aims to define and put in place a balanced and socially equitable compensation policy for its corporate officers.

The executive compensation policy is consistent with the Group’s strategy. It is not only a management tool for attracting, motivating, and retaining the talent the Company needs, it is also a way to meet the expectations of shareholders and other stakeholders, particularly in terms of transparency, performance and respect for CSR commitments.

All compensation and benefits are analyzed by item, then comprehensively, to obtain the appropriate balance among fixed and variable, individual and group, and short and long-term compensation.

Orange ensures that the criteria governing the annual and multi-year variable components of the corporate officers are aligned with those of all the company’s managers.

The compensation policy for corporate officers is set by the Board of Directors on the recommendation of the GCSER.

Governance

The general principles and criteria for the compensation of corporate officers and their assessment are prepared and examined by the GCSER, which then makes recommendations to the Board of Directors for decision.

The GCSER may use external benchmarks to assess the levels of compensation of corporate officers. In this respect, surveys are regularly used in order to ensure that compensation levels and structures are competitive in relation to a panel of comparable companies, including companies based in France and abroad which are competitors of the Group in telecommunications, as well as service companies, some of which have a government shareholder.

The GCSER listens to observations and requests made by investors and makes a point of taking them into account, while maintaining a consistent compensation policy, subject to the constraints imposed by the confidentiality of the information published.

Finally, the GCSER ensures the consistency of corporate officer and director compensation policies with regard to the variable annual share and the allocation of performance shares and more generally the balance of compensation packages within Orange with the analysis of changes in equity ratios.

The GCSER defines, at the end of Y-1, the structure of corporate officer compensation and at the start of year Y the targets and criteria governing variable compensation packages, in connection with the Group’s strategy and the contribution demanded from corporate officers.

In 2019, the GCSER examined the compensation of corporate officers in four meetings.

The issue of the compensation of corporate officers was dealt with during four meetings of the Board of Directors in 2019. Corporate officers do not participate in the discussions of the Board of Directors about their own pay.

Compensation structure for corporate officers

The compensation structure for each of the corporate officers consists mainly of compensation in the form of yearly fixed compensation and variable compensation, and multi-year variable compensation. Each of these items is more fully detailed below.

Fixed compensation

Fixed compensation of corporate officers is based on:

−    the importance and complexity of their responsibilities;

−    the experience and path of those holding these positions;

−    and market analysis for comparable positions.

Annual variable compensation

The purpose of annual variable compensation is to inspire corporate officers to achieve the annual performance targets set for them by the Board of Directors, consistent with the Company’s strategy. Pursuant to the Afep-Medef Code, the potential amount of variable compensation is expressed as a percentage of fixed compensation.

This variable share depends on performance levels applied to financial (50%) and non-financial (50%) parameters that represent expected overall performance. The entire variable portion is determined by precise targets, most importantly a quantitative performance measurement, including for non-financial indicators.

Multi-year variable compensation

In 2015 and 2016, corporate officers benefited from two long-term incentive plans in cash (LTIP 2015-2017 and LTIP 2016-2018).

Since 2017, the Board of Directors has decided to modify the LTIP scheme as further means of retaining corporate officers and aligning their interests with the interests of the Company and the shareholders. In line with market practices, the scheme is based on a performance share allocation plan and on criteria that recognize the officers’ direct contribution to the Company’s long-term overall performance. This scheme also benefits employees holding key positions within the Orange group.

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Exceptional compensation

Until 2018, the Board of Directors had applied the principle by which corporate officers might be paid exceptional compensation in certain circumstances that should be disclosed in detail and supported with evidence, subject however to the shareholders’ approval. Since this option was not used in 2018 or in prior years, the Board of Directors voted, for the sake of transparency, that this provision could no longer be used from 2019.

Attendance fees

Corporate officers do not receive attendance fees for the duties and offices carried out in the Group’s companies.

Plans related to termination of service

There is no compensation or benefit owed or likely to be owed because of the termination or change of office of corporate officers, nor any commitment to pay any compensation in consideration for a non- competition clause.

However, if a Corporate Officer is appointed via external hiring, the Board of Directors reserves the right to apply such provisions in keeping with the law and in compliance with the Afep-Medef Code.

Supplemental retirement plan

Corporate officers do not benefit from any supplemental retirement plan for their services in excess of the mandatory base and supplemental plans.

If, before the Officer took office, he or she was eligible for the defined benefit retirement plan set up for employees classified as "off the matrix" (a plan which was canceled for people recruited from 2011), that plan’s coverage is suspended, and no rights are generated during the term of office. Furthermore, upon termination of service, the period during which the Director held office will not be taken into account, in terms of either seniority or compensation, in the calculation of pension.

Benefits in kind

Corporate officers may, if they wish, have a company car with chauffeur; consulting firm services for personal legal assistance relating to their roles, capped at 100 hours a year for the Chairman and CEO, and 20 hours for the other corporate officers; an annual health check; Internet or telephone access; and the equipment, particularly IT equipment, needed to perform their duties.

Miscellaneous

The Chairman and CEO as well as the Delegate CEOs are enrolled in the Orange group’s death and disability and supplemental health insurance plans, which are applicable to corporate officers [REDACTED SECTION: CERTAIN TEXT HAS BEEN REDACTED.]

5.4.1.2     Amount of compensation paid or allocated to corporate officers for 2019

Tables No. 1 to 11 below follow the standard presentation as recommended in Annex 4 of the Afep-Medef Code (28).

Summary of the compensation, stock options and shares allocated to each corporate officer (table No. 1)

(in euros)	2019	2018
Stéphane Richard
Gross compensation in respect of fiscal year (detailed in table 2)	1,616,383	1,870,762
Valuation of options allocated throughout the year	-	-
Valuation of LTIP performance shares allocated throughout the year	273,000	392,875
Total	1,889,383
Ramon Fernandez
Gross compensation in respect of fiscal year (detailed in table 2)	895,274	1,104,471
Valuation of options allocated throughout the year	-	-
Valuation of LTIP performance shares allocated throughout the year	140,400	202,050
Total	1,035,674
Gervais Pellissier
Gross compensation in respect of fiscal year (detailed in table 2)	890,388	1,112,387
Valuation of options allocated throughout the year	-	-
Valuation of LTIP performance shares allocated throughout the year	140,400	202,050
Total	1,030,788

Performance shares awarded in 2018 and 2019 under the 2018-2020 LTIP and 2019-2021 LTIP share performance plans were valued at their grant date at the IFRS fair value. The valuation of these shares is therefore given in the table above for the sake of transparency. However, to the extent that the 2018 compensation already includes the cash payments related to the 2016-2018 LTIP, the sum of the two aggregates is not shown in 2018 since it is not representative of the compensation of corporate officers.

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Summary of the compensation paid to each corporate officer (table No. 2)

Gross amounts	2019		2018
(in euros)	Amounts due in respect of fiscal year	Amounts paid during the fiscal year	Amounts paid in respect of fiscal year	Amounts paid during the fiscal year
Stéphane Richard
Fixed compensation	950,000	950,000	932,930	932,930
Variable compensation	655,120	626,124	626,124	533,250
Multi-year variable compensation (LTIP)		300,000	300,000	300,000
Exceptional compensation
Attendance fees (1)
Benefits in kind	11,263	11,263	11,708	11,708
Total	1,616,383	1,887,387	1,870,762	1,777,888
Ramon Fernandez
Fixed compensation	600,000	600,000	600,000	600,000
Variable compensation	278,280	294,235	294,235	296,250
Multi-year variable compensation (LTIP)		200,000	200,000	160,000
Exceptional compensation
Attendance fees	NA	NA	NA	NA
Benefits in kind	16,994	16,994	10,236	10,236
Total	895,274	1,111,229	1,104,471	1,066,486
Gervais Pellissier
Fixed compensation	600,000	600,000	600,000	600,000
Variable compensation	278,280	294,235	294,235	355,500
Multi-year variable compensation (LTIP)		200,000	200,000	200,000
Exceptional compensation
Attendance fees	NA	NA	NA	NA
Benefits in kind	12,108	12,108	18,152	18,152
Total	890,388	1,106,343	1,112,387	1,173,652

(1)   Stéphane Richard has waived his right to receive attendance fees.

NA: not applicable.

Fixed compensation

In accordance with the resolutions approved by the Shareholders’ Meeting of May 21, 2019, the compensation of Stéphane Richard remained the same at €950,000 annually, as did that of Ramon Fernandez and Gervais Pellissier at €600,000 annually.

Annual variable compensation

In 2019 Stéphane Richard received a variable share of €626,124 in respect of the 2018 fiscal year, approved by the Shareholders’ Meeting of May 21, 2019. Ramon Fernandez and Gervais Pellissier received a variable share of €294,235 in respect of the same fiscal year.

In 2019, Stéphane Richard was entitled to a variable portion of 80% of his annual fixed compensation on an achieved targets basis, and up to 100% for out-performance.

For 2019, Ramon Fernandez and Gervais Pellissier were entitled to a variable portion, on an achieved targets basis, capped at 60% of their annual fixed compensation.

Reminder of targets and results achieved for 2019

In 2019, the annual variable compensation of the corporate officers was based on the weighted average of four indicators emphasizing the Group’s growth, its profitability, customer experience, and CSR performance. The expected performance levels were set by the Board of Directors, with financial indicators based on the Group’s budget.

To calculate the percentage attainment, an elasticity curve is constructed so that the percentage can be allocated with respect to each indicator and its attainment level.

Growth in revenue (for 20%)

The revenue growth target (on a comparable basis) set for corporate officers in 2019 was in line with the Group’s budget.

With growth of 0.6%, the elasticity curve puts the attainment percentage of this indicator at 0%.

Operating cash flow (for 30%)

The operating cash flow objective set for the corporate officers for 2019 was in line with the Group’s budget. With an operating cash flow of €5,568 million the elasticity curve of this indicator put the attainment percentage at 91.1% for Stéphane Richard, Ramon Fernandez and Gervais Pellissier.

Customer Experience (for 17%)

The customer experience indicator is divided in two sub-indicators: a mass market customer experience indicator (B2C customer survey) which accounts for 75% of the result, and a global B2B customer experience indicator (B2B customer survey) for 25%.

The B2C and B2B Sub-indicators are average recommendation scores given by customers (Mean Recommendation Score, or MRS). These surveys are conducted in several countries: in France, in the Europe

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region as well as the MEA region, and with the Enterprise customers of Orange Business Services.

In 2019, the target for the B2C indicator was 79; the final figure was 81.2. For the B2B indicator, the target was 7.47 and the actual figure was 7.66.

The elasticity curve applied to the B2C indicator put the attainment percentage at 113.75% for Stéphane Richard and 100% for Ramon Fernandez and Gervais Pellissier.

The elasticity curve applied to the B2B indicators put the attainment percentage at 111.88% for Stéphane Richard and at 100% for Ramon Fernandez and Gervais Pellissier.

CSR performance (for 33%)

The target was to achieve overall progress in the six indicator components:

−    three are related to the result of the employee survey, which is conducted on an annual basis by an external agency giving a 70% weighting. Results are reviewed based on the employees’ perceptions in connection with three topics: skills, collective agility, commitment;

−    three relate to changes in HR indicators, with a 30% weighting: the NPS (Net Promoter Score), the frequency of work-related accidents (TFRAC) and the percentage of women in management networks.

The result for each component is measured in the following way:

−    target not attained: result of -1;

−    target attained: result of 0;

−    target surpassed: result of +1.

The three items of the employee survey rose in relation to 2018. The result is +3.

The TFRAC and the percentage of women in management networks are "on target." The learner NPS, for its part, are "target surpassed." The result is +1.

Criterion	2019 employee experience objectives			Scoring 5
	Minimum	Actual	Maximum
Employee survey	-3	3	3	Delegate CEO 70%; CEO 87.5%
HR indicators	-3	1	3	Delegate CEO 30%; CEO 32.5%
Total				DGD 100%; PDG 120%

The elasticity curve applied to this indicator gives 120% for Stéphane Richard and 100% for Ramon Fernandez and Gervais Pellissier.

Amount of variable portion in respect of 2019

• Attainment percentage for Stéphane Richard

Criterion	Variable compensation results 2019				Actual
	Weight	Threshold	Target	Maximum
Organic growth in revenue	20.00%	Budget -0.5pt	Budget	Budget +1pt	0.0%
Operating cash flow	30.00%	Budget -2.5%	Budget	Budget +5%	27.3%
B2C customer experience	12.75%	75.0	79.0	83.0	14.5%
B2B customer experience	4.25%	7.07	7.47	7.87	4.8%
Employee experience	33.00%				39.6%
Weighted total	100.00%				86.2%

• Attainment percentage for Ramon Fernandez and Gervais Pellissier

Criterion	Variable compensation results 2019				Actual
	Weight	Threshold	Target	Maximum
Organic growth in revenue	20.00%	Budget -0.5pt	Budget	Budget	0.0%
Operating cash flow	30.00%	Budget -2.5%	Budget	Budget	27.3%
B2C customer experience	12.75%	75.7	79.7	79.7	12.8%
B2B customer experience	4.25%	7.07	7.47	7.47	4.3%
Employee experience	33.00%				33.0%
Weighted total	100.00%				77.3%

The application of these attainment rates to the corporate officers’ respective variable targets yields the following variable portion amounts:

Corporate officer	Fixed compensation (in euros)	Target (in %)	Rate of attainment (in %)	Rate of payment (in %)	2019 variable compensation due (in euros)
Stéphane Richard	950,000	80%	86.20%	68.96%	655,120
Ramon Fernandez	600,000	60%	77.30%	46.38%	278,280
Gervais Pellissier	600,000	60%	77.30%	46.38%	278,280

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Performance share plans

In respect of the LTIP 2019-2021, 35,000 shares were allocated to Stéphane Richard and 18,000 to Ramon Fernandez and Gervais Pellissier under performance and presence conditions in accordance with the thirteenth and fourteenth resolutions approved by the Shareholders Meeting of May 21, 2019.

Results of the LTIP 2017-2019

The performance conditions of this plan are measured using the following two indicators:

−    Total Shareholder Return (TSR) for 50%: comparative change between the Orange TSR and the TSR of the Stoxx Europe 600 Telecommunications index over the duration of the plan;

−    organic cash flow, as defined by the plan, measured over three fiscal years and compared annually with the budget forecast.

The result is adjusted in accordance with five criteria based on the Essentials2020 strategic plan: adjusted EBITDA, diversification revenue, average mobile and fixed data speed and the mobile Brand Power and Net Promotor Score (NPS). Each criterion is scored +3% if the objective is met and -3% if not.

Total Shareholder Return (TSR)

The TSR was met in the 2017-2019 period. Orange’s TSR was 17.359% higher than that of the Telecommunications Stoxx Europe 600, which was +1.908%. This gives a valuation of 50%.

Organic cash flow, as defined by the plan

The target was attained for 2017 and 2019 and not attained for 2018. This gives a valuation of 33.33%.

Adjustment criteria

The combined results of the five adjustment criteria give +3%:

Criterion	Weight	Net income	Scoring 5	Objectives
Diversification revenue	3.00%	attained	3.00%	€1 bn
Mobile and fixed data speeds	3.00%	attained	3.00%	mobile speeds: 35 Mps fixed speeds:160 Mps
Brand Power	3.00%	not attained	-3.00%	increased in at least 2/3 of the countries
NPS	3.00%	not attained	-3.00%	leader on 75% customer base
Adjusted EBITDA	3.00%	attained	3.00%	attained 3-year budget
Adjustment total			3%

[REDACTED SECTION: CERTAIN TEXT HAS BEEN REDACTED.]

Valuation in number of shares

Adding the results on the two criteria, with an adjustment of 3%, gives a result of 85.83%.

Corporate officer	Target	Rate of attainment (in %)	Shares acquired LTIP 2017-2019
Stéphane Richard	25,000	85.83%	21,458
Ramon Fernandez	17,000	85.83%	14,592
Gervais Pellissier	17,000	85.83%	14,592

Breakdown of benefits in kind 2019

Corporate officers received the following benefits in kind in 2019:

Benefits in kind	Company car	Health check	Legal advice	Internet/ telecommu- nications
Stéphane Richard	X
Ramon Fernandez		X	X	X
Gervais Pellissier	X	X	X	X

Equity ratios

The 2019 equity ratio and the ratios of the four previous years are published in line with the AFEP recommendations defined in December 2019:

−    company chosen: Orange SA, which represents 88% of the permanent workforce in France (75,341 on permanent contracts);

−    scope: all private or public employees, civil servants excluding ex-patriates present for all years Y-1 and Y;

−    compensation taken into account: compensation (in full-time equivalent for part time employees) and benefits in kind paid in year Y on a gross basis and LTI allocated in year Y valued at the IFRS fair value.

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	ratio	2015	2016	2017	2018	2019
Stéphane Richard	versus average	25.1	26.8	32.2	39.2	37.9
	versus median	29.3	30.9	36.9	44.8	43.0
Ramon Fernandez	versus average	NA	18.7	19.3	22.9	22.0
	versus median	NA	21.6	22.1	26.2	24.9
Gervais Pellissier	versus average	20.5	19.9	21.7	24.8	21.9
	versus median	23.9	22.9	24.8	28.4	24.8

2018 and 2019 are atypical since they simultaneously present the payment of a cash LTIP and the allocation of an LTIP in performance shares at the start of the plan.

As already noted in the 2018 Reference Document, the 2015-2017 cash LTIP paid in 2018 and the allocation of the 2018-2020 performance shares LTIP are both taken into account in the calculation of the 2018 ratio. Likewise, the 2016-2018 cash LTIP paid in 2019 and the award of the 2019-2021 performance shares LTIP are both taken into account in the calculation of the 2019 ratio.

In this respect, in order to make the rises or falls in corporate officer compensation clearer in link with performance evolution (as shown below), the table below presents a pro-forma calculation of the ratios by allocating the cash LTIP amounts at the start of the plan, i.e. in 2015 for the 2015-2017 LTIP and 2016 for the 2016-2018 LTIP:

	ratio	2015	2016	2017	2018	2019
Stéphane Richard	versus average	30.8	32.4	32.2	33.8	32.7
	versus median	36.0	37.4	36.9	38.6	37.0
Ramon Fernandez	versus average	NA	22.4	19.3	20.0	18.5
	versus median	NA	25.8	22.1	22.9	20.9
Gervais Pellissier	versus average	24.3	23.6	21.7	21.2	18.4
	versus median	28.3	27.2	24.8	24.3	20.8

Table presented for information only.

Performance evolution

amounts in accordance with IFRS (in millions of euros)	2015	2016	2017	2018	2019
Revenue	40,236	40,708	40,859	41,381	42,238
% change	2,0%	1,2%	0,4%	1,3%	2,1%
Adjusted EBITDA/ EBITDAaL (1)	12,418	12,564	12,680	13,005	12,860
% change	2,1%	1,2%	0,9%	2,6%	(1,1)%
Operating income	4,742	3,917	4,778	4,829	5,927
% change	3,7%	(17,4)%	22,0%	1,1%	22,7%

(1)   2015-2018 Adjusted EBITDA; 2019 EBITDAaL.

Stock options granted during the fiscal year to each corporate officer (table no. 4)

During the 2019 fiscal year, neither Orange SA nor any other of the Group’s companies granted any stock options to corporate officers.

Stock options exercised during the fiscal year by each corporate officer (table no 5)

None.

Performance shares allocated during the fiscal year to each corporate officer (table no. 6)

Corporate officer	Grant date	Number of shares granted	Value of the grant (in euros) (IFRS fair value)	Vesting date of shares	First allowable date for selling some of them	Performance conditions
Stéphane Richard	July 24, 2019	35,000	273,000	March 31, 2022	50% 4/1/2022	yes
Ramon Fernandez	July 24, 2019	18,000	140,400	March 31, 2022	50% 4/1/2022	yes
Gervais Pellissier	July 24, 2019	18,000	140,400	March 31, 2022	50% 4/1/2022	yes

Nota: Performance shares represent 0,0013% of the share capital for Stephane Richard and 0,00068% for the Delegate CEOs.

Performance shares vested to each corporate officer during the fiscal year (table No. 7)

None.

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History of stock-option grants (table no. 8)

The last stock option plan matured on May 21, 2017. Gervais Pellissier, the only corporate officer to have received options from this last plan has not exercised any of them.

History of performance share grants (table No. 9)

	LTIP 2017-2019	LTIP 2018-2020	LTIP 2019-2021
Date of Shareholders’ Meeting	June 1, 2017	May 4, 2018	May 21, 2019
Date of Board of Directors meeting	July 26, 2017	July 25, 2018	July 24, 2019
Total number of freely allocated shares	1,597,000	1,681,000	1,669,000
Number of shares allocated to Stéphane Richard	25,000	35,000	35,000
Number of shares allocated to Ramon Fernandez	17,000	18,000	18,000
Number of shares allocated to Gervais Pellissier	17,000	18,000	18,000
Acquisition date	March 31, 2020	March 31, 2021	March 31, 2022
First disposal possible for corporate officers	50% on 4/1/2020	50% on 4/1/2021	50% on 4/1/2022
Performance conditions	yes	yes	yes
Number of shares acquired	1,246,361	2,000
Number of shares cancelled		80,000	29,000
Number of residual shares		1,599,000	1,640,000

Summary of the multi-year variable compensation paid to each corporate officer (table No. 10)

Amount (in euros)	LTIP 2015-2017	LTIP 2016-2018
Stéphane Richard	300,000	300,000
Ramon Fernandez	160,000	200,000
Gervais Pellissier	200,000	200,000

Other benefits granted to corporate officers (table No. 11)

Corporate officers	Employment Contract	Supplemental retirement plan	Compensation or benefits due or likely to be due upon termination or change of office	Compensation payable under a non-competition clause
Stéphane Richard	No	No	No	No
Ramon Fernandez	No	No	No	No
Gervais Pellissier	No	No	No	No

Stéphane Richard’s work contract was terminated on March 1, 2010, when he was appointed Chief Executive Officer.

Gervais Pellissier’s work contract was suspended on November 1, 2011, when he was appointed Deputy Chief Executive.

Ramon Fernandez’s work contract was suspended on January 1, 2016, when he was appointed Deputy Chief Executive.

5.4.1.3     Compensation structure for corporate officers for 2020

The Board of Directors has taken into account the approval level at the Shareholders’ Meeting for the resolutions concerning the compensation of corporate officers for 2019 (including the vote of the Orange Actions FCPE employee savings fund in which management representatives do not participate and which represented 4.9% of the capital and 8.2% of the voting rights) and the submissions and requests of investors.

The proposal is therefore made that the compensation of corporate officers remain unchanged in each of the components for 2020, with just a few adjustments of indicators or of criteria to make the compensation packages more in line with the Company’s strategy. In addition, components of 2020 compensation are presented with for the purposes of increased transparency and clarity, in particular in relation to the 2020-2022 performance shares LTIP plan.

Impacts of the COVID-19 pandemic crisis

Considering the uncertainties linked to the current crisis, and even though, based on the information available to date, Orange does not expect a significant deviation from its financial objectives for 2020, these objectives could be affected although it is not yet clear what the scale of this impact will be.

However, the Board of Directors has not been able so far to determine more relevant objectives. It has therefore decided, in order to determine the variable share of executive compensation, to keep the 2020 performance objectives set before the crisis, which may now be far more difficult to achieve.

The probability that the Corporate Officers variable compensation be as a consequence significantly reduced is not to be dismissed. The Board of Directors has therefore wished, in line with the legislation in this area, to reserve the limited right to adjust the annual variable compensation, should the fall in this annual variable compensation be clearly out of steps with commitments and quality of work undertaken by Corporate Officers to manage the effects of the crisis.

Were this adjustment option to be applied, it would be in a manner that ensures its outcome reflects both the performance of the Corporate Officers and of the Group in the context of the COVID-19 pandemic. The maximum overall attainment rate of results for the corporate officers annual variable compensation under this option is 40%.

Further, it should be noted that any negative financial impact of the crisis of the 2020 financial results will impact not only LTIP 2020-2022 but also LTIP 2018-2020 and 2019-2021 through the 2020 organic cash flow indicator which dictates a significant share of Orange final vesting rights under these plans.

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Summary of proposed changes

Component of compensation	Changes proposed	Reason
Multi-year variable compensation	No change in structure Organic Cash Flow replaces Operational Cash Flow. EBITDAaL introduced as third financial indicator

Organic Cash Flow was chosen because this indicator is in guidances communicated to the market. Organic Cash Flow corresponds to the purest indicator for measuring generation of cash flow, prior to payment of licenses/spectrums and excluding litigations which are more difficult to anticipate in terms of amount. Organic Cash Flow seemed all the more relevant since it represents cash flow generated prior to the reimbursement of financial debts, shareholder compensation and any M&A operations.

EBITDAaL allows us to monitor the implementation of both actions taken to develop revenues and levers on costs when the market situation becomes more difficult.

Performance Shares (LTIP 2020-2022)	No change in structure Addition of a composite CSR indicator and removal of adjustment criteria

In connection with the Engage 2025 strategic plan, a composite CSR indicator made up of two criteria, taking account of the environmental commitment desired by the company, has been added to LTIP indicators with a total weighting of 20%.

Also, for more clarity and transparency, the principle of adjustment criteria has not been used for the 2020-2022 LTIP.

Fixed compensation

The fixed compensation of corporate officers will remain unchanged in 2020:

−    annual fixed compensation of the Chairman and CEO: €950,000;

−    annual fixed compensation of the Delegate CEOs: €600,000.

In accordance with the provisions of Article L. 225-37-2 of the French Commercial Code, this point is the subject of a resolution to validate these fixed compensation levels for corporate officers (ex-ante "say on pay") and the vote will be submitted for the approval of the Shareholders’ Meeting on May 19, 2020 [REDACTED SECTION: CERTAIN TEXT HAS BEEN REDACTED.]

Annual variable compensation

The Board of Directors has decided that the procedures for calculating the variable compensation of the corporate officers would remain unchanged for 2020:

−    target amount of variable compensation if objectives met: 80% of the Chairman and CEO’s fixed compensation and 60% of the Deputy CEOs’ fixed compensation;

−    out-performance up to 100% for the Chairman and CEO and no out-performance payment for the Deputy CEOs if the targets are surpassed.

Corporate officer	Fixed compensation (in euros)	Target %	Amount on target (in euros)	Min %	Max %	Maximum amount achievable (in euros)
Stéphane Richard	950,000	80%	760,000	0.00%	100.00%	950,000
Ramon Fernandez	600,000	60%	360,000	0.00%	60.00%	360,000
Gervais Pellissier	600,000	60%	360,000	0.00%	60.00%	360,000

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Annual variable compensation structure

−    financial indicators representing 50% of annual variable compensation, of which:

-     growth in revenue for 15%,

-     operating Cash Flow for 15%,

-     EBITDAaL for 20%;

−    non-financial indicators representing 50% of annual variable compensation, of which:

-     customer experience for 17%:

-     B2C customer experience with respect to the Retail market (weight 75%),

-     B2B customer experience with respect to the Enterprise market (weight 25%),

-     CSR performance for 33% based on:

-     the employee survey conducted yearly by a reputable outside firm for 70%. Results are reviewed based on the employees’ perceptions in connection with three topics: skills, collective agility, commitment,

-     three HR and CSR indicators: the learner NPS, the frequency of work-related accidents (TFRAC) and the percentage of women in management networks for 30%.

• For the Chairman and CEO

Criterion	2020 performance objectives				Range
	Weight	Threshold	Target	Maximum
Organic growth in revenue	15.00%	Budget -1pt	Budget	Budget +1pt	0-18.75%
Organic cash flow	15.00%	Budget -2.3%	Budget	Budget +5%	0-18.75%
EBITDAaL	20.00%	Budget -€47m	Budget	Budget +1%	0-25%
B2C customer experience	12.75%	77.2	81.2	85.2	0-15.94%
B2B customer experience	4.25%	7.17	7.57	7.97	0-5.31%
CSR performance: employee survey	23.10%	(3)	0	3	0-28.88%
CSR performance: HR indicators	9.90%	(3)	0	3	0-12.37%
Weighted total	100.00%				0-125%

• For the Delegate CEOs

Criterion	2020 performance objectives				Range
	Weight	Threshold	Target	Maximum
Organic growth in revenue	15.00%	Budget -1pt	Budget	Budget	0-15%
Organic cash flow	15.00%	Budget -2.3%	Budget	Budget	0-15%
EBITDAaL	20.00%	Budget -€47m	Budget	Budget	0-20%
B2C customer experience	12.75%	77.2	81.2	81.2	0-12.75%
B2B customer experience	4.25%	7.17	7.57	7.57	0-4.25%
CSR performance: employee survey	23.10%	(3)	0	-	0-23.10%
CSR performance: HR indicators	9.90%	(3)	0		0-9.90%
Weighted total	100.00%				0-100%

Hiring

If a person outside the Company is appointed corporate officer, these same principles will apply, it being specified that if they arrive during the fiscal year, the amount owed will be pro-rated to the time in office.

Termination of service

Should he or she leave the Group, the variable share for that corporate officer will be pro-rated to their time in office.

Multi-year variable compensation

The Board of Directors has decided to put in place a new share-based LTIP for 2020-2022 in line with the previous plans. A resolution on this share-based plan will be submitted for approval by the Shareholders’ Meeting on May 19, 2020, to authorize the Board of Directors to award free shares to corporate officers and to certain staff members holding key positions within the Group [REDACTED SECTION: CERTAIN TEXT HAS BEEN REDACTED.]

The use of a long-term cash incentive scheme may once again be considered in the future, if regulatory changes or any other circumstance were to make it difficult or impossible for the Company to use a performance share-based scheme. Otherwise, if the Shareholders’ Meeting of May 19, 2020, does not approve the 19th resolution, the Board of Directors may decide to pay for the 2020-2022 LTIP in cash.

Performance indicators

The Board of Directors has applied the following two indicators for the new LTIP, which still has a fixed term of three years:

−    a market indicator, the Total Shareholder Return (TSR) based on the relative performance of the total return for shareholders over three fiscal years, compared to the Stoxx Europe 600 Telecommunications reference index, for a weighting of 40%;

−    the organic cash flow whose growth is measured on a multi-year basis over the term of the plan, for a weighting of 40%;

−    a CSR composite indicator, for a weighting of 20%, made up of the following criteria:

-     the renewable electricity rate, 10%,

-     changes in CO2 rate per customer usage, 10%.

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Performance conditions

−    organic cash flow:

-     organic cash flow will be assessed over the plan period in relation to the target fixed by the Board of Directors,

-     if the result is below 95% of the target: no allocation,

-     if the result is above or equal to the target: 100% of the allocation,

-     linear variation between 80% and 100% between the two previous limits;

−    TSR:

-     if the Orange TSR is greater than or equal to the change in the Stoxx Europe 600 Telecommunications benchmark index over the plan period: 100% award. However, should the Orange TSR reach the objective but be negative, the result would be submitted to the approval of the Board of Directors,

-     if the change in Orange TSR is below the benchmark: no award;

−    composite CSR indicator, for each CSR criterion:

-     if the result is lower than the target defined by the Board of Directors: no allocation,

-     if the result is above or equal to the target: 100% of the allocation.

Adjustment criteria

The Board of Directors voted, for the sake of transparency and simplicity, not to choose the principle of adjustment (adjustment criteria) which applied to the previous LTIPs.

Attendance condition

The acquisition of shares is subject to the condition that the corporate officers are still in office on the date of the definitive assessment of the performance conditions for the definitive acquisition period.

However, in certain cases where the beneficiary’s service is terminated before the expiration of a three-year LTIP period, achievement of performance conditions will be appraised in the following exceptional conditions:

−    if the beneficiary’s services are terminated due to death or disability, the TSR, organic cash flow and CSR indicator targets will be considered achieved over the three-year period;

−    if the beneficiary’s services are terminated due to the non-renewal of his or her office:

-     performance of TSR, organic cash flow and CSR indicator will be appraised taking into account the results approved for each year over the period preceding the termination of services,

-     and the allocation of shares will be pro-rated to his or her time with the Company as a Corporate Officer.

It is also stipulated that if the beneficiary is no longer a corporate officer while remaining in the Group during the plan period, they shall retain their right to the allocated shares under the plan.

Maximum award

The number of performance shares that could be allocated to corporate officers on an achieved-target basis is 35,000 shares for the Chairman and CEO and 18,000 shares for the other corporate officers.

Lock-up period

The corporate officers must hold at least 50% of the shares they receive until the end of their office. Moreover, corporate officers have formally made the commitment not to hedge these shares through derivative instruments until the end of their term of office.

5.4.2       Board of Directors’ report on the compensation of non-executive corporate officers

5.4.2.1     Amount of compensation paid or allocated for 2019 activity

The Board of Directors’ Meeting of February 12, 2020, laid down the conditions for calculating compensation of directors and decided to allocate attendance fees (henceforth called compensation) for the 2019 fiscal year.

Applying these procedures, the total amount of compensation allocated to directors for their office in respect of the 2019 fiscal year amounts to €646,972, the Chairman and CEO waived his right to receive the compensation allocated to him in respect of his executive office (as has been the case since his appointment). The variable share of this amount, linked to attendance and participation in the work of the Board and its committees, represents 78,60% of the sums to pay in respect of 2019.

The payment of compensation of non-executive officers will be made in the month following the Combined General Meeting of May 19, 2020, subject to approval by the latter. Compensation allocated to directors representing the government will be paid to the government budget. In addition, the directors elected by the employees have requested that their compensation be paid to their trade union organization.

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Compensation for activity (in euros)	Gross amounts paid in 2020 (for the 2019 fiscal year)	Gross amounts paid in 2019 (for the 2018 fiscal year)	Gross amounts paid in 2018 (for the 2017 fiscal year)
Directors
Alexandre Bompard	32,000	24,000	32,000
Bpifrance Participations	22,000	30,000	30,000
Philippe Charry (1)	19,472
Sébastien Crozier (1)	54,000	50,000	2,778
Hélène Dantoine (3)	37,972
Charles-Henri Filippi	79,000	63,000	57,000
Anne Gabrielle Heilbronner	30,111
Christel Heydemann	50,000	46,000	14,306
Fabrice Jolys (1)	52,000	48,000	2,778
Helle Kristoffersen	36,000	42,000	38,000
Anne Lange (2)	54,000	46,000	40,000
René Ollier (1)	38,000	40,000	4,778
Bernard Ramanantsoa	70,000	59,000	52,000
Jean-Michel Severino	46,000	48,000	44,000
Former directors
Daniel Bertho (1)	NA	NA	33,194
Ghislaine Coinaud (1)	NA	NA	39,194
José-Luis Duran	NA	NA	15,694
Daniel Guillot (1)	NA	NA	37,194
Hélène Marcy (1)	NA	15,417	38,000
Luc Marino (1)	20,528	22,583
Lucie Muniesa (3)	NA	34,306	42,000
Mouna Sepehri	5,889	56,000	48,000
Total	646,972	624,306	570,916

(1)   Directors having requested that their attendance fees be paid directly to their trade union.

(2)   Director proposed by the French government, 15% of whose attendance fees are paid to the government’s budget.

(3)   Directors representing the French government, whose attendance fees are paid to the government’s budget.

NA: not applicable.

5.4.2.2     Compensation policy of non-executive directors

In accordance with the law, the maximum amount of compensation that can be paid annually to directors is set by the Shareholders’ Meeting. The resolution approved remains valid until a new decision is made by the Shareholders’ Meeting. The Shareholders’ Meeting of May 27, 2014, set this amount at €750,000, due in particular to the increased work of the Board’s Committees.

Within the limit decided by the Shareholders’ Meeting, and on a proposal from the GCSER Committee, the Board of Directors decides at the start of each year on the amount of compensation that it will allot to its members for the past year and the allocation rules, as well as the procedures for calculating the attendance fees for the current fiscal year. These details are then submitted to the Shareholders’ Meeting for approval.

During its meeting of February 12, 2020, the Board of Directors, in accordance with decree no. 2019-1234 on the compensation of the corporate officers of listed companies, decided the compensation policy for non-executive corporate officers. It decided to renew, for 2020, the allocation rules and methods for calculating fixed compensation for 2019, namely:

−    a fixed amount of €10,000 per director per year calculated pro rata temporis where applicable;

−    an amount directly related to the attendance rate and to the participation in the work of the Board and its committees, namely:

-     €2,000 per meeting of the Board of Directors and the Strategic Seminar,

-     €2,000 per meeting of the Audit Committee, the GCSER Committee and the Innovation and Technology Committee,

-     €1,000 additional per Committee meeting for the Chairmen of the aforesaid Committees.

In addition, Internal Board Guidelines provide for:

−    the creation of ad hoc committees, when the Board of Directors decides to assign, on an exceptional basis, a task to one (or several) of its members or one (or several) third parties, with the Board of Directors deciding the main characteristics of this task (Article 5);

−    the appointment by the Board of Directors, on the proposal of the Governance, Social and Environmental Responsibility Committee, of a Lead Director amongst Independent Directors (Article 10).

In this context, it is recommended that the following scale be used:

−    a fixed amount, decided by the Board of Directors during the creation of an ad hoc committee, applying Article 5 of the internal Board regulations, particularly taking account of the nature and duration of the committee’s assignment and of the time needed to complete it;

−    a fixed amount of €15,000 per year for the Lead Director for the assignment.

it is specified that the compensation of the members of the ad hoc committee, where applicable, or of the Lead Director, can be paid in the same form as the compensation allocated to directors (attendance fees), and in these two cases under the same conditions relating to any maximum amount and reductions applying to sums allocated under director compensation.

The activity of directors representing shareholder employees and directors representing employees is compensated under the same conditions as any other director.

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5.4.2.3     Other compensation

The table below shows the compensation paid to the directors elected by the employees and to the director elected by the Shareholders’ Meeting to represent the employee shareholders, excluding attendance fees (already mentioned above).

Gross amounts (in euros)	Amounts paid in 2019	Amounts paid in 2018
Philippe Charry (1)	55,894
Sébastien Crozier	207,312	203,819
Fabrice Jolys	41,242	38,220
Luc Marino (2)	33,173	43,049
René Ollier	37,308	36,728

(1)   From June 14, 2019.

(2)   Until June 14, 2019.

The directors elected by staff and the director elected by the Shareholders’ Meeting are employed by Orange SA as civil servants or private company employees contractually covered by the national telecommunications collective bargaining agreement. Like staff members of the Orange Group, they benefit from free share allocation plans (where applicable in the form of multi-year variable compensation plans, LTIP).

With the exception of this compensation, non-executive Directors and Officers receive no compensation other than that paid for their office.

Furthermore, there are no contracts linking any member of the Board of Directors to Orange SA or any of its subsidiaries that provide for the granting of any benefits to this director at the end of his or her term.

5.4.3       Compensation of members of the Executive Committee

The overall gross amount, excluding employer costs, of compensation due for the 2019 fiscal year from Orange SA and controlled companies to all members of the Orange Executive Committee is €13,459,174.

This amount includes all compensation due and allocated in respect of the 2019 fiscal year: gross salaries, bonuses (including annual variable shares), LTIP, benefits in kind, profit sharing and incentives (excluding any employer’s matching contribution regarding the last two items).

The employment contracts of the members of the Executive Committee (excluding corporate officers), signed from January 1, 2015, include a clause providing for contractual severance pay not exceeding 15 months of salary based on total annual gross compensation (including any termination pay provided for by contractual agreements).

The members of the Executive Committee do not receive attendance fees for their positions as Directors or Officers of Orange group’s subsidiaries.

During the fiscal year 2019, they received no stock options.

The Board of Directors has put in place three multi-year incentive plans, LTIP 2017-2019, LTIP 2018-2020 and LTIP 2019-2021, that apply to members of the Executive Committee on the same terms as to the corporate officers. The 2017-2019 LTIP foresees 14,000 shares for the Deputy CEOs and 10,000 shares for the Senior Executive Vice-Presidents. The 2018-2020 and 2019-2021 LTIP foresee 15,000 shares for the Deputy CEOs and the Senior Executive Vice-Presidents in charge of business units and 10,000 shares for the other members of the Executive Committee.

The LTIP for the 2020-2022 period which will be the 19th resolution submitted to the Shareholders Meeting of May 19, 2020, will apply to members of the Executive Committee on the same terms as to the corporate officers, with the same share-based payments as the 2019-2021 LTIP.

Stock options granted to the top 10 employees that are not corporate officers and options exercised by them

During the 2019 fiscal year, neither Orange SA nor any other of the Group’s companies granted any stock options to employees.

During 2019 no options were exercised by employee beneficiaries. As of December 31, 2019, employees do not hold any more options.

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[REDACTED SECTION: CERTAIN TEXT HAS BEEN REDACTED.]

6.1.4       Treasury shares - Share Buyback Program

The Shareholders’ Meeting of May 21, 2019 renewed the Share Buyback Program for 18 months with a limit of 10% of the share capital outstanding at the time of the Meeting. On February 12, 2020 the Board of Directors decided to ask the Shareholders’ Meeting of May 19, 2020 to renew this authorization under the same conditions.

A description of the program for 2020 appears in the Report of the Board of Directors on the sixteenth resolution submitted to the Shareholders’ Meeting of May 19, 2020 [REDACTED SECTION: CERTAIN TEXT HAS BEEN REDACTED.]

In the context of AMF decision No. 2018-01 of July 2, 2018, Orange and Rothschild Martin Maurel entered into a new share liquidity contract on February 11, 2019, replacing the contract executed in May 2007. This latter agreement reduced the resources allocated to the liquidity account which on the date of its implementation, amounted to 950,000 Orange shares and 37,393,500 euros. On December 31, 2019, the liquidity account held 875,000 Orange shares and 39,340,302 euros.

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Summary of purchases and sales of treasury shares during the 2019 fiscal year

Objective of the purchases	Number of shares held as of December 31, 2018	Number of shares purchased	Gross weighted average price (in euros)	Number of shares sold	Gross weighted average price (in euros)	Number of shares held as of December 31, 2019	% capital
Shares allocated to employees	6,904,491	2,000,000	13.62	15,023 (1)	0	8,889,468	0.33%
Liquidity contract	309609	21,156,644	13.95	20,612,753	14.00	853,500 (2)	0.03%
Total	7,214,100	23 156 644		20,627,776		9,742,968	0.36%

(1)   Free shares granted in accordance with Article L. 225-197-3 of the French Commercial Code to the heirs and assignees of beneficiaries of free share award plans having died or having become incapacitated before the end of the plans’ vesting period (Conquête 2015 and Orange Vision 2020).

(2)   Position as of December 27, 2019 in order to take account of the transfer of title payment date at D+2 (business days).

6.2     Major shareholders

6.2.1       Distribution of capital and voting rights

Holder	December 31, 2019			December 31, 2018			December 31, 2017
	Number of shares	% of capital	% of voting rights	Number of shares	% of capital	% of voting rights	Number of shares	% of capital	% of voting rights
Bpifrance Participations (1)	254,219,602	9.56%	8.23%	254,219,602	9.56%	8.21%	254,219,602	9.56%	8.26%
French State	356,194,433	13.39%	21.31%	356,194,433	13.39%	21.26%	356,194,433	13.39%	20.92%
Total Public Sector	610,414,035	22.95%	29.54%	610,414,035	22.95%	29.47%	610,414,035	22.95%	29.18%
Group Employees (2)	144,262,978	5.42%	8.99%	146,230,726	5.50%	9.20%	143,353,298	5.39%	8.80%
Treasury shares	9,742,968	0.37%	0.00%	7,214,100	0.27%	0.00%	497,625	0.02%	0.00%
Float	1,895,636,618	71.26%	61.47%	1,896,197,738	71.28%	61,33%	1,905,791,641	71.64%	62.02%
Total	2,660,056,599	100%	100%	2,660,056,599	100%	100%	2,660,056,599	100%	100%

(1)   Public financing and investment group for enterprises, resulting from the merger of OSEO, CDC Entreprises, FSI and FSI Régions.

(2)   Includes equities held as part of the Group’s savings plan, in particular via Orange Actions and Orange Ambition International mutual funds, or directly by members of staff in registered form (including those delivered in 2009 from the "Next Reward" free share award plan).

The public sector (the French State and Bpifrance Participations) and the Orange Actions mutual fund (formerly called Cap’Orange) of the Group’s savings plan have double voting rights for their shares held in registered form for over two years (see Section 6.4.1 Rights, preferences and restrictions attached to shares).

The French State and Bpifrance Participations jointly hold 22.95% of the capital and 29.54% of voting rights at Shareholders’ Meetings, taking into consideration the double voting rights.

As of December 31, 2019, the mutual funds invested in Orange shares represented 5.07% of the Company’s capital and 8.39% of voting rights at Shareholders’ Meetings. The regulations governing the mutual funds state that voting rights attached to securities held as fund assets are exercised by the Supervisory Boards of these funds. In the absence of an express reference in the regulations to the cases where the Supervisory Boards must gather the prior opinions of unit holders, the Supervisory Boards decide on the tender of securities held as fund assets to public tender or exchange offers, in accordance with Article L. 214-164 of the French Monetary and Financial Code.

As of the date of this document, no shareholder other than the French State, Bpifrance Participations and Group employees (in particular via the Orange Actions mutual fund) held, to Orange’s knowledge, directly or indirectly, more than 5% of the capital or voting rights.

6.2.1.1     Changes in the distribution of capital over the last three fiscal years

In the last three fiscal years, the Company has bought and sold treasury shares and, notably in December 2019, bought 2 million treasury shares as part of its 2019 Share Buyback Program (see Section 6.1.4 Treasury shares - Share Buyback Program). These purchases are intended to fulfill obligations related to the "Orange Vision 2020" free share award plan and the long-term incentive plan (LTIP) for corporate officers and certain Group employees.

To Orange’s knowledge, there has been no major change in the distribution of the capital and voting rights since December 31, 2019.

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6.2.1.2     Information on shareholders’ agreements

On February 23, 2016, the AMF was notified of the execution, on February 18, 2016, of a new shareholders’ agreement between the French Republic and Bpifrance Participations. This agreement replaces the previous shareholders’ agreement signed between the same parties on December 24, 2012, formalizing the existing joint action between them with respect to their shareholding in Orange.

The shareholders’ agreement has been established for a period of two years (renewable), and stipulates that the parties will:

−    consult each other on the vote of Shareholders’ Meeting resolutions: commit to exchange their respective views and seek a common position on the resolutions, without being under obligation to reach a common position;

−    consult each other on the form (within the meaning of Article L. 228-1 of the French Commercial Code) of their Orange securities.

6.2.1.3     Additional information on the distribution of the float

Orange regularly identifies its shareholders via the procedure known as "Identifiable Bearer Shares" (IBS). As of December 31, 2019, institutional investors held 64.6% of the capital and individual investors 6.6%, remaining at their previous year’s level.

Geographical distribution of institutional investors at December 31, 2019

France	29%
United Kingdom	15%
Other European countries	22%
Europe Total	66%
North America	28%
Rest of the World	6%
Total	100%

Source: TPI survey and analysis of NASDAQ OMX.

6.2.2       Direct or indirect control of Orange SA

As of the date of this document, the public sector (French State and Bpifrance Participations) has three representatives out of a total of 15 members of the Board of Directors of Orange (see Section 5.1.1 Board of Directors).

As of December 31, 2019, Orange’s main shareholder, the French State, jointly with Bpifrance Participations, held 22.95% of the share capital and 29.54% of voting rights. As is the case with all Orange’s shareholders, these shares carry double voting rights when held in registered form for over two years (see Sections 6.2.1.2 Information on shareholders’ agreements and 6.2.1 Distribution of capital and voting rights above). While not giving it the ability to exercise control over the Company, based on the percentage of the public sector’s holding in the past, these shareholders could block the adoption of resolutions by the general meeting requiring a qualified majority vote.

In light of the recommendations of the Afep-Medef Code, revised in January 2020, Orange has put in place Corporate Governance rules to ensure the proper operation of the Board of Directors and its specialist committees in respecting the interests of all shareholders. The Board of Directors comprises seven independent directors including one Lead Director (See Section 5.2 Operation of the management and supervisory bodies). Orange therefore feels there is no risk that the French State’s control could be used in an abusive way.

Excluding the French State and Bpifrance Participations, no physical person or legal entity, directly or indirectly, alone, jointly or in concert, exercises or could exercise control over Orange.

To Orange’s knowledge, there is no agreement which, if implemented, could, at a later date, entail a change in its control.

6.3     Dividend distribution policy

A dividend of 0.50 euros per share in respect of the 2019 fiscal year will be proposed to the Shareholders’ Meeting of May 19, 2020. In view of the payment on December 4, 2019 of an interim dividend of 0.30 euros, the balance of the dividend will be, subject to approval by the Shareholders’ Meeting, 0.20 euros per share and will be paid in cash on June 4, 2020. The ex-dividend date will be June 2, 2020.

For the 2020-2023 period, the objective of a distribution of 0.70 euros per share will be reviewed later depending on the development of the situation. The Board of directors has provided for the right to offer shareholders the option of being paid a 2020 interim dividend in Orange shares.

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6.4     Statutory information on shares and general meetings

6.4.1       Rights, preferences and restrictions attached to shares

Orange has only issued ordinary shares. Each share shall entitle its holder to a portion of the corporate profits and assets proportional to the amount of capital represented thereby. Furthermore, each share shall entitle its holder to vote and be represented in the Shareholders’ Meetings in accordance with provisions of the law and of the Bylaws. Ownership of one share implies, ipso jure, adherence to the Bylaws and the decisions of the Shareholders’ Meeting.

There is no clause in the Bylaws providing for double or multiple voting rights for shareholders. However, in accordance with legal stipulations, double voting rights are automatically awarded for all shares held in registered form by the same holder for at least two years.

The shareholders shall only be liable for losses within the limits of their contributions to the Company’s capital.

Payment of dividends

The terms and conditions for the payment of the dividends approved by the Shareholders’ Meeting are determined by the Shareholders’ Meeting, or in lieu, by the Board of Directors. However, cash dividends must be paid within a maximum of nine months after the close of the fiscal year, unless extended by court order. The Ordinary Shareholders’ Meeting may grant each shareholder, for all or part of the dividends to be distributed, an option between payment of the dividends in cash or in shares, subject to legal requirements.

Interim dividends may be distributed before the approval of the financial statements for the fiscal year when the balance sheet established during or at the end of a fiscal year and certified by a Statutory Auditor shows that the Company has made a profit since the close of the last fiscal year, after recognizing the necessary depreciation, amortization and provisions and after deducting prior losses, if any, and the sums to be allocated to reserves, as required by law or the Bylaws, and including any retained earnings. The amount of such interim dividends may not exceed the amount of the profit so defined.

Dividends not claimed within five years after the payment date shall be deemed to expire and revert to the French state.

Disposal and transfer of shares

Shares are freely negotiable, subject to applicable legal and regulatory provisions. They shall be registered in a share account and are transferred by means of a transfer order from account to account.

6.4.2       Actions necessary to modify shareholders’ rights

Shareholders’ rights may be modified as allowed by law. Only the Extraordinary Shareholders’ Meeting is authorized to amend any and all provisions of the Bylaws. The Meeting may not, however, increase shareholder commitments, except for properly executed transactions resulting from a share consolidation.

6.4.3       Rules to participate in and call Shareholders’ Meetings

Access to, participation in and voting rights at Shareholders’ Meetings

Shareholders’ Meetings are composed of all shareholders whose shares are paid up and for whom a right to attend Shareholders’ Meetings has been established by registration of the shares in an account in the name either of the shareholder or of the intermediary holding their account where the shareholder is not resident in France, by midnight (Paris time) on the second business day preceding the Meeting.

The shares must be registered within the time limit specified in the preceding paragraph either in an account in their own name maintained by the Company, or in the bearer share accounts maintained by the authorized intermediary.

If it sees fit to do so, the Board of Directors may distribute personalized admission cards to shareholders and require them to produce these cards at the Meeting.

Shareholders participating via video-conferencing or other means of telecommunications which meet legal and regulatory conditions and allow identification shall be deemed present for the calculation of quorum and majority at Shareholders’ Meetings. The Board of Directors organizes, in accordance with legal and regulatory requirements, the participation and vote of these shareholders at the Shareholders’ Meeting, assuring, in particular, the effectiveness of the means of identification.

Any shareholder may, in accordance with legal and regulatory requirements, vote without attending the Meeting or grant a proxy to any other physical person or legal entity of his or her choice. Shareholders may, in accordance with legal and regulatory requirements, send their vote or proxy, either by hard copy or via electronic means of telecommunication, until 3pm (Paris time) the day before the Shareholders’ Meeting. Transmission methods are set forth by the Board of Directors in the notice of Meeting and the notice to attend.

Shareholders sending in their vote within the time limit specified under this section, by means of the form provided by the Company to shareholders, are deemed present or represented at the Meeting.

The forms for sending in a vote or a proxy, as well as the certificate of attendance, can be completed in electronic format duly signed under the conditions specified by the applicable laws and regulations. For this purpose, the recording of the electronic signature on the certificate can be made directly on the Internet site established by the organizer of the Meeting.

Shareholders who are not resident in France may be represented at a Shareholders’ Meeting by a registered intermediary who may participate subject to legal requirements.

Notice of Shareholders’ Meetings

Shareholders’ Meetings are convened by the Board of Directors, or, failing that, by the Statutory Auditors, or by any person empowered for this purpose. Meetings are held at the registered office or at any other location indicated in the notice to convene. Subject to exceptions provided by law, notice must be given at least 15 days before the date of the Shareholders’ Meeting. When the Shareholders’ Meeting cannot

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deliberate due to the lack of the required quorum, the second Meeting and, if applicable, the second postponed Meeting, must be called at least ten days in advance in the same manner as used for the first notice.

Ordinary Shareholders’ Meeting

Ordinary Shareholders’ Meetings are those Meetings called to make any and all decisions that do not amend the Bylaws. An Ordinary Meeting shall be convened at least once a year within six months of the end of each fiscal year in order to approve the annual and consolidated financial statements for the fiscal year in question or, in case of postponement, within the period established by court order. On the first convocation, the Meeting may validly deliberate only if the shareholders present or represented by proxy or voting by mail represent at least one-fifth of the shares entitled to vote. Upon the second convocation, no quorum is required. Decisions are made by a majority of votes held by the shareholders present, represented by proxy, or voting by mail.

Extraordinary Shareholders’ Meeting

Only the Extraordinary Shareholders’ Meeting is authorized to amend any and all provisions of the Bylaws. Subject to the legal provisions governing capital increases from reserves, profits or share premiums, the resolutions of the Extraordinary Meeting shall be valid only if the shareholders present, represented by proxy or voting by mail represent at least one-fourth of all shares entitled to vote when convened for the first time, or one-fifth when convened for the second time. If the latter quorum is not reached, the second Meeting may be postponed to a date no later than two months after the date for which it was called. Subject to the same condition, the second Meeting shall make decisions by a two-thirds majority of the shareholders present, represented by proxy, or voting by mail.

6.4.4       Declarations of threshold crossing

In addition to the legal obligation to inform the Company and the French Financial Markets Authority (Autorité des marchés financiers - AMF) when thresholds of 5%, 10%, 15%, 20%, 25%, 30%, 33 1/3%, 50%, 66 2/3%, 90% and 95% of the capital and voting rights are crossed, any individual or legal entity, acting alone or jointly with others, who acquires directly or indirectly, as defined by Articles L. 233-7 et seq. of the French Commercial Code, a number of shares, voting rights or securities representing shares equal to 0.5% of the capital or voting rights in Orange is required, within five trading days from the date of registration of the securities that result in reaching or crossing such threshold, to report to Orange by registered letter with return receipt, the total number of shares, voting rights and securities giving access to the capital that such individual or entity holds.

This declaration must be repeated in accordance with the conditions indicated above each time a new 0.5% threshold is reached or crossed, whether crossing above or below, for any reason whatsoever, including beyond the 5% threshold.

In the event of failure to comply with any of the provisions set forth above, the shareholder or shareholders in question shall be deprived of the voting rights attached to any shares or securities in excess of the thresholds, subject to legal provisions and limits, if one or more shareholders holding at least 0.5% of the capital or voting rights so requests at a Shareholders’ Meeting.

[REDACTED SECTION: CERTAIN TEXT HAS BEEN REDACTED.]

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7.2     Glossaries

7.2.1       Financial glossary

Adjusted EBITDA (until December 31, 2018): reported EBITDA (see definition of this term) adjusted for the effects of significant litigations, specific labor expenses, review of the investments and business portfolio, restructuring and integration costs and, where appropriate, other specific items that are systematically specified in relation to income and/or expenses (see Note 1 to the consolidated financial statements). Adjusted EBITDA is not a financial indicator defined by IFRS and may not be comparable to similarly titled indicators used by other companies (see Section 3.1.5 Financial indicators not defined by IFRS). [REDACTED SECTION: CERTAIN TEXT HAS BEEN REDACTED.]

Adjusted EBITDA - CAPEX (until December 31, 2018): adjusted EBITDA (see definition of this term) minus CAPEX (see definition of this term). "Adjusted EBITDA - CAPEX" indicator is not a financial indicator defined by IFRS and may not be comparable to similarly titled indicators used by other companies (see Section 3.1.5 Financial indicators not defined by IFRS). [REDACTED SECTION: CERTAIN TEXT HAS BEEN REDACTED.]

Average number of employees (full-time equivalents): average number of active employees over the reporting period, prorated for their work time, including both permanent contracts and fixed-term contracts.

CAPEX (until December 31, 2018): investments in property, plant and equipment and intangible assets excluding telecommunications licenses and excluding investments financed through finance leases (see Note 1.4 to the consolidated financial statements). CAPEX is not a financial indicator defined by IFRS and may not be comparable to similarly titled indicators used by other companies (see Section 3.1.5 Financial indicators not defined by IFRS). From January 1, 2019, CAPEX is no longer used by the Group and has been replaced by eCAPEX (see that definition).

Capital expenditure on property, plant and equipment and intangible assets: see eCAPEX (from January 1, 2019) and CAPEX (until December 31, 2018).

Wholesale (Carrier services): see Revenue.

Change in working capital requirement: change in working capital requirement is made up of:

−    the Change in working capital requirement for operations, which is made up of (i) the changes in gross inventories, (ii) the change in gross trade receivables, (iii) the change in trade payables for other goods and services, and (iv) the change in customer contract assets and liabilities; and

−    Change in working capital requirements excluding operations which includes the change in other assets and liabilities (excluding receivables and payables related to operating taxes and levies).

Commercial expenses and content costs: see External purchases.

Convergent ARPO: average revenue per customer from convergent offers (Average Revenue Per Offer, ARPO) for the period are calculated by dividing (i) the revenue from retail convergent offers invoiced to customers (excluding the effect of spreading the equipment subsidy pursuant to IFRS 15) over the period in question, by (ii) the weighted average number of customers of retail convergent offers over the same period. The weighted average number of customers is the average of monthly averages over the period in question. The monthly average is the arithmetic average of the number of customers at the beginning and end of the month. Convergent ARPO is expressed in monthly revenue per convergent offer customer.

Convergent services: see Revenue.

Data on a comparable basis: data with comparable methods, scope of consolidation and exchange rates are presented for the preceding period (see Section 3.1.5.1 Data on a comparable basis). The transition from data on a historical basis to data on a comparable basis consists of keeping the results for the year ended and restating the previous year in order to present financial data with comparable methods, scope of consolidation and exchange rates over comparable periods. The method used is to apply to the data of the corresponding period of the preceding year the methods and the scope of consolidation for the period ended, as well as the average exchange rates used for the Consolidated income statement for the period ended. Changes in data on a comparable basis reflect organic business changes. Data on a comparable basis is not a financial indicator defined by IFRS and may not be comparable to similarly titled indicators used by other companies (see Section 3.1.5 Financial indicators not defined by IFRS).

Data on a historical basis: data for past periods as reported in the consolidated financial statements of the current financial period.

[REDACTED SECTION: CERTAIN TEXT HAS BEEN REDACTED.]

eCAPEX or "economic CAPEX" (from January 1, 2019): acquisitions of property, plant and equipment and intangible assets excluding telecommunications licenses and financed assets, less the price of disposal of property, plant and equipment and intangible assets (see Note 1.4 to the consolidated financial statements).e-CAPEX is not a financial indicator defined by IFRS and may not be comparable to similarly titled indicators used by other companies (see Section 3.1.5 Financial indicators not defined by IFRS).

Economic CAPEX: see eCAPEX.

Equipment sales: see Revenue.

External data: data after elimination of internal flows between the consolidation scopes taken into consideration.

External purchases: external purchases include the following operating expenses, excluding, from January 1, 2019, lease contracts falling within the scope of application of IFRS 16 (see Notes 2.3 and 5.1 to the consolidated financial statements):

−    Commercial and equipments expenses and content rights: cost of handsets and other equipments sold, retail fees and commissions, advertising, promotional, sponsoring and rebranding expenses, and content costs;

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−    Service fees and inter-operator costs: network expenses and interconnection costs;

−    Other network expenses and IT expenses: outsourcing expenses for operations and technical maintenance, IT expenses;

−    and Other external purchases: overheads, real estate fees, purchases of other services and service fees, purchases of equipment and other supplies held in inventory, call center outsourcing expenses and other external services, net of capitalized goods and services produced.

Financial investments: acquisitions of investment securities (net of cash acquired) and changes in ownership interests with no gain of control in subsidiaries.

Fixed only broadband ARPO: average revenue per customer of fixed only offers (Average Revenue Per Offer, ARPO) for the period are calculated by dividing (i) the revenue from fixed only broadband services invoiced to customers (excluding the effect of the spreading of the equipment subsidy pursuant to IFRS 15) over the period in question, by (ii) the weighted average number of customers of fixed only broadband offers over the same period. The weighted average number of customers is the average of monthly averages over the period in question. The monthly average is the arithmetic average of the number of customers at the beginning and end of the month. Fixed only broadband ARPO is expressed in monthly revenue per fixed only customer.

Fixed only services: see Revenue.

IT & integration services: see Revenue.

Labor expenses: wages and employee benefit expenses (net of capitalized costs), employee profit- sharing expenses, and expenses relating to share- based compensation (see Note 6.1 to the consolidated financial statements).

Mobile only ARPO: average revenue per customer of mobile only offers (Average Revenue Per Offer, ARPO) for the period are calculated by dividing (i) the revenue from mobile only services invoiced to customers (excluding Machine to Machine and excluding the effect of spreading the equipment subsidy pursuant to IFRS 15) over the period in question, by (ii) the weighted average number of customers of mobile only offers (excluding Machine to Machine) over the same period. The weighted average number of customers is the average of monthly averages over the period in question. The monthly average is the arithmetic average of the number of customers at the beginning and end of the month. Mobile only ARPO is expressed in monthly revenue per mobile only customer.

Mobile only services: see Revenue.

Net financial debt: net financial debt as defined and used by Orange does not incorporate the Orange Bank activities for which this concept is not relevant. It consists of (i) financial liabilities excluding operating payables (translated into euros at the year-end closing rate) including derivative instruments (assets and liabilities), (ii) less cash collateral paid, cash, cash equivalents and financial assets at fair value. Furthermore, financial instruments designated as cash flow hedges included in net financial debt are set up to hedge in particular items that are not included therein, such as future cash flows. Effects of these hedges are carried in other comprehensive income. As a consequence, the portion of these components related to unmatured hedging instruments is added to gross financial debt to offset this temporary difference (see Note 12.3 to the consolidated financial statements). Compared with December 31, 2018, net financial debt at December 31, 2019 excludes lease liabilities falling within the scope of application of IFRS 16 (see Note 2.3 to the consolidated financial statements) and includes debts on financed assets. Net financial debt is not a financial indicator defined by IFRS and may not be comparable to similarly-titled indicators used by other companies (see Section 3.1.5 Financial indicators not defined by IFRS).

Number of employees (active employees at end of period): number of employees working on the last day of the reporting period, including both permanent contracts and fixed-term contracts.

Operating taxes and levies: taxes and levies including the Territorial Economic Contribution (CET) and the Flat-rate Tax on Network Enterprises (IFER) in France, fees for the use of frequencies and levies on telecommunication services (see Note 10.1 to the consolidated financial statements).

Organic cash-flow (telecoms activities): within the scope of the telecoms activities, net cash generated by the operating activities, minus (i) lease liabilities repayments and debts related to financed assets repayments, and (ii) purchases and sales of property, plant and equipment and intangible assets, net of change in the fixed assets payables, (iii) excluding effect of telecommunication licenses paid and significant principal litigations paid or received (see Note 1.7 to the consolidated financial statements). Operating Cash Flow from telecom activities is not a financial aggregate defined by IFRS and may not be comparable to similarly-named indicators used by other companies (see Section 3.1.5 Financial indicators not defined by IFRS).

Other external purchases: see External purchases.

Other network expenses and IT expenses: see External purchases.

Other operating expenses: see Other operating income and expenses.

Other operating income and expenses: other operating income net of other operating expenses. Other operating income and expenses include:

−    Other operating income: primarily net banking income (NBI, net balance of income and expenses from banking operations), tax credits and subsidies, income from universal service, brand royalties and management fees invoiced to certain unconsolidated entities, income on impaired trade receivables, rebilling of network sharing costs, income relating to line damage (see Note 4.2 to the consolidated financial statements); and

−    Other operating expenses: mainly impairments and losses on trade receivables of telecoms activities, universal service charges, disputes, operating foreign exchange gains/losses, the cost of bank credit risk, and from January 1, 2019, acquisition costs (see Note 5.2 to the consolidated financial statements).

Other revenue: see Revenue.

Reported EBITDA (until December 31, 2018): operating income before depreciation and amortization, before effects resulting from business combinations, before reclassification of translation adjustment from liquidated entities, before impairment of goodwill and fixed assets, and before share of profits (losses) of associates and joint ventures (see Note 1 to the consolidated financial statements). Reported EBITDA is not a financial indicator defined by IFRS and may not be comparable to similarly titled indicators used by other companies (see Section 3.1.5 Financial indicators not defined by IFRS).

Retail services: aggregation of Convergent services, Mobile only services, Fixed only services and IT & integration services.

Revenue: revenue (see Notes 1.1 and 4.1 to the consolidated financial statements) includes:

−    Convergent Services: revenue of convergent services includes revenue invoiced to retail customers of convergent offers (excluding equipment sales, see the definition of this term) defined as the

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      combination of at least a fixed broadband access (xDSL, FTTx, cable, 4G fixed) and a mobile contract;

−    Mobile only services: revenue of mobile only services includes revenue invoiced to customers of mobile offers (incoming and outgoing calls: voice, SMS and data), excluding convergent services and equipment sales (see the definitions of these terms);

−    Fixed only services: revenue of fixed only services includes revenue invoiced to customers of fixed services excluding convergent services and equipment sales (see the definitions of these terms). It includes conventional fixed telephony, fixed broadband services, business solutions and networks; (with the exception of France, for which essential business solutions and networks are supported by the Enterprise operating segment);

−    IT & integration services: revenue of IT & integration services include the unified communication and collaboration services (Local Area Network and telephony, consultancy, integration, project management, video-conference offers), hosting and infrastructure services (including Cloud Computing), applications services (customer relations management and other applications services), security services, services related to Machine to Machine activities (excluding connectivity), as well as sales of equipment related to the above products and services;

−    Wholesale (Carrier services): revenue from other carrier include (i) mobile services to carriers, which groups together in particular incoming mobile traffic, visitor roaming, network sharing, national roaming and virtual mobile network operators (MVNO), and (ii) fixed services to other carriers, which include in particular national interconnection, services to international carriers, high-speed and very high-speed broadband access services (fiber access, unbundling of telephone lines, xDSL access sales), and sales of telephone lines on the wholesale market;

−    Equipment sales: fixed and mobile equipment sales, excluding (i) equipment sales associated to the supply of IT and integration services, and (ii) equipment sales to dealers and brokers;

−    and Other revenue: other revenue includes equipment sales to dealers and brokers, revenue from portals, on-line advertising revenue and corporate transversal business line activities of the Group, and other miscellaneous revenue.

Service fees and inter-operator costs: see External purchases.

Statutory data: data before elimination of internal flows between the consolidation scopes taken into consideration.

Wages and employee benefit expenses: see Labor expenses.

7.2.2       Glossary of technical terms

API (Application Programming Interface): computer programming interface that enables programs to interact with one another, in a similar manner to a human-machine interface.

Bitstream: wholesale offer enabling alternative operators to rent broadband access which has been activated by the incumbent operator. In this way they can offer retail broadband services in areas where they do not offer unbundled access.

Call termination (interconnection or termination rate): amount per minute paid by one telephone operator to another to transmit a telephone conversation over the network of the second operator to its destination. These rates are regulated.

Cloud Computing: concept that involves using remote servers for the storage and processing of electronic data, traditionally located on local servers or the user’s workstation.

DSL (Digital Subscriber Line): technologies enabling the use of copper cables connecting subscribers of "Switched Telephone Networks" (STN) to enable broadband transfers of digital packets.

DWDM (Dense Wavelength Division Multiplexing): digital transmission technology based on multiplexing wavelengths over fiber optic, enabling very high-speed broadband (up to 10 Gigabits per second) information transfers over long distance networks.

Efficient operator: concept used in relation to the regulation of prices for wholesale and retail services sold by an operator when the regulatory authority requires the operator to orient its prices towards the costs borne. If the actual costs of this operator turn out to be higher than they should be because of its inefficiency, the corresponding excess cost is excluded from the price base used to determine prices.

FTTH (Fiber To The Home): connection by fiber optic directly to the subscriber’s home ensuring very high-speed transmissions compatible with triple play packages.

FTTx: (Fiber To The X): generic name for different forms of optical connections.

Full MVNO: MVNO (virtual mobile operator) that operates its own core network components and its own applications platforms, while renting radio capacities to host operators. See MVNO.

Gbit/s or Gigabit per second: one billion bits (109) transferred per second on a transmission network. See Bit.

Go or Gigaoctet: a unit of measurement used in computing to indicate memory capacity. Each unit corresponds to a billion octets (octet is a computer coding unit consisting of 8 bits).

GPON (Gigabit Passive Optical Network): passive FTTH optical network architecture, not to be confused with the competing point to point FTTH architecture; it is used for on-demand broadcasting such as video over IP (IPTV).

GSMA (GSM Association): association representing nearly 800 mobile telephony operators and manufacturers in 220 countries of the world. The GSMA takes part in the definition and publication of mobile telephony standards.

ICT (Information and Communication Technologies): techniques used to process and transmit information, mainly computing, audiovisual, multimedia, Internet and telecommunications.

Integrated Service Digital Network (ISDN): digital network for the transmission of integrated information: data, voice and video. Orange trade name: Numéris.

IMS (IP Multimedia Subsystem): standardized IP-based network architecture and technology providing fixed and mobile voice and multimedia services, including VoIP, VoLTE and VoWifi.

IPVPN: see Virtual Private Network.

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IPX: interconnection service ensuring interoperability between the different technologies and thus allowing the secure exchange of IP-based traffic between customers of the different mobile, fixed-line telephony and Internet operators.

ISDN: see Integrated Service Digital Network.

LoRaWAN (Long Range Wide-Area Network): telecommunication protocol that allows connected devices to exchange small amounts of data in narrowband, reducing the energy used by the objects.

LAN (Local Area Network): network enabling workstations or PCs of the same entity on the same site to be interconnected with other local networks on other sites and be linked to the public network.

LTE (Long Term Evolution): standard developed within 3GPP which produced technical specifications for the fourth-generation mobile network standard (4G). By extension, LTE also refers to so-called fourth generation mobile systems.

LTE-M (LTE for Machines): technology which enables Internet of Things equipment to connect to the 4G network without a gateway.

M2M or Machine to Machine: exchanges of information between machines that are established between the central control system (server) and any type of equipment, through one or several communication networks.

MPLS (Multi-Protocol Label Switching): routing technique which improves network speed and efficiency, allowing routers to transfer information along p-defined paths depending on the level of quality required.

Multiplexing: technique to simultaneously transfer several communications on a single transmission channel.

NFC (Near Field Communication): technology for short-range and 7 high-frequency wireless communications, allowing the exchange of information between devices up to a distance of about 10 cm.

NGN (New Generation Network or Next Generation Network): generic concept referring to IP-based voice and data networks, making it possible to switch from a simple connectivity approach to a new approach to developing services for customers.

OTT (Over-The-Top): refers to a broadcaster that provides services, for example on-demand video services on the Internet, using the infrastructures of a telecoms network operator, when the network operator does not offer this service itself.

Seamless network: a telecommunications service provided by a network operator or a service provider which uses the resources of one or more other operators or suppliers to give users the impression that they are accessing the same network without interruption regardless of where they are.

Signaling System 7 (SS7): information exchanges required for the management of a telephone communication (establishment and termination, maintenance and supervision, invoicing) and transferred in digital form by a network separate from that used for the communication itself.

SS7: see Signaling System 7.

Streaming: technology enabling the broadcasting of video images on the Internet and continuous viewing in real time.

Switched Telephone Network (STN): voice transport network comprised of terminals, subscriber lines, circuits and exchanges/ switches. It is also used to access certain data services.

Triple play: broadband contract package including Internet access, telephony and a package of television channels.

UMTS (Universal Mobile Telecommunications System): third-generation (3G) mobile telephony standard allowing broadband communication (up to 2 Mbits/s at theoretical symmetrical speed) over the 1.9 to 2.2 GHz frequency band.

vDSL (Very high bit-rate DSL): technique based on the same technique as xDSL. vDSL signals are sent over a pair of copper wires, simultaneously and without interfering with voice telephony. This allows for very high speeds.

Virtual Private Network (VPN): a set of resources on a public network made exclusively available to a business customer.

Voice over Internet Protocol - VoIP: transport of voice services using IP technologies.

VPN: see Virtual Private Network.

VSAT (Very Small Aperture Terminal): satellite communications technology that uses two-way satellite dishes with a diameter of less than 3 m and requires few ground resources. VSAT is used to connect a small site to communication networks, either for telephony or Internet access.

WiFi (Wireless-Fidelity): technology enabling the connection of wireless equipment using radio waves in the 2.4 GHz wavelength, at speeds of 11 Mbits/s (802.11b standard) or 54 Mbits/s (802.11g standard). By extending the Ethernet protocol to cover radio services, WiFi offers businesses and individuals the ability to wirelessly connect several computers or shared devices in a network over distances that may reach several dozen meters.

xDSL: see DSL.

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